  As filed with the Securities and Exchange Commission on November 25, 1994.

                                                            Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                          -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          -------------------------

                      SENSORMATIC ELECTRONICS CORPORATION
            (Exact name of registrant as specified in its charter)

        DELAWARE                                  3663                                34-1024665
(State or other jurisdiction                 (Primary Standard                       (I.R.S. Employer
    of incorporation or                         Industrial                         Identification No.)
      organization)                          Classification Code
                                                  Number)

                           -------------------------

                              500 N.W. 12TH AVENUE
                         DEERFIELD BEACH, FLORIDA 33442
                                 (305) 420-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                               MICHAEL E. PARDUE
                            EXECUTIVE VICE PRESIDENT
                      Sensormatic Electronics Corporation
                    500 N.W. 12th Avenue, Deerfield Beach,
                         Florida 33442 (305) 420-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

JEROME M. LEWINE, ESQ.                               WILLIAM A. PERLMUTH, ESQ.
   Christy & Viener                                  Stroock & Stroock & Lavan
   620 Fifth Avenue                                    Seven Hanover Square
New York, New York 10020                             New York, New York 10004

                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                           -------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
   Title of Each Class of          Amount          Proposed Maximum     Proposed Maximum      Amount of
      Securities to Be              to Be           Offering Price         Aggregate        Registration
         Registered              Registered          per Share(1)      Offering Price(1)       Fee(1)
Common Stock, $.01 par
 value .....................      3,792,820         Not applicable       $  106,706,620        $11,716
                                    shares
===========================================================================================================

(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the registration fee has been calculated on the basis of $106,706,620, the market value of the shares of common stock, par value $.01 per share, of Knogo Corporation to be exchanged in the merger described herein based on the average high and low sale prices as reported in the New York Stock Exchange Composite Transactions on November 21, 1994. Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the registration fee of $36,796 otherwise payable has been reduced by the filing fee of

                                         (Cover continued on following page.)

    $25,080 previously paid by Knogo Corporation in connection with the filing of its preliminary proxy materials included herein on October 5, 1994. Therefore, the registration fee payable upon the filing of this Registration Statement is $11,716.

    THE REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED.

                      CROSS REFERENCE SHEET TO FORM S-4 OF
                      SENSORMATIC ELECTRONICS CORPORATION
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)



                                   ITEM NUMBER AND                                               LOCATION IN
                                 CAPTION OF FORM S-4                                              PROSPECTUS
                                 -------------------                                              ----------


A.     INFORMATION ABOUT THE TRANSACTION
                    1.     Forepart of Registration Statement
                           and Outside Front Cover Page of
                           Prospectus . . . . . . . . . . . . . . . .             Facing Page of Registration Statement; Cross-
                                                                                  Reference Sheet; Cover Page



                    2.     Inside Front and Outside Back Cover Pages
                           of Prospectus  . . . . . . . . . . . . . .             "Available Information"; "Incorporation of
                                                                                  Certain Documents by Reference"; Table of
                                                                                  Contents

                    3.     Risk Factors, Ratio of Earnings to Fixed
                           Charges and Other Information  . . . . . .             "Summary"; "Pro Forma Combined Financial
                                                                                  Information"; "Sensormatic Selected Historical
                                                                                  Financial Information"; "Knogo Selected
                                                                                  Historical Financial Information"

                    4.     Terms of the Transaction   . . . . . . . .             "The Merger"; "The Divestiture"; "Description of
                                                                                  Sensormatic Capital Stock"

                    5.     Pro Forma Financial Information  . . . . .             "Summary"; "Pro Forma Combined Financial
                                                                                  Information"

                    6.     Material Contacts with the Company Being
                           Acquired   . . . . . . . . . . . . . . . .             "The Merger"

                    7.     Additional Information Required for
                           Reoffering by Persons and Parties Deemed to
                           Be Underwriters  . . . . . . . . . . . . .                                 *

                    8.     Interests of Named Experts and Counsel . .             "Legal Matters"; "Experts"



                    9.     Disclosure of Commission Position on
                           Indemnification for Securities Acts
                           Liabilities  . . . . . . . . . . . . . . .                                 *


B.     INFORMATION ABOUT THE REGISTRANT

                    10.    Information with Respect to S-3
                           Registrants  . . . . . . . . . . . . . . .            "Incorporation of Certain Documents by
                                                                                  Reference"; "Summary"; "Sensormatic Selected
                                                                                  Historical Financial Information"; "Sensormatic
                                                                                  Business"; "Description of Sensormatic Capital
                                                                                  Stock"; "Comparison of Certain Rights of
                                                                                  Shareholders of Knogo and Sensormatic"


                    11.    Incorporation of Certain Information by
                           Reference  . . . . . . . . . . . . . . . .             "Incorporation of Certain Documents by Reference"

                    12.    Information with Respect to S-2 or S-3
                           Registrants  . . . . . . . . . . . . . . .                                 *

                    13.    Incorporation of Certain Information
                           by Reference   . . . . . . . . . . . . . .                                 *

                                   ITEM NUMBER AND                                            LOCATION IN
                                 CAPTION OF FORM S-4                                          PROSPECTUS
                                 -------------------                                          ----------
                    14.    Information with Respect to Registrants
                           Other Than S-3 or S-2 Registrants  . . . . .                               *


C.     INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                    15.    Information with Respect to S-3 Companies
                                                                                                      *


                    16.    Information with Respect to S-2 or S-3
                           Companies  . . . . . . . . . . . . . . . .             Cover Page; "Incorporation of Certain Documents
                                                                                  by Reference"; "Summary"; "Knogo Selected
                                                                                  Historical Financial Information"; "Knogo
                                                                                  Business"; "Comparison of Certain Rights of
                                                                                  Shareholders of Knogo and Sensormatic"

                    17.    Information with Respect to Companies Other
                           Than S-2 or S-3 Companies  . . . . . . . .                                 *



D.     VOTING AND MANAGEMENT INFORMATION

                    18.    Information if Proxies, Consents or
                           Authorizations are to be Solicited   . . .             Cover Page; "Incorporation of Certain Documents
                                                                                  by Reference"; "Introduction"; "Summary"; "The
                                                                                  Merger"


                    19.    Information if Proxies, Consents or
                           Authorizations are not to be Solicited, or
                           in an Exchange Offer   . . . . . . . . . .                                 *


- ---------------------

* Not applicable or answer negative upon the date of filing of this Registration Statement.

[LOGO]                         KNOGO CORPORATION
                             350 WIRELESS BOULEVARD
                           HAUPPAUGE, NEW YORK 11788

                                                               November 28, 1994




Dear Shareholder:

                 You are cordially invited to attend a Special Meeting of Shareholders of Knogo Corporation ("Knogo") to be held at 10:00 A.M. local time, on December 29, 1994, at Knogo Corporation, 350 Wireless Boulevard, Hauppauge, New York. I hope that you will be present or represented by proxy at this important meeting.

                 At the Special Meeting, you will be asked to approve the Amended and Restated Agreement and Plan of Merger dated as of August 14, 1994, among Sensormatic Electronics Corporation ("Sensormatic"), Knogo and Knogo North America Inc. ("Knogo N.A."). Knogo N.A. is a recently formed wholly-owned subsidiary of Knogo. Pursuant to the Merger Agreement, Knogo will be merged with Sensormatic (or a subsidiary of Sensormatic), and each outstanding share of Knogo Common Stock (including any related rights to purchase preferred stock) outstanding at the effective time of the Merger will be converted into the right to receive merger consideration in the form of a fraction of a share of Common Stock of Sensormatic, having a value of $18, based upon the average of the closing prices of Sensormatic Common Stock on the New York Stock Exchange for the 20 trading days preceding the effective date of the Merger, provided, that if such average closing price exceeds $33, such $18 value would be increased by an amount equal to 0.273 times the excess of such average closing price over $33.

                 The Merger Agreement contemplates that immediately prior to the proposed merger, Knogo will contribute to Knogo N.A. substantially all of its existing business interests in the United States, Canada and Puerto Rico and distribute the common stock of Knogo N.A. to Knogo Shareholders (the "Knogo N.A. Stock Distribution"), so that upon the effectiveness of the proposed merger Knogo's business interests outside of the United States, Canada and Puerto Rico will be combined with those of Sensormatic (the "Merger") (the term "Divestiture" used herein and in the accompanying Proxy Statement--Prospectus refers to the contribution of Knogo assets to Knogo N.A. and the Knogo N.A. Stock Distribution or the earlier sale of the stock or assets of Knogo N.A.). See "The Divestiture" in the accompanying Proxy Statement--Prospectus.

                 When the Divestiture and the Merger are completed, each outstanding share of Common Stock of Knogo, including any related rights to purchase preferred stock, will in effect be exchanged for a fraction of a share of Common Stock of Sensormatic having a value of $18 (subject to adjustments as described above) and, as a result of the Knogo N.A. Stock Distribution, one share of Knogo N.A. Common Stock. Provided that the merger consideration does not include a substantial amount of cash (which it could under certain circumstances if the average closing price of Sensormatic Common Stock is below $28 per share prior to the Merger), the Knogo N.A. Stock Distribution and the Merger are intended to be tax-free transactions for federal income tax purposes. See "The Merger--Structure and Terms of the Merger" in the accompanying Proxy Statement--Prospectus.

                 The consideration you are to receive in the Merger for your Knogo Common Stock may be subject to other adjustments, including if Knogo N.A. were to be sold rather than distributed prior to the Merger or if Sensormatic were prevented by law or injunction from acquiring certain of Knogo's international assets. See "The Divestiture" and "The Merger--Possible Additional Adjustments in the Merger Consideration" in the accompanying Proxy Statement--Prospectus.

                 The Divestiture and Merger (including the merger consideration and the various possible adjustments thereto) are described in greater detail in the enclosed Proxy Statement--Prospectus. Detailed business, management and financial information concerning Knogo N.A. after the Knogo N.A. Stock Distribution is included in the Knogo N.A. Prospectus annexed as Annex V to the Proxy Statement--Prospectus.

                 Shareholders of Knogo will, immediately after the Knogo N.A. Stock Distribution, own all the shares of Knogo N.A. Knogo N.A. will have a net worth of approximately $21 million and no bank debt.

                 Following the Merger, the former shareholders of Knogo are expected to own approximately 4.3% of the outstanding Sensormatic Common Stock. The exact number of shares will be dependent upon the exchange value, the trading price of Sensormatic Common Stock, and certain other factors at the time of the Merger, as described above and in the accompanying Proxy Statement--Prospectus. If the exchange value were calculated on the basis of the average closing price of Sensormatic Common Stock on the New York Stock Exchange Composite Tape for the 20 trading days preceding November 21, 1994, and assuming no other adjustments in the merger consideration (as described in the accompanying Proxy Statement--Prospectus), each outstanding share of Knogo Common Stock would be exchanged for .5251 shares of Sensormatic Common Stock.

                 The Board of Directors of Knogo has received the written opinion, dated August 14, 1994, of its financial advisor, Smith Barney Inc., to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Knogo Common Stock in the Knogo N.A. Stock Distribution and the Merger, taken together, was fair to such holders from a financial point of view. See "The Merger--Opinion of Financial Advisor" in the accompanying Proxy Statement--Prospectus. A copy of the written opinion of Smith Barney Inc. is included as Annex III to the accompanying Proxy Statement--Prospectus and should be read carefully in its entirety.

                 Your Board of Directors, after careful consideration, has approved the Divestiture and Merger and determined that the Divestiture and Merger are fair to and in the best interests of Knogo shareholders. See "The Merger--Recommendation of the Knogo Board of Directors" in the accompanying Proxy Statement--Prospectus. Copies of the Merger Agreement and the various agreements annexed as exhibits thereto are attached as Annexes I and II to the accompanying Proxy Statement--Prospectus.

                 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE DIVESTITURE AND MERGER.

                 Approval of the matters related to the Divestiture and Merger to be voted on at the Special Meeting requires a favorable vote of two-thirds of the outstanding shares of Knogo Common Stock. Accordingly, failure to vote has the effect of a vote against the transaction. Moreover, under New York Stock Exchange rules, brokers cannot vote at the Special Meeting without instructions from shareholders. Shareholders whose shares are held in brokerage accounts ("street names") are urged to instruct their brokers to vote their shares in favor of the transaction. The officers and directors of Knogo who collectively own approximately 23.3% of the shares of Knogo Common Stock expected to be outstanding at the time of the Special Meeting, including shares held by Mr. William A. Perlmuth, a director of Knogo, as Executor of the Estate of Mr. Arthur J. Minasy, the former Chairman and Chief Executive Officer of Knogo, and as trustee under trusts for the benefit of Mr. Minasy's adult children, have indicated that they presently intend to vote "for" the proposed transactions and the authorization referred to below.

                 The proxy form includes a space for Shareholders to grant or withhold authorization to the person or persons voting the proxies to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment is necessary or appropriate. Unless otherwise indicated on the proxy form, properly executed proxies that are timely returned will be voted "FOR" approval and adoption of the Divestiture and Merger, and "FOR" authorizing the person or persons voting the proxies to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment is necessary or appropriate. If fewer shares of Knogo Common Stock have been voted in favor of the approval and adoption of the Merger Agreement than the number required for approval and adoption as of the date of the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes. In addition, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting.

                 YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" AUTHORIZING THE PERSON OR PERSONS VOTING THE PROXIES TO VOTE IN FAVOR OF ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING IF MANAGEMENT OF KNOGO DETERMINES THAT SUCH ADJOURNMENT IS NECESSARY OR APPROPRIATE.

                 Shareholders are entitled to vote all shares of Knogo Common Stock held by them on November 28, 1994, which is the record date for the Special Meeting.

                 WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT- PROSPECTUS. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated.

                 PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE DIVESTITURE AND MERGER ARE APPROVED BY THE SHAREHOLDERS AT THE SPECIAL MEETING, YOU WILL RECEIVE SEPARATE INSTRUCTIONS AS TO HOW TO EXCHANGE YOUR STOCK CERTIFICATES.

                                   Sincerely,

                                   /s/ THOMAS A. NICOLETTE
                                   -----------------------
                                   Thomas A. Nicolette
                                   President and Chief Executive
                                    Officer

                               KNOGO CORPORATION
                             350 WIRELESS BOULEVARD
                           HAUPPAUGE, NEW YORK 11788


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 29, 1994

         NOTICE HEREBY IS GIVEN that a Special Meeting of Shareholders of Knogo Corporation, a New York corporation ("Knogo"), has been called by the Board of Directors of Knogo and will be held at Knogo Corporation, 350 Wireless Boulevard, Hauppauge, New York at 10:00 A.M. local time on December 29, 1994, for the following purposes:

                 1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of August 14, 1994 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), among Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"), Knogo and Knogo North America Inc., a Delaware corporation ("Knogo N.A."), and the transactions contemplated by the Merger Agreement, pursuant to which:

                          (a) Knogo will be merged with Sensormatic (or a
                 subsidiary of Sensormatic) upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

                          (b) Immediately prior to the Merger, and as a
                 condition to its consummation, Knogo will contribute to Knogo N.A. substantially all of its existing business interests in the United States, Canada and Puerto Rico, and distribute the stock of Knogo N.A. to Knogo shareholders, as is currently intended, or otherwise dispose of the stock or assets of Knogo N.A., so that upon the effectiveness of the Merger, Knogo's business interests outside of the United States, Canada and Puerto Rico will be combined with those of Sensormatic and the Knogo shareholders will receive either stock of Knogo N.A. or additional merger consideration reflecting the net after-tax proceeds of such other disposition (or, in certain instances, distribution of such proceeds from Knogo);

                          (c) Each outstanding share of Common Stock of Knogo,
                 par value $.01 per share, including any related rights to purchase preferred stock ("Knogo Common Stock"), outstanding at the effective time of the Merger will be converted into the right to receive merger consideration in the form of a fraction of a share of Common Stock of Sensormatic, par value $.01 per share ("Sensormatic Common Stock"), having a value of $18, based upon the average of the closing prices of Sensormatic Common Stock on the New York Stock Exchange for the 20 trading days preceding the effective date of the Merger, provided, that if such average closing price exceeds $33, such $18 value would be increased by an amount equal to
                 0.273 times the excess of such average closing price over $33 (and subject to certain additional adjustments described in the accompanying Proxy Statement--Prospectus); and each Knogo stock option for employees and non-employees directors outstanding and unexercised at the effective time of the Merger will be cancelled and the holder thereof will be entitled to receive an option to purchase Sensormatic Common Stock and an option to purchase Knogo N.A. Common Stock (or, in certain instances, in lieu of such stock options, shares of Sensormatic Common Stock or Knogo N.A. Common Stock and/or
                 cash), as more fully described in the accompanying Proxy Statement--Prospectus;

         subject to and as more fully described in the Merger Agreement, the full text of which is attached as Annex I to the accompanying Proxy Statement--Prospectus; and

                 2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

                 Only holders of Knogo Common Stock of record at the close of business on November 28, 1994 (the "Record Date"), are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of two-thirds of the outstanding shares of Knogo Common Stock.

                 Any holder of shares of Knogo Common Stock who is a shareholder of Knogo as of the Record Date and who does not assent to the Merger has the right, upon compliance with specific procedures, to demand from Knogo payment of the fair value of such holder's shares. Such shareholders must, among other things, not vote for the approval and adoption of the Merger Agreement (which approval would include submitting a signed proxy card without voting instructions), timely object to the Merger in writing prior to the Special Meeting and strictly comply with certain other requirements. For a more complete description of such right, reference is made to "The Merger--Appraisal Rights" in the Proxy Statement--Prospectus and to Sections 623 and 910 of the New York Business Corporation Law, copies of which are attached to the Proxy Statement--Prospectus as Annex IV.

                                         By Order of the Board Directors


                                         ROBERT T. ABBOTT
                                         Secretary

Hauppauge, New York
November 28, 1994

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY FORM PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY MAY BE REVOKED, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS OF KNOGO UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

                                PROXY STATEMENT

                               KNOGO CORPORATION
                             350 WIRELESS BOULEVARD
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 232-2100


                                   PROSPECTUS

                      SENSORMATIC ELECTRONICS CORPORATION
                              500 N.W. 12TH AVENUE
                         DEERFIELD BEACH, FLORIDA 33442
                                 (305) 420-2000

             This Proxy Statement--Prospectus is being furnished to shareholders of Knogo Corporation, a New York corporation ("Knogo"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Knogo to be used at a special meeting of its shareholders (including any adjournments or postponements thereof, the "Special Meeting"), to be held on December 29, 1994. This Proxy Statement--Prospectus relates to the proposed merger (the "Merger") between Knogo and Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 14, 1994 (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), among Sensormatic, Knogo, and Knogo North America Inc. ("Knogo N.A."), a Delaware corporation and a wholly-owned subsidiary of Knogo. If the proposed Merger is approved at the Special Meeting, immediately prior to the Merger, and as a condition to its consummation, Knogo will contribute to Knogo N.A. all of Knogo's existing business interests (subject to certain exclusions) in the United States, Canada and Puerto Rico, and distribute the stock of Knogo N.A. to Knogo shareholders (the "Knogo N.A. Stock Distribution"), or sell the stock or assets of Knogo N.A. to a third party (collectively, the "Divestiture"), so that upon the effectiveness of the Merger, Knogo's business interests outside of the United States, Canada and Puerto Rico will be combined with those of Sensormatic. At the Special Meeting, the shareholders of Knogo will be asked to approve and adopt the Merger Agreement, which approval and adoption will also constitute approval of the transactions contemplated thereby, including the Merger and the Divestiture.

             Pursuant to the Knogo N.A. Stock Distribution, Knogo shareholders will receive one share of common stock of Knogo N.A. ("Knogo N.A. Common Stock") for each share of Knogo Common Stock (as hereinafter defined) held. There is currently no trading market for the Knogo N.A. Common Stock, although it is expected that a "when-issued" trading market will develop for the Knogo N.A. Common Stock. Application has been made to have the Knogo N.A. Common Stock listed on the American Stock Exchange, Inc. While Knogo currently intends to distribute all of the capital stock of Knogo N.A. to Knogo shareholders, the Merger Agreement permits Knogo to sell Knogo N.A.'s stock, or all or substantially all of its assets (the "Knogo N.A. Sale"), in which event the after-tax net proceeds thereof would be reflected in an increase in the Merger Consideration or distributed to the Knogo shareholders. See "The Divestiture" and "The Merger--Possible Additional Adjustments in the Merger Consideration".

                When the Merger is completed, assuming the Knogo N.A. Stock Distribution has occurred, each outstanding share of Common Stock of Knogo, par value $.01 per share, including any related Rights (as hereinafter defined) to purchase preferred stock ("Knogo Common Stock"), will represent the right to receive merger consideration in the form of a fraction of a share of Common Stock of Sensormatic, par value $.01 per share
("Sensormatic Common Stock"), having a value of $18 (subject to certain adjustments described herein), based upon the average of the closing prices of Sensormatic Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the 20 trading days preceding the effective date of the Merger (the "Average Sensormatic Share Price"), provided, that if the Average
Sensormatic Share Price exceeds $33, such $18 value would be increased by an amount equal to 0.273 times the excess of the Average Sensormatic Share Price over $33. Under the Merger Agreement, if the Average Sensormatic
Share Price is less than $28, Sensormatic has the right to pay the merger consideration in cash, or a combination of cash and Sensormatic Common
Stock (valued at the Average Sensormatic Share Price), such that the aggregate value per share of such cash and Sensormatic Common Stock equals
$18, provided, that in such event Knogo may nonetheless require Sensormatic to pay the merger consideration entirely in Sensormatic Common Stock, valued for such purpose at $28 per share (in which event the merger consideration per share of Knogo Common Stock would be .6429 shares of Sensormatic Common Stock). There is no provision for termination of the Merger Agreement in the event that the Average Sensormatic Share Price is less than or exceeds specified amounts. The merger consideration, however, could be further adjusted in certain other events. See "The Merger--Possible Additional Adjustments in the Merger Consideration". Had the Merger become effective on November 21, 1994, the Average Sensormatic Share Price would have been $35.67 and the exchange value of a share of Knogo Common Stock under the foregoing formula (assuming that none of the adjustments discussed below are applicable) would have been $18.73, yielding a conversion rate of .5251 shares of Sensormatic Common Stock for each share of Knogo Common Stock.

             Upon completion of the Divestiture and the Merger, each outstanding share of Knogo Common Stock will in effect be exchanged for a fraction of a share of Sensormatic Common Stock having a value of $18 (subject to adjustments as described above) and, as a result of the Knogo N.A. Stock Distribution, one share of Knogo N.A. Common Stock. In the event that a Knogo N.A. Sale occurs in lieu of the Knogo N.A. Stock Distribution, Knogo Shareholders would receive the benefit of such sale in the form of increased merger consideration, appropriately adjusted to reflect the net after-tax proceeds retained by Knogo from the Knogo N.A. Sale, or, in certain circumstances, a distribution of such proceeds directly from Knogo. Except as otherwise agreed by the parties, any additional amount reflected in the merger consideration would be paid in Sensormatic Common Stock or cash, or a combination thereof, as described above.

             Upon consummation of the Merger, Knogo will be merged with Sensormatic (or a subsidiary of Sensormatic). Except in certain limited circumstances described in the Proxy Statement--Prospectus, the Knogo N.A. Stock Distribution and the Merger are intended to be tax-free transactions for federal income tax purposes. See "The Merger--Certain Federal Income Tax Consequences" and "Alternative Merger--Other Alternative Structures".

             Following the Merger, Knogo N.A. and Sensormatic (as successor to Knogo) will be parties to a supply agreement, providing Sensormatic with certain of its product needs for 30 months, and a license agreement, concerning certain patent rights and technology. See "The Divestiture--Supply and License Agreements".

             Only shareholders of record of Knogo Common Stock (the "Shareholders") at the close of business on November 28, 1994 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. Shares of Knogo Common Stock represented by duly executed proxies received by Knogo will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Divestiture, and for authorizing the person or persons voting the proxies to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment or postponement is necessary or appropriate. In addition, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting. The execution of a proxy will in no way affect a Shareholder's right to attend the Special Meeting and to vote in person. Any proxy executed and returned by a Shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

             This Proxy Statement--Prospectus also constitutes a prospectus of Sensormatic with respect to shares of Sensormatic Common Stock issuable to Knogo Shareholders in the Merger. Sensormatic has filed this Proxy Statement--Prospectus with the Securities and Exchange Commission (the "Commission") as part of a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering such shares. The information contained herein with respect to Sensormatic and its subsidiaries has been supplied by Sensormatic and the information contained herein with respect to Knogo and its subsidiaries (including Knogo N.A.) has been supplied by Knogo. This Proxy Statement--Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations under the Securities Act and to which reference is made for further information with respect to Sensormatic and the Sensormatic Common Stock. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. This Proxy Statement--Prospectus also does not contain all of the information regarding Knogo N.A. set forth in the Knogo N.A. Registration Statement on Form S-1. See "Additional Information" in the Knogo N.A. Prospectus attached as Annex V to this Proxy Statement--Prospectus.

             Sensormatic has registered 3,792,820 shares of Sensormatic Common Stock under the Registration Statement, of which this Proxy Statement--Prospectus is a part. Unless specifically requested by Knogo, Sensormatic is not obligated to issue Sensormatic Common Stock as merger consideration if the Average Sensormatic Share Price is less than $28 (i.e., if more than 3,622,531 shares of Sensormatic Common Stock are required to be issued to the Shareholders in the Merger, assuming that 5,634,673 shares of Knogo Common Stock held by the Shareholders on the Record Date (exclusive of shares issuable upon the exercise of Knogo Stock Options) are converted in the Merger). The additional shares have been registered for issuance in the Merger in exchange for (i) any shares of Knogo Common Stock issued after the date hereof and prior to the effectiveness of the Merger pursuant to the exercise of outstanding Knogo stock options and (ii) Knogo stock options to be cancelled and exchanged in part for Sensormatic Common Stock. (See "The Merger--Knogo Stock Options".) Had the Merger become effective on November 21, 1994, approximately 2,958,767 shares would have been issued to the Shareholders in the Merger and an estimated additional 110,000 shares issued with respect to outstanding Knogo stock options, representing approximately 4.3% of the outstanding Sensormatic Common Stock after giving effect to such issuances and having a market value, based on the Average Sensormatic Share Price as of such date, of approximately $109.4 million. See "Summary--Combined Sensormatic and Knogo International--Comparative Per Share Data" and "Pro Forma Combined Financial Information" for certain information relating to the combined pro forma results of Sensormatic following the Merger and the contribution thereto represented by Knogo.

             This Proxy Statement--Prospectus and the accompanying proxy card are being mailed on or about November 29, 1994 to Shareholders entitled to vote at the Special Meeting. The expense of soliciting proxies, including the cost of assembling and mailing this proxy material to Shareholders, will be borne by Knogo. In addition to solicitation by use of the mails, Knogo may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Knogo has also retained the services of Georgeson & Company, Inc. to assist in the solicitation of proxies for a fee estimated at $5,000, plus reimbursement of out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of Knogo's shares held of record by such persons, and Knogo will reimburse such persons for reasonable out-of-pocket expenses incurred by them in that regard.

             Any holder of shares of Knogo Common Stock who is a Shareholder of Knogo as of the Record Date and who does not assent to the Merger has the right, upon compliance with specific procedures, to demand from Knogo payment of the fair value of such holder's shares. Such Shareholders must, among other things, not vote for the approval and adoption of the Merger Agreement (which approval would include submitting a signed proxy card without voting instructions), timely object to the Merger in writing prior to the Special Meeting and strictly comply with certain other requirements. For a more complete description of such right, reference is made to "The Merger--Appraisal Rights" in the Proxy Statement--Prospectus and to Sections 623 and 910 of the New York Business Corporation Law, copies of which are attached to this Proxy Statement--Prospectus as Annex IV.

             Accompanying this Proxy Statement--Prospectus are copies of Knogo's Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 1994 and Quarterly Report on Form 10-Q, as amended, for the quarter ended August 31, 1994, and, for the information of the Knogo Shareholders, Sensormatic's 1994 Annual Report to Stockholders and First Quarter Report to Stockholders for the quarter ended September 30, 1994.


    THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 28, 1994

             NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF SENSORMATIC, KNOGO OR KNOGO N.A. NOT CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SENSORMATIC, KNOGO OR KNOGO N.A. THIS PROXY STATEMENT--PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SENSORMATIC COMMON STOCK, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT--PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SENSORMATIC, KNOGO OR KNOGO N.A. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION


             Sensormatic and Knogo are (and, following the Knogo N.A. Stock Distribution, Knogo N.A. is expected to be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission. Reports, proxy statements and other information filed by Sensormatic and Knogo can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Sensormatic and Knogo may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


             The following documents heretofore filed with the Commission by Sensormatic (File Number 1-10739) and Knogo (File Number 1-7856) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement--Prospectus: (a) with respect to Sensormatic, its Annual Report on Form 10-K for the fiscal year ended June 30, 1994, its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and its Current Report on Form 8-K filed on August 25, 1994, as amended by Amendment No. 1 on Form 8-K/A filed on September 20, 1994; and (b) with respect to Knogo, its Annual Report on Form 10-K for the fiscal year ended February 28, 1994, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 1994 and Amendment No. 2 on Form 10-K/A filed on November 22, 1994, its Quarterly Report on Form 10-Q for the quarter ended May 31, 1994, its Quarterly Report on Form 10-Q for the quarter ended August 31, 1994, as amended by Amendment No. 1 on Form 10-Q/A filed on November 22, 1994, and its Current Report on Form 8-K filed on August 16, 1994, as amended by Amendment No. 1 on Form 8-K/A filed on August 22, 1994 and Amendment No. 2 on Form 8-K/A filed on September 20, 1994.

             All documents filed by Sensormatic and Knogo pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement--Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy

Statement--Prospectus and to be a part of this Proxy Statement--Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement--Prospectus to the extent that a statement contained in this Proxy Statement--Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement--Prospectus.

             This Proxy Statement--Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits not specifically incorporated by reference into the text of such documents) are available, without charge, to each person to whom this Proxy Statement--Prospectus is delivered, on the written or oral request of such person, in the case of documents relating to Sensormatic, to Walter A. Engdahl, Secretary, Sensormatic Electronics Corporation, 500 N.W. 12th Avenue, Deerfield Beach, Florida 33442 (telephone (305) 420-2000), or, in the case of documents relating to Knogo, to Knogo Corporation, 350 Wireless Boulevard, Hauppauge, New York 11788, Attention: Robert T. Abbott, Chief Financial Officer (telephone (516) 232-2100). In order to ensure timely delivery of the documents, any request should be received by December 21, 1994.

                               TABLE OF CONTENTS


PROXY STATEMENT--PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    v

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . .    v

INDEX OF DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    x

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    The Merger, the Divestiture and the Companies   . . . . . . . . . . . . . . . . . . . . . . . .    1
             Structure, Merger Consideration and Shareholder Approval . . . . . . . . . . . . . . .    1
             The Companies--Sensormatic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
             The Companies--Knogo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
             The Companies--Knogo N.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
             Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             Reasons for the Merger--Knogo  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
             Reasons for the Merger--Sensormatic  . . . . . . . . . . . . . . . . . . . . . . . . .    6
             Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             Recommendation of the Board of Directors of Knogo  . . . . . . . . . . . . . . . . . .    6
             Opinion of Knogo's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .    6
             Certain Other Terms and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             Amendment, Waiver and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .    8
             Comparative Rights of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .    9
             Knogo Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
             Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . .   10
    Price Range of Common Stock and Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    Management After the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    Sensormatic Summary Historical Financial Information  . . . . . . . . . . . . . . . . . . . . .   14
    Knogo Summary Historical Financial Information  . . . . . . . . . . . . . . . . . . . . . . . .   15
    Combined Sensormatic and Knogo International
        Summary Pro Forma Combined Financial Information  . . . . . . . . . . . . . . . . . . . . .   16
    Comparative Per Share Data    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Purpose of the Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Voting and Revocation of Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Record Date; Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    Matters Deemed Adopted, Approved or Ratified by Knogo Shareholders  . . . . . . . . . . . . . .   21

THE DIVESTITURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    The Divestiture Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    Supply and License Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    Structure and Terms of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    Reasons for the Merger--Knogo   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    Recommendation of the Knogo Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . .   31
    Reasons for the Merger--Sensormatic   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    Opinion of Knogo's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    Knogo Shareholder Rights Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    Knogo Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    Resale of Sensormatic Common Stock Issued in the Merger; Affiliates   . . . . . . . . . . . . .   38
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    Management After the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
    Regulatory Considerations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    Possible Additional Adjustments in the Merger Consideration   . . . . . . . . . . . . . . . . .   44
    Delayed Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    Alternative Merger; Other Alternative Structures  . . . . . . . . . . . . . . . . . . . . . . .   46
    Other Conditions to Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . .   47
    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    Expenses; Break-Up Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
    Consideration of Other Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    Amendment, Waiver and Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
    Conduct of Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

SENSORMATIC BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    Industry Background   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    Company Development and General Strategies  . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    Electronic Article Surveillance Products for Retail Use   . . . . . . . . . . . . . . . . . . .   60
    CCTV and Exception Monitoring Systems for Retail Use  . . . . . . . . . . . . . . . . . . . . .   62
    Non-Retail Users  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
    Marketing and Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
    Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
    Product Research, Development and Engineering   . . . . . . . . . . . . . . . . . . . . . . . .   66
    Manufacturing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
    Patent and Related Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

KNOGO BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Principal Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
    Marketing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
    Service   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
    International Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
    Patents and Other Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . .   73


SENSORMATIC CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

PRO FORMA COMBINED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

SENSORMATIC SELECTED HISTORICAL FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .   82

KNOGO SELECTED HISTORICAL FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   85

DESCRIPTION OF SENSORMATIC CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
    Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
    Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF KNOGO AND SENSORMATIC . . . . . . . . . . . . . . .   88
    Voting Rights of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
    Size and Classification of the Board of Directors   . . . . . . . . . . . . . . . . . . . . . .   89
    Removal of Directors; Filling Vacancies on the Board of Directors   . . . . . . . . . . . . . .   89
    Shareholder Nominations of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
    Action by Written Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
    Meetings of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
    Shareholder Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
    Required Vote for Authorization of Certain Actions  . . . . . . . . . . . . . . . . . . . . . .   92
    State Antitakeover Statutes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
    Amendment of Corporate Charter and By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .   94
    Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
    Preferred Stock Rights Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
    Limitation on Directors' Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
    Indemnification of Officers and Directors   . . . . . . . . . . . . . . . . . . . . . . . . . .   96
    Cumulative Voting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
    Conflict-Of-Interest Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
    Dividends and Other Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98
    Duties of Directors in Certain Circumstances  . . . . . . . . . . . . . . . . . . . . . . . . .   99
    Issuance of Rights or Options to Purchase Shares to Directors, Officers and Employees   . . . .   99
    Loans to Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100

   Annex    I         Amended and Restated Agreement and Plan of Merger
   Annex    II-A      Form of Contribution and Divestiture Agreement
            II-B      Form of License Agreement
            II-C      Form of Supply Agreement
   Annex    III       Opinion of Smith Barney Inc.
   Annex    IV        Sections 623 and 910 of the New York Business Corporation Law
   Annex    V         Prospectus of Knogo North America Inc.

                              INDEX OF DEFINITIONS

3M .  . . . . . . . . . . . . . . . . . . . . . . .  65       Knogo N.A. Percentage . . . . . . . . . . . . . . .  37
Acquired Subsidiary . . . . . . . . . . . . . . . .   7       Knogo N.A. Sale . . . . . . . . . . . . . . . . . .   i
Acquisition Transaction . . . . . . . . . . . . . .   8       Knogo N.A. Share Price  . . . . . . . . . . . . . .  37
Additional Agreements . . . . . . . . . . . . . . .   7       Knogo N.A. Stock Distribution . . . . . . . . . . .   i
Advanced Entry  . . . . . . . . . . . . . . . . . .  58       Knogo N.A. Territory  . . . . . . . . . . . . . . .   3
Affiliates  . . . . . . . . . . . . . . . . . . . .  38       Knogo Option  . . . . . . . . . . . . . . . . . . .  37
Agreements  . . . . . . . . . . . . . . . . . . . .  32       Knogo Products  . . . . . . . . . . . . . . . . . .  23
ALPS  . . . . . . . . . . . . . . . . . . . . . . .  14       License Agreement . . . . . . . . . . . . . . . . .   7
Alternative Merger  . . . . . . . . . . . . . . . .   2       Merger  . . . . . . . . . . . . . . . . . . . . . .   i
ASH . . . . . . . . . . . . . . . . . . . . . . . .  58       Merger Agreement  . . . . . . . . . . . . . . . . .   i
ASH Group . . . . . . . . . . . . . . . . . . . . .  58       Merger Consideration  . . . . . . . . . . . . . . .   1
Average Sensormatic Share Price . . . . . . . . . .  ii       Merger Sub  . . . . . . . . . . . . . . . . . . . .  46
BCA . . . . . . . . . . . . . . . . . . . . . . . .  93       MM  . . . . . . . . . . . . . . . . . . . . . . . .  68
business combination  . . . . . . . . . . . . . . .  93       NARM  . . . . . . . . . . . . . . . . . . . . . . .  59
CCTV  . . . . . . . . . . . . . . . . . . . . . . .   4       NYBCL . . . . . . . . . . . . . . . . . . . . . . .   8
Checkpoint  . . . . . . . . . . . . . . . . . . . .  34       NYSE  . . . . . . . . . . . . . . . . . . . . . . .  ii
CI . .  . . . . . . . . . . . . . . . . . . . . . .  65       Paxar . . . . . . . . . . . . . . . . . . . . . . .  59
Closing Date  . . . . . . . . . . . . . . . . . . .   2       pick rate . . . . . . . . . . . . . . . . . . . . .  61
Commission  . . . . . . . . . . . . . . . . . . . . iii       POS . . . . . . . . . . . . . . . . . . . . . . . .  71
Comparable Companies  . . . . . . . . . . . . . . .  34       Preferred Stock . . . . . . . . . . . . . . . . . .  87
Continental . . . . . . . . . . . . . . . . . . . .  58       Record Date . . . . . . . . . . . . . . . . . . . .  ii
Contribution  . . . . . . . . . . . . . . . . . . .   3       Registration Statement  . . . . . . . . . . . . . . iii
Court . . . . . . . . . . . . . . . . . . . . . . .  54       Regulatory Prohibition  . . . . . . . . . . . . . .   7
customer engineering  . . . . . . . . . . . . . . .  58       Rights  . . . . . . . . . . . . . . . . . . . . . .  10
Damages . . . . . . . . . . . . . . . . . . . . . .  22       Rights Agreement  . . . . . . . . . . . . . . . . .   7
Designated Termination Event  . . . . . . . . . . .  49       Robot Research  . . . . . . . . . . . . . . . . . .  58
DGCL  . . . . . . . . . . . . . . . . . . . . . . .   8       Securities Act  . . . . . . . . . . . . . . . . . . iii
Divestiture . . . . . . . . . . . . . . . . . . . .   i       Security Specialists  . . . . . . . . . . . . . . .  58
Divestiture Agreement . . . . . . . . . . . . . . .   3       Security Tag  . . . . . . . . . . . . . . . . . . .  58
Dual RF . . . . . . . . . . . . . . . . . . . . . .  68       Selected Acquisitions . . . . . . . . . . . . . . .  35
EAP . . . . . . . . . . . . . . . . . . . . . . . .   3       Sensormatic . . . . . . . . . . . . . . . . . . . .   i
EAS . . . . . . . . . . . . . . . . . . . . . . . .   3       Sensormatic Certificate . . . . . . . . . . . . . .   9
EBIT  . . . . . . . . . . . . . . . . . . . . . . .  34       Sensormatic Common Stock  . . . . . . . . . . . . .  ii
EBITDA  . . . . . . . . . . . . . . . . . . . . . .  34       SFAS  . . . . . . . . . . . . . . . . . . . . . . .  14
Effective Time  . . . . . . . . . . . . . . . . . .   1       Shareholders  . . . . . . . . . . . . . . . . . . .  ii
EPS . . . . . . . . . . . . . . . . . . . . . . . .  34       Smith Barney  . . . . . . . . . . . . . . . . . . .   5
Escrow Agent  . . . . . . . . . . . . . . . . . . .  45       Software House  . . . . . . . . . . . . . . . . . .  58
Escrowed Business . . . . . . . . . . . . . . . . .  45       Source Imbedding  . . . . . . . . . . . . . . . . .  70
Exchange Act  . . . . . . . . . . . . . . . . . . .   v       Source Tagging  . . . . . . . . . . . . . . . . . .  70
FTC . . . . . . . . . . . . . . . . . . . . . . . .   7       Special Meeting . . . . . . . . . . . . . . . . . .   i
HSR Act . . . . . . . . . . . . . . . . . . . . . .   6       Substitute Knogo N.A. Option  . . . . . . . . . . .  37
insolvent corporation . . . . . . . . . . . . . . .  56       Substitute Options  . . . . . . . . . . . . . . . .  37
Internal Revenue Code . . . . . . . . . . . . . . .   3       Substitute Sensormatic Option . . . . . . . . . . .  37
KnoGlo  . . . . . . . . . . . . . . . . . . . . . .  68       Supply Agreement  . . . . . . . . . . . . . . . . .   7
Knogo . . . . . . . . . . . . . . . . . . . . . . .   i       Surviving Corporation . . . . . . . . . . . . . . .   2
Knogo Certificate . . . . . . . . . . . . . . . . .   9       Swept RF  . . . . . . . . . . . . . . . . . . . . .  68
Knogo Common Stock  . . . . . . . . . . . . . . . .  ii       Target Net Worth  . . . . . . . . . . . . . . . . .  80
Knogo Delay . . . . . . . . . . . . . . . . . . . .   9       Total Transaction Consideration . . . . . . . . . .  34
Knogo International . . . . . . . . . . . . . . . .  75       Transaction . . . . . . . . . . . . . . . . . . . .  32
Knogo N.A.  . . . . . . . . . . . . . . . . . . . .   i       Transfer  . . . . . . . . . . . . . . . . . . . . .  56
Knogo N.A. Common Stock . . . . . . . . . . . . . .   i       USP . . . . . . . . . . . . . . . . . . . . . . . .  70


                                    SUMMARY


                 This summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere or incorporated by reference in this Proxy Statement--Prospectus and the Annexes hereto. Shareholders are urged to review carefully the entire Proxy Statement--Prospectus, the documents incorporated herein by reference and the Annexes hereto.

                 All information concerning Sensormatic included in this Proxy Statement--Prospectus, the Annexes hereto and the documents incorporated herein by reference has been furnished by Sensormatic and all information concerning Knogo and Knogo N.A. included in this Proxy Statement--Prospectus, the Annexes hereto and the documents incorporated herein by reference has been furnished by Knogo.

THE MERGER, THE DIVESTITURE AND THE COMPANIES

                 Structure, Merger Consideration and Shareholder Approval.

                 Each share of Knogo Common Stock (including any related Rights to purchase preferred stock--see "The Merger--Knogo Shareholders Rights Plan") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive merger consideration (the "Merger Consideration") in the form of a fraction of a validly-issued, fully paid and non-assessable share of Sensormatic Common
Stock having a value of $18, based upon the Average Sensormatic Share Price (i.e. the average of the closing prices of Sensormatic Common Stock on the NYSE for the 20 trading days preceding the date on which the Effective Time occurs), provided, that if the Average Sensormatic Share Price exceeds $33, such $18 value would be increased by an amount equal to 0.273 times such excess of the Average Sensormatic Share Price over $33 (and subject to certain additional adjustments described herein). Under the Merger Agreement, if the Average Sensormatic Share Price is less than $28, Sensormatic has the right to pay the Merger Consideration in cash, or a combination of cash and Sensormatic Common Stock (valued at the Average Sensormatic Share Price), such that the aggregate value per share of such cash and Sensormatic Common Stock equals $18, provided, that in such event Knogo may nonetheless require Sensormatic to pay the Merger Consideration entirely in Sensormatic Common Stock, valued for such purpose at $28 per share (in which event the Merger Consideration would be .6429 shares of Sensormatic Common Stock). There is no provision for termination of the Merger Agreement in the event that the Average Sensormatic Share Price is less than or exceeds specified amounts. Had the Effective Time occurred on November 21, 1994, the Average Sensormatic Share Price would have been $35.67 and the exchange value of a share of Knogo Common Stock under the foregoing formula (assuming that none of the adjustments described below are applicable) would have been $18.73, yielding a conversion ratio of .5251 of a share of Sensormatic Common Stock for each share of Knogo Common Stock.

                 Upon completion of the Divestiture (as more fully described below) and the Merger, each outstanding share of Knogo Common Stock will in effect be exchanged for a fraction of a share of Sensormatic Common Stock having a value of $18 (subject to adjustments as described above) and, as a result of the Knogo N.A. Stock Distribution, one share of Knogo N.A. Common Stock. In the event that a Knogo N.A. Sale occurs in lieu of the Knogo N.A. Stock Distribution, Knogo Shareholders would receive the benefit of such sale in the form of increased Merger Consideration (appropriately adjusted to reflect the net after-tax proceeds retained by Knogo from the Knogo N.A. Sale) or, in certain circumstances, a distribution of such proceeds directly from Knogo. Except as otherwise agreed by the parties, any additional amount reflected in the Merger Consideration would be paid in Sensormatic Common Stock or cash, or a combination thereof, as described above.

                 The Knogo N.A. Stock Distribution and the Merger are intended to be tax-free transactions for federal income tax purposes. However, in the event that the Average Sensormatic Share Price is less than $28, and Sensormatic pays a sufficient part of the Merger Consideration in cash such that (taking into account cash paid to dissenting Shareholders, cash paid in lieu of fractional share interests, and Shareholders who dispose of either their shares of Knogo Common Stock prior to, or shares of Sensormatic Common Stock after, the Merger but as part of a plan with respect thereto) historic Knogo Shareholders in the aggregate retain a number of shares of Sensormatic Common Stock having a value that is less than 50% of the value of Knogo immediately after the Divestiture, then the Merger may not qualify for tax-free reorganization treatment. See "The Merger--Certain Federal Income Tax Consequences". In such event, Sensormatic intends to exercise its right to consummate the Merger by means of the Alternative Merger, as described below. See "The Merger--Alternative Merger; Other Alternative Structures".

                 In the event that as of the Effective Time Sensormatic is prevented by law or an injunction or similar legal prohibition from acquiring certain of Knogo's international business interests in connection with the Merger, the Merger Agreement provides that such business interests would be placed in escrow and, if the aggregate annual revenues attributable to such businesses exceed $15,000,000, that a corresponding portion of the Merger Consideration would also be placed in escrow. In such event, the Merger Consideration payable to the Shareholders would also include a pro rata, non-transferable (except in certain limited circumstances) interest in any portion of the Merger Consideration placed in escrow pending final determination of the regulatory prohibition that delayed transfer of such escrowed businesses, and such escrowed Merger Consideration would be released from escrow and distributed to the Shareholders upon receipt of the requisite regulatory clearances or otherwise dealt with as provided for in the Merger Agreement. In the event that the terms of any of the additional agreements contemplated in the Merger Agreement are amended in order to facilitate the consummation of the transactions contemplated in the Merger Agreement or otherwise, and such amendments have an impact on the value of the Knogo businesses to be acquired by Sensormatic pursuant to the Merger, the Merger Consideration as otherwise determined would be appropriately adjusted prior to the Closing Date under the Merger Agreement (the "Closing Date") by mutual agreement of Sensormatic and Knogo, or, if mutual agreement cannot be achieved, by an investment banking firm appointed in accordance with the Merger Agreement. The Merger Consideration could also be subject to adjustment in the event of a Knogo N.A. Sale. See "The Merger--Regulatory Considerations"; "--Possible Additional Adjustments in the Merger Consideration"; and "--Delayed Transfers".

                 Upon consummation of the Merger, Knogo will be merged with and into Sensormatic, and the separate existence of Knogo will cease and Sensormatic will continue as the surviving corporation (the "Surviving Corporation"), except that if the Average Sensormatic Share Price is less than $28 and Sensormatic elects to pay a sufficient amount of the Merger Consideration in cash such that Sensormatic reasonably determines that the Merger may not qualify as a tax-free reorganization, and Knogo does not exercise its option to cause the Merger Consideration to consist entirely of Sensormatic Common Stock, Sensormatic intends to elect to effect the Merger by merging into Knogo a wholly-owned subsidiary of Sensormatic (the "Alternative Merger"), in which event Knogo will continue as the Surviving Corporation and become a wholly-owned subsidiary of Sensormatic. See "The Merger--Alternative Merger; Other Alternative Structures".

                 As a result of the Merger, based on the Average Sensormatic Share Price as of November 21, 1994, the Shareholders will own approximately 4.3% of the issued and outstanding shares of common stock of the Surviving Corporation. The exact number of shares issued pursuant to the Merger will be dependent upon factors in effect at the time of the Merger, including the

Average Sensormatic Share Price, any adjustments in the $18 value to be received by Knogo Shareholders for each share of Knogo Common Stock, the number of shares, if any, held by Shareholders who elect to exercise their appraisal rights, and the number of shares of Knogo Common Stock issued prior to the Effective Time upon the exercise of employee stock options.

                 Approval of the Merger requires the affirmative vote of Shareholders owning 66 2/3% of the Knogo Common Stock outstanding as of November 28, 1994, the Record Date. As of the Record Date, the directors and executive officers of Knogo were the beneficial owners of approximately 23.3% of the outstanding shares of Knogo Common Stock, including shares held by William A. Perlmuth as Executor of the Estate of Arthur Minasy and as trustee under trusts for the benefit of Mr. Minasy's adult children, representing approximately 21.1% of the outstanding Knogo Common Stock. All of such persons have advised Knogo that they intend to vote "for" the proposed transactions.
No vote of the stockholders of Sensormatic is required for the consummation of the Merger and Sensormatic does not intend to submit to its stockholders a proposal to approve and adopt the Merger and the Merger Agreement. See "Introduction--Vote Required".

                 If the Merger is approved by the Shareholders, pursuant to the Merger Agreement, and as a condition to the consummation of the Merger, the Divestiture will occur immediately prior to the Merger in accordance with the terms of the Contribution and Divestiture Agreement to be entered into between Knogo and Knogo N.A. (the form of which is attached hereto as Annex II) (the "Divestiture Agreement"). In order to effect the Divestiture, (i) Knogo will contribute to Knogo N.A. all of Knogo's right, title and interest in and to the business operations and related goodwill of Knogo in the United States, Canada and Puerto Rico (the "Knogo N.A. Territory"), Knogo's assets and properties located in the Knogo N.A. Territory related to such business operations, subject to certain exclusions, and the stock of Knogo's Puerto Rican subsidiary, and (ii) Knogo N.A. will assume the obligations and liabilities, other than bank debt, related to such assets and properties, all subject to the terms and conditions of the Divestiture Agreement (the "Contribution"). Thereafter, and prior to the Merger, Knogo will distribute all of the capital stock of Knogo N.A. to the Knogo Shareholders, as is currently intended, or sell the stock or assets of Knogo N.A. to a third party, so that upon the effectiveness of the Merger, Knogo's business interests outside the Knogo N.A. Territory will be combined with those of Sensormatic. In connection with the Divestiture, Knogo N.A. will enter into certain business arrangements with Knogo (to which Sensormatic will succeed following the Merger) relating to the supply of certain products and the license of certain patent rights and technology. See "The Divestiture--Supply and License Agreements".

                 Pursuant to the Knogo N.A. Stock Distribution, Knogo Shareholders will receive one share of Knogo N.A. Common Stock for each share of Knogo Common Stock held. There is currently no trading market for the Knogo N.A. Common Stock, although it is expected that a "when-issued" trading market may develop for the Knogo N.A. Common Stock. Application has been made to have the Knogo N.A. Common Stock listed on the American Stock Exchange, Inc. While Knogo currently intends to distribute the stock of Knogo N.A. to Knogo Shareholders in a transaction intended to be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Knogo may, following the Contribution and prior to the Effective Time, sell all of Knogo N.A.'s stock, or all or substantially all of its assets, in which event the net after-tax proceeds thereof would be reflected in an increase in the Merger Consideration, or distributed to the Knogo Shareholders. See "The Divestiture" and "The Merger--Possible Additional Adjustments in the Merger Consideration".

                 The Companies--Sensormatic. Sensormatic is a fully integrated supplier of electronic security systems to retail and non-retail markets worldwide. Sensormatic designs, manufactures, markets and services electronic article surveillance ("EAS") and electronic asset protection ("EAP") systems (including the reusable tags and disposable labels used with such systems), closed circuit television ("CCTV") systems (including microprocessor-controlled CCTV systems and exception monitoring systems), and access control systems. These loss prevention systems are principally used to deter shoplifting, or internal or other theft, in a wide variety of soft and hard goods retail stores and non-retail environments such as commercial and industrial facilities, as well as for other security applications. Sensormatic's multiple product lines, which have been developed for specific targeted loss prevention applications, make use of the broad base of technology it has developed or acquired. See "Sensormatic Business".

                 Sensormatic is a Delaware corporation organized in 1968 to succeed its predecessor, an Ohio corporation founded in 1966. Sensormatic's principal executive offices are located at 500 N.W. 12th Avenue, Deerfield Beach, Florida 33442, and its telephone number is (305) 420-2000.

                 The Companies--Knogo. Knogo is a manufacturer of asset protection devices. Knogo's principal business is the design, production, marketing and servicing of EAS systems used to deter and detect shoplifting and employee theft in supermarket, department, discount, specialty and other types of retail stores, including bookstores, video, liquor, drug, shoe, sporting goods and other stores. Knogo's EAS systems are also used in libraries and museums to detect and deter theft, in office buildings to control the loss of office equipment and other assets, in nursing homes for patient control, in hospitals for control of linen supplies and in a variety of other hard goods applications. See "Knogo Business".

                 Knogo was incorporated as a New York corporation in 1966. Knogo's principal executive offices are located at 350 Wireless Boulevard, Hauppauge, New York 11788, and its telephone number is (516) 232-2100.

                 The Companies--Knogo N.A.   Following the Divestiture, Knogo
N.A. will succeed to the present North American operations of Knogo and will continue to manufacture, sell, install and service a complete line of EAS equipment in the Knogo N.A. Territory. Such products will be manufactured by Knogo N.A. and/or purchased from existing third party suppliers. For a period of 30 months following the Effective Time, Knogo N.A. will supply products valued at $24 million in the aggregate to Sensormatic for sale outside the Knogo N.A. Territory. Knogo N.A. and Sensormatic will also grant each other licenses to certain patent rights and technology. See "The Divestiture--Supply and License Agreements".

                 Knogo N.A. will have approximately 250 employees, a 68,000 sq. ft. office, research, engineering and distribution facility in Hauppauge, New York, a 55,000 sq. ft. manufacturing facility in Cidra, Puerto Rico, and a 6,000 sq. ft. office in suburban Chicago, Illinois. At the time of the Contribution, Knogo N.A. will not have any bank debt and will have a net worth of approximately $24 million, based on the historical carrying values of Knogo's assets. It is anticipated that the adjusted opening net worth of Knogo N.A. following the Contribution and certain write-downs will be approximately $21 million.

                 Knogo N.A.'s business is subject to certain risks, including the risk that growth in its supermarket and library businesses will not occur, that Knogo N.A. will be unable to replace lost volume once its supply agreement with Sensormatic terminates and will therefore be unable to maintain profitable margins in its manufacturing operations, and that the recent decline in Knogo's North American revenues will not be reversed. (See "Special Factors" in the Knogo N.A. Prospectus attached hereto as Annex V, for a fuller description of certain investment considerations relating to Knogo N.A.)

                 Knogo N.A. was incorporated in Delaware on August 12, 1994. Knogo N.A.'s principal executive offices are located at 350 Wireless Boulevard, Hauppauge, New York 11788, and its telephone number is (516) 232-2100.

                 Additional Information. For additional information regarding the businesses of Sensormatic and Knogo, see "Available Information" and "Incorporation of Certain Information by Reference". For additional information regarding Knogo N.A., see the Knogo N.A. Prospectus attached as Annex V.

                 Background of the Merger. In August 1993, the investment banking firm Smith Barney Inc. ("Smith Barney") was requested to solicit and evaluate potential corporate transactions involving a strategic partner, a significant investor, or a merger or sale of Knogo's business. On June 2, 1994, the senior management of Knogo and Sensormatic held preliminary telephone discussions concerning the potential advantages of a combination of Sensormatic and Knogo's businesses other than its business in the United States (including Puerto Rico) and Canada. At a meeting on June 5, 1994, they concluded that such a combination was of sufficient interest that detailed financial information concerning the two companies and their respective businesses should be exchanged and evaluated.

                 Discussions with Sensormatic continued over the next two months; during such period, Knogo also continued discussions with several other potential buyers. On June 27, 1994, in response to inquiries in the marketplace, Knogo issued a press release announcing that it was holding discussions regarding a possible corporate transaction, such as a merger or acquisition or the addition of a significant investor. Following negotiations regarding the elements of the proposed merger and divestiture transactions and the agreements necessary to effectuate the contemplated transactions, on August 11, 1994, Sensormatic offered to pay, for each share of Knogo Common Stock (following the Divestiture of Knogo N.A.), $18 in Sensormatic Common Stock on the terms and conditions more fully described in this Proxy Statement--Prospectus and in the Merger Agreement. On August 12, 1994, the Board of Directors of Knogo considered the proposal made by Sensormatic and, on August 14, 1994, unanimously approved the Merger Agreement. The parties entered into the Merger Agreement on that date. See "The Merger--Background of the Merger".

                 Reasons for the Merger--Knogo. Knogo's directors have determined that the terms of the Merger, together with the Knogo N.A. Stock Distribution, are fair to and in the best interest of Knogo and its Shareholders. The Knogo Board has unanimously recommended that the Knogo Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Divestiture and the Merger.

                 The Board of Directors of Knogo believes that the Merger with Sensormatic, if effected as an exchange of Knogo Common Stock for Sensormatic Common Stock, will afford Knogo Shareholders a more favorable opportunity to participate in earnings and anticipated growth, as compared with other potential business combinations previously discussed by the Knogo Board of Directors, or remaining independent. In deciding to enter into the Merger Agreement and recommend that the Shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Divestiture and the Merger, the Knogo Board of Directors was mindful in particular of the premium in any event represented by the offer of Sensormatic and the value of the retained operations of Knogo N.A. over the market price of the Knogo Common Stock (which was trading in the range of $10 to $10 1/2 when discussions with Sensormatic began, closed at $12 1/8 on the trading date prior to Knogo's press release on June 27, 1994 and closed at $15 7/8 on the trading date prior to the announcement of the execution of the Merger Agreement), as well as the intended tax-free nature of the proposed exchange of Knogo Common Stock for Sensormatic Common Stock and the potential value to Knogo Shareholders of Knogo N.A. as an independent company. See "The Merger--Background of the Merger" and "--Reasons for the Merger" for a description of the various factors considered by the Knogo Board in making its decision.

                 Reasons for the Merger--Sensormatic. The Board of Directors of Sensormatic believes that the acquisition of Knogo's business interests outside the United States, Canada and Puerto Rico (i.e., outside the Knogo N.A. Territory) will enhance Sensormatic's strategy of expanding its own markets globally, while also affording Sensormatic operating and marketing synergies. In particular, Knogo's presence in Western Europe, Eastern Europe and the countries of the Pacific Rim is expected to complement Sensormatic's existing efforts in those regions, leading to a cost efficient acceleration of its marketing efforts there. In addition, Knogo's experienced sales and service organization, management team and well established customer base in Europe is expected to enhance sales in that competitive market and afford Sensormatic the opportunity to explore new niche markets there. Sensormatic expects such increased sales and efficiencies to lead to increased profits and earnings per share. Sensormatic also believes that, to the extent some or all of the Merger Consideration is paid in Sensormatic Common Stock, the long-term interests of Knogo Shareholders could be served through the exchange of shares of Sensormatic Common Stock for shares of Knogo Common Stock, thereby providing Knogo Shareholders with the opportunity to participate in the growth and earnings of Sensormatic, of which Knogo's business outside the Knogo N.A. Territory would be a part.

                 Effective Time of the Merger. The Merger will become effective as of the time of filing of a Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Time). The Merger Agreement provides that a corresponding Certificate of Merger will be filed with the Secretary of State of New York on the same day. Such filings will occur when all conditions to the Merger contained in the Merger Agreement, including the requisite approval of the Knogo Shareholders, the consummation of the Divestiture and the satisfaction of applicable regulatory requirements, have been satisfied or waived. Sensormatic and Knogo currently anticipate that the Effective Time will occur as soon as practicable after the Special Meeting. See "The Merger--Regulatory Considerations" and "--Other Conditions to the Merger".

                 Recommendation of the Board of Directors of Knogo. The Knogo Board believes that the terms of the Merger and the Divestiture are fair to, and in the best interests of, the Knogo Shareholders, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Divestiture, and recommends that the Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Divestiture. The conclusions of the Knogo Board with respect to the Merger are based upon a number of factors. See "The Merger--Background of the Merger", "--Reasons for the Merger--Knogo", "--Recommendation of the Board of Directors of Knogo" and "--Opinion of Financial Advisor".

                 Opinion of Knogo's Financial Advisor. Smith Barney has delivered a written opinion to the Knogo Board, dated August 14, 1994, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Knogo Common Stock in the Merger and the Knogo N.A. Stock Distribution, taken together, was fair, from a financial point of view, to such holders. A copy of Smith Barney's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Proxy Statement--Prospectus as Annex III and should be read carefully by the Knogo Shareholders in its entirety. See "The Merger--Opinion of Knogo's Financial Advisor".

                 Certain Other Terms and Conditions. In addition to the foregoing matters, certain other terms and conditions of the Merger Agreement are as follows:

                 Regulatory Considerations. The consummation of the transactions contemplated by the Merger Agreement is subject to the expiration or earlier termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (collectively, the "HSR Act"). Pre-merger notification and report forms with respect to the Merger were filed by Sensormatic and Knogo under the HSR Act. On September 16, 1994, the Federal Trade Commission (the "FTC") issued a request for additional information and documents related to the Merger. Such request extended the waiting period under the HSR Act, during which no transaction can be consummated, until 20 days after Sensormatic and Knogo deliver the additional information requested. Sensormatic has agreed with the FTC staff to enter into a consent order intended to take effect before the Effective Time. The consent order is subject to acceptance by the full FTC. Compliance by Sensormatic and Knogo with the request for additional information and termination of the waiting period, as well as such acceptance by the FTC, are expected to occur prior to the anticipated Effective Time. See "The Merger--Regulatory Considerations".

                 The consummation of the transactions contemplated by the Merger Agreement is not subject to compliance with any pre-merger notification or waiting period in any jurisdiction outside the U.S., but is subject to there being no law, regulation, order, decree or injunction then in effect binding on either Sensormatic or Knogo that would prevent the consummation of the Merger or make it illegal (a "Regulatory Prohibition"), which Regulatory Prohibition could not be avoided pursuant to the terms of the Merger Agreement as described below under "The Merger", and the violation of which would have a material adverse consequence to either party. Neither Sensormatic nor Knogo has learned or received notice of any such Regulatory Prohibition or that a proceeding has been commenced to impose a Regulatory Prohibition. Inquiries about the transaction have been received from regulatory authorities of certain countries. There can be no assurance that a proceeding, investigation or action will not be commenced by regulatory authorities or other persons in foreign jurisdictions with respect to the transfer of ownership of some or all of the Knogo subsidiaries or their marketing rights or other assets, whether before the Effective Time (in which event, provision has been made in the Merger Agreement for delayed transfers of such subsidiaries, rights or assets) or thereafter. See "The Merger--Regulatory Considerations", "--Delayed Transfers" and "--Possible Additional Adjustments in the Merger Consideration".

                 Other Conditions to the Merger. In addition to the approval of the Merger and the Merger Agreement by Shareholders and satisfaction of the regulatory considerations, as described above, the consummation of the Merger is conditioned upon the satisfaction of certain other conditions set forth in the Merger Agreement, including:
         (i) the receipt by each party of various legal opinions, certificates, consents, resolutions and reports from the other and from third parties; (ii) the execution and delivery of the Divestiture Agreement and the consummation of the Divestiture in all respects in accordance with the Divestiture Agreement; (iii) the execution and delivery of a supply agreement, pursuant to which Knogo N.A. will supply Sensormatic for a period of 30 months with certain of its product needs (the "Supply Agreement"); (iv) the execution and delivery of a license agreement, pursuant to which Sensormatic and Knogo N.A. will license certain patent rights and technology from each other for use in their respective businesses (the "License Agreement"; together with the Divestiture Agreement and the Supply Agreement, the "Additional Agreements"); (v) the extinguishment pursuant to the Merger of all rights to purchase preferred stock issued to Knogo shareholders pursuant to Knogo's Rights Agreement dated as of July 27, 1987, as amended as of December 1, 1987 (the "Rights Agreement"); (vi) the effectiveness of the Registration Statement under the Securities Act, and the absence of any stop order suspending such effectiveness or the institution or threat of proceedings for such purpose; (vii) the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Sensormatic Common Stock issuable to the Knogo Shareholders pursuant to the Merger Agreement; (viii) the resignation of certain officers and directors of Knogo, and those of its subsidiaries to be acquired by Sensormatic in the Merger (each an "Acquired Subsidiary"), as Sensormatic shall request; and (ix) the making of arrangements for the release of any bank liens on those assets of Knogo that are to be transferred to Knogo N.A. in the Contribution. See "The Merger--Other Conditions to Consummation of the Merger".

                 Consideration of Other Proposals. The Merger Agreement provides that Knogo shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit or initiate the submission of proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination, liquidation, reorganization or similar transaction with, Knogo or any material Acquired Subsidiary (an "Acquisition Transaction"), or otherwise participate in such a proposal or offer. Notwithstanding the foregoing, (i) Knogo may furnish information concerning its business, properties or assets which prior thereto had been furnished to Sensormatic to a person or group that makes a bona fide inquiry or proposal concerning any Acquisition Transaction, subject to a confidentiality agreement on terms substantially the same as that entered into between Sensormatic and Knogo, and (ii) Knogo may enter into discussions or negotiations with any such person or group concerning any proposed Acquisition Transaction, if the Board of Directors of Knogo determines in good faith that (A) such person or group has the ability to consummate an Acquisition Transaction that is more favorable to the Knogo shareholders than the transactions contemplated by the Merger Agreement and (B) providing such information or entering into such discussions or negotiations will be in the best interests of Knogo and its shareholders. In addition, Knogo may explore potential transactions for the sale of the capital stock of Knogo N.A., provided that such transactions and the negotiations of Knogo with respect thereto cannot reasonably be expected to impair or interfere with, or delay the consummation of, the transactions contemplated by the Merger Agreement. Subject to the payment of certain expenses (see "The Merger--Expenses; Certain Fees"), Knogo may terminate the Merger Agreement prior to the Special Meeting upon receipt of a firm written offer to consummate such an Acquisition Transaction, if the Board of Directors of Knogo has determined in good faith that such termination is in the best interests of Knogo and its shareholders and, after receipt of the written opinion of counsel to such effect, that their fiduciary duties require that the Merger Agreement be terminated. Since the announcement of the Merger Agreement, no such inquiry, offer or proposal has been received by Knogo, nor is Knogo engaged in any such discussions or negotiations.

                 Amendment, Waiver and Termination. The Merger Agreement (including any Exhibits thereto, which includes the form of each Additional Agreement) may be amended at any time before or after its approval by the Shareholders, to the extent permitted under the General Corporation Law of the State of Delaware (the "DGCL") and the New York Business Corporation Law (the "NYBCL"). In addition, the Merger Agreement provides that either Sensormatic or Knogo may waive, in whole or in part, any of the conditions to the other's performance set forth in the Merger Agreement.

                 The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of Knogo and Sensormatic, (b) by either Knogo or Sensormatic, if the transactions contemplated by the Merger Agreement shall not have been consummated by May 11, 1995, (c) by Knogo at any time after December 12, 1994, if Knogo determines in good faith, which determination shall be concurred in by its counsel and after consultation with Sensormatic and Sensormatic's counsel, that it is unlikely that any applicable waiting period under the HSR Act will expire or be terminated, (d) by either Knogo or Sensormatic, if the Merger Agreement shall have been voted upon by the Shareholders at the Special Meeting (which includes any adjournment or postponement thereof) without the requisite shareholder approval being obtained, (e) by Knogo, if its Board of Directors agrees to enter into an Acquisition Transaction with another party, in accordance with the Merger Agreement, or (f) by Sensormatic, by two business days' advance written notice to Knogo, at any time after the 15th business day following commencement by Knogo or its representatives of any discussions or negotiations, or receipt by Knogo of any offer, with respect to a potential Acquisition Transaction, if following commencement of such discussions or negotiations, or receipt of such offer, Knogo fails or delays to timely and diligently carry out any of its pre-closing obligations under the Merger Agreement, which failure or delay is attributable, in whole or in part, to Knogo's participation in such discussions or negotiations or consideration of such offer (a "Knogo Delay"), unless prior to the end of such two-business day notice period, Knogo notifies Sensormatic that such discussions or negotiations have been terminated and any such offer has been withdrawn or rejected. See "The Merger--Amendment, Waiver and Termination".

                 Comparative Rights of Shareholders. If the Merger is consummated, the Knogo Shareholders will become shareholders of Sensormatic and their rights will be governed by the Sensormatic Restated Certificate of Incorporation, as amended (the "Sensormatic Certificate"), and the Sensormatic By-Laws, which differ in certain material respects from the Knogo Amended and Restated Certificate of Incorporation (the "Knogo Certificate") and the Knogo By-Laws. As shareholders of Sensormatic, the rights of former Knogo shareholders will be governed by the DGCL instead of the NYBCL.

                 Size and Classification of the Board of Directors. Pursuant to the Sensormatic Certificate, Sensormatic's Board of Directors is divided into three classes of directors, each consisting as nearly as possible of one-third of the total number of directors. The term of office of one of the three classes terminates each year, and each class is elected for a three-year term. As long as the number of directors does not exceed nine, Knogo's Board of Directors is divided into two classes of directors, as nearly equal in number as possible, in any case apportioned so that the difference in the number of directors in the classes shall not exceed one. Knogo directors serve staggered two-year terms.

                 Required Vote for Authorization of Certain Actions. The Sensormatic Certificate provides that the holders of a least 80% of the outstanding voting stock of Sensormatic must approve any merger or consolidation with, any disposition of a substantial part of the assets of Sensormatic or any subsidiary to, or any issuance or sale by Sensormatic or a subsidiary of any stock of Sensormatic or a subsidiary to, a beneficial owner of 5% or more of the outstanding voting stock of Sensormatic, unless such transaction is approved by the Board of Directors of Sensormatic and a majority of the directors so approving are continuing directors (as defined in the Sensormatic Certificate). The corresponding provision in the Knogo Certificate requires that the holders of at least 80% of the outstanding voting shares approve any merger or consolidation with, or any disposition of a substantial part of the assets of, Knogo, or any issuance or sale by Knogo of any shares of Knogo to beneficial owners of 10% or more of the outstanding voting shares of Knogo, unless certain fair price and other provisions are complied with. The Sensormatic Certificate also provides that the holders of at least 80% of the outstanding voting stock of Sensormatic must approve any amendments to the Sensormatic Certificate or Sensormatic's By-Laws regarding the number, classification, term of office, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, or to provisions to the effect that shareholders may not take action by written consent, or any changes in the Sensormatic Certificate regarding the limitation of liability of directors or the indemnification of officers and directors, or any change to the super majority voting provisions, unless such change is submitted to the stockholders with the unanimous recommendation of the entire Sensormatic Board of Directors. The Knogo Certificate contains similar provisions with respect to classification and term of office but does not by its terms prohibit action by written consent.
         Approval of at least 80% of outstanding shares is not required regarding qualifications, election and removal of directors, the filling of vacancies and newly created directorships, or amendments to provisions regarding the limitation of liability of directors or the indemnification of officers and directors, but 80% approval is required to change the supermajority voting provisions unless such change is declared advisable by the Knogo

         Board of Directors by the affirmative vote of two-thirds of the entire Knogo Board of Directors.

                 State Antitakeover Statutes. Knogo is subject to the antitakeover provisions of the NYBCL, and Sensormatic is subject to the antitakeover provisions of the DGCL, both of which require that, in certain circumstances, business combinations with interested shareholders (defined as owners of 20% of the voting stock in the case of the NYBCL and 15% in the case of the DGCL) be approved by specified majorities of the disinterested shareholders. In addition, Sensormatic is headquartered in the State of Florida, which has adopted certain statutes applicable to transactions involving certain corporations located in that State.

                 See "Description of Sensormatic Capital Stock--Common Stock" and "Comparison of Certain Rights of Shareholders of Knogo and Sensormatic" for a more detailed description of the foregoing provisions, various additional provisions of the Sensormatic Certificate and the Sensormatic By-Laws and corresponding provisions of the Knogo Certificate and the Knogo By-Laws, and certain provisions of the DGCL and NYBCL.

                 Knogo Shareholder Rights Plan. The rights (the "Rights") of Knogo shareholders to purchase preferred stock of Knogo in certain events, which were previously granted with respect to each share of Knogo Common Stock pursuant to the Rights Agreement, will be exchanged (together with the corresponding shares of Knogo Common Stock) for the Merger Consideration pursuant to the Merger and thereby extinguished. There are no comparable rights associated with the Sensormatic Common Stock to be received by the Shareholders in the Merger. See also "Comparison of Certain Rights of Shareholders of Knogo and Sensormatic".

                 Fractional Shares. No fractional shares of Sensormatic Common Stock will be issued in connection with the Merger. In lieu thereof, each Shareholder otherwise entitled to a fraction of a share of Sensormatic Common Stock pursuant to the terms of the Merger Agreement will be paid, in cash, an amount equal to such fraction multiplied by the Average Sensormatic Share Price as soon as practicable following the effective time of the Merger.

                 Appraisal Rights. Knogo Shareholders who follow the procedures in Section 623 of the NYBCL will each have certain appraisal rights as a result of the Merger to demand payment for the "fair value" of the shares of Knogo Common Stock (after giving effect to the Divestiture) if they do not vote for the approval and adoption of the Merger Agreement (which approval would include submitting a signed proxy card without voting instructions), timely object to the Merger in writing prior to the Special Meeting and strictly comply with certain other requirements. Failure to take any of the steps required on a timely basis may result in the loss of appraisal rights. The amount obtainable upon the valid exercise of appraisal rights would be determined by judicial proceedings, the result of which cannot be predicted. See "The Merger--Appraisal Rights", Sections 623 and 910 of the NYBCL attached hereto as Annex IV and "Comparative Rights of Shareholders--Appraisal or Dissenters' Rights".

                 Certain Federal Income Tax Consequences. Provided that the shares of Knogo N.A. are distributed to the shareholders of Knogo and unless, if the Average Sensormatic Share Price is less than $28, a sufficient portion of the Merger Consideration is payable in cash such that the Merger may not qualify as a tax-free reorganization, Knogo will receive at closing an opinion of its counsel, Stroock & Stroock & Lavan, to the effect that (i) the Contribution and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code; (ii) Knogo will recognize no gain or loss as a result of the Contribution; (iii) Knogo will recognize no gain or loss on the Knogo N.A. Stock Distribution, as provided in Section 355(c) of the Internal Revenue Code;
(iv) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code and (v) no gain or loss will be recognized by Sensormatic or Knogo as a result of the Merger. See "The Merger--Certain Federal Income Tax Consequences".

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

                 Sensormatic Common Stock is traded on the NYSE under the symbol SRM, and Knogo Common Stock is traded on the NYSE under the symbol KNO. The following table sets forth for the periods indicated the high and low sale prices for Sensormatic Common Stock (adjusted to reflect a three-for-two stock split effected in November 1993) and closing prices for Knogo Common Stock as reported by the NYSE.

                                                                                        Sensormatic Common Stock
                                                                                   ---------------------------------
                                                                                     High                      Low
                                                                                   --------                  -------
Fiscal Year Ended June 30, 1995
   First Quarter    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $35 3/8                 $28  1/2
   Second Quarter  (through November 23, 1994)  . . . . . . . . . . . . . . . . .    37 7/8                  31  1/2


Fiscal Year Ended June 30, 1994
   First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30 5/12                 24
   Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35                      27  3/4
   Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38 7/8                  33
   Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34 5/8                  27  1/2

Fiscal Year Ending June 30, 1993
   First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18 1/6                  15  1/6
   Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21 11/12                15
   Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26 11/12                20
   Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30                      24  7/12

                                                                                          Knogo Common Stock
                                                                                   ---------------------------------
                                                                                     High                      Low
                                                                                   --------                  -------
Fiscal Year Ending February 28, 1995
   First Quarter    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $11 1/2                 $ 8  7/8
   Second Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19 1/8                  10
   Third Quarter (through November 23, 1994)  . . . . . . . . . . . . . . . . . .    19 3/8                  18

Fiscal Year Ended February 28, 1994
   First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13 1/4                   9  5/8
   Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11 5/8                   8
   Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11 1/2                   9
   Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12 7/8                  10  5/8

Fiscal Year Ended February 28, 1993
   First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7 1/4                   6  5/8
   Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7 3/4                   5  1/8
   Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10                       6  1/2
   Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13 5/8                   8  3/4



                 As of the Record Date, there were approximately 4,500 stockholders of record of Sensormatic Common Stock. Sensormatic paid regular semiannual cash dividends of $0.017 per share of Sensormatic Common Stock from December 1978 through January 1990 and regular quarterly cash dividends of $0.05 per share from April 1990 through November 1993, and has paid a regular quarterly cash dividend of $0.055 per share since February 1994. The declaration and payment of future dividends will be determined by the Board of Directors of Sensormatic in light of conditions then existing, including Sensormatic's earnings, financial condition, contractual debt covenants and capital requirements.

                 As of the Record Date, there were approximately 600 shareholders of record of Knogo Common Stock. Knogo paid a quarterly cash dividend from July 1987 through December 1991 and has not paid any dividends since.

                 On August 12, 1994, the last trading day prior to the date that Sensormatic and Knogo publicly announced that they had executed the Merger Agreement, the last reported sale price for a share of Sensormatic Common Stock on the NYSE Composite Tape was $32.00 and the last reported sale price for a share of Knogo Common Stock on the NYSE Composite Tape was $15 7/8. If the Merger had occurred on such date, the equivalent value of a share of Knogo Common Stock pursuant to the Merger Agreement, after giving effect to the Knogo N.A. Stock Distribution, would have been $18 plus the value of a share of Knogo N.A. Common Stock that would have been issued in connection with the Knogo N.A. Stock Distribution.

                 On November 23, 1994, the last reported sale price for a share of Sensormatic Common Stock on the NYSE Composite Tape was $32 1/8 and the last reported sale price for a share of Knogo Common Stock on the NYSE Composite Tape was $18 3/4. Had the Merger become effective on November 25, 1994, the last trading day prior to the date of this Proxy Statement--Prospectus, the Average Sensormatic Share Price would have been $35.375; if the Average Sensormatic Share Price at the Effective Time were $35.375, the equivalent value of a share of Knogo Common Stock pursuant to the Merger Agreement, after giving effect to the Knogo N.A. Stock Distribution, would be $18.65, plus the value of a share of Knogo N.A. Common Stock, when issued. See "Comparative Per Share Data" below in this Summary. No assurance can be given as to the market price of Sensormatic Common Stock at the Effective Time.


MANAGEMENT AFTER THE MERGER

                 At the Effective Time, the Board of Directors and executive officers of the Surviving Corporation will consist of directors and officers of Sensormatic. See "The Merger--Management After the Merger".


INTERESTS OF CERTAIN PERSONS IN THE MERGER

                 William A. Perlmuth, a director of Knogo, is the beneficial owner of 1,187,455 shares (approximately 21.1%) of Knogo Common Stock, consisting of 906,655 shares held by Mr. Perlmuth as Executor of the Estate of Mr. Arthur J. Minasy, the former Chairman and Chief Executive Officer of the Company, 266,800 shares held by Mr. Perlmuth as trustee under trusts for the benefit of Mr. Minasy's adult children, 4,000 shares beneficially owned by Mr. Perlmuth, and 10,000 shares issuable upon the exercise of stock options exercisable pursuant to a stock option agreement dated December 13, 1988 between Knogo and Mr. Perlmuth, as amended.

                 As of the Record Date, the directors and executive officers of Knogo, and affiliates, as a group, beneficially own approximately 23.3% of the outstanding shares of Knogo Common Stock entitled to vote at the Special Meeting, including shares held by William A. Perlmuth, as Executor of the Estate of Arthur Minasy and as trustee under trust for the benefit of Mr. Minasy's adult children as described in the preceding paragraph. All of such persons have advised Knogo that they intend to vote "for" the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. Such shares will be converted in the

Merger on the same terms and conditions as apply to all shares of Knogo Common Stock. See "Introduction--Vote Required".

                 Certain executive officers of Knogo are parties to employment agreements providing for certain benefits upon consummation of the Merger, and such officers and certain additional executive offices of Knogo are expected to enter into employment agreements with Knogo N.A. simultaneously with the Knogo N.A. Stock Distribution. See "The Merger--Interests of Certain Persons in the Merger".

                                  SENSORMATIC
                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     THREE MONTHS ENDED
                                       YEARS ENDED MAY 31,              YEARS ENDED JUNE 30,            SEPTEMBER 30,
                                   ----------------------------         --------------------            -------------
                                   1990    1991(1)(2)      1992        1993(1)(3)      1994(2)       1993(2)       1994
                                   ----    -----------     ----        ----------      -------       -------       ----
SUMMARY OF OPERATIONS DATA:
Total revenues  . . . . . . .    $ 191.3       $ 239.2  $  309.9       $  487.3    $   656.0      $   143.3    $    190.9
Operating income  . . . . . .       22.8          29.3      43.6           71.0        104.8           22.3          28.4
Income from continuing
  operations  . . . . . . . .       20.0          24.7      31.5           54.1         72.1           14.8          20.1
Net income  . . . . . . . . .       20.0          24.7      31.5           54.1         72.1           14.8          20.1
Primary earnings per
  common share:
Continuing operations
  and net income  . . . . . .    $  0.48       $  0.60  $   0.73       $   0.97    $    1.16      $    0.25    $     0.29
Fully diluted earnings per
  common share:
Continuing operations
  and net income  . . . . . .       0.48          0.60      0.73           0.93         1.13           0.24          0.29
Cash dividends per
  common share  . . . . . . .      0.123          0.20      0.20           0.15(4)      0.21           0.05         0.055
BALANCE SHEET DATA
  (AT END OF PERIOD):
Total assets  . . . . . . . .    $ 265.1       $ 421.8  $  467.3       $  926.9    $ 1,155.5      $ 1,011.5    $  1,257.6
Total debt(5) . . . . . . . .       20.0         148.7     150.6          308.4        219.2          326.9         273.2
Total stockholders' equity  .      199.8         222.2     255.7          489.8        727.7(5)       522.1         781.7(5)


- -------------------------

(1) In fiscal 1993, Sensormatic acquired the European EAS, CCTV and exception monitoring loss prevention systems division of Automated Security (Holdings) PLC ("ALPS") and the outstanding common stock of Security Tag Systems, Inc. and in fiscal 1991, it acquired the outstanding common stock of American Dynamics.

(2) In fiscal 1994, Sensormatic adopted Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". In fiscal 1991, Sensormatic adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions".

(3) Selected financial data for and as of the end of the one month ended June 30, 1992 is as follows: total revenues - $21.0; operating loss
           - $3.3; loss from continuing operations and net loss - $2.5; primary and fully diluted loss per common share for continuing operations and net loss - $0.06; total assets - $462.2; total debt - $150.3 and total stockholders' equity - $258.3.

(4) Fourth quarter dividend of $0.05 per share of Common Stock was declared in July 1993.

(5) In fiscal 1994, the outstanding $114.1 million of the $115 million principal amount of 7% convertible subordinated debentures, issued in fiscal 1991, were converted to approximately 7.3 million shares of Common Stock and in fiscal 1993, Sensormatic issued $135 million aggregate principal amount of Senior Notes.

                                     KNOGO
                   SUMMARY HISTORICAL FINANCIAL INFORMATION1
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    Six Months
                                            Year ended the last day of February                   Ended August 31,
                               -----------------------------------------------------------        ----------------
                                                                                                    (Unaudited)
                                 1990       1991        1992         1993(2)       1994           1993        1994
                                 ----       ----        ----         ----          ----           ----        ----
 SUMMARY OF OPERATIONS
  DATA:
 Revenues  . . . . . . . .    $  67,008  $  80,005   $  80,695     $  94,382     $  89,302     $   46,371  $   38,808
 Cost of security
    devices sold   . . . .       24,522     29,780      30,611        34,808        32,620         17,155      14,177
 Depreciation and
    amortization
    expenses   . . . . . .        5,084      5,750       6,108         6,806         4,590          2,588       2,412
 Selling, general and
    administrative
    expenses   . . . . . .       29,379     37,055      41,316        41,054        41,356         20,891      20,857
 Business restructuring
    charges  . . . . . . .           --         --       9,850            --            --             --          --
 Operating profit (loss) .        5,483      4,777     (10,279)        8,186         7,186          3,774      (1,419)
 Interest expense--net
    of interest income . .        2,397      3,078       2,645         2,187         1,913          1,042         787
 Income (loss) before
    income taxes   . . . .        2,670      1,920     (13,555)        3,573         4,537          2,513      (2,386)
 Net income (loss) . . . .          480      1,491     (14,177)        2,744         3,614          1,885      (2,566)
 Net income (loss) per
    common share   . . . .          .09        .28       (2.70)          .51           .65            .34        (.48)
 Cash dividends paid
    per share    . . . . .          .30        .30        .075            --            --             --          --
 SELECTED BALANCE SHEET
    DATA (AT END OF PERIOD):
 Total assets    . . . . .    $ 124,653  $ 138,764   $ 113,372     $ 116,972     $ 114,451     $  113,367  $  110,756
 Net investment in
    sales-type leases  . .       13,778     16,275      17,854        20,228        25,819         22,059      27,510
 Security devices on
    lease, net   . . . . .        9,539      9,890       8,505         6,101         5,145          4,598       5,987
 Notes payable, banks  . .       35,655     40,882      32,448        32,160        26,150         28,313      23,083
 Shareholders' equity  . .       71,512     77,915      59,426        61,364        64,257         61,066      65,289

- ----------------------------

(1) This summary historical financial information does not reflect the Merger and Divestiture as described in this Registration Statement. See "Pro Forma Combined Financial Information".

(2) Restated to reflect adoption of SFAS 109 "Accounting for Income Taxes". See Note 1 to Notes to Consolidated Financial Statements of Knogo.

                  COMBINED SENSORMATIC AND KNOGO INTERNATIONAL
                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                              Three Months Ended
                                                                               September 30,(2)
                                                   Year Ended               ---------------------
                                                   June 30, 1994(1)          1993           1994
                                                   ----------------         ------         ------
   SUMMARY OF OPERATIONS DATA(3):
   Total revenues  . . . . . . . . . . . . .       $  726,054          $   161,506   $     205,842
   Operating income  . . . . . . . . . . . .          120,080               26,407          29,207
   Net income  . . . . . . . . . . . . . . .           79,942               16,999          20,138
   Primary earnings per common share . . . .             1.23                 0.27            0.28
   Fully diluted earnings per
     common share  . . . . . . . . . . . . .             1.19                 0.26            0.28

   BALANCE SHEET DATA(3) (AT END OF
      PERIOD):
   Total assets  . . . . . . . . . . . . . .                                         $   1,431,320
   Debt  . . . . . . . . . . . . . . . . . .                                               295,688
   Total stockholders' equity  . . . . . . .                                               890,940

- --------------------

(1) Includes Knogo International, adjusted to reflect the Divestiture, for the twelve-month period ended May 31, 1994.

(2) Includes Knogo International, adjusted to reflect the Divestiture, at August 31, 1994 and for the three-month periods ended August 31, 1994 and 1993.

(3) The above pro forma information is presented as if the Knogo N.A. Stock Distribution and Merger had been consummated with respect to the statements of income on July 1, 1993 and with respect to the balance sheet as of September 30, 1994.

         See "Pro Forma Combined Financial Information" and Notes thereto.

COMPARATIVE PER SHARE DATA

                 The following table sets forth for Sensormatic Common Stock and Knogo Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share financial information to reflect consummation of the Merger (following the Knogo N.A. Stock Distribution), based upon the historical financial statements of Sensormatic and Knogo. The information presented herein should be read in conjunction with the Unaudited Pro Forma Combined Financial Information, including the Notes thereto, appearing elsewhere in the Proxy Statement--Prospectus and the separate historical consolidated financial statements of Sensormatic and Knogo which are included elsewhere herein or incorporated herein by reference.



                                                                             AS OF OR FOR THE THREE            AS OF OR FOR THE
                                                                                 MONTHS ENDED                      YEAR ENDED
                                                                             SEPTEMBER 30, 1994(1)              JUNE 30, 1994(2)
                                                                             ---------------------             ------------------
Sensormatic Common Stock
- ------------------------
Income per share from continuing operations:
  Historical (primary)  . . . . . . . . . . . . . . . . . . . . . . . . .        $      0.29                     $     1.16
  Historical (fully diluted)  . . . . . . . . . . . . . . . . . . . . . .               0.29                           1.13
  Pro forma (Sensormatic and Knogo International)
    (primary)(3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               0.28                           1.23
  Pro forma (Sensormatic and Knogo International)(fully diluted)(3) . . .               0.28                           1.19

Cash Dividends per shares:
  Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     0.055                     $     0.21
  Pro forma (Sensormatic and Knogo International)(3)  . . . . . . . . . .              0.055                           0.21

Book value per share at period-end:
  Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     11.35                     $    10.76
  Pro forma (Sensormatic and Knogo International)(3)  . . . . . . . . . .              12.38                          11.84
Average Sensormatic Share Price (assuming the
  Effective Time occurred on November 21, 1994) . . . . . . . . . . . . . . . . . . . . . .        $  35.67

Knogo Common Stock
- ------------------
Income (loss)  per share from continuing operations:
  Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    (0.43)                     $     0.43
  Pro forma equivalent (primary)(3) . . . . . . . . . . . . . . . . . . .               0.15                           0.66
  Pro forma equivalent (fully diluted)(3) . . . . . . . . . . . . . . . .               0.15                           0.64

Cash Dividends per share:
  Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 --                             --
  Pro forma equivalent(3) . . . . . . . . . . . . . . . . . . . . . . . .        $     0.029                     $     0.11

Book value per share at period-end:
  Historical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     12.07                     $    12.18
  Pro forma equivalent(3) . . . . . . . . . . . . . . . . . . . . . . . .               6.50                           6.22
Market value per share at November 18, 1994
   (historical) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  19.00
Pro forma equivalent market value per share
  at November 21, 1994 (does not include value of
  Knogo N.A. Common Stock to be received in Knogo
  N.A. Stock Distribution)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  18.73

     See Accompanying Notes and "Pro Forma Combined Financial Information".

    NOTES TO COMPARATIVE PER SHARE DATA

(1) Includes Knogo information at and for the three-month period ended August 31, 1994.

(2) Includes Knogo information at and for the twelve-month period ended May 31, 1994.

(3) The above pro forma information with respect to Sensormatic and Knogo assumes that the merger of Knogo into Sensormatic had been consummated on July 1, 1993, with respect to Income per Share from Continuing Operations and Cash Dividends per Share. With respect to Book Value per Share at September 30, 1994 and June 30, 1994, the above pro forma information assumes that the merger of Knogo into Sensormatic had been consummated on September 30, 1994 and June 30, 1994, respectively.

                                  INTRODUCTION

SOLICITATION OF PROXIES

                 This Proxy Statement--Prospectus and the accompanying proxy card are furnished in connection with the solicitation by the Knogo Board of Directors of proxies to be used at the Special Meeting, which will be held on December 29, 1994 at 10:00 A.M., local time, at Knogo Corporation, 350 Wireless Boulevard, Hauppauge, New York, including any adjournments or postponements thereof. Only holders of Knogo Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, whether in person or by proxy.

                 The expense of soliciting proxies, including the cost of assembling and mailing this proxy material to Knogo Shareholders, will be borne by Knogo. In addition to solicitation of proxies for the Special Meeting by use of the mails, Knogo may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Knogo has also retained the services of Georgeson & Company, Inc. to assist in the solicitation of proxies for a fee estimated at $5,000, plus reimbursement of out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of Knogo's shares held of record by such persons, and Knogo will reimburse such persons for reasonable out-of-pocket expenses incurred by them related thereto.

PURPOSE OF THE SPECIAL MEETING

                 At the Special Meeting, Knogo Shareholders will be asked to consider a proposal to approve and adopt the Merger Agreement pursuant to which Knogo will be merged with Sensormatic (or a subsidiary of Sensormatic), subject to and following the Divestiture. Approval of the Merger Agreement will also constitute approval of the transactions contemplated thereby, including the Merger and the Divestiture. In the Divestiture, Knogo will contribute to Knogo N.A. all of Knogo's business interests (subject to certain exclusions) in the United States, Canada and Puerto Rico, and distribute the stock of Knogo N.A. to the Shareholders, as is currently intended, or otherwise dispose of the stock or assets of Knogo N.A. In the Merger, the separate existence of Knogo will cease and each outstanding Knogo Common Share will be converted into the right to receive the Merger Consideration (i.e., the fraction of a share of Sensormatic Common Stock having a value of $18, based upon the Average Price of Sensormatic Common Stock, subject to adjustment as more fully described herein, to be received by Knogo Shareholders in the Merger). For a more complete description of the Merger Agreement and the forms of agreement annexed thereto, the manner of determining the Merger Consideration, the other terms of the Merger and the Divestiture and related matters, see "The Divestiture" and "The Merger".

                 Knogo Shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly to Knogo. Shareholders who attend the Special Meeting in person may vote their stock personally, even if they have previously mailed a proxy.

VOTING AND REVOCATION OF PROXY

                 If a proxy is properly executed and timely returned, it will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the Divestiture, and for authorizing the person or persons voting the proxies to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment or postponement is necessary or appropriate. In addition, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting. Any proxy may be revoked at any time before it is voted by (i) attending the Special Meeting and voting in person or (ii) delivering a written revocation or a later dated proxy to the Secretary of Knogo at or prior to the Special Meeting.

                 If fewer shares of Knogo Common Stock have been voted in favor of the approval and adoption of the Merger Agreement than the number required for approval and adoption as of the date of the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which shall have been theretofore effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

RECORD DATE; VOTING RIGHTS

                 The Knogo Board has set November 28, 1994 as the Record Date to determine those record owners of Knogo Common Stock entitled to notice of, and to vote at, the Special Meeting. At that date, there were approximately 600 shareholders of record, all of whom are entitled to vote on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, who held an aggregate of 5,634,673 issued and outstanding shares of Knogo Common Stock. Each share is entitled to one vote with respect to the matters to be voted upon at the Special Meeting.

QUORUM

                 Knogo's By-Laws provide that the holders of more than a majority of the shares of Knogo Common Stock outstanding and entitled to vote must attend the Special Meeting in person or be represented by proxy in order for a quorum to be properly constituted at the Special Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present.

VOTE REQUIRED

                 Under the NYBCL and the Knogo Certificate, approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of Shareholders owning 66-2/3% of the outstanding shares of Knogo Common Stock as of the Record Date. Abstentions and broker non-votes will have the same effect as negative votes. As of the Record Date, directors and executive officers of Knogo were the beneficial owners of approximately 23.3% of the outstanding shares of Knogo Common Stock, including shares held by William A. Perlmuth, as Executor of the Estate of Arthur Minasy and as trustee under trusts for the benefit of Mr. Minasy's adult children representing approximately 21.1% of the outstanding Knogo Common Stock. All of such persons have advised Knogo that they intend to vote "for" the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby and "for" authorizing the person or persons voting the proxies to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment or postponement is necessary or appropriate. (Additional information concerning the ownership of Knogo Common Stock is contained in the Knogo N.A. Prospectus which is attached to this Proxy Statement--Prospectus as Annex V, under the captions "Management--Stock Ownership of Executive Officers and Directors" and "Principal Stockholders of Knogo and Knogo N.A.".)

                 No vote of the shareholders of Sensormatic is required for consummation of the Merger.

MATTERS DEEMED ADOPTED, APPROVED OR RATIFIED BY KNOGO SHAREHOLDERS

                 Adoption and approval of the Merger Agreement by the Knogo Shareholders will also constitute approval of the Merger and the Divestiture and authorization, adoption and ratification of the various agreements to be entered into by Knogo pursuant to the Merger Agreement, including the Divestiture Agreement, the Supply Agreement and the License Agreement, each as defined in the Merger Agreement.


                                THE DIVESTITURE

                 The Divestiture is to be effected in accordance with the terms and conditions set forth in the Divestiture Agreement, the form of which and the forms of License Agreement and Supply Agreement referred to therein are attached hereto as Annex II-A, II-B and II-C, respectively, and incorporated herein by reference. The execution of the Divestiture Agreement, the Supply Agreement and the License Agreement in such forms, or as amended by mutual agreement of the parties, is a condition to the consummation of the Merger.
The following brief description does not purport to be complete and is qualified in its entirety by reference to such Agreements.

THE DIVESTITURE AGREEMENT

                 The Merger Agreement provides that if the Merger is approved by the Shareholders and certain other conditions to the Merger are satisfied, the Divestiture would occur immediately prior to the Merger, in accordance with the terms of the Divestiture Agreement. Pursuant to the Divestiture Agreement, immediately prior to the Divestiture, Knogo will make the Contribution, i.e., contribute to Knogo N.A. all of the right, title and interest of Knogo in and to the business operations and related goodwill of Knogo in the Knogo N.A. Territory, Knogo's assets and properties located in the Knogo N.A. Territory related to such business operations (subject to certain exclusions) and the stock of Knogo Caribe, Inc., Knogo's subsidiary in Puerto Rico (after certain of its financial assets are contributed to Knogo or its other subsidiaries), subject to and as more particularly described in the Divestiture Agreement. Simultaneously with the Contribution, Knogo N.A. will assume and agree to pay, perform and discharge obligations and liabilities (including contingent liabilities) of Knogo directly relating to the employees retained by it, its customers in the Knogo N.A. Territory, Knogo's products sold or leased to such customers and its assets and properties located in the Knogo N.A. Territory, subject to and as more particularly described in the Divestiture Agreement.
The Divestiture Agreement provides that, as of the time of the Contribution, Knogo N.A. will not have any bank debt and will have a net worth of approximately $24 million, based on the historical carrying values of Knogo's assets and liabilities. It is anticipated that the adjusted opening net worth of Knogo N.A. following the Contribution and certain write-downs will be approximately $21 million (approximately $3.73 per share, based on 5,634,673 shares of Knogo N.A. Common Stock assumed to be outstanding).

                 Following the Contribution and related assumption of liabilities and prior to the Merger, Knogo would either (i) carry out the Knogo N.A. Stock Distribution, i.e., distribute to its Shareholders, in a distribution intended to be a tax-free spin-off under Section 355 of the Internal Revenue Code, the shares of Knogo N.A. Common Stock, or (ii) carry out the Knogo N.A. Sale, i.e., sell the shares of Knogo N.A. Common Stock, in either case subject to and as contemplated by the terms of the Divestiture Agreement. Knogo currently intends to effect the Knogo N.A.

Stock Distribution. Prior to and in connection with the Knogo N.A. Stock Distribution, Knogo is required to use its reasonable efforts to register the Knogo N.A. Common Stock under the Exchange Act and, if necessary or appropriate, under the Securities Act, and to cause the Knogo N.A. Common Stock to be listed or quoted on a national securities exchange or trading market.

                 Pursuant to the Knogo N.A. Stock Distribution, Knogo Shareholders will receive one share of Knogo N.A. Common Stock for each share of Knogo Common Stock held. There is currently no trading market for the Knogo N.A. Common Stock, although it is expected that a "when-issued" trading market will develop for the Knogo N.A. Common Stock. Application has been made to have the Knogo N.A. Common Stock listed on the American Stock Exchange, Inc. While Knogo currently intends to distribute the stock of Knogo N.A. to Knogo Shareholders in a transaction intended to be tax-free under Section 355 of the Internal Revenue Code, Knogo may, following the Contribution and prior to the Effective Time, sell all of Knogo N.A.'s stock, or all or substantially all of its assets (i.e., a Knogo N.A. Sale), in which event the Merger Consideration would be appropriately increased to reflect the after-tax net proceeds thereof (in an amount determined by mutual agreement of the parties or, failing such agreement, by an investment banking firm appointed in accordance with the Merger Agreement), or such proceeds would be distributed to the Knogo Shareholders. See "The Merger--Possible Additional Adjustments in the Merger Consideration". Whether the Divestiture is effected in the form of the Knogo N.A. Stock Distribution, as is currently intended, or a possible Knogo N.A. Sale, the business interests included in Knogo N.A. will not be acquired by Sensormatic in the Merger and the Shareholders will retain the benefit thereof, either in the form of shares of Knogo N.A. Common Stock or in the form of an increase in the Merger Consideration to reflect the net after-tax proceeds of a Knogo N.A. Sale (or, in certain circumstances, the distribution to the Shareholders of such proceeds).

                 In the event of a Knogo N.A. Sale, an alternative to the sale of the stock of Knogo N.A., such as the sale of all or substantially all of Knogo N.A.'s assets, may be agreed upon by the parties. See "The Merger--Alternative Merger; Other Alternative Structures". The Merger Agreement provides that in no event shall the Knogo N.A. Sale or any alternative transaction cause Knogo (or Sensormatic) to control another entity, or impair or delay consummation of the Merger, as contemplated by the Merger Agreement. The terms of the Knogo N.A. Sale may not commit Knogo to any liability for representations or warranties, or any indemnity or other obligations, that survive the closing other than Knogo's obligations under the Divestiture Agreement, Supply Agreement and License Agreement.

                 Pursuant to the Divestiture Agreement, for a period of five years, Knogo N.A. may not compete with Knogo (or Sensormatic, as its successor) outside the Knogo N.A. Territory, including in the manufacture (except for sale in the Knogo N.A. Territory in certain instances), marketing, sale, or license of EAS, CCTV or other products to deter and detect shoplifting and employee theft, or license any intellectual property contributed to Knogo N.A. pursuant to the Divestiture Agreement.

                 Pursuant to the Divestiture Agreement, Knogo and Sensormatic will indemnify Knogo N.A. against losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) ("Damages") arising out of the breach of any covenant of Knogo thereunder, or arising out of or in connection with Knogo's business, other than those Damages related to the liabilities assumed by Knogo N.A. thereunder, as well as certain liabilities under the federal securities laws (except to the extent arising out of or based upon information furnished by Knogo). Knogo N.A. will indemnify Knogo and Sensormatic against Damages arising out of the breach of any covenant of Knogo N.A. under the Divestiture Agreement, arising out of or in connection with the Divestiture (except with respect to liabilities or obligations of Knogo or Sensormatic under the Divestiture Agreement) or arising out of or in connection with those liabilities assumed by Knogo N.A. pursuant to the Divestiture Agreement, as well as certain liabilities under the federal securities laws (to the extent arising out of or based upon information furnished by Knogo or Knogo N.A.).
The Divestiture Agreement also provides that the parties will make appropriate arrangements to obtain and maintain insurance for certain of such liabilities.

                 The Divestiture Agreement also contains further provisions relating to the Divestiture and the dealings between Knogo N.A. and Knogo following the Divestiture, including, without limitation, the provision by Knogo N.A. of certain interim administrative services following the Divestiture and obligations of Knogo N.A. as to confidentiality. Following the Effective Time, Sensormatic, as the Surviving Corporation, will succeed to and be entitled to all rights, benefits and remedies of, and will be subject to all obligations of, Knogo under the Divestiture Agreement, the License Agreement and the Supply Agreement.

SUPPLY AND LICENSE AGREEMENTS

                 Supply Agreement. Knogo's factory and production facilities in Cidra, Puerto Rico are among the assets located in the Knogo N.A. Territory which will be contributed to Knogo N.A. pursuant to the Divestiture Agreement. The Supply Agreement provides for Knogo (and Sensormatic, as its successor) to purchase products currently produced or marketed by Knogo or hereafter produced or marketed by Knogo N.A. ("Knogo Products") from Knogo N.A., for sale outside the Knogo N.A. Territory, in a minimum aggregate dollar amount of $12,000,000 during the first 12 months and an additional $12,000,000 during the ensuing 18 months, subject to certain quarterly and monthly minimums and maximums. The Supply Agreement provides that such Knogo Products will be priced such that Knogo N.A.'s gross profit margin on the sale of such Knogo Products will be 35%. In the event that Sensormatic fails to purchase the required minimum amount of Knogo Products, Sensormatic would be liable to pay liquidated damages in the amount of 35% of the shortfall, except that to the extent that such failure is caused by Sensormatic contemporaneously producing such Knogo Products for itself, the applicable percentage would be 50%.

                 License Agreement. The Divestiture Agreement provides that Knogo will contribute to Knogo N.A. the United States and Canadian patents and trademarks owned by Knogo. Knogo will retain ownership of its patents and trademarks outside the United States and Canada. Know-how and other intellectual property will be commonly owned by Knogo and Knogo N.A., provided that Knogo N.A. will have the exclusive right to make or have made, use, market, distribute, sell, lease, install, service and market Knogo Products within the Knogo N.A. Territory and Knogo will have such exclusive rights outside the Knogo N.A. Territory, all as subject to the provisions of the License Agreement. The License Agreement provides that shortly after the Divestiture, Knogo N.A. will deliver to Sensormatic all know-how in its possession which Knogo is entitled to retain, and perform certain ongoing training and consulting services in connection therewith, without additional consideration.

                 Pursuant to the License Agreement, Knogo (and Sensormatic, as its successor) and Knogo N.A. will grant to each other certain perpetual, fully-paid licenses under the patents and other technology to be contributed to Knogo N.A. or retained by Knogo (as applicable), including (i) a non-exclusive license from Knogo N.A. to Knogo to manufacture or have manufactured Knogo Products in the Knogo N.A. Territory (and to apply the Knogo trademarks and trade names thereto), provided that such products are marketed, distributed, sold or leased outside of the Knogo N.A. Territory for use outside of the Knogo N.A. Territory; (ii) a non-exclusive license from Knogo N.A. to Knogo to use, make, have made, market, distribute, sell or lease SuperStrip in the Knogo N.A. Territory; (iii) a non-exclusive license from Knogo to Knogo N.A. to make or have made Knogo Products and SuperStrip outside the Knogo N.A. Territory but only for marketing, distribution, sale or use in the Knogo N.A. Territory; and
(iv) certain cross-licenses of improvements developed by the parties during the five years following the date of the Divestiture.

                 Notwithstanding any of the territorial restrictions referred to above, each of the parties has the further right to sell material used for source labeling (i.e., embedding or affixing label materials in or to merchandise at the point of manufacture or distribution) to manufacturers or distributors located outside their respective territories, but only to be embedded in or affixed to merchandise for source labeling purposes, and only if such merchandise is to be sold by such manufacturers or distributors for sale and use in accordance with the territorial restrictions otherwise applicable to the party supplying such material.

                 The License Agreement also provides that following a "Change in Control" (as defined in the License Agreement) of Knogo N.A., if Sensormatic has licensed or assigned rights in SuperStrip to a party other than an affiliate, distributor, dealer or a party manufacturing for Sensormatic or such persons, Knogo N.A. or its successor will have the right to obtain a similar non-exclusive license outside the Knogo N.A. Territory on terms no less favorable than those available to any such licensee. The License Agreement also contains provisions giving each party the right to purchase SuperStrip from the other if the selling party is manufacturing SuperStrip or having SuperStrip manufactured by others under contract to such selling party.


                                   THE MERGER

                 This section of the Proxy Statement--Prospectus describes certain aspects of the proposed Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex I to this Proxy
Statement--Prospectus and is incorporated herein by reference.

STRUCTURE AND TERMS OF THE MERGER

                 On August 14, 1994, the Merger Agreement was executed by Sensormatic, Knogo and Knogo N.A. Pursuant to the Merger Agreement, at the Effective Time, and assuming that the Knogo N.A. Stock Distribution has occurred, each share of Knogo Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, which is equal to a fraction of a share of Sensormatic Common Stock having a value equal to $18, based upon the Average Sensormatic Share Price (i.e., the average of the closing prices of Sensormatic Common Stock on the NYSE for the 20 trading days preceding the date on which the Effective Time occurs), provided, that if such Average Sensormatic Share Price exceeds $33, the $18 value would be increased by an amount equal to 0.273 times such excess of the Average Sensormatic Share Price over $33 (and subject to certain additional adjustments described herein). Under the Merger Agreement, if the Average Sensormatic Share Price is less than $28, Sensormatic has the right to pay the Merger Consideration in cash, or a combination of cash and Sensormatic Common Stock (valued at the Average Sensormatic Share Price), such that the aggregate value per share of such cash and Sensormatic Common Stock equals $18, provided, that in such event Knogo may nonetheless require Sensormatic to pay the Merger Consideration entirely in Sensormatic Common Stock, valued for such purpose at $28 per share (in which event the Merger Consideration would be .6429 shares of Sensormatic Common Stock). There is no provision for termination of the Merger Agreement in the event that the Average Sensormatic Share Price is less than or exceeds specified amounts. The Merger Consideration, however, could be further adjusted in certain other events. See "The Merger--Possible Additional Adjustments in the Merger Consideration".

                 Upon completion of the Divestiture (as more fully described under "The Divestiture" above) and the Merger, each outstanding share of Knogo Common Stock will in effect be exchanged for a fraction of a share of Sensormatic Common Stock having a value of $18 (subject to adjustments as described above) and, as a result of the Knogo N.A. Stock Distribution, one share of Knogo N.A. Common Stock. In the event that a Knogo N.A. Sale occurs in lieu of the Knogo N.A. Stock Distribution, Knogo Shareholders would receive the benefit of such sale in the form of increased Merger Consideration (appropriately adjusted to reflect the net after-tax proceeds retained by Knogo from the Knogo N.A. Sale) or, in certain circumstances, a distribution of such proceeds directly from Knogo. (See "The Divestiture--The Divestiture Agreement".) Except as otherwise agreed by the parties, any additional amount reflected in the Merger Consideration would be paid in Sensormatic Common Stock or cash, or a combination thereof, as described above.

                 The Knogo N.A. Stock Distribution and the Merger are intended to be tax-free transactions for federal income tax purposes. However, in the event that the Average Sensormatic Share Price is less than $28, and Sensormatic pays a sufficient part of the Merger Consideration in cash such that (taking into account cash paid to dissenting Shareholders, cash paid in lieu of fractional share interests, and Shareholders who dispose of either their shares of Knogo Common Stock prior to, or shares of Sensormatic Common Stock after, the Merger but as part of a plan with respect thereto) historic Knogo Shareholders in the aggregate retain a number of shares of Sensormatic Common Stock having a value that is less than 50% of the value of Knogo immediately after the Divestiture, then the Merger may not qualify for tax-free reorganization treatment. See "The Merger--Certain Federal Income Tax Consequences". In such event, Sensormatic intends to exercise its right to consummate the Merger by means of the Alternative Merger, as described in the following paragraph.

                 Upon and following the Effective Time, the separate existence of Knogo will cease and Sensormatic will continue as the Surviving Corporation, except that if the Average Sensormatic Share Price is less than $28, and Sensormatic elects to pay a sufficient amount of the Merger Consideration in cash, such that Sensormatic reasonably determines that the Merger may not qualify as a tax-free reorganization for federal income tax purposes, and Knogo does not exercise its option to cause the Merger Consideration to consist entirely of Sensormatic Common Stock, Sensormatic may elect to effect the Merger by consummating the Alternative Merger (i.e., merging a newly-formed New York corporation which is a wholly-owned subsidiary of Sensormatic with and into Knogo), in order that the Merger would be treated for federal income tax purposes as the purchase by Sensormatic of all of the outstanding stock of Knogo. In such event, Knogo would be the surviving corporation of such Alternative Merger. See "The Merger--Alternative Merger; Other Alternative Transaction Structures".

                 Pursuant to the Merger Agreement, and as a condition to the consummation of the Merger, the Divestiture will occur immediately prior to the Merger in accordance with the terms of the Divestiture Agreement. See "The Divestiture--The Divestiture Agreement."

BACKGROUND OF THE MERGER

                 In May 1993, Knogo retained Smith Barney to assist Knogo in seeking financing, among other things, to further develop and exploit its SuperStrip technology. Knogo believed that following the restructuring charges taken in the fiscal year ended February 29, 1992, its lender banks, which already had substantial loans outstanding to Knogo, would not be willing to increase substantially their loans to Knogo as might be required for Knogo to develop SuperStrip and related technologies, if Knogo were to proceed with the development on its own, and to significantly expand its participation in the industry's development of source labeling, which it believed would be an important part of the future of EAS. Consequently, Knogo requested that

Smith Barney contact certain third parties to determine whether such parties would have an interest in providing financing to Knogo in the range of $25 million to $30 million. Based on preliminary discussions, Knogo's management believed that such financing was unlikely to be available.

                 In August 1993, Smith Barney was requested to solicit and evaluate potential corporate transactions involving a strategic partner, a significant investor, or a merger or sale of Knogo's business. In determining to pursue such transactions, the Knogo Board of Directors considered such factors as: Knogo's need for additional financing to develop and exploit its products, to establish and coordinate domestic and international MIS systems and to enhance its competitiveness; the deteriorating health of its chairman, chief executive officer and founder, Arthur J. Minasy, who died on May 10, 1994, and the fact that Knogo's international business had been initiated and nurtured by Mr. Minasy and was largely dependent on his continued involvement; the need to augment Knogo's international executive force if Mr. Minasy were to become inactive; and the desire of Mr. Minasy and his family eventually to diversify his estate and make it less dependent on his Knogo holdings. The Board was also cognizant of the facts that Knogo's earnings record had been erratic, that its share price was less than it had been five years before and had not kept pace with increases in the S&P 500 Index and the S&P Electrical Equipment Index, that its shares sold at a lower multiple of earnings than other companies in its industry and that a corporate transaction or merger might enhance shareholder value.

                 Accordingly, the search for a merger partner or significant investor was commenced. During late 1993 and into 1994, numerous entities were contacted on a confidential basis. Expressions of interest in various transactions were received from a number of parties and exploratory discussions were conducted with each of these entities. Discussions with several of these entities continued through all or part of the period during which discussions were underway with Sensormatic.

                 Mr. Minasy invited Ronald G. Assaf, Chairman of the Board and chief executive officer of Sensormatic, to visit Mr. Minasy at Mr. Minasy's residence in Belgium to discuss possible mutual business interests in Europe. During the visit, which took place during the week of February 7, 1994, Messrs. Minasy and Assaf discussed in general terms the possibility of jointly developing an electromagnetic label product for use in Europe. Mr. Minasy also mentioned his concern about his expected transition from an active management role with Knogo, and raised the possibility of Sensormatic's buying Knogo. There were no significant follow-up conversations as to these possibilities prior to Mr. Minasy's death in May 1994.

                 On June 2, 1994, Michael E. Pardue, Sensormatic's Executive Vice President, telephoned Thomas A. Nicolette, Knogo's President and chief executive officer, concerning the potential advantages of a combination of Sensormatic and Knogo's businesses other than its business in the United States (including Puerto Rico) and Canada. Sensormatic's focus on such businesses outside the United States and Canada, which generated the substantial portion of Knogo's revenues and profits, was consistent with Sensormatic's strategy of expanding its business globally, as well as obtaining operating and marketing synergies with Knogo's subsidiaries in Europe and the Pacific Rim. As negotiations developed, it appeared to both parties that there would be more value to an independent company than the value Sensormatic would have placed on the U.S. and Canadian operations of Knogo. It was also anticipated by the parties that in view of Sensormatic's focus, divesting Knogo's businesses in the United States and Canada would facilitate clearance under the HSR Act (expiration of the waiting periods under the HSR Act being one of two principal contingencies to the consummation of the transaction, the other being shareholder approval).

                 On June 5, 1994, the chief executives and certain directors and advisors of Knogo and Sensormatic met to discuss a potential transaction involving the two companies and to provide Sensormatic with an overview of Knogo's operations. In attendance at that meeting were Mr. Nicolette, Robert Abbott, Senior Vice President-Finance of Knogo, William Perlmuth, a member of the law firm of Stroock & Stroock & Lavan and a director of Knogo, and a representative of Smith Barney, on behalf of Knogo, and Mr. Assaf, Mr. Pardue, James Lineberger, Chairman of the Executive Committee of the Sensormatic Board, and Jerome LeWine, a member of the law firm of Christy & Viener and a member of the Executive Committee of the Sensormatic Board, on behalf of Sensormatic. Knogo and Sensormatic concluded that such a combination was of sufficient interest that detailed financial information concerning the two companies and their respective businesses should be exchanged and evaluated, subject to a confidentiality agreement that had been entered into in advance of the meeting. Thereafter, Knogo and Sensormatic, through their senior management and respective legal and financial advisors, exchanged, evaluated and discussed such information and the possible structure and terms of a potential transaction.

                 On June 14, 1994, Mr. Abbott, Peter Mundy, Vice President and Corporate Controller of Knogo, and a representative of Smith Barney, met with Lawrence Simmons, Vice President-Finance of Sensormatic. At such meeting, Knogo provided Sensormatic with information concerning Knogo's sales revenue recognition policy; taxes and tax audits; manufacturing; product cost methods (without disclosing product costs); inventory levels; Knogo's Hauppauge facility; and personnel matters.

                 Shortly after the June 14, 1994 meeting, Sensormatic indicated that, subject to further negotiation and due diligence, it estimated the value of Knogo's international operations, including Knogo's Puerto Rican subsidiary and manufacturing operations, for purposes of a potential transaction at approximately $100,000,000. Shortly thereafter, Knogo had a draft term sheet prepared describing its view of certain structural aspects of a potential transaction. The draft term sheet contemplated that the Puerto Rico subsidiary and manufacturing facility would remain with Knogo N.A. and introduced the concept of a supply agreement providing for minimum purchases by Sensormatic from Knogo N.A. over a specified period, but did not include certain key terms for the transaction, such as price and break-up fees. On June 23, 1994, the draft term sheet was forwarded to Sensormatic's financial advisors and on June 27, 1994, Knogo's and Sensormatic's financial advisors met to discuss the transaction.

                 Discussions continued over the next two months with Sensormatic and several other potential buyers. On June 27, 1994, in response to inquiries in the marketplace, Knogo issued a press release announcing that it was holding discussions regarding a possible corporate transaction, such as a merger or acquisition or the addition of a significant investor. By July 1994, Knogo and Sensormatic elected to have representatives of the two companies, together with their financial, legal and accounting advisors, conduct a more detailed review of the businesses and operations of the two companies for purposes of evaluating a potential combination of Sensormatic with the businesses of Knogo outside the United States (including Puerto Rico) and Canada. Following this more detailed exchange and discussion of financial, business and operational information, Knogo and Sensormatic and their representatives entered into negotiations regarding the elements of the proposed merger and divestiture transactions and the agreements necessary to effectuate the contemplated transactions.

                 On August 11, 1994, Sensormatic offered to pay, for each share of Knogo Common Stock (following the Divestiture of Knogo N.A.), $18 in Sensormatic Common Stock on the terms and conditions more fully described below and in the Merger Agreement. The Knogo Board of Directors, at meetings on August 12 and 14, 1994, considered the proposal made by Sensormatic. In its discussions the Knogo Board determined that a merger transaction with

Sensormatic, together with the Divestiture, on the terms set forth in the Merger Agreement and the Divestiture Agreement, would afford the Knogo Shareholders greater value for their shares than was likely to be realized by them if Knogo remained an independent company or was sold to or merged with other potential parties. The Knogo Board took into consideration that the value being placed by Sensormatic on the Knogo Common Stock in the Merger, together with the estimated minimum value of the Divestiture, was significantly greater than the highest market price for Knogo Common Stock in recent years and was approximately 100% above the range at which Knogo Common Stock was trading when discussions with Sensormatic began and approximately 80% above the price at which it closed on the trading date prior to Knogo's press release on June 27, 1994. The Knogo Board also noted that Knogo's Shareholders would have the potential opportunity to participate in the growth of EAS products through the growth of Sensormatic's business as well as through the separate growth and development of Knogo N.A., including the marketing by Knogo N.A. of the SuperStrip technology in the Knogo N.A. Territory, as a result of the Knogo N.A. Stock Distribution. The Knogo Board further noted that the transactions were intended to be tax-free for federal income tax purposes.

                 The Knogo Board further considered that the Merger Agreement provides for the payment by Sensormatic to Knogo of a fee of $10,000,000 in the event of a termination of the Merger Agreement other than under certain specified circumstances and for payment of a fee of $4,000,000 in the event of a termination of the Merger Agreement under other specified circumstances. The Knogo Board also considered that the Merger Agreement also provides for the payment by Knogo to Sensormatic of a fee of $4,000,000 or more in the event the Merger Agreement is terminated by Knogo under certain specified circumstances. See "Expenses; Break-Up Fees" under this heading.

                 The Knogo Board also noted that, pursuant to the Merger Agreement, (i) the Knogo Board may consider bona fide inquiries and proposals received after the date of the Merger Agreement or enter into discussions or negotiations with the person or group making such inquiry or proposal if the Knogo Board determines in good faith that such person or group has the ability to consummate a transaction that is more favorable to Knogo Shareholders than the transaction contemplated under the Merger Agreement and that the Board's consideration of such inquiry or proposal or its entering into such discussions or negotiations is in the best interest of Knogo and Knogo Shareholders, and
(ii) Knogo may terminate the Merger Agreement in the event that a firm offer to consummate an acquisition transaction other than as contemplated by the Merger Agreement is received prior to the Special Meeting and the Knogo Board has determined in good faith that such termination is in the best interests of Knogo and its Shareholders and, after receipt of the written opinion of counsel to such effect, that the Board's fiduciary duties require that the Merger Agreement be terminated, subject to certain conditions. See "Consideration of Other Proposals" under this heading. Since the announcement of the Merger Agreement, no such inquiries, proposals or offers have been received to date. The Knogo Board also considered that if Knogo terminates the Merger Agreement with Sensormatic pursuant to the Merger Agreement and consummates within nine months a transaction pursuant to another proposal, Knogo will be obligated to pay to Sensormatic a fee according to a formula set forth in the Merger Agreement.

                 At the Board meeting on August 14, 1994 and prior to the execution and delivery of the Merger Agreement, Knogo received from Smith Barney an oral opinion (which was subsequently confirmed in writing) to the effect that, as of such date and based upon and subject to certain matters, the consideration to be received by Knogo Shareholders in the proposed Knogo N.A. Stock Distribution and Merger, taken together, was fair, from a financial point of view, to such Shareholders. See "Opinion of Knogo's Financial Advisor" below under this heading.

                 At the August 14, 1994 meeting, the Board inquired as to whether Smith Barney was able to estimate the market price for shares of Knogo N.A. Common Stock after the Merger and the Knogo N.A. Stock Distribution. The Smith Barney representative noted that, as stated in its opinion, Smith Barney expressed no opinion as to, among other things, the price at which the Knogo N.A. Common Stock will trade subsequent to the Merger and the Knogo N.A. Stock Distribution, but that Smith Barney had assumed, for purposes of its opinion, based on management's projections and Smith Barney's financial analyses, a per share value for the Knogo N.A. Common Stock of between $2.00 to $8.00. See "Opinion of Knogo's Financial Advisor--Discounted Cash Flow Analyses".

                 The Board also inquired as to the "collar" provision in the Merger Agreement. The Smith Barney representative noted that the collar was favorable in that it was structured so that the $18 exchange value of Knogo Common Stock would be adjusted upward if the average market price of Sensormatic Common Stock exceeded $33.00 prior to the Merger and that, regardless of decreases in the market price of Sensormatic Common Stock, Knogo shareholders would receive that number of shares of Sensormatic Common Stock having a value of not less than $18 per share (although Knogo Shareholders might receive cash for all of a portion of their Knogo Common Stock if the average share price of Sensormatic Common stock fell below $28 per share). In addition, the Merger Agreement did not provide Sensormatic with the right to terminate the Merger Agreement in the event that the average market price of Sensormatic Common Stock were to fall below certain levels. See "The Merger--Structure and Terms of the Merger".

                 The Board also requested to be updated as to the status of negotiations with other potential buyers. The Smith Barney representative reviewed with the Board the process undertaken by Knogo in connection with its search for a merger partner and the status of discussions with the interested prospects, noting that no firm offer had been received from any other prospect.

                 The Board asked the Smith Barney representative how Knogo Shareholders would participate in the potential value of the SuperStrip technology under the terms of the Merger. The representative replied that Knogo Shareholders could participate in such potential value through the shares of Sensormatic Common Stock received in the Merger and through the distribution of shares of Knogo N.A. Common Stock pursuant to the Knogo N.A. Stock Distribution. The representative also noted that, under the terms of the License Agreement, Knogo N.A. had a right to purchase SuperStrip from Sensormatic at Sensormatic's cost for a five-year period after closing. See "The Divestiture--Supply and License Agreements".

                 The Board of Directors of Knogo unanimously approved the Merger Agreement on August 14, 1994 and the parties entered into such Agreement on that date. The proposed transactions were publicly announced on August 15, 1994.

REASONS FOR THE MERGER--KNOGO

                 Knogo's directors have determined that the terms of the Merger, including the Knogo N.A. Stock Distribution, are fair to and in the best interest of Knogo and its Shareholders. The Knogo Board has unanimously recommended that the Knogo Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Divestiture and the Merger.

                 The Knogo Board of Directors, in its consideration of the Merger Agreement, received presentations from and reviewed the terms and conditions of the Merger Agreement with members of Knogo's management, Knogo's counsel and Knogo's financial advisor, Smith





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
Barney. After such review, the Board of Directors of Knogo concluded that the Merger with Sensormatic will afford Knogo Shareholders a more favorable opportunity as compared with other potential business combinations previously discussed by the Knogo Board of Directors or if Knogo were to remain independent. If effected as an exchange of Knogo Common Stock for Sensormatic Common Stock, Knogo Shareholders will derive the additional benefit of participating in the earnings and anticipated growth of Sensormatic.

                 In deciding that the consideration to be received in the Merger and Knogo N.A. Stock Distribution is fair to Knogo Shareholders, the Knogo Board considered the following factors:

                         (i) the terms of the Merger Agreement and the transactions contemplated thereby, including the amount and form of consideration to be paid by Sensormatic and the valuation of the shares of Knogo N.A. to be distributed in the Knogo N.A. Stock Distribution;

                        (ii) government regulatory considerations and the likelihood of the transactions being consummated;

                       (iii) historical information regarding the market prices of Knogo Common Stock;

                        (iv) information concerning the financial performance, condition, business operations and prospects of Knogo, Knogo N.A. (on a pro forma basis) and Sensormatic;

                         (v) current market and economic conditions affecting the businesses of Knogo and Sensormatic;

                        (vi) the protection afforded Knogo Shareholders in the event the market price of Sensormatic Common Stock was below $28 at the effective time of the Merger;

                       (vii) the comparison of the proposed Merger with possible alternatives available to Knogo, including potential transactions with other third parties as explored by Smith Barney at the direction of the Knogo Board, and continuation as an independent public company;

                      (viii) the fact that the terms of the Merger Agreement were the result of arm's length negotiations between representatives of Knogo and Sensormatic; and

                        (ix) the fairness opinion of its financial advisor, Smith Barney.

The Knogo Board also considered the following additional benefits of the transactions contemplated by the Merger Agreement in deciding that the Merger and Knogo N.A. Stock Distribution are in the best interests of the Knogo Stockholders.

                         (i) the opportunity to participate in the earnings and anticipated growth of Sensormatic being offered to Knogo Shareholders through ownership of Sensormatic Common Stock;

                        (ii)      the opportunities afforded to the
         Shareholders through an interest in Knogo N.A., a company with a favorable financial condition and no bank debt following the Divestiture;

                       (iii) the structure of the Knogo N.A. Stock Distribution and Merger, which (except in the case of the Alternative Merger) would permit Knogo Shareholders to exchange all their Knogo Common Stock for Sensormatic Common Stock, and to receive Knogo N.A. Common Stock, on a tax-free basis; and

                        (iv) that the Knogo Shareholders would continue to have investment liquidity since their Sensormatic shares are listed on the NYSE and the Knogo N.A. shares are expected to be listed or quoted on a national securities exchange or trading system (although there can be no assurance as to the establishment or continuity of a public trading market for the Knogo N.A. shares).

                 In view of the wide variety of factors considered in connection with its evaluation of the Merger and Merger Consideration, the Board of Directors of Knogo did not find it practical to assign relative weights to the factors considered in reaching its decision, and therefore, the Board of Directors of Knogo did not quantify or otherwise attach relative weights to the specific factors considered by the Board of Directors.

                 In deciding to enter into the Merger Agreement and recommend that the Shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Divestiture and the Merger, the Knogo Board of Directors was mindful in particular of the premium represented in any event by the offer of Sensormatic and the value of the retained operations of Knogo N.A. over the market price of the Knogo Common Stock (which was trading in the range of $10 to $10 1/2 when discussions with Sensormatic began, closed at $12 1/8 on the trading date prior to Knogo's press release on June 27, 1994 and closed at $15 7/8 on the trading date prior to the announcement of the execution of the Merger Agreement), as well as the added advantage of the intended tax-free nature of the proposed exchange of Knogo Common Stock for Sensormatic Common Stock, and also the potential value to Knogo Shareholders of Knogo N.A. as an independent company.

                 On the basis of the foregoing factors and for reasons discussed in greater detail under "Background of the Merger", above, the Knogo Board of Directors concluded that the proposed Merger with Sensormatic and the Divestiture would afford the Knogo Shareholders greater value for their shares than was likely to be realized by them through the other available alternatives and, accordingly, was fair to and in the best interests of the Knogo Shareholders.

RECOMMENDATION OF THE KNOGO BOARD OF DIRECTORS

                 KNOGO'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KNOGO SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND OF THE DIVESTITURE AND MERGER CONTEMPLATED THEREBY. Knogo's Board of Directors further unanimously recommends that Knogo Shareholders vote "FOR" authorizing the person or persons voting to vote in favor of adjournment or postponement of the Special Meeting if management of Knogo determines that such adjournment or postponement is necessary or appropriate.

REASONS FOR THE MERGER--SENSORMATIC

                 The Board of Directors of Sensormatic believes that the acquisition of Knogo's business interests outside of the United States, Canada and Puerto Rico will enhance

Sensormatic's strategy of expanding its own markets globally, while also affording Sensormatic operating and marketing synergies. In particular, Knogo's presence in Western Europe, Eastern Europe and the countries of the Pacific Rim is expected to complement Sensormatic's existing efforts in those regions, leading to a cost efficient acceleration of its marketing efforts there. In addition, Knogo's experienced sales and service organization, management team and well established customer base in Europe is expected to enhance sales in that competitive market and afford Sensormatic the opportunity to explore new niche markets there. Sensormatic expects such increased sales and efficiencies to lead to increased profits and earnings per share. Sensormatic also believes that, to the extent some or all of the Merger Consideration is paid in Sensormatic Common Stock, the long-term interests of Knogo shareholders could be served through the exchange of shares of Sensormatic Common Stock for shares of Knogo Common Stock, thereby providing Knogo shareholders with the opportunity to participate in the growth and earnings of Sensormatic, of which Knogo's business interests outside of the Knogo N.A. Territory would be a part.

OPINION OF KNOGO'S FINANCIAL ADVISOR

                 Smith Barney was retained by Knogo to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. In connection with such engagement, Knogo requested that Smith Barney evaluate the fairness, from a financial point of view, to Knogo Shareholders of the consideration to be received by such Shareholders in the Merger and the Knogo N.A. Stock Distribution (collectively, the "Transaction"). On August 14, 1994, Smith Barney rendered to the Knogo Board of Directors an oral opinion (subsequently confirmed by a written opinion dated such date) to the effect that, as of such date and based upon and subject to certain matters, the consideration to be received by the holders of Knogo Common Stock in the Merger and the Knogo N.A. Stock Distribution, taken together, was fair, from a financial point of view, to such holders. All of the members of the Knogo Board of Directors were present at the August 14, 1994 meeting at which Smith Barney rendered such oral opinion.

                 In arriving at its opinion, Smith Barney reviewed the Merger Agreement and the Divestiture Agreement (collectively, the "Agreements") and certain related agreements, and held discussions with certain senior officers, directors and other representatives and advisors of Knogo and certain senior officers and other representatives and advisors of Sensormatic concerning the businesses, operations and prospects of Knogo, Knogo N.A. and Sensormatic. Smith Barney examined certain publicly available business and financial information relating to Knogo and Sensormatic and certain business and pro forma financial information relating to Knogo N.A. as well as certain financial forecasts and other data for Knogo, Knogo N.A. and Sensormatic which were provided by the respective managements of Knogo and Sensormatic. Smith Barney reviewed the financial terms of the Transaction as set forth in the Agreements in relation to, among other things: current and historical market prices and trading volume of Knogo Common Stock and Sensormatic Common Stock; the historical and projected earnings of Knogo and Sensormatic and the pro forma historical and projected earnings of Knogo N.A.; and the respective companies' capitalization and financial condition. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected, and analyzed certain financial and other publicly available information relating to the businesses of other companies, in Knogo's industry. In connection with its engagement, Smith Barney also approached, and held preliminary discussions with, certain third parties to solicit indications of interest in a possible acquisition of Knogo. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion.

                 In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Knogo and Sensormatic as to expected future financial performance of Knogo, Knogo N.A. and Sensormatic. Smith Barney also relied upon the analysis of Knogo's legal counsel as to the potential tax consequences of the Transaction. Smith Barney did not express any opinion as to what the value of the Sensormatic Common Stock actually will be when issued to Knogo Shareholders pursuant to the Merger, what the value of the shares of Knogo N.A. Common Stock actually will be when issued to Knogo Shareholders pursuant to the Knogo N.A. Stock Distribution, or the prices at which the Sensormatic Common Stock or the Knogo N.A. Common Stock will trade subsequent to the Transaction. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Knogo, Knogo N.A. or Sensormatic nor did Smith Barney make any physical inspection of the properties or assets of Knogo, Knogo N.A. or Sensormatic. Although Smith Barney evaluated the consideration to be received by the holders of Knogo Common Stock in the Transaction from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration to be paid by Sensormatic in the Merger. No other limitations were imposed by Knogo on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

                 THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED AUGUST 14, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III TO THIS PROXY STATEMENT--PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. KNOGO SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF KNOGO COMMON STOCK IN THE TRANSACTION AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE KNOGO BOARD OF DIRECTORS IN ITS EVALUATION OF THE TRANSACTION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY KNOGO SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT--PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

                 In preparing its opinion to the Board of Directors of Knogo, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Knogo, Knogo N.A. and Sensormatic, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Knogo, Knogo N.A. and Sensormatic. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

                 Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market value and trading multiples of Knogo, and compared such multiples to those of Sensormatic and Checkpoint Systems, Inc. ("Checkpoint" and, together with Sensormatic, the
"Comparable Companies").   The Comparable Companies were selected because such
companies were the only U.S. publicly traded security companies (other than Knogo) whose operations where predominantly focused on EAS. Smith Barney compared market values as multiples of, among other things, historical earnings per share ("EPS") and projected calendar 1994 and 1995 EPS. The multiples of latest twelve months EPS and projected calendar 1994 and 1995 EPS of Sensormatic were 28.4x, 25.6x and 20.6x, respectively, and the multiples of projected calendar 1994 and 1995 EPS of Checkpoint were 32.5x and 23.8x, respectively. Checkpoint's latest twelve months EPS was not deemed meaningful for comparative purposes because of Checkpoint's marginally profitable performance on a latest twelve months basis. As a result of its depressed historical earnings, it was assumed that Checkpoint's market valuation was based on its projected earnings. In order to establish a range of value for the total consideration to be received by Knogo shareholders from both the Merger and the Knogo N.A. Stock Distribution (the "Total Transaction Consideration"), Smith Barney also analyzed the range of potential values for Knogo N.A. Common Stock based on the results of its discounted cash flow analysis. Given the strong projected earnings growth for Knogo N.A. relative to the Comparable Companies, it was believed that a discounted cash flow analysis would more accurately reflect the potential value for Knogo N.A. Common Stock than would a trading multiple analysis of historical or near-term projected earnings. Assuming a per share value range for the Knogo N.A. Common Stock of between $2.00 to $8.00 (see "Discounted Cash Flow Analyses" below), which equates to a Total Transaction Consideration of between $20.00 to $26.00 per share, the multiples of latest twelve months EPS and projected fiscal years ended February 1995 and 1996 EPS implied by the Total Transaction Consideration were between 39.8x to 52.1x, 37.5x to 49.1x and 21.8x to 28.6x, respectively.

                 Smith Barney also compared adjusted market values (common equity market value, plus the book value of debt and preferred stock, less cash and cash equivalents) to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") implied by the Total Transaction Consideration, and compared those multiples to the trading multiples of EBITDA and EBIT of the Comparable Companies. The multiples of latest twelve months EBITDA and EBIT of the Comparable Companies which were deemed meaningful were 16.9x and 22.6x, respectively, while the multiples implied by the Total Transaction Consideration, using the same range of per share equity values for the Knogo N.A. Common Stock described above, were between 12.4x to 15.7x and 21.3x to 27.1x, respectively. Checkpoint's latest twelve months EBITDA and EBIT multiples were not deemed to be meaningful for comparative purposes because of Checkpoint's marginally profitable performance on a latest twelve months basis.

                 Smith Barney noted that, in general, the multiple ranges implied by the Total Transaction Consideration compared favorably with those of the Comparable Companies and, taken together with the other analyses performed and factors considered by Smith Barney, supported Smith Barney's opinion as to the fairness of the consideration to be received by Knogo Shareholders in the Transaction from a financial point of view.

                 Selected Mergers and Acquisitions Analysis. Using publicly available information, Smith Barney analyzed the equity purchase prices and implied transaction multiples in the following selected mergers and acquisition transactions in the EAS industry:

Sensormatic/Security Tag Systems, Inc. and Sensormatic/ALPS Division of Automated Security (Holdings) PLC (the "Selected Acquisitions"). Smith Barney analyzed equity purchase prices as multiples of, among other things, net income and book value and transaction values (equity purchase price plus book value of debt and preferred stock, less cash and cash equivalents) as multiples of revenue, EBITDA and EBIT, and compared these multiples to the multiples of Knogo's performance implied by the Total Transaction Consideration. The mean multiples of book value, revenue, EBITDA and EBIT were 2.7x, 2.2x, 9.5x and 11.7x, respectively, as compared to book value, revenue, EBITDA and EBIT multiple ranges implied by the Total Transaction Consideration of between 1.7x to 2.3x, 1.5x to 1.9x, 12.4x to 15.7x and 21.3x to 27.1x, respectively. Due to the marginally profitable performance reported for Security Tag and ALPS, net income multiples for those acquisitions were not deemed to be meaningful for comparative purposes.

                 Smith Barney noted that, in general, the multiple ranges implied by the Total Transaction Consideration compared favorably with those of the Selected Acquisitions and, taken together with the other analyses performed and factors considered by Smith Barney, supported Smith Barney's opinion as to the fairness of the consideration to be received by Knogo Shareholders in the Transaction.

                 No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses is identical to Knogo, Knogo N.A., Sensormatic or the Transaction. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

                 Discounted Cash Flow Analyses. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Knogo for the period beginning June 1, 1994 through fiscal year 1999, assuming, among other things, discount rates ranging from 10.0% to 14.0% and terminal multiples of projected net income ranging from 13.0x to 22.0x. This analysis resulted in a range of per share values for Knogo Common Stock of between $12.85 to $28.04. Smith Barney noted that the Total Transaction Consideration range of $20.00 to $26.00 per share compared favorably with such range of per share values and, taken together with the other analyses performed and factors considered by Smith Barney, supported Smith Barney's opinion as to the fairness of the consideration to be received by Knogo Shareholders in the Transaction from a financial point of view.

                 Smith Barney also performed a discounted cash flow analysis of the projected free cash flow of Knogo N.A. for the period beginning June 1, 1994 through fiscal year 1999, assuming, among other things, discount rates ranging from 20.0% to 30.0% and terminal multiples of net projected income ranging from 13.0x to 22.0x. Higher discount rates were utilized for Knogo N.A. than those assumed for Knogo due to, among other things, the risks associated with the fact that Knogo N.A. had not conducted operations historically as a stand-alone entity. Smith Barney performed this analysis on three sets of operating projections: a "Base Case" which reflected management's current operating plan, an "Upside Case" which reflected a 50% improvement each year in operating income over the Base Case, and a "Downside Case" which reflected a 50% reduction each year in the operating income in the Base Case. These analyses resulted in the following ranges of values per share of Knogo N.A. Common Stock: (i) Base Case: $3.42 to $7.82 (ii) Upside Case:
$5.20 to $11.86; and (iii) Downside Case: $1.63 to $3.78. After taking into account these results and other factors that may influence the future operating performance and market valuation of Knogo N.A., Smith

Barney assumed, for purposes of this analysis, a per share value for the Knogo N.A. Common Stock of between $2.00 to $8.00.

                 Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Knogo's historical and projected financial results and Knogo N.A.'s pro forma historical and projected financial results; (ii) the history of trading prices and trading volume for Knogo Common Stock and Sensormatic Common Stock; and
(iii) the implied value per share to be received by Knogo shareholders in the Merger based on a range of assumed Average Sensormatic Share Prices.

                 Pursuant to the terms of Smith Barney's engagement, Knogo has agreed to pay Smith Barney for its services in connection with the Transaction an aggregate financial advisory fee equal to 1% of the total consideration to be paid in the Transaction plus the liabilities to be assumed by Sensormatic in the Merger and the fair market value of certain unsold assets. Knogo also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. Upon completion of the Transaction, Knogo's obligations to Smith Barney will be payable by Sensormatic as the Surviving Corporation.

                 Smith Barney has advised Knogo that, in the ordinary course of business, it may actively trade the securities of Knogo and Sensormatic for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

                 Smith Barney is a nationally recognized investment banking firm and was selected by Knogo based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

FRACTIONAL SHARES

                 No fractional shares of Sensormatic Common Stock will be issued in connection with the Merger. In lieu thereof, each Shareholder otherwise entitled to a fraction of a share of Sensormatic Common Stock pursuant to the terms of the Merger Agreement will be paid, in cash, an amount equal to such fraction multiplied by the Average Sensormatic Share Price as soon as practicable following the Effective Time. No fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Sensormatic.

KNOGO SHAREHOLDER RIGHTS PLAN

                 The Rights of Knogo Shareholders to purchase preferred stock of Knogo in certain events, which were previously granted with respect to each share of Knogo Common Stock pursuant to the Rights Agreement, will be exchanged (together with the corresponding shares of Knogo Common Stock) for the Merger Consideration pursuant to the Merger and thereby extinguished. There are no comparable rights associated with the Sensormatic Common Stock to be received by the Shareholders in the Merger.

KNOGO STOCK OPTIONS

                 Each stock option for employees and non-employee directors of Knogo (a "Knogo Option") outstanding and unexercised as of the Effective Time will be cancelled and the holder thereof will become entitled to receive two substitute options ("Substitute Options"), consisting of (i) a non-qualified stock option to purchase Sensormatic Common Stock (a "Substitute Sensormatic Option") and (ii) a qualified stock option (or a non-qualified stock option in the case of any non-employee director) under the stock option plan to be adopted by Knogo N.A. prior to the Effective Time (a "Substitute Knogo N.A. Option"), subject to the following terms and conditions.

                 A Substitute Sensormatic Option will be an option to purchase a number of whole shares of Sensormatic Common Stock determined by multiplying
(A) the Merger Consideration (assuming, for this purpose, that the Merger Consideration consists entirely of Sensormatic Common Stock) by (B) the number of shares of Knogo Common Stock issuable pursuant to such Knogo Option. With respect to holders of Knogo Options who become employees or directors of Knogo N.A. upon the Effective Time, or who become employees of the Surviving Corporation upon the Effective Time but whose employment is terminated by the Surviving Corporation within 30 days following the Effective Time, such holders will become entitled to receive, in lieu of such Substitute Sensormatic Option, a number of shares of Sensormatic Common Stock (and/or cash, in the same proportion as the cash included in the Merger Consideration per share) equal to
(i) the product of (A) the number of shares of Sensormatic Common Stock subject to the Substitute Sensormatic Option that otherwise would have been issued to such holder multiplied by (B) the excess, if any, of the Average Sensormatic Share Price over the exercise price of such Substitute Sensormatic Option, (ii) divided by the Average Sensormatic Share Price.

                 A Substitute Knogo N.A. Option will be an option to purchase a number of whole shares of Knogo N.A. Common Stock that would have been issued in the Divestiture to a shareholder owning the number of shares of Knogo Common Stock subject to such Knogo Option. With respect to holders of Knogo Options who become employees of the Surviving Corporation upon the Effective Time (including any such employees whose employment is terminated after the Effective Time), such holders will become entitled to receive, in lieu of a Substitute Knogo N.A. Option, a number of shares of Knogo N.A. Common Stock equal to (i) the product of (A) the number of shares of Knogo N.A. Common Stock subject to the Substitute Knogo N.A. Option that otherwise would have been issued to such holder multiplied by (B) the excess, if any, of the Knogo N.A. Share Price (as defined below) over the exercise price of such Substitute Knogo N.A. Option, (ii) divided by the Knogo N.A. Share Price. The "Knogo N.A. Share Price" means the average of the closing prices, if available, and otherwise the average of the high and low sale prices, of Knogo N.A. Common Stock for the first 10 business days following the Effective Time.

                 The aggregate exercise price under each Substitute Knogo N.A. Option will be a percentage (the "Knogo N.A. Percentage") of the exercise price of the cancelled Knogo Option equal to the Knogo N.A. Share Price divided by $10.50. The aggregate exercise price under each Substitute Sensormatic Option will be a percentage of the exercise price of the cancelled Knogo Option equal to 100% minus the Knogo N.A. Percentage. The respective exercise prices per share of such Substitute Options will be determined by dividing the aggregate exercise prices thereof by the respective number of shares issuable pursuant to such Substitute Options. Fractional shares that would be issuable pursuant to a Substitute Option will be settled in cash, less the exercise price allocable thereto. The foregoing provisions may be modified if required in order to comply with the requirements of Section 16(b) of the Exchange Act (and related rules) or in order to reflect alternate forms of the transactions described herein. See "The

Merger--Alternative Merger; Other Alternative Structures". Except as set forth above or as required by the terms of each such Substitute Option, the terms of such Substitute Options will remain unchanged from those of the corresponding Knogo Option, subject, in the case of any Substitute Sensormatic Option granted under a Sensormatic stock option plan, to such other amendments as may be determined by Sensormatic in order to conform such Substitute Option to the terms of such plan.

                 As of November 28, 1994, there were outstanding options to purchase 264,875 shares of Knogo Common Stock under Knogo's stock option plan.

EFFECTIVE TIME OF THE MERGER

                 The Merger will become effective upon the time of filing of a Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Time). The Merger Agreement provides that a corresponding Certificate of Merger will be filed with the Secretary of State of New York on the same day. Such filings will occur when all conditions to the Merger contained in the Merger Agreement, including the requisite approval of the Knogo Shareholders, the consummation of the Divestiture and the satisfaction of applicable regulatory requirements, have been satisfied or waived. Sensormatic and Knogo currently anticipate that such filings will be made and that the Effective Time will occur as soon as practicable after the Special Meeting.
See "The Merger--Regulatory Considerations" and "The Merger--Other Conditions to Consummation of the Merger". See also "The Merger--Alternative Merger; Other Alternative Structures".

RESALE OF SENSORMATIC COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

                 The Sensormatic Common Stock to be issued to the Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for shares of Sensormatic Common Stock issued to any person deemed to be an affiliate of Knogo for purposes of Rule 145 under the Securities Act at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their shares of Sensormatic Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

                 Knogo has represented that there is no plan or intention on the part of the shareholders of Knogo who own 5% or more of the outstanding Knogo Common Stock and, to the knowledge of Knogo's management, on the part of the remaining holders of Knogo Common Stock to sell, exchange or otherwise dispose of their Knogo Common Stock prior to the Effective Time, the Knogo N.A. Common Stock received by them as a result of the Divestiture, or the Sensormatic Common Stock received by them pursuant to the Merger, such that the remaining Knogo shareholders will retain, in the aggregate, less than 50% of the Knogo N.A. Common Stock or a number of shares of Sensormatic Common Stock having a value equal to 50% of the value of Knogo immediately after the Divestiture.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                 If the Merger Consideration Consists of Sensormatic Common Stock and Does Not Include a Substantial Amount of Cash. It is a condition to the obligation of Knogo to consummate the Merger that Knogo shall have received an opinion of Stroock & Stroock & Lavan, counsel to Knogo, to the effect that, among other things, the contribution by Knogo of assets to Knogo N.A. and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code; and that Knogo will recognize no gain or loss as a result of the contribution of assets to Knogo N.A. and of the distribution of Knogo N.A. Common Stock to its shareholders. The foregoing opinion will not be a condition to the obligation of Knogo to consummate the Merger if (i) the Divestiture is effected pursuant to a Knogo N.A. Sale, or (ii) if the Average Sensormatic Share Price is less than $28 and Sensormatic exercises its right to pay a substantial portion of the Merger Consideration in cash and Knogo does not exercise its right in such event to require that the Merger Consideration consist entirely of Sensormatic Common Stock.

                 Assuming Sensormatic does not have a right to pay a substantial portion of the Merger Consideration in cash, or does not exercise such right if it arises, and the Divestiture is effected pursuant to the Knogo N.A. Stock Distribution, the federal income tax consequences of the Divestiture will be as follows:

                 No gain or loss will be recognized by reason of the Knogo N.A. Stock Distribution to Knogo or to Knogo's Shareholders who receive shares of Knogo N.A. Common Stock when distributed by Knogo;

                 The tax basis of the shares of Knogo N.A. Common Stock received by Knogo's Shareholders and of the shares of Knogo Common Stock which they retain immediately after the Knogo N.A. Stock Distribution will be determined by allocating between them the basis of each Shareholder in his shares of Knogo Common Stock held immediately before the Knogo N.A. Stock Distribution, in proportion to the relative fair market values immediately after the Knogo N.A. Stock Distribution of the Knogo Common Stock and the Knogo N.A. Common Stock; and such fair market values will, in general, be based on the Merger Consideration and the trading price of the Knogo N.A. Common Stock on the date of the Knogo N.A. Stock Distribution, respectively; and

                 The holding period of the shares of Knogo N.A. Common Stock acquired by each Knogo Shareholder will include the period for which such Shareholder held the shares of Knogo Common Stock with respect to which the shares of Knogo N.A. Common Stock are distributed, provided that the shares of Knogo Common Stock are held as a capital asset at the time of the Knogo N.A. Stock Distribution.

                 Under certain circumstances (see "The Merger--Possible Additional Adjustments in the Merger Consideration"), Knogo may sell the stock of Knogo N.A. and distribute the proceeds thereof to Knogo's Shareholders, in lieu of distributing the Knogo N.A. Common Stock to them. Any such distribution would be treated as a dividend to the Shareholders to the extent of Knogo's current and accumulated earnings and profits, which would include any gain recognized by Knogo as a result of the sale of Knogo N.A. The amount of any distribution in excess of Knogo's current and accumulated earnings and profits would in general be treated as a nontaxable return of capital.
However, to the extent such excess attributable to a share of Knogo Common Stock is greater than the Shareholder's basis in that share, the Shareholder would recognize gain. That gain would be capital gain, provided that the share of Knogo Common Stock was held as a capital asset at the time of the distribution, and would be long-term capital gain if the share of Knogo Common Stock was held for more than one year at such time.

                 Assuming Sensormatic does not pay a substantial portion of the Merger Consideration in cash, the federal income tax consequences of the Merger will be as follows:

                 The Shareholders will not recognize gain or loss as a result of the Merger with respect to shares of Knogo Common Stock converted solely into Sensormatic Common Stock;

                 The tax basis of the Sensormatic Common Stock received by the Shareholders in the Merger will be the same as the tax basis of the Knogo Common Stock surrendered in exchange therefor, after being adjusted for the effect of the Divestiture;

                 The payment of cash to the Shareholders in lieu of fractional shares of Sensormatic Common Stock will be treated as if the fractional shares were distributed as part of the Merger exchange and then redeemed by Sensormatic; the Shareholders will recognize gain or loss for federal income tax purposes as a result thereof, measured by the difference between the amount of cash received and the portion of the basis of the share of Knogo stock allocable to such fractional share interest; and such gain or loss will be capital gain or loss, provided that such share of Knogo Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of Knogo Common Stock has been held for more than one year;

                 The holding period of the shares of Sensormatic Common Stock received in the Merger by the Shareholders will include the period during which the shares of Knogo Common Stock surrendered in exchange therefor were held, provided that such shares of Knogo Common Stock were held as capital assets at the Effective Time; and

                 No gain or loss will be recognized by Knogo as a result of the Merger.

                 If the Merger Consideration Includes Substantial Cash Consideration. In the event that the Average Sensormatic Share Price is less than $28, and Sensormatic pays a sufficient part of the Merger Consideration in cash such that (taking into account cash paid to dissenting Shareholders, cash paid in lieu of fractional share interests, and Shareholders who dispose of either their shares of Knogo Common Stock prior to, or shares of Sensormatic Common Stock after, the Merger but as part of a plan with respect thereto) historic Knogo Shareholders in the aggregate retain a number of shares of Sensormatic Common Stock having a value that is less than 50% of the value of Knogo immediately after the Divestiture, then the Merger may not qualify for tax-free reorganization treatment. In such event, Sensormatic intends to exercise its right to consummate the Merger by means of the Alternative Merger (see "The Merger--Alternative Merger; Other Alternative Structures"). If the Alternative Merger is consummated, the Shareholders will be treated for federal income tax purposes as if they had sold their shares of Knogo Common Stock to Sensormatic at a price equal to the Merger Consideration. The Shareholders will recognize gain or loss for federal income tax purposes as a result thereof, measured by the difference between the Merger Consideration and the basis of their shares of Knogo Common Stock, after being adjusted for the effect of the Divestiture. Such gain or loss will be capital gain or loss, provided that such shares of Knogo Common Stock were held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such shares of Knogo Common Stock had been held for more than one year.

                 In the event that the Merger of Knogo into Sensormatic does not qualify as a tax-free reorganization, the Knogo N.A. Stock Distribution likely will not qualify for tax-free treatment. In such event, the tax consequences of the Knogo N.A. Stock Distribution will be as follows:

                 Knogo will recognize gain (but not loss) upon the distribution to its Shareholders of the Knogo N.A. Common Stock, measured generally by the excess of the fair market value of the Knogo N.A. Common Stock over Knogo's basis in the assets contributed to Knogo N.A.;

                 Knogo's Shareholders will recognize dividend income equal to the fair market value of the Knogo N.A. Common Stock, but not in excess of Knogo's current and accumulated earnings and profits (which would include the gain recognized as a result of the Knogo N.A. Stock Distribution);

                 The excess, if any, of the fair market value of the Knogo N.A. Common Stock over Knogo's current and accumulated earnings and profits will in general be treated as a nontaxable return of capital; however, to the extent such excess attributable to a share of Knogo Common Stock is greater than the Shareholder's basis in that share, the Shareholder will recognize gain; and that gain will be capital gain, provided that the share of Knogo Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain if the share of Knogo Common Stock was held for more than one year;

                 The tax basis of each share of Knogo N.A. Common Stock received by Knogo's Shareholders will be its fair market value as of receipt;

                 The tax basis of a share of Knogo Common Stock immediately after the Knogo N.A. Stock Distribution will equal its tax basis immediately prior thereto, minus the amount treated as a return of capital with respect to that share; and

                 The holding period of the Knogo N.A. Common Stock will begin as of the Knogo N.A. Stock Distribution.

                 THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DIVESTITURE AND THE MERGER, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION AS TO WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE DIVESTITURE OR THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF KNOGO COMMON STOCK PURSUANT TO THE EXERCISE OF KNOGO OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. TAX CONSEQUENCES TO HOLDERS OF KNOGO OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. KNOGO SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DIVESTITURE AND THE MERGER TO THEM.

                 Neither Sensormatic nor Knogo has requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Divestiture or the Merger.

ACCOUNTING TREATMENT

                 The Merger will be accounted for under the "purchase" method.

MANAGEMENT AFTER THE MERGER

                 The Board of Directors and executive officers of Sensormatic prior to the Effective Time will be the Board of Directors and executive officers of the Surviving Corporation, except that if the Alternative Merger is effected, the Board of Directors and executive officers of the Sensormatic subsidiary to be merged into Knogo prior to the Effective Time will be the Board of Directors and executive officers of the Surviving Corporation, which would be a wholly-owned subsidiary of Sensormatic in such event. See "The Merger--Alternative Merger; Other

Alternative Structures". Information about such persons is contained in Sensormatic's Proxy Statement for its 1994 Annual Meeting of Stockholders, relevant portions of which are incorporated by reference to Sensormatic's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, which Report is incorporated herein by reference. Both documents are available from Sensormatic without charge. See "Available Information" and "Incorporation of Certain Documents by Reference".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

                 William A. Perlmuth, a director of Knogo, is the beneficial owner of 1,187,455 shares (approximately 21.1%) of Knogo Common Stock, consisting of 906,655 shares held by Mr. Perlmuth as Executor of the Estate of Mr. Arthur J. Minasy, the former Chairman and Chief Executive Officer of the Company, 266,800 shares held by Mr. Perlmuth as trustee under trusts for the benefit of Mr. Minasy's adult children, 4,000 shares beneficially owned by Mr. Perlmuth, and 10,000 shares issuable upon the exercise of stock options exercisable pursuant to a stock option agreement dated December 13, 1988 between Knogo and Mr. Perlmuth, as amended.

                 As of the Record Date, the directors and executive officers of Knogo, and their affiliates, as a group, beneficially own approximately 23.3% of the outstanding shares of Knogo Common Stock entitled to vote at the Special Meeting, including the shares held by William A. Perlmuth as Executor of the Estate of Arthur Minasy and as the trustee under trusts for the benefit of Mr. Minasy's adult children as described in the preceding paragraph. All of such persons have advised Knogo that they intend to vote "for" the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. Such shares will be converted in the Merger on the same terms and conditions as apply to all shares of Knogo Common Stock. See "Introduction--Vote Required".

                 Upon consummation of the Merger, Thomas A. Nicolette, President and CEO of Knogo, and Robert Abbott, Senior Vice President - Finance of Knogo, will receive $600,000 and $120,000, respectively, pursuant to their existing employment agreements with Knogo. Additionally, Mr. Nicolette's options to purchase 47,000 shares of Knogo Common Stock, which are 80% vested, will, under the terms of Mr. Nicolette's existing employment agreement, become fully vested.

                 As of the Knogo N.A. Stock Distribution, Mr. Nicolette's employment with Knogo will terminate and a new employment agreement with Knogo N.A. will become effective. The employment agreement between Knogo N.A. and Mr. Nicolette is expected to be for a term of three years, subject to automatic extensions for successive twenty-four month periods until terminated by either party. In addition to establishing Mr. Nicolette's annual compensation of $150,000 per year, the use of an automobile and the receipt of life insurance in the amount of $1,000,000, the agreement will provide that Knogo N.A. will grant to Mr. Nicolette options to acquire approximately 100,000 shares of Knogo N.A. Common Stock on terms set forth in Mr. Nicolette's employment agreement. Knogo N.A. and Mr. Abbott, Peter J. Mundy, Vice President--Corporate Controller of Knogo, and Peter Y. Zhou, Senior Vice President--Technology of Knogo, have each agreed in principle to enter into employment agreements for a term of one year, subject to automatic extension for successive one-year periods until terminated by either party. The employment agreements of Messrs. Abbott and Mundy and Dr. Zhou will provide for annual salaries of $120,000, $103,800, and $120,000, respectively. Additionally, each of Messrs. Abbott and Mundy and Dr. Zhou will receive options to acquire 40,000 shares of Knogo N.A. Common Stock on terms similar to those set forth in Mr. Nicolette's employment agreement. The employment agreements of Messrs. Nicolette, Abbott and Mundy and Dr. Zhou each provide for a cost of living adjustment to the base amount salary of each executive calculated based on the percentage increase of the Consumer Price Index.

                 The employment agreements of Messrs. Nicolette, Abbott and Mundy and Dr. Zhou will provide that in the event of a change in control (as defined in such agreements) of Knogo N.A., the term of their employment will be automatically extended for the period ending two years (in the case of Mr. Nicolette's agreement) and one year (in the case of the other agreements), following the date of such change in control. Following such change in control, each of such persons will have the right to terminate his employment for Good Reason (as defined in such agreements) while continuing to receive the salary and bonus otherwise payable thereunder for the remainder of the employment term. Additionally, the employment agreements will provide that in the event of a change in control all options held by each of such persons, whether or not then vested, would fully vest. If the change in control were not approved by a majority of the Continuing Directors (as defined in Knogo N.A.'s Amended and Restated Certificate of Incorporation), each such officer would be entitled to receive cash in cancellation of such options in an amount equal to the difference between the exercise price of such options and the market price of the Knogo N.A. Common Stock at the time of cancellation.

                 The foregoing agreements (other than the existing employment agreements of Messrs. Nicolette and Abbott with Knogo) would become effective following the Knogo N.A. Stock Distribution. In the event the Divestiture were effected in the form of a Knogo N.A. Sale, such agreements would not be applicable and any arrangements relating to the employment of the foregoing individuals would be determined on the basis of negotiations between the applicable parties.

                 No benefits will be payable under Knogo's Plan for Severance Compensation by reason of the Merger. Pursuant to the terms of the Merger Agreement, the Board of Directors of Knogo will take all possible action on its part such that the Merger will not be deemed a "Change in Control" for purposes of such Plan.

REGULATORY CONSIDERATIONS

                 Under the Merger Agreement, the parties' respective obligations to consummate the Merger are subject to the expiration or termination of the requisite waiting periods under the HSR Act. Pursuant to the HSR Act and the rules promulgated thereunder, on August 19, 1994, Sensormatic and Knogo filed notification and report forms under the HSR Act regarding the Merger. On September 16, 1994, the FTC issued a request for additional information and documents related to the Merger. Such request extended the waiting period under the HSR Act, during which no transaction can be consummated, until 20 days after Sensormatic and Knogo deliver the additional information requested.

                 In order to avoid a likely delay in consummating the Merger and the substantial additional expense to comply fully with the FTC's request, Sensormatic entered into discussions with the FTC staff with a view to finding a mutually acceptable basis for reducing the scope of the FTC's investigation and shortening the waiting period. As a result of these discussions, Sensormatic has agreed with the FTC staff to enter into a consent order intended to take effect before the anticipated Effective Time. The agreement would limit, in a manner not expected to be material to Sensormatic, Sensormatic's right to acquire certain companies engaged in, or assets used in, the research, development or manufacture of disposable labels designed or used for source labeling and sold in the United States by requiring that Sensormatic obtain the prior approval of the FTC for such acquisitions.

                 The consent order is subject to acceptance by the full FTC. Compliance by Sensormatic and Knogo with the request for additional information and termination of the waiting period, as well as such acceptance by the FTC, are expected to occur prior to the anticipated Effective Time. While the FTC reserves the right to withdraw such acceptance at the end of a 60-day period following publication of the consent order in the Federal Register, and the receipt of public comments, such 60-day period will not prevent or delay the consummation of the Divestiture and the Merger. The agreement with the FTC does not constitute an admission that any law has been violated or that the facts alleged by the FTC in its draft complaint accompanying the consent order (other than jurisdictional facts) are true.

                 The consummation of the transactions contemplated by the Merger Agreement is not subject to compliance with any pre-merger notification or waiting period in any jurisdiction outside the U.S., but is subject to there being no Regulatory Prohibition (i.e., a law, regulation, order, decree or injunction then in effect binding on either Sensormatic or Knogo that would prevent the consummation of the Merger or make it illegal), which could not be avoided pursuant to the terms of the Merger Agreement as described below under the subheading "Delayed Transfers," and the violation of which would have a material adverse consequence to either party. In the event a Regulatory Prohibition were, and remained, in effect as of the Closing Date of the Merger with respect to subsidiaries of Knogo or their marketing rights or other assets to be acquired by Sensormatic pursuant to the Merger, the Merger Agreement provides that the stock of such subsidiaries or such rights or assets would be placed in escrow prior to the Merger and, if the escrowed businesses account for more than $15,000,000 in annual revenues and subject to certain additional conditions, the portion of the Merger Consideration applicable thereto would also be placed in escrow, in order to permit the consummation of such portion of the transactions described herein that are not the subject of any such Regulatory Prohibition. Neither Sensormatic nor Knogo has learned or received notice of any such Regulatory Prohibition or that a proceeding has been commenced to impose a Regulatory Prohibition. Inquiries about the transaction have been received from regulatory authorities of certain countries. There can be no assurance that a proceeding, investigation or action will not be commenced by regulatory authorities or other persons in foreign jurisdictions, whether before the Effective Time or thereafter, with respect to the transfer of ownership of some or all of the Knogo subsidiaries or their marketing rights or other assets. Sensormatic also has the right, without any adjustment in the Merger Consideration, to delay the transfer of subsidiaries of Knogo or their marketing rights or other assets to be acquired pursuant to the Merger in the event that a regulatory authority commences a proceeding or investigation, or issues an objection, or any other party commences any other action, with respect to such transfer, or in similar circumstances. See "Possible Additional Adjustments in the Merger Consideration" and "Delayed Transfers" immediately below.

POSSIBLE ADDITIONAL ADJUSTMENTS IN THE MERGER CONSIDERATION

                 Pursuant to the Merger Agreement, the amount of the Merger Consideration is subject to the following further adjustments:

                 In the event that the terms of any of the Additional Agreements are amended in order to facilitate the consummation of the transactions contemplated in the Merger Agreement or otherwise, and such amendments have an impact on the value of the Knogo businesses to be acquired by Sensormatic pursuant to the Merger, the Merger Consideration as otherwise determined would be appropriately adjusted prior to the Closing Date by mutual agreement of Sensormatic and Knogo, or, if mutual agreement cannot be achieved, by an investment banking firm appointed in accordance with the Merger Agreement.

                 In the event the Divestiture is effected pursuant to the Knogo N.A. Sale and the proceeds of such sale are retained by Knogo through the consummation of the Merger, the Merger Consideration as otherwise determined would be appropriately increased to reflect the after-tax net proceeds of such sale retained by Knogo. If the proceeds of any such sale include securities or other non-cash consideration, Sensormatic may require that Knogo either (i) sell such securities or non-cash consideration in order to fix the value of such consideration for the purposes of adjusting the Merger Consideration, or (ii) distribute such securities or other consideration to the Knogo Shareholders, in lieu of increasing the Merger Consideration with respect thereto. Any dispute as to the proper amount of the foregoing adjustment, including the computation of after-tax net proceeds, would be resolved by mutual agreement or, if the parties are unable to reach agreement, by an investment banking firm appointed in accordance with the Merger Agreement.

                 In the event that certain of Knogo's subsidiaries or their marketing rights or other assets are not able to be transferred to Sensormatic at the Effective Time because of a Regulatory Prohibition and are deemed to be Escrowed Businesses (as defined below under the subheading "Delayed Transfers"), and such Escrowed Businesses account for, in the aggregate, at least $15,000,000 of annual revenues, the Merger Consideration as otherwise determined would be reduced by an amount equal to such value times a fraction, the numerator of which is the aggregate annual revenues attributable to all such Escrowed Businesses and the denominator of which is the total annual revenues for all of the Knogo businesses to have been acquired in connection with the Merger. A corresponding amount of the aggregate Merger Consideration would be placed into escrow. In such event, the Merger Consideration payable to the Shareholders would also include a pro rata, non-transferable (except in certain limited circumstances) interest in any portion of the Merger Consideration placed in escrow pending final determination of the Regulatory Prohibition that delayed transfer of such Escrowed Businesses, and such escrowed Merger Consideration would be released from escrow and distributed to the Shareholders upon receipt of the requisite regulatory clearances or
otherwise dealt with as provided for in the Merger Agreement.   See "Delayed
Transfers" immediately below.

                 In the case of any of the foregoing adjustments, except as otherwise agreed by the parties, the Merger Consideration as so adjusted would be paid in the form of Sensormatic Common Stock or cash, or a combination thereof, as described above under this heading under the subheading "Structure and Terms of the Merger".

DELAYED TRANSFERS

                 The Merger Agreement provides that if a Regulatory Prohibition should be in effect on the Closing Date, then Knogo will transfer the stock of each affected Knogo subsidiary, or its affected rights or assets (the "Escrowed Business"), to an escrow agent designated by Sensormatic and Knogo (the "Escrow Agent") to hold such Escrowed Business in trust. Until released, any Escrowed Businesses would be managed by such qualified management firm or person as Sensormatic designates, with the approval of Knogo N.A. In the event that the Escrowed Businesses account, in the aggregate, for annual revenues exceeding $15,000,000, the Merger Consideration to be paid to Shareholders at the immediately above Effective Time would be reduced (see "Possible Additional Adjustments in Merger Consideration" immediately above) and the aggregate amount of such reduction would be paid into escrow, pending either the resolution of any such proceeding or action that resulted in the delayed transfer or the abandonment of Sensormatic's efforts to effect such transfer. At such time as any Escrowed Business is able to be transferred to Sensormatic, the Merger Consideration applicable thereto would be delivered to the Shareholders. In the event that it is finally determined that such Escrowed Business will not be transferred to Sensormatic (which determination is required to be made on or before the first anniversary of the Effective Time, unless extended by mutual agreement of Sensormatic and Knogo N.A., which agreement may not be unreasonably withheld), Sensormatic may direct the Escrow Agent either (i) to sell such Escrowed Business, delivering the net proceeds thereof to Sensormatic and the related Merger Consideration to the Shareholders, or (ii) on behalf of the Shareholders, deliver such Escrowed Business to Knogo N.A., in which case the related Merger Consideration would be redelivered to Sensormatic and the Knogo N.A. Territory, non-competition and other provisions of the Divestiture Agreement would be modified by the parties as may be necessary to equitably adjust their respective rights and obligations to enable Knogo N.A. to operate such business. Any such distribution of Merger Consideration would include any related dividends, other distributions or interest received with respect thereto while in escrow.

                 In the event that the annual revenues attributable to the Escrowed Businesses are less than $15,000,000, the Merger Consideration would not be adjusted and would be distributed to the Shareholders at the Effective Time (and any Escrowed Businesses would be transferred or disposed of in accordance with the preceding paragraph). In the event that the Escrowed Businesses held in escrow, together with any thereof disposed of in accordance with clause (ii) in the preceding paragraph, account for annual revenues of less than $15,000,000 in the aggregate, the remaining escrowed Merger Consideration, together with any related dividends, other distributions or interest received with respect thereto while in escrow, would be distributed to the Shareholders and such Escrowed Businesses would be disposed of in the manner contemplated by the second-to-last paragraph under this sub-heading.

                 The respective interests of the Shareholders to receive Merger Consideration placed in escrow as described above are not transferable, except by demise or pursuant to the laws of descent and distribution or other similar laws.

                 The Merger Agreement also provides that in the event that, prior to the Closing Date, any regulatory authority or private party in any jurisdiction outside the United States has commenced any proceeding, investigation or action in any such jurisdiction in respect of the transfer to Sensormatic of the ownership of some or all of Knogo subsidiaries or their marketing rights or assets to be acquired by Sensormatic pursuant to the Merger, or other similar circumstances exist which lead Sensormatic to determine that it is not advisable to proceed with the transfer of such ownership on such date, then, at Sensormatic's request and with no reduction in the Merger Consideration, Knogo will transfer the stock of such subsidiaries or such other rights or assets to either Knogo N.A. or to such other party as Sensormatic designates to hold in trust for Knogo (and for Sensormatic as successor to Knogo in the Merger), pending the transfer to Sensormatic or other disposition of such stock or other rights or assets.

                 Knogo N.A. and Sensormatic have agreed to use their best efforts to remove or vacate any legal prohibition or impediment (including any Regulatory Prohibition) to the consummation of the transactions contemplated by the Merger Agreement.

ALTERNATIVE MERGER; OTHER ALTERNATIVE STRUCTURES

                 If the Average Sensormatic Share Price is less than $28 and Sensormatic determines to pay a sufficient amount of the Merger Consideration in cash, as permitted in such event under the Merger Agreement, and reasonably determines, in consultation with its and Knogo's counsel, that consummation of the Merger as otherwise contemplated by the Merger Agreement may not qualify as a tax-free reorganization under the applicable provisions of the Internal Revenue Code, provided Knogo does not exercise its right in such event to require that the Merger Consideration consist entirely of Sensormatic Common Stock at a fixed valuation of $28 per share, the Merger Agreement provides that Sensormatic may require that the Merger be effected instead by consummating the Alternative Merger (i.e., merging a newly-formed New York corporation which is a wholly-owned subsidiary of Sensormatic (the "Merger Sub") with and into Knogo). In such event, all of the provisions of the Merger and the Divestiture described herein would remain the same, with the following modifications: (i) the Effective Time for the Alternative Merger would be the time of the filing with the New York Secretary of State of a Certificate of Merger with respect to the Alternative Merger; (ii) upon and following the

Alternative Merger, the separate existence of the Merger Sub would cease and Knogo would continue as the Surviving Corporation; (iii) from and after the Effective Time of the Alternative Merger until further amended in accordance with the NYBCL, the Certificate of Incorporation of Knogo, as in effect at the Effective Time, would be the Certificate of Incorporation of the Surviving Corporation; (iv) the By-laws of Knogo, as in effect at the Effective Time, would be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law; (v) the directors and officers of Merger Sub as of the Effective Time would be the directors and officers of the Surviving Corporation; and (vi) at the Effective Time, each issued and outstanding share of the Merger Sub's Common Stock would remain outstanding as one fully paid and non-assessable share of Common Stock of the Surviving Corporation, and each certificate theretofore representing shares of Merger Sub's Common Stock would continue to represent the same number of issued and outstanding, fully paid and non-assessable shares of the Surviving Corporation's Common Stock. If the Alternative Merger is consummated, references elsewhere in this Proxy Statement--Prospectus to the "Merger" shall be deemed to refer to the Alternative Merger, adjusted as appropriate to reflect the form of the Alternative Merger.

                 With respect to the Divestiture, should Knogo request to effect the Knogo N.A. Sale in the form of a sale of all or substantially all of the assets or in another form other than the sale of stock of Knogo N.A., the parties have agreed to cooperate to effect such alternative form of transaction (and amend the Merger Agreement and the Additional Agreements accordingly), provided that the respective rights and obligations of Knogo, Sensormatic and Knogo N.A. (or a successor) under the Merger Agreement, the Additional Agreements and the transactions contemplated thereby, as so modified, would be the same in all substantive respects as those contemplated by the Merger Agreement and the Additional Agreements in the case of a Knogo N.A. Sale. The Additional Agreements may also be amended to facilitate the consummation of the transactions contemplated by the Merger Agreement, subject to a possible adjustment in the Merger Consideration as described above under the subheading "Possible Additional Adjustments in the Merger Consideration". The Merger Agreement also contemplates that the parties may, by mutual agreement prior to the Special Meeting, otherwise revise the form of the transactions contemplated in the Merger Agreement.

OTHER CONDITIONS TO CONSUMMATION OF THE MERGER

                 In addition to the requisite approval of the Merger and the Merger Agreement by the Shareholders and satisfaction of the conditions described above under the subheading "Regulatory Considerations", the consummation of the Merger is subject to the satisfaction or waiver of the following conditions set forth in the Merger Agreement: (i) the respective representations and warranties of Knogo and Sensormatic contained in the Merger Agreement must be true and correct in all material respects; (ii) the respective obligations of Knogo, Knogo N.A., and Sensormatic required by the Merger Agreement to have been performed at or prior to the Effective Time must have been performed in all material respects; (iii) the Divestiture Agreement must have been executed and delivered by Knogo and Knogo N.A. and the Divestiture must have occurred in all respects in accordance therewith; (iv) each of the License Agreement and the Supply Agreement must have been executed and delivered by Knogo and Knogo N.A., and acknowledged and accepted, as of the Effective Time, by Sensormatic; (v) all Rights of Knogo Shareholders arising under the Rights Agreement must be extinguished pursuant to the Merger; (vi) each of Sensormatic and Knogo must have received various legal opinions, certificates, consents, resolutions and reports from the other and from third parties, as applicable; (vii) the shares of Sensormatic Common Stock issuable pursuant to the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance; (viii) the Registration Statement must have become effective under the Securities Act and must not be the subject of any stop order or of proceedings, either instituted or threatened, seeking a stop order; (ix) Sensormatic must have received resignations of certain officers and directors of Knogo and the Acquired Subsidiaries, as requested by Sensormatic; and (x) any bank liens on those assets of Knogo that are to be transferred to Knogo N.A. in the Contribution must have been released, or provision must have been made for such release.

                 No assurance can be given as to when all of the conditions to the Merger can or will be satisfied. Except as limited by applicable law, any party to the Merger Agreement may waive any of the conditions to such party's obligations thereunder.

REPRESENTATIONS AND WARRANTIES

                 The Merger Agreement contains various customary representations and warranties relating to, among other things, (i) each of Sensormatic's, Knogo's and Knogo's subsidiaries' organization and similar corporate matters; (ii) Knogo's and its subsidiaries' capital structures; (iii) delivery of certain corporate documents; (iv) authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Additional Agreements and related matters; (v) receipt of an opinion from the financial advisor of Knogo as to the fairness from a financial point of view of the consideration to be received pursuant to the Transaction; (vi) absence of conflicts under charters or by-laws and of violations of any instruments or law; (vii) required governmental and third-party consents, approvals and authorizations; (viii) financial statements; (ix) liens on assets and principal properties; (x) documents filed by Sensormatic and Knogo with the Commission and the accuracy of information contained therein; (xi) absence of certain material changes through the date of the Merger Agreement; (xii) validity of permits, certificates, approvals and other authorizations of governmental authorities necessary to operate Knogo's business, and compliance with laws generally; (xiii) tax matters relating to Knogo; (xiv) Knogo's employee benefit plans; (xv) litigation; (xvi) Knogo's material agreements; (xvii) Knogo's patents, trademark and trade name registrations and copyright registrations; (xviii) brokers used in connection with the Merger; (xix) the accuracy of information supplied by Sensormatic and Knogo, respectively, in connection with the Registration Statement and this Proxy Statement--Prospectus; (xx) the lack of any plan or intent of Knogo Shareholders to dispose of, in the aggregate, 50% or more of any Knogo Common Stock, or of any Knogo N.A. Common Stock to be received by them in the Divestiture or Sensormatic Common Stock to be received by them in the Merger; (xxi) the accuracy of the representations and warranties and other information set forth in the Merger Agreement and any schedule or exhibit thereto by Knogo and Sensormatic, respectively; and (xxii) due authorization, issuance, and listing of the Sensormatic Common Stock to be issued pursuant to the Merger.

EXPENSES; BREAK-UP FEES

                 The Merger Agreement provides that if the Merger is consummated, all reasonable costs, expenses, and fees incurred in connection with the transactions contemplated in the Merger Agreement (including the Knogo N.A. Stock Distribution but not including a Knogo N.A. Sale, if any) will be paid by Sensormatic.

                 If the Merger Agreement is terminated for any reason whatsoever (other than those enumerated below), then Sensormatic has agreed to pay to Knogo within 30 days after such termination an amount equal to $10,000,000; provided that Sensormatic will not be obligated to pay such $10,000,000 fee if the Merger Agreement is terminated at any time prior to the Effective Time (a) by mutual written consent of Knogo and Sensormatic; (b) by either Knogo or Sensormatic if the Knogo Shareholders shall not have approved the Merger in accordance with the applicable requirements of Section 903 of the NYBCL; (c) by Knogo if it shall have accepted a firm written offer to consummate a potential Acquisition Transaction in accordance with the procedures relating to such action set forth in the Merger Agreement; (d) by Sensormatic, in response to a Knogo Delay; (e) by Sensormatic if Knogo fails to perform its obligations under the Merger Agreement on or prior to May 11, 1995; or (f) as a result of a Designated Termination Event (as defined below).

                 If the Merger Agreement is terminated as a result of the occurrence of a Designated Termination Event, then Sensormatic has agreed to pay to Knogo within 30 days after such termination an amount equal to $4,000,000. A "Designated Termination Event" is any of the following: (a) Knogo exercising its right to terminate the Merger Agreement based on its determination, in good faith concurred in by its counsel and after consultation with Sensormatic's counsel, after December 12, 1994 that it is unlikely that the requirements under the HSR Act with respect to the Merger would be satisfied; or (b) either Knogo or Sensormatic terminating the Merger Agreement because the Merger has not been consummated on or prior to May 11, 1995 as a result of either (i) the institution of an action or proceeding by the FTC to enjoin the consummation of the Merger and/or the Divestiture and, notwithstanding the parties cooperating to the fullest extent and taking all other actions to facilitate the Merger, the FTC will not terminate such action or proceeding or terminate or allow to expire any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement, or (ii) a Regulatory Prohibition is in effect which could not be avoided pursuant to the applicable provisions of the Merger Agreement and the violation of which would have material adverse consequences to the other party.

                 If the Merger Agreement is terminated either by (a) Knogo because it has accepted an offer to consummate a potential Acquisition Transaction in accordance with the procedures relating to such action set forth in the Merger Agreement, or (b) Sensormatic, if Knogo fails to perform its obligations under the Merger Agreement on or prior to May 11, 1995, and an Acquisition Transaction is consummated by Knogo with a third party within nine months of such termination, then Knogo has agreed to pay to Sensormatic within 30 days after such termination (in the case of clause (a)) or 30 days after such consummation (in the case of clause (b)) an amount equal to $4,000,000.
In addition, if such an Acquisition Transaction is consummated within nine months after any termination referred to in the preceding sentence, then Knogo has agreed to pay to Sensormatic within 30 days after such consummation an amount equal to 50% of the aggregate fair market value of the consideration received by Knogo and/or its shareholders (and including holders of Knogo Options, after adjustment for the exercise price of such Options) as a result of such Acquisition Transaction in excess of the aggregate Merger Consideration, as such aggregate amounts are more particularly determined in the Merger Agreement, minus (ii) $4,000,000.

CONSIDERATION OF OTHER PROPOSALS

                 The Merger Agreement provides that Knogo will not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit or initiate the submission of proposals or offers from any person relating to any Acquisition Transaction, or otherwise participate in such a proposal or offer. Notwithstanding the foregoing, (i) Knogo may furnish information concerning its business, properties or assets which prior thereto had been furnished to Sensormatic to a person or group that makes a bona fide inquiry or proposal concerning any Acquisition Transaction, subject to a confidentiality agreement on terms substantially the same as that entered into between Sensormatic and Knogo, and (ii) Knogo may enter into discussions or negotiations with any such person or group concerning any proposed Acquisition Transaction, if the Board of Directors of Knogo determines in good faith that
(A) such person or group has the ability to consummate an Acquisition Transaction that is more favorable to the Knogo shareholders than the transactions contemplated by the Merger Agreement and (B) that providing such information or entering into such discussions or negotiations will be in the best interests of Knogo and its shareholders. In addition, Knogo may explore potential transactions for the sale of the capital stock of Knogo N.A., provided that such transactions and the negotiations of Knogo with respect thereto, cannot reasonably be expected to impair or interfere with, or delay the consummation of, the transactions contemplated by the Merger Agreement. Subject to the payment of certain expenses, Knogo may terminate the Merger Agreement prior to the Special Meeting upon receipt of a firm written offer to consummate such an Acquisition Transaction, if the Board of Directors of Knogo has determined in good faith that such termination is in the best interests of Knogo and its shareholders, and, after receipt of the written opinion of counsel to such effect, that their fiduciary duties require that the Merger Agreement be terminated. Since the Merger Agreement was announced, no such inquiry, offer or proposal has been received by Knogo, nor is Knogo engaged in any such discussions or negotiations.

AMENDMENT, WAIVER AND TERMINATION

                 The Merger Agreement (including any Exhibits thereto, which includes the form of each Additional Agreement) may be amended at any time before or after its approval by the Shareholders, to the extent permitted under the DGCL and the NYBCL.

                 The Merger Agreement provides that either Sensormatic or Knogo N.A. may waive, in whole or in part, any of the conditions to its performance set forth in the Merger Agreement.

                 The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of Knogo and Sensormatic, (b) by either Knogo or Sensormatic, if the transactions contemplated by the Merger Agreement shall not have been consummated by May 11, 1995, (c) by Knogo at any time after December 12, 1994, if Knogo determines in good faith, which determination shall be concurred in by its counsel and after consultation with Sensormatic and Sensormatic's counsel, that it is unlikely that any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement will expire or be terminated, (d) by either Knogo or Sensormatic, if the Merger Agreement shall have been voted upon by the Shareholders at the Special Meeting (which includes any adjournment or postponement thereof) without the requisite Shareholder approval being obtained, (e) by Knogo, if its Board of Directors agrees to enter into an Acquisition Transaction with another party, in accordance with the Merger Agreement, or (f) by Sensormatic, by two business days' advance written notice to Knogo, at any time after the 15th business day following commencement by Knogo or its representatives of any discussions or negotiations, or receipt by Knogo of any offer, with respect to a potential Acquisition Transaction, if following commencement of such discussions or negotiations, or receipt of such offer, there occurs a Knogo Delay--i.e., Knogo fails or delays to timely and diligently carry out any of its pre-closing obligations under the Merger Agreement, which failure or delay is attributable, in whole or in part, to Knogo's participation in such discussions or negotiations or consideration of such offer--unless prior to the end of such two-business day notice period, Knogo notifies Sensormatic that such discussions or negotiations have been terminated and any such offer has been withdrawn or rejected.

CONDUCT OF BUSINESS PENDING THE MERGER

                 The Merger Agreement provides that until the Effective Time, Knogo shall in all material respects, except in connection with the Divestiture and/or its exploration of the sale of Knogo N.A., or actions to be taken pursuant to the express provisions of the Merger Agreement, (a) preserve substantially intact the business organization of Knogo and use its best efforts to keep available the services of Knogo's present officers and key employees and preserve Knogo's present relationships with persons having significant business relations therewith and (b) conduct Knogo's business only in the ordinary course.

                 In addition, except in connection with the Divestiture and/or its exploration of the sale of Knogo N.A., or actions to be taken pursuant to the express provisions of the Merger Agreement, Knogo may not, and may not permit any of its subsidiaries to, without the prior written consent of Sensormatic in each instance, (i) except pursuant to Knogo Options in effect on August 14, 1994, issue any shares of its capital stock, any security convertible into or exchangeable for its capital stock or any option, warrant or other right to acquire its capital stock, (ii) declare, set aside, or pay any dividend or make any distribution with respect to any shares of Knogo Common Stock or other capital stock of Knogo or any of its subsidiaries, except from any such subsidiary to Knogo or any Acquired Subsidiary, (iii) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any shares of Knogo Common Stock or other capital stock or other ownership interest of any party (except transfers among Knogo's subsidiaries and Knogo, other than to Knogo N.A. or Knogo Caribe Inc.), (iv) effect a split or reclassification of its capital stock, or a recapitalization, (v) amend its Certificate of Incorporation or By-laws, (vi) except as required by law, (A) grant or make any change in control, severance or termination payments to any officer or employee except pursuant to plans or agreements in existence on the date hereof, (B) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director, employee or consultant, (C) increase benefits payable under any existing severance or termination pay policies or agreements, or (D) pay, provide for, or grant any increase in (or commit, orally or in writing, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable to or to become payable to, or of any bonus, insurance, pension or other employee benefit plan benefitting any director, officer, employee or consultant, except for normal merit and cost of living increases, and except as required by the terms of contracts or agreements in effect on the date hereof, (vii) merge or consolidate with any other corporation or acquire a material amount of assets constituting all or substantially all of the assets of any person, or otherwise enter into any material transaction, contract or commitment other than in the ordinary course of business, (viii) assume or guarantee any debt for borrowed money other than in the ordinary course of business, on terms consistent with past practice, (ix) sell, lease, license, encumber or otherwise dispose of any material properties or assets other than the sale or lease of inventory in the ordinary course and consistent with past practice, (x) make any revaluation of the assets of Knogo or any of its subsidiaries, including, without limitation, write-downs of inventory or write-offs of accounts receivable, other than in the ordinary course of business and consistent with past practice, or (xi) except as required by GAAP, change any of its accounting methods, principles or practices. In addition, Knogo is required to use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for Knogo.

                 During such period, Knogo is required to consult with Sensormatic as to all substantive operational decisions of Knogo (excepting matters relating to its operations in the Knogo N.A. Territory), and Knogo is further required to keep Sensormatic fully informed, and provide to Sensormatic such access to its premises, employees and information as it requests, with respect to Knogo's business outside the Knogo N.A. Territory.

APPRAISAL RIGHTS

                 Holders of Knogo Common Stock are entitled to appraisal rights under Sections 623 and 910 of the NYBCL. The following summary of the applicable provisions of Sections 623 and 910 of the NYBCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910 of the NYBCL, copies of which are attached to this Proxy Statement--Prospectus as Annex IV. A PERSON HAVING A BENEFICIAL INTEREST IN KNOGO SHARES THAT ARE HELD OF RECORD

IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, AND WISHING TO EXERCISE APPRAISAL RIGHTS MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER APPRAISAL RIGHTS THE BENEFICIAL OWNER MAY HAVE.

                 THIS DISCUSSION AND ANNEX IV SHOULD BE REVIEWED CAREFULLY BY ANY SHAREHOLDER OF KNOGO WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR SECTION 910 OF THE NYBCL MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 623 AND SECTION 910 OF THE NYBCL.

                 A record holder of shares of Knogo Common Stock as of the record date for the Special Meeting who elects to dissent from the approval and adoption of the Merger Agreement and who has not voted in favor thereof is entitled under the provisions of Sections 623 and 910 of the NYBCL, as an alternative to receiving the applicable Merger Consideration for such holder's shares of Knogo Common Stock, to a judicial determination of the fair value in cash of such holder's shares of Knogo Common Stock (after giving effect to the Knogo N.A. Stock Distribution). PROVIDED THE KNOGO N.A. STOCK DISTRIBUTION OCCURS, A HOLDER OF KNOGO COMMON STOCK AS OF THE RECORD DATE FOR THE KNOGO N.A. STOCK DISTRIBUTION WILL BE ENTITLED TO RECEIVE, FOR EACH SHARE OF KNOGO COMMON STOCK HELD, ONE SHARE OF KNOGO N.A. COMMON STOCK WHETHER OR NOT SUCH SHAREHOLDER EXERCISES APPRAISAL RIGHTS. The Merger Agreement provides that if any dissenting Shareholder fails to perfect or effectively withdraws or loses the right to dissent, the shares of Knogo Common Stock held by such dissenting Shareholder will thereupon be treated as though such shares had been exchanged pursuant to the Merger Agreement.

                 Any Shareholder who elects to exercise such Shareholder's dissenter's rights with respect to the Merger Agreement must file a written objection to the Merger with Knogo before the Special Meeting, or at the Special Meeting but before the vote on the Merger is taken, which objection includes (i) a notice of such Shareholder's election to dissent, (ii) such Shareholder's name and residence address, (iii) the number of shares of Knogo Common Stock as to which such Shareholder dissents and (iv) a demand for payment of the fair value of such shares if the Merger is consummated. Such objection is not required from any holder of Knogo Common Stock to whom Knogo did not give notice of the Special Meeting in accordance with the NYBCL. For purposes of perfecting dissenters' rights pursuant to Section 623 of the NYBCL, the written objection of a Shareholder which is addressed as provided below shall be deemed filed with Knogo upon receipt of such objection by Knogo. Neither voting against nor failure to vote for the Merger Agreement will constitute the written objection required to be filed by an objecting Shareholder. Failure to vote against the Merger Agreement, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL, provided that a written objection has been properly filed. A Shareholder voting to approve the Merger will be deemed to have waived such Shareholder's dissenter's rights. Any proxy may be revoked before it is voted by filing with the Secretary of Knogo a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. The return of a signed proxy without instructions as to the Merger will be deemed a vote in favor of the Merger Agreement. See "The Special Meeting--Voting and Revocation of Proxies".

                 A Shareholder may not dissent as to less than all the shares of Knogo Common Stock held of record that such Shareholder beneficially owns.
A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Knogo Common Stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the shares of Knogo Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be made in that capacity, and if the shares of Knogo Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such shares of Knogo Common Stock.

                 A record holder, such as a broker or an agent, who holds shares of Knogo Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the shares of Knogo Common Stock held for such beneficial owners.

                 All notices of election to dissent should be addressed to Knogo Corporation at 350 Wireless Boulevard, Hauppauge, New York 11788,
Attention:  Robert T. Abbott, Secretary.

                 Within ten days after the date of the Shareholders' vote approving the Merger, Knogo or the Surviving Corporation, as the case may be, will give written notice of such approval by registered mail to each holder of shares of Knogo Common Stock who timely filed a written objection to the Merger, or from whom written objection was not required, and who did not vote in favor of the Merger.

                 At the time of filing a notice of election to dissent or within one month thereafter, a dissenting Shareholder must submit the certificate or certificates representing such Shareholder's shares of Knogo Common Stock to Knogo or its transfer agent, with a conspicuous notation thereon of the election to dissent, after which such certificates will be returned to such Shareholder or other person who submitted them on behalf of such Shareholder. American Stock Transfer & Trust Company serves as the transfer agent for the shares of Knogo Common Stock, and its address is 40 Wall Street, 46th Floor, New York, New York 10005. Any such Shareholder who fails to submit such certificates for notation will, at the election of Knogo or the Surviving Corporation, exercised by written notice to such holder within 45 days from the date of filing of the notice to dissent, lose such Shareholder's dissenter's rights unless a court, for good cause shown, otherwise directs.

                 Within 15 days after the expiration of the period within which Shareholders may file their notice of election to dissent, or within 15 days after the Effective Time, whichever is later (but in no case later than 90 days after the Shareholders' vote approving the Merger), Knogo or the Surviving Corporation, as the case may be, is required to make a written offer by registered mail to each Shareholder who has filed a notice of election to dissent to pay for such Shareholder's shares of Knogo Common Stock at a specified price which Knogo or the Surviving Corporation, as the case may be, considers to be their fair value. Such offer will be accompanied by a statement setting forth the aggregate number of shares of Knogo Common Stock with respect to which notices of election to dissent from approval and adoption of the Merger Agreement have been received and the aggregate number of holders of such shares. If the Merger has been consummated at the time such offer is made, such offer will also be accompanied by (i) advance payment to each dissenting Shareholder who had submitted such Shareholder's certificates to Knogo for notation thereon of such Shareholder's election to dissent of an amount equal to 80% of the amount of such offer, or (ii) as to each dissenting Shareholder who has not yet submitted such certificates for such notation, a statement that advance payment to such Shareholder of an amount equal to 80% of the amount of such offer will be made by the Surviving Corporation promptly upon submission of such certificates. If the Merger has not been consummated at the time of such offer, such advance payment or statement as to advance payment will be sent to each dissenting Shareholder entitled thereto forthwith upon



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

consummation of the Merger. Every advance payment or statement as to advance payment will include advice to such Shareholder that acceptance of such advance payment by a dissenting Shareholder will not constitute a waiver of such holder's dissenter's rights. If the Merger has not been consummated by the expiration of the above-mentioned 90-day period, Knogo's offer may be conditioned upon the consummation of the Merger. If within 30 days after the making of a written offer by Knogo or the Surviving Corporation, as the case may be, Knogo or the Surviving Corporation, as the case may be, and any dissenting holder agree upon the price to be paid for such shareholder's shares of Knogo Common Stock, payment therefor will be made within 60 days after the making of such offer or the Effective Time, whichever is later, upon the surrender of the certificates representing such shares of Knogo Common Stock. From and after the Effective Time, any payments with respect to any demands for appraisal or in settlement of any such demands will be made by the Surviving Corporation in all circumstances, but only to the extent not prohibited by
Section 623(j) of the NYBCL, which is described below.

                 If Knogo or the Surviving Corporation, as the case may be, fails to make such an offer within the 15-day period described in the preceding paragraph, or if it makes such an offer but Knogo or the Surviving Corporation, as the case may be, and a dissenting Shareholder does not agree within 30 days of the making of the offer upon the price to be paid for such Shareholder's shares of Knogo Common Stock, Knogo or the Surviving Corporation, as the case may be, must, within 20 days of such 15- or 30-day period, as the case may be, institute a special proceeding in the New York Supreme Court, Suffolk County (the "Court"), to determine the rights of dissenting Shareholders and fix the fair value of their shares of Knogo Common Stock. It is the current intention of Knogo or the Surviving Corporation, as the case may be, to institute any such proceeding within the 20-day period; however, if Knogo or the Surviving Corporation, as the case may be, does not institute such proceeding within the 20-day period, any dissenting holder may, within 30 days after the expiration of such 20-day period, institute a proceeding for the same purpose. If such proceeding is not instituted within such 30-day period, dissenting Shareholders who have not agreed with Knogo or the Surviving Corporation, as the case may be, as to the price to be paid for their shares of Knogo Common Stock will lose their dissenters' rights, unless the Court, for good cause shown, otherwise directs.

                 All dissenting Shareholders, other than those who shall have agreed with Knogo or the Surviving Corporation, as the case may be, as to the price to be paid for their shares of Knogo Common Stock, will be made parties to such appraisal proceeding. The Court will determine whether each dissenting Shareholder, as to whom Knogo or the Surviving Corporation, as the case may be, requests the Court to make such determination, is entitled to receive payment for such Shareholder's shares of Knogo Common Stock. If Knogo or the Surviving Corporation, as the case may be, does not request any such determination or if the Court finds that such dissenting Shareholder is so entitled, the Court will then determine the fair value of such Shareholder's shares of Knogo Common Stock as of the close of business on the day prior to the date the Merger Agreement was approved by the Shareholders of Knogo. In fixing the fair value of the shares of Knogo Common Stock, the Court will consider the nature of the transaction giving rise to the Shareholder's right to receive payment for such shareholder's shares of Knogo Common Stock under the NYBCL, the effects of such transaction on Knogo and its Shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. Within 60 days after the final determination of any such Court proceeding, Knogo or the Surviving Corporation, as the case may be, will be required to pay to each dissenting Shareholder the amount found to be due such Shareholder, with interest thereon at such rate as the Court finds to be equitable, from the date the Merger is consummated to the date of payment, upon surrender to Knogo or the Surviving Corporation, as the case may be, by such holder of the certificates representing such shares of Knogo Common Stock. If the Court finds that the refusal of any dissenting

Shareholder to accept the offer of Knogo was arbitrary, vexatious, or otherwise not in good faith, no interest will be allowed to such Shareholder. From and after the Effective Time, any amount found to be due to dissenting Shareholders, and any interest allowed thereon, will be paid by the Surviving Corporation to the extent not prohibited by Section 623(j) of the NYBCL.

                 The parties to such appraisal proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the Court, in its discretion, (i) may apportion and assess all or any part of the costs, expenses, and fees incurred by dissenting Shareholders against Knogo or the Surviving Corporation, as the case may be, if, among other things, the Court finds that the fair value of the shares of Knogo Common Stock materially exceeds the offer by Knogo or the Surviving Corporation, as the case may be, or (ii) may apportion and assess all of any part of the costs, expenses, and fees incurred by Knogo or the Surviving Corporation, as against all of the dissenting Shareholders, including any dissenting Shareholders who have withdrawn their notices of election to dissent from the Merger, who the Court finds were arbitrary, vexatious, or otherwise not acting in good faith in refusing any offer of payment Knogo or the Surviving Corporation, as the case may be, may have made.

                 Any Shareholder who has filed a notice of election to dissent will not, after the Effective Time, have any of the rights of a Shareholder with respect to such Shareholder's shares of Knogo Common Stock, other than the right to be paid the fair value of such shares under the NYBCL and any other right provided under the NYBCL for shareholders who have filed such a notice. Any notice of election to dissent may be withdrawn by a dissenting Shareholder at any time prior to such Shareholder's acceptance in writing of an offer made by Knogo or the Surviving Corporation, as the case may be, as described above, but in no case later than 60 days after the Effective Time (or if Knogo or the Surviving Corporation, as the case may be, fails to make a timely offer to pay such Shareholder the fair value of such Shareholder's shares of Knogo Common Stock as described above, at any time within 60 days after any date such an offer is made, or thereafter with the written consent of the Surviving Corporation. In order to be effective, withdrawal of a notice of election to dissent must be accompanied by the return to the Surviving Corporation of any advance payment to the Shareholder made by the Surviving Corporation, as described above. Any dissenting Shareholder who withdraws such Shareholder's notice of election to dissent or otherwise loses such Shareholder's dissenter's rights will thereupon have only the right to receive the applicable Merger Consideration for each of such holder's Knogo Shares.

                 Under Section 623(j) of the NYBCL, no payment may be made to dissenting Shareholders by the Surviving Corporation if the Surviving Corporation were to be insolvent or if such payment would render the Surviving Corporation insolvent. In that event, each dissenting Shareholder would be required either to (i) withdraw such Shareholder's notice of election to dissent, or (ii) retain such Shareholder's status as a claimant against the Surviving Corporation. If a dissenting Shareholder were to elect to remain a claimant against the Surviving Corporation, such dissenting Shareholder's rights would be subordinated to the rights of the Surviving Corporation's creditors but would be superior to those of non-dissenting shareholders, should the Surviving Corporation be liquidated. If the Surviving Corporation were not liquidated, the dissenting Shareholder would retain such holder's right to payment for such Shareholder's shares of Knogo Common Stock, which obligation the Surviving Corporation would be required to satisfy once it was no longer insolvent and if such payment would not render the Surviving Corporation insolvent. If a dissenting Shareholder fails to exercise either of such options within 30 days after the Surviving Corporation has given such holder written notice that payment cannot be made because of the restrictions of
Section 623(j) of the NYBCL, the Surviving Corporation would be required to exercise such option by written notice to such holder within 20 days after the expiration of such period of 30 days. For purposes of NYBCL Section 623(j), an


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

"insolvent corporation" is a corporation that is unable to pay its debts as they come due in the usual course of its business.

                 If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Surviving Corporation makes any payment in respect of fair value of any dissenting shares (each a "Transfer"), the Surviving Corporation (a) made the Transfer with intent to hinder, delay or defraud creditors or (b) received less than a reasonably equivalent value or fair consideration for the Transfer and (i) was insolvent at the time of the Transfer, (ii) was rendered insolvent by reason of the Transfer, (iii) was engaged or about to engage in a business or transaction for which the assets remaining with the Surviving Corporation constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, the court could find that the Transfer constituted a "fraudulent conveyance" under applicable federal or state law. If the Transfer were determined to be a fraudulent conveyance, there is a risk that dissenting Shareholders, as recipients of the Transfers, would be ordered to turn over to the Surviving Corporation, its creditors or its trustee in bankruptcy, all or a portion of the payment in respect of dissenting Shareholders. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Surviving Corporation would be considered insolvent if at the time of the Transfer in question the fair value (or fair saleable value) of its assets was less than the amount required to pay its total debts and liabilities (including contingent liabilities) as they become absolute and matured, or if the sum of the Surviving Corporation's debts (including any contingent liabilities) at the time of the Transfer is greater than the fair value of all of the Surviving Corporation's properties. The Transfers could be deemed to be a fraudulent conveyance even if the Surviving Corporation is not deemed to be an "insolvent corporation" for purposes of the NYBCL.


                              SENSORMATIC BUSINESS

                 Sensormatic is a fully integrated supplier of electronic security systems to retail and non-retail markets worldwide. Sensormatic designs, manufactures, markets and services EAS and EAP systems (including the reusable tags and disposable labels used with such systems), CCTV systems (including microprocessor-controlled CCTV systems and exception monitoring systems) and access control systems. These loss prevention systems are principally used to deter shoplifting, or internal or other theft, in a wide variety of soft and hard goods retail stores and non-retail environments such as commercial and industrial facilities, as well as for other security applications. Sensormatic's multiple product lines, which have been developed for specific targeted loss prevention applications, make use of a broad base of technology it has developed or acquired.

INDUSTRY BACKGROUND

                 Retail and non-retail businesses utilize loss prevention products to improve profitability. In retail environments, use of EAS products has increasingly become a standard operating practice as such products have been proven for over twenty years to be a cost effective method of reducing inventory shrinkage. Inventory shrinkage is often the second largest variable operating expense of retailers, after payroll costs. Shrinkage in retail stores will vary depending on a number of factors, but will normally range from 1% to 5% of sales. An effective EAS program can reduce the loss from shrinkage by over 50%, and at the same time increase the productivity of the retailers employees by reducing their efforts aimed at detecting shoplifting. In addition, EAS products can increase the retailers' sales volume by allowing


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

retailers to display their merchandise, which was previously displayed in locked cases, behind sales counters or protected with cables and chains, in a more attractive, open manner.

                 EAS products were first used by retailers to protect soft goods (apparel merchandise). Due to advances in technology applications in recent years, hard goods merchandise (which is generally packaged merchandise) can also be economically and effectively protected by EAS products. Hard goods retailers such as supermarkets, hypermarkets and home improvement centers, as well as drug, mass merchandise, optical, music, hardware, book and video stores, have increasingly become users of EAS products.

                 Several of the newer applications of the technologies used by hard goods retailers can also be used by non-retail businesses to protect assets such as personal computers, facsimile and copy machines, telephones, artwork, limited access files, and portable laboratory equipment and tools from loss by unauthorized removal. Other specialized applications include the protection of newborn infants in hospitals and patients in nursing homes and other long-term care facilities.

                 Retail and non-retail businesses also make extensive use of CCTV products to enhance security. Sensormatic has developed or acquired a broad range of CCTV products for use in retail and commercial and industrial applications. Non-retail businesses in particular are increasingly receptive to Sensormatic's ability to design, supply, install and service systems integrating the combination of EAP and CCTV products as well as access control products, another product line offered by Sensormatic to enhance security.

COMPANY DEVELOPMENT AND GENERAL STRATEGIES

                 Sensormatic's initial EAS systems were designed for use by department and specialty store retailers to protect soft goods merchandise. As a result of its sales and marketing expertise and the technological advantages of its products, Sensormatic gained and has maintained the position of world leader in supplying EAS products for soft goods retailers.

                 For nearly the past decade Sensormatic has implemented a strategy of product, customer and geographic market diversification to substantially increase its growth potential. Through the combination of substantial increases in research, development and engineering activities and selected strategic acquisitions, Sensormatic now offers, to both retailers and non-retail users, a broad array of products based on a number of distinct EAS technologies, as well as CCTV, exception monitoring and access control systems.

                 Sensormatic's newer EAS product lines have been developed and targeted for specific hard goods retail applications and Sensormatic has become the leading supplier of EAS products to hard goods retailers. Hard goods retailers are estimated to be a substantially larger potential user group than soft goods retailers and have only begun to use significantly EAS products during the last few years. Further, hard goods retailers primarily use EAS disposable labels which are affixed to merchandise. Use of the hard goods EAS systems creates a continuing need on the part of retailers for additional disposable labels to be affixed to new merchandise resulting in a major source of recurring revenues for Sensormatic.

                 CCTV products are used to protect against inventory shrinkage and other losses due to internal or employee theft in retail businesses, and are also used for the protection and monitoring of personnel and assets in office and manufacturing complexes, warehouses, gaming establishments (e.g., casinos) and numerous other non-retail facilities. Additionally, the CamEra division in the United Kingdom (acquired in connection with the acquisition of ALPS in July 1992, discussed below) markets packaged, lower cost CCTV systems for retail and commercial businesses. In fiscal 1994, Sensormatic began to market such CamEra systems in France and the United States. Revenues generated from all of Sensormatic's CCTV product lines were approximately $174 million, $97 million and $43 million in fiscal 1994, 1993 and 1992, respectively.

                 Sensormatic has greatly expanded its efforts in recent years to market CCTV and access control products to commercial, industrial and other non-retail customer groups. This strategy is evidenced both by the expansion of Sensormatic's direct sales force and selected niche acquisitions including in fiscal 1994 the acquisitions of Advanced Entry Systems, Inc. ("Advanced Entry") and Security Specialists of San Francisco, Inc. ("Security Specialists"), two U.S. regional electronic security systems integrators experienced in designing, supplying, installing and servicing systems which meet the security needs of a variety of non-retail customers.

                 The growth of revenue from commercial, industrial and other non-retail customers results from the strategy of broadening Sensormatic s customer base by adding new proprietary CCTV and access control products and the establishment of new distribution channels. This strategy is demonstrated by Sensormatic's extensive internal product research, development and engineering activities and the acquisitions of Robot Research Inc. ("Robot Research") and American Dynamics, CCTV systems manufacturers, and Software House, Inc. ("Software House") and Continental Instruments Corporation ("Continental"), access control developers.

                 Sensormatic is diversifying the geographic areas in which it markets its products by expanding into new geographic areas and increasing its presence in existing areas. Sensormatic has greatly expanded its direct sales and service ("customer engineering") efforts in North America, Europe, and certain Asia Pacific and Latin America countries in recent years through the acquisitions of the ALPS' distribution organization based in the U.K. (discussed further below) and Sensormatic's distributors in the Scandinavian countries, Mexico and Puerto Rico (including the Caribbean Basin). The proposed Merger with Knogo is a further outgrowth of this strategy.

                 Sensormatic's international strategy also involves the use of distribution agreements with independent parties, with Sensormatic maintaining a 51% ownership control. Currently Sensormatic utilizes this concept in Brazil, Peru and Turkey and plans to expand it to China and certain countries in the Middle East, Latin America, Africa and eastern Europe.

                 In July 1992, Sensormatic acquired from Automated Security (Holdings) PLC ("ASH"; together with its subsidiaries, the "ASH Group") the ASH Group's European EAS, CCTV and exception monitoring loss prevention systems division ("ALPS"). With the acquisition of ALPS, previously a large European distributor of EAS and CCTV products, Sensormatic can offer an expanded base of European customers a full range of EAS technologies well suited to virtually any retail application, together with a broad range of CCTV, exception monitoring and access control products, backed by the combined sales and service organizations of Sensormatic and ALPS.

                 In connection with the acquisition of ALPS, Sensormatic acquired the ASH Group's interest of approximately 30% in Security Tag Systems, Inc. ("Security Tag"), a U.S.-based manufacturer of loss prevention products. Prior to June 1993, Sensormatic distributed Security Tag's products outside North and South America under an exclusive distribution agreement between Sensormatic and Security Tag. In June 1993, Sensormatic acquired the remaining interest in Security Tag (approximately 70%).

                 Another principal strategy of Sensormatic is to expand its base of recurring revenues. Recurring revenues are generated by sales of disposable labels to the hard goods retailers, maintenance agreements entered into in connection with the sale or lease of systems and rental revenues from operating leases, a particular focus of the marketing efforts of certain of its European and Asia/Pacific subsidiaries. Total recurring revenues were approximately $120 million, $106 million and $69 million in fiscal 1994, 1993 and 1992, respectively.

                 Sensormatic took a major step forward in its efforts to increase future recurring label revenues through its Universal Product Protection (UPP(SM)) program where EAS labels (or tags) are incorporated into or affixed to the merchandise to be protected during the process of manufacturing, packaging or distribution rather than at the retail store (also referred to as source labeling or source tagging).

                 In fiscal 1994, a prominent home center retailer became the first major retailer to embrace the concept of source tagging on a chain-wide basis. It is expected that by late 1994 approximately 70 manufacturers worldwide will apply Sensormatic's Ultra.Max(R) labels to merchandise delivered to this retailer's stores in the U.S. Additionally, in fiscal 1994, other top retailers from the homecenter and discount industries met with their manufacturers to outline a framework for source labeling.

                 In June 1994, Sensormatic and Paxar Corporation ("Paxar"), a manufacturer of fabric labels and tags for apparel and other retail markets, introduced the initial prototypes of a combination clothing label and an EAS anti-theft label. Sensormatic intends to use its strategic alliance with Paxar to introduce source labeling to the soft goods industry.

                 In March 1993, the National Association of Recording Merchandisers ("NARM") recommended Sensormatic's acousto-magnetic Ultra.Max product line as the industry standard for use in source labeling of pre-recorded music. Sensormatic committed to NARM that it would cross-license its acousto-magnetic technology to other companies supplying the music industry. In November 1993, the six major music manufacturers objected to implementing EAS source labeling of pre-recorded music using Sensormatic's acousto-magnetic technology as recommended by NARM, principally on the grounds of test results obtained by the manufacturers which they claimed showed some degradation of the sound quality of certain audio cassette tapes from the magnetic deactivation devices used. Compact discs, which are the most susceptible to shrinkage of the pre-recorded music formats carried by music retailers, have not been subject to any controversy over alleged degradation in sound quality. The manufacturers also expressed concerns relating to possible problems with label placement and automated manufacturing processes. NARM, together with an independent test laboratory engaged by them and two others engaged by Sensormatic, evaluated the test reports furnished by the manufacturers in support of their position and raised a number of issues about the testing methodology and performance criteria used and the conclusions reached. NARM requested that the manufacturers re-evaluate their test results and perform new tests as required, and reconsider their conclusions, using better defined criteria and standard test procedures. In January 1994, all but one of the manufacturers rejected NARM's request. NARM expressed disappointment with the manufacturers' lack of cooperation, and continued to evaluate the viability of source labeling for music retailers. After further consideration, NARM reconfirmed its recommendation of Ultra.Max in June 1994 for use with, among other things, compact discs and certain types of audiotapes. While it is unclear whether NARM and the music retailers will reach agreement in the near future, music retailers are continuing to expand their use of Sensormatic's acousto-magnetic Ultra.Max products. Sales to U.S. music retailers account for approximately 2% of Sensormatic's total fiscal 1994 consolidated revenues.

ELECTRONIC ARTICLE SURVEILLANCE PRODUCTS FOR RETAIL USE

                 Sensormatic's EAS systems consist of electronic detection units, housed in pedestals or overhead units or concealed in the walls, ceilings or floors, and placed at exits of stores or departments within stores or at checkout aisles. These units are used in conjunction with specially designed and sensitized reusable tags and disposable labels, which are affixed to the merchandise to be protected. After the protected merchandise has been purchased, its tag or label is then removed or deactivated by a sales person using a specially designed detacher or deactivator, enabling the merchandise to be taken through the controlled zone without incident. Alternatively, if the label is not to be deactivated, the merchandise is passed around the controlled zone by the sales person. However, if the protected merchandise passes through a controlled zone with the tag or label still affixed and active, the tag or label will be identified by the electronic detectors, causing an alarm to sound, a light to activate and/or other suitable control devices to be set into operation.

                 Soft Goods Retailers. Sensormatic's traditional EAS system, based on high radio frequency technology, is marketed for use primarily by soft goods department, specialty and other retail stores, for the protection of clothing and other soft goods merchandise. Various models of reusable soft or hard plastic tags are available for use with these traditional EAS systems. Introduced in 1973, Sensormatic's Alligator(R) tag became the most widely recognized hard plastic reusable tag. Introduced in the mid-1980's, the smaller, lighter MicroGator(R) tag has surpassed the Alligator tag as the industry standard. In June 1994 Sensormatic introduced Super Tag(TM), which has a patented rotary clamp intended to make unauthorized removal more difficult than conventional tags. The Security Tag EAS systems for use primarily by smaller soft goods retailers and based on a low radio frequency technology, consist of antennae which transmit a scanning signal, a reusable tag containing an active frequency divider which is tuned to receive the scanning signal and to transmit a presence signal at a designated frequency, and a control unit which activates an alarm when a presence signal is detected.

                 Sensormatic's Sensor.Ink(R) and Inktag(R) products are designed to be used separately or in conjunction with Sensormatic's existing reusable tags to provide an incremental level of security for soft goods retailers. Unauthorized removal of tags affixed to merchandise with Sensor.Ink and Inktag causes vials of ink inside the unit to break and stain the would-be shoplifter and merchandise, identifying the shoplifter as well as rendering the merchandise unfit for use.

                 Sensormatic also markets to soft goods retailers its TellTag(R) product line providing the highest level of EAS protection for high value apparel merchandise. The TellTag product line is comprised of electronic detectors and reusable "intelligent" tags which contain an internal alarm.
This alarm is activated when unauthorized removal of the tag from the garment is attempted and is effective in providing protection against unauthorized removal of EAS tags in fitting rooms.

                 Hard Goods Retailers. The sale of new EAS products to hard goods retailers has been a prime factor in the growth of Sensormatic in the last several years. These retailers include supermarkets, hypermarkets and home improvement centers, as well as drug, mass merchandise, optical, hardware, book, music and video stores. Sensormatic's success in supplying products to these retailers is attributable to its broad array of new products, each designed and marketed to meet the particular needs of a specific application.

                 Sensormatic believes that the revenues and earnings potential of supplying products to hard goods retailers is significantly greater than supplying products to soft goods retailers. Unlike apparel merchandise which is protected with reusable plastic tags, hard goods


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

merchandise is protected with self-adhesive stick-on labels which leave the store with the merchandise. Use of these hard goods EAS systems creates a continuing need on the part of the retailers for additional disposable labels to be affixed to new merchandise, resulting in a major source of recurring revenues to Sensormatic.

                 Following is a brief description of Sensormatic's hard goods EAS product lines:

                 The Ultra.Max product line, which utilizes a proprietary acousto-magnetic technology, is marketed primarily to music stores, drugstores, home improvement centers, mass merchandise stores and specialty hard goods retailers. Hard goods retailers use the Ultra.Max product line in conjunction with the Rattler(R) label. Additionally, soft goods retailers are using Ultra.Max with Ultra.Gator(R) products. Its success with retailers is attributable to its unique features, which include freedom from false alarms, unobstructed coverage of wide exits, a high "pick rate" or ability to detect labels or tags and ease of deactivation. The system's sophisticated electronic capability can distinguish and filter out items which can cause false alarms, a problem which may be encountered by retailers using competitive products. Ultra.Max disposable labels are deactivated by sales clerks upon checkout. The Ultra.Max product line includes a variety of label deactivation devices, including the Speed Station(R) deactivator, which doubles as a bagging station, allowing merchandise to be conveniently bagged and, upon completion of bagging, permitting all labels affixed to the bagged merchandise to be simultaneously deactivated. This allows the customer to utilize an EAS system without slowing down the checkout process to deactivate individual items.

                 The AisleKeeper(R) product line, which uses a proprietary magnetostrictive technology, was developed specifically for use in supermarkets and hypermarkets. These businesses generally contain the retail industry's harshest environment for EAS systems, as the checkout aisle area where systems are usually placed can be in close proximity to bar code scanners, point of sale terminals, conveyor belts and metal counters, all of which may adversely impact the effectiveness of the electronics in many EAS systems. Further, the systems are subjected to physical damage caused by shopping carts passing through the aisles and harsh chemical cleaning solutions. The AisleKeeper system, which consists of two transceiver pedestals (containing transmitting and reception coils, a shield and alarm circuits) that are covered with durable plastic to resist staining and physical damage, and has rubber bumpers on the edges and a wear bumper along the pedestal face, successfully addresses these environmental problems. The AisleKeeper label is a thin micromagnetic wire encapsulated in transparent tape attached to protected merchandise which is passed around the system during the checkout process or, with certain versions, may be deactivated by means of a deactivation pad which fits in the conveyor belt.

                 The Standard and Enhanced Magnetic product lines, utilizing an electromagnetic technology, are used extensively in video rental, book retail and library applications. In use, video cassettes or books with labels affixed are passed around the EAS system by the salesperson at the point of sale.

                 The System One(R) product line, using a low radio frequency technology, is comprised of electronic detectors, hard reusable tags or soft disposable self-adhesive labels for use with hard goods merchandise (and in certain environments, with soft goods merchandise) and is marketed to smaller independent retailers. Bar coded price information, promotional and merchandising details can be printed on the label.

                 Sensormatic has the broadest and most flexible line of EAS systems, tags, labels and accessories, such as applicators and deactivators, for use by soft and hard goods retailers. Through June 30, 1994, Sensormatic had sold or leased worldwide approximately 223,000 EAS


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systems and approximately 911 million reusable tags, and sold approximately 1.5 billion, 1.1 billion and 750 million disposable labels in fiscal 1994, 1993 and 1992, respectively. Revenues generated by the marketing of EAS product lines to retailers in fiscal 1994, 1993 and 1992 were $406 million, $330 million and $220 million, respectively.

CCTV AND EXCEPTION MONITORING SYSTEMS FOR RETAIL USE

                 Sensormatic's SensorVision(R) systems, which are microprocessor-based CCTV systems, are used to protect against inventory shrinkage and other losses due to internal or employee theft in retail businesses, and are also used in commercial, industrial and other non-retail environments (see "Non-Retail Users" immediately below). The SensorVision systems, including the highly acclaimed SpeedDome(R), consist of special ceiling domes, which conceal small, high resolution, high speed cameras, and monitoring and control consoles specially designed for the programming, identification and recording of monitored activities or areas. The SensorVision systems can be programmed to monitor merchandise and cash handling at point-of-sale stations in retail environments (as well as warehouse, shipping and other activities in retail and non-retail environments) in an "unattended mode". The systems can also be interfaced with cash registers to monitor and electronically record predetermined "exception" transactions (such as cash or credit card sales over specified dollar amounts, customer sales credits, and purchases by pre-identified employees) by utilizing Sensormatic's Point of Sale Exception Monitoring (POS/EM(TM)(R)) products; such exception monitoring applications include supermarkets and hypermarkets, as well as other retail environments where cash registers are used. Additionally, the SensorVision systems are often used in conjunction with EAS systems to produce a more effective and comprehensive overall loss prevention program.

                 Through June 30, 1994, Sensormatic had sold or leased approximately 63,000 CCTV domes, principally to retailers in the United States. Revenues generated by the marketing of all CCTV product lines to retailers (including exception monitoring systems, but excluding CamEra(TM) systems (see "Non-Retail Users" immediately below)) in fiscal 1994, 1993 and 1992 were $73 million, $41 million and $25 million, respectively.

NON-RETAIL USERS

                 Sensormatic's products and technologies are also being used in non-retail environments. Sensormatic's U.S.-based Commercial/ Industrial Group markets EAP systems, SensorVision and other CCTV systems and access control systems to U.S. based commercial, industrial and other non-retail customers. These Sensormatic products are marketed primarily for the protection, monitoring and control of people and assets in large-scale office and manufacturing complexes, warehouses, hospitals and nursing homes, nurseries, transportation centers, colleges and universities, casinos, nuclear power plants and numerous other non-retail facilities. Assets which are protected or controlled by Sensormatic's EAP products include limited access files, computer magnetic tapes and disks, portable computers, facsimile and copy machines and other portable office equipment, hospital portable equipment, garments and supplies, and many other valuable items. Non-retail businesses are increasingly receptive to systems integrating combinations of these various products, furnished and serviced by a single supplier. In order to improve its system integration capabilities and expand its direct sales to non-retail businesses, Sensormatic acquired Advanced Entry and Security Specialists during fiscal 1994 and intends to acquire several similar U.S. regional systems integrators in the next few years.

                 Sensormatic is committed to broadening its electronic security product lines for non-retail users by adding new proprietary products and distribution methods. This commitment is evidenced by its extensive internal product research, development and engineering activities


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

as well as the acquisitions of American Dynamics, Continental, Robot Research, Advanced Entry, Security Specialists and Software House.

                 American Dynamics, a leading U.S. manufacturer of CCTV components, was acquired in February 1991. It markets its products principally to non-retail users through a network of manufacturer's representatives in the United States and through selected distributors in Europe. Such products include large switching systems capable of controlling hundreds of cameras from a central location, sophisticated video motion detectors, and quad splitters which allow the display of images from up to four cameras on a single monitor.

                 Robot Research, a U.S. based manufacturer and marketer of sophisticated CCTV display and Transmission Systems, was acquired in September 1993. It is a leader in the design, manufacture and sale of digital video signal processing equipment and has gained worldwide recognition in the field of security, productivity management and other visual communication applications. Robot Research markets its products by a network of manufacturer representatives who sell to dealers and distributors worldwide. Sensormatic also utilizes Robot Research and America Dynamics' products in the design and configuration of large, sophisticated CCTV systems which it markets through the Commercial/Industrial Group in the U.S. and specialized international sales efforts.

                 Continental, a supplier of proprietary electronic access control systems, was acquired in July 1989. Its electronic access control product line is marketed to small and medium sized industrial businesses and is distributed through a network of dealers in the United States and Europe. Sensormatic, using one of the Continental products as a technology platform, has developed a sophisticated access control system for sale to large commercial and industrial businesses having multiple locations and thousands of employees which it markets through the Commercial/Industrial Group in the U.S. and specialized international sales efforts.

                 Software House, a leading U.S. designer and marketer of mid-range to high-end access control products, was acquired in July 1994. It designs, develops, markets and services mid-range to high-end access control systems for use in office buildings, airports and universities. Software House markets its products through distributors and system integrators. Sensormatic intends to utilize Software House's products in the design and configuration of large, sophisticated access control systems which it will market through the Commercial/Industrial Group in the U.S. and specialized international sales efforts.

                 Advanced Entry and Security Specialists, two U.S. regional electronic security system integrators, were acquired in fiscal 1994. These companies specialize in integrating products from a variety of manufacturers to meet the particular security needs of a customer. Advanced Entry and Security Specialists sell, install and service such integrated systems and integrate the application of these products at the customer's facility. These companies have been fully integrated into the direct sales and service organization of the Commercial/Industrial Group.

                 Revenues generated from the sale of CCTV, EAP and access control systems (including installation revenues) by the Commercial/Industrial Group in the U.S. and specialized international sales efforts in fiscal 1994, 1993 and 1992 were $120 million, $65 million and $28 million, respectively, (including CamEra(TM) systems to non-retail users, discussed below).

                 Sensormatic's CamEra systems (acquired in connection with the acquisition of ALPS) consist principally of packaged, low cost CCTV systems, primarily for use by smaller retail and commercial businesses. A typical CamEra system consists of one or two stationary cameras, a monitor and a video cassette recorder, and may be interfaced with Sensormatic's exception monitoring products which are similar in nature to the POS/EM product. In fiscal 1994, Sensormatic began to market these systems in France and the United States. Through June 30, 1994, approximately 29,000 CamEra systems had been installed. Revenues generated from the marketing of CamEra systems to retail and non-retail users in fiscal 1994 and 1993, primarily in the United Kingdom, were approximately $48 and $31 million, respectively.

MARKETING AND SALES

                 General. Sensormatic operates under the name Sensormatic(R) throughout the world. Sensormatic markets its products directly throughout North America, Europe and certain Asia/Pacific countries, and through its 51% owned subsidiaries in Brazil, Peru and Turkey. In over 30 other countries, Sensormatic sells its products to distributors for resale or lease principally to retailers. For each of the three fiscal years in the period ended June 30, 1994, no single customer accounted for 10% or more of Sensormatic's consolidated revenues.

                 Marketing. Sensormatic markets its EAS products primarily to soft goods (apparel merchandise) retailers and hard goods (packaged merchandise) retailers through its worldwide direct sales organization, discussed below under this subheading. Historically, Sensormatic has marketed its traditional EAS products to high end soft goods retailers (for example, large department stores and national chains) throughout the world. Security Tag EAS systems are primarily targeted at smaller, independent soft goods retail customers. Sensormatic's traditional and Security Tag EAS systems, the TellTag product line and the Sensor.Ink tag, Inktag, and related accessories, all used primarily by soft goods retailers, generated approximately 25% of fiscal 1994 consolidated sales and lease revenues. With the introduction of the MicroLabel(R) product in the late 1980's, however, the traditional EAS system can be used by hard goods retailers. The AisleKeeper and the Standard and Enhanced Magnetic product lines, used primarily by hard goods retailers, generated approximately 14% of fiscal 1994 consolidated sales and lease revenues, while the Ultra.Max product line, used by both soft and hard goods retailers, generated approximately 22% of fiscal 1994 consolidated sales and lease revenues.

                 Sensormatic's CCTV, EAP and access control systems are marketed by the Commercial/Industrial Group in the U.S. and specialized international sales effort (see discussion below under this subheading). Sensormatic's CamEra products are marketed through specialized sales organizations in France, the United Kingdom and the U.S. Sensormatic's CCTV systems are used by both retail customers and non-retail customers (i.e., commercial, industrial and other non-retail customers) and generated approximately 26% of fiscal 1994 consolidated revenues.

                 Sales and Service Organizations. Sensormatic, at June 30, 1994, employed worldwide a total of over 2,300 sales and customer engineering personnel to market and service its products throughout North America, Europe and certain Asia/Pacific countries (see the discussion of International Operations below under this subheading). At June 30, 1994, Sensormatic's products were also marketed and serviced elsewhere in the world by over 325 sales and customer engineering personnel employed by international distributors (see "International Operations"). Sales and service personnel for Sensormatic's products are presently directed from offices located throughout the United States and in more than 54 countries. Sensormatic believes that a major factor in its success has been the high quality of its extensive and experienced sales and service organization.

                 Over the past several years, Sensormatic has restructured its sales force to establish specialized sales groups to market its products to particular types of users. For example, in the United States, specialized sales groups have been created to increase penetration of the supermarket industry and to focus on non-retail users (see discussion below


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
under this subheading). In Europe, such sales specialization has been concentrated, to date, on self-service stores and hypermarkets, and certain CCTV and exception monitoring systems primarily for smaller retail and commercial businesses. In fiscal 1994, Sensormatic began to develop a specialized sales effort and identify specific dealers aimed at marketing its products to the commercial, industrial and non-retail customers in Europe and certain other parts of the world. Sensormatic will continue to specialize its sales force and believes such specialization will accelerate its success in marketing to the targeted user groups.

                 Commercial/Industrial ("CI") Group. Sensormatic's new product development and marketing efforts directed to commercial, industrial and other non-retail users are a further outgrowth of Sensormatic's strategic plan. Sensormatic's CI Group includes a U.S. direct sales effort (including the sales efforts of the recently acquired Advanced Entry and Security Specialists) aimed at large multi-location businesses, and manages the marketing and sales activities of Continental, American Dynamics, Robot Research and Software House. The CI Group markets on a direct basis and through dealers and manufacturer representatives. The CI Group offers EAP systems, SensorVision and other CCTV systems, and access control systems to various customers, including a number of the largest companies in the United States. In March 1994, Sensormatic became a Sponsor and the Official Electronic Security Supplier of the 1996 Olympic Games in Atlanta. Sensormatic's involvement in the Olympics will heighten its visibility and recognition in the commercial and industrial marketplace.

                 International Operations. Sensormatic presently sells, leases and services its products through wholly-owned subsidiaries operating in Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Hungary, Italy, Mexico, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. Sensormatic's products are also marketed and serviced through exclusive distributors in Argentina, Chile, Columbia, Indonesia, Japan, Saudi Arabia, South Africa, Taiwan, Venezuela and a number of other countries. Sensormatic also markets EAS and CCTV products in Brazil, Peru and Turkey through its 51% owned subsidiaries. Sales and service personnel for Sensormatic's products are now based in more than 54 countries.

LEASES

                 Sensormatic also leases equipment under non-cancelable operating leases. Such leases are generally for terms of 36 to 54 months. Currently, substantially all of Sensormatic's lease revenues are generated by certain of its European subsidiaries. Additionally, Sensormatic generates revenues from the maintenance and servicing of its equipment. Leases generally provide for Sensormatic to maintain and service the leased equipment.

COMPETITION

                 The loss prevention industry is highly competitive. There are many alternatives available to deter theft, in addition to the use of EAS and CCTV systems, including, among other things, guards and private detective services, mirrors, burglar alarms and other magnetic and electronic devices, and services combining some or all of the above elements. To Sensormatic's knowledge, there are several other companies that market, directly or through distributors, EAS equipment to retail stores, of which Knogo, Checkpoint and Minnesota, Mining and Manufacturing Company ("3M") in the U.S., and Actron (part of ADT - Britannia), Checkpoint, Esselte Meto, Knogo (see "Sensormatic Business--Company Development and General Strategies"). Nedap B.V. and 3M in Europe are Sensormatic's principal competitors. With respect to CCTV products, there are numerous companies, including Burle Industries, Inc., Panasonic, Pelco and Vicon Industries, Inc. that market directly or through distributors such


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

equipment to both retail and non-retail customers; however, to Sensormatic's knowledge, there is no single principal competitor marketing CCTV products.

                 There can be no assurance that other firms with greater financial and other resources may not enter into, or expand their direct competition with, Sensormatic. Sensormatic competes in marketing EAS, CCTV, EAP and access control systems principally on the basis of product performance, multiple technologies and service.

PRODUCT RESEARCH, DEVELOPMENT AND ENGINEERING

                 Sensormatic has significantly increased its research, development, and engineering expenditures during the past decade. The increase in these activities has resulted in the continued broadening of the product lines offered by Sensormatic resulting in the expansion of the applications and customer base for Sensormatic's products. A large portion of Sensormatic's recent growth in revenue can be attributed to the products and technologies resulting from these efforts.

                 Sensormatic has significantly strengthened its research, development and engineering activities by increasing its investment in sophisticated engineering equipment, expanding key consulting relationships throughout the world, and substantially increasing its professional engineering staff, with particular emphasis on magnetic materials research and software development skills. Several of Sensormatic's EAS products depend on the use of magnetic materials. Software is a major element in Sensormatic's new product designs and manufacturing processes. At June 30, 1994, Sensormatic employed a staff of 223 on the engineering payroll of which 174 were degreed engineers, including 47 with advanced Masters and Ph.D. degrees.

                 Another important source of new products and technologies has been Sensormatic's strategic acquisitions of companies and products during the last few years. Sensormatic will continue to make acquisitions of related businesses or products consistent with its overall product and marketing strategies.

MANUFACTURING

                 Sensormatic manufactures most of its products in facilities located in Puerto Rico and Florida and has developed over the years a highly integrated manufacturing capability. Sensormatic's manufacturing strategy is to rely primarily on in-house capability and to vertically integrate manufacturing processes to the extent possible and economically practical.
This integration and in-house capability provides significant control over costs, quality and responsiveness to the demands of the market which results in a distinct competitive advantage.

                 Sensormatic utilizes independent suppliers in procuring various component products and materials required to manufacture its products. Certain of the magnetic material for the Ultra.Max labels and tags is purchased from a single vendor under a supply agreement. Sensormatic also contracts with independent parties for the manufacture of certain products, such as the Aisle Keeper and Standard Magnetic Labels made to Sensormatic's specifications. Additionally, certain OEM equipment and mechanical and component parts, supplies and accessories (such as cables, cameras, VCRs and television monitors related to the SensorVision system), are purchased from independent suppliers. With respect to products developed or acquired in the future, Sensormatic may manufacture such products or, if deemed appropriate, may contract for the manufacture of such products.


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

                 Certain of the tags used with the Security Tag EAS systems are manufactured by a Hong Kong based supplier under a manufacturing agreement. Additionally, the CamEra CCTV accessories and components are purchased, under Sensormatic's specifications, from approximately 10-15 large international electronics manufacturers.

                 Sensormatic has improved, and expects to continue to improve, its production efficiencies through increased automation and improved cost reducing product designs. Such increased automation, particularly to increase capacity and lower production costs of disposable labels, will require additional capital expenditures for new production equipment. In July 1993, Sensormatic moved its 63,000 square foot U.S. manufacturing facility, primarily used in the manufacture of labels, to a newly constructed 120,000 square foot facility in Boca Raton, Florida. Sensormatic is in the process of constructing a 100,000 square foot addition to this facility which is required to meet its current and anticipated label manufacturing needs (principally the Ultra.Max label).

                 Additionally, in early fiscal 1994, Sensormatic completed the process of consolidating the majority of its 270,000 square foot Puerto Rico manufacturing operations into a 325,000 square foot facility located in Aguadilla, Puerto Rico. Over 70% of the value of EAS and CCTV products sold by Sensormatic is currently produced in Puerto Rico, contributing significantly to the relatively low effective tax rate enjoyed by Sensormatic due to the favorable income tax status of the Puerto Rico operations.

                 In February 1994 Sensormatic announced plans to begin manufacturing operations in an 80,000 square foot leased facility located in Cork, Ireland. This facility will allow Sensormatic to manufacture certain EAS and CCTV products (including tags and labels) closer to its large European customer base. Additionally, Sensormatic finalized an agreement with the Industrial Development Agency of Ireland with respect to wage and training tax credits, and rent subsidies.

PATENT AND RELATED RIGHTS

                 Sensormatic owns or is the exclusive licensee of over 166 patents issued by the United States Patent Office. These patents cover a variety of inventions including Sensormatic's traditional EAS system as well as its electromagnetic, acousto-magnetic, CCTV and low radio frequency systems. Patents corresponding to many of these United States patents have been issued or are pending in various foreign countries. Sensormatic is a non-exclusive licensee under certain patents issued in the United States and various foreign countries relating to the manufacture, use and sale of certain labels for use with its electromagnetic systems, for which license Sensormatic pays royalties. Sensormatic has over 50 patent applications pending in the United States for various other inventions relating to its products. Patent applications for some of these inventions are also pending in other countries. There can be no assurance that any patents will be issued to Sensormatic on any of its pending applications.

                 Sensormatic does not make any representation as to the scope, validity or value of any patents which have been or may be issued or licensed to it or as to the possible infringement by its products on patents owned by others. Although Sensormatic's patent program is important, Sensormatic believes that because of its technical knowledge and experience and the abilities of its established and experienced sales and service organization, it is not dependent upon patent protection to maintain its leadership in the electronic security industry.

                 Additional information concerning Sensormatic is contained in Sensormatic's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, and its Quarterly Report


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

on Form 10-Q for the quarter ended September 30, 1994 (which are incorporated herein by reference) and Sensormatic's Proxy Statement for its 1994 Annual Meeting of Shareholders, each of which are available from Sensormatic without charge, and Sensormatic's 1994 Annual Report to Shareholders and First Quarter Report to Stockholders for the quarter ended September 30, 1994, copies of which accompany this Proxy Statement--Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference".


                                 KNOGO BUSINESS

                 Knogo is engaged primarily in the business of manufacturing, marketing and servicing EAS systems. The EAS systems that Knogo manufactures are based upon three distinct technologies. One system, the Swept Radio Frequency ("Swept RF") system, uses medium frequency transmissions in the two to nine megahertz range. The second system, the Dual Radio Frequency ("Dual RF") system, uses two ultrahigh frequency radio signals of approximately 905 megahertz and 925 megahertz. The third system, Magnetics ("MM"), uses very low frequency electromagnetic signals in the range of 218 hertz to 9 kilohertz. Knogo also manufactures a non-electronic dye-stain pin ("KnoGlo(TM)"). In addition, Knogo markets a CCTV system, or CCVS, known as "The KNOGO Surveillor(TM)," and manufactures a hardware/software package allowing merchants simultaneously to record data from point-of-sale terminals together with a video image of the employee and customer.

                 Of Knogo's worldwide bookings for fiscal year 1994, approximately 29% were attributable to the Swept RF System, 6% to the Dual RF System, 60% to the MM System, 1% to the KnoGlo(TM) System and 4% to the CCVS System. Of Knogo's bookings outside the Knogo N.A. Territory for fiscal year 1994, approximately 32% were attributable to the Swept RF System, 1% to the Dual RF System, 64% to the MM System, 1% to the KnoGlo(TM) System and 2% to the CCVS System. For the fiscal years 1993 and 1992 worldwide, approximately 36% of Knogo's bookings in each year were attributable to the Swept RF system, 7% in each year to the Dual RF System, 52% and 51%, respectively, to the MM System, 1% in each year to the KnoGlo(TM) System and 4% and 5%, respectively, to the CCVS System. For the fiscal years 1993 and 1992 outside the Knogo N.A. Territory, approximately 35% and 39% respectively, of bookings were attributable to the Swept RF system, 4% and 1%, respectively, to the Dual RF System, 51% and 57%, respectively, to the MM System, 1% in each year to the KnoGlo(TM) System, and 2% in each year to the CCVS System. Knogo's bookings represent the gross value of orders accepted during the year.

                 The principal application of Knogo's products is to detect and deter shoplifting and employee theft in supermarket, department, discount, specialty and various other types of retail stores including bookstores, video, liquor, drug, shoe, sporting goods and other stores. The use of these products reduces inventory shrinkage by deterring shoplifting, increases sales potential by permitting the more open display of greater quantities of merchandise, reduces surveillance responsibilities of sales and other store personnel and, as a result, increases profitability for the retailer. In addition, Knogo's EAS systems are used in libraries and museums to detect and deter theft, in office buildings to control the loss of office equipment and other assets, in nursing homes for patient control, in hospitals to prevent theft of newborns and for control of linen supplies and in a variety of other hard goods applications.

PRINCIPAL PRODUCTS

                 Knogo's EAS systems consist of detection sensors which are triggered by articles or persons tagged with wafers or tags manufactured by Knogo. The principal application of the Swept RF and Dual RF systems is to detect and deter theft of soft goods such as clothing,


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

while the MM systems are primarily used to detect and deter theft of hard goods including packaged goods and books.

                 At February 28, 1994, the approximate number of Knogo's Swept RF and Dual RF systems sold or leased worldwide exceeded 46,000 (approximately 37,700 outside the Knogo N.A. Territory). At that date, the approximate number of Knogo's MM systems sold or leased worldwide exceeded 35,000 (approximately 29,500 outside the Knogo N.A. Territory).

                 Swept and Dual Radio Frequency Detection Systems. Since 1966, Knogo has been engaged in the manufacture and distribution of the Swept RF system, the principal application of which is to detect and deter shoplifting and employee theft of clothing in retail establishments. In 1988, Knogo began to make available to customers the Dual RF system which uses a technology wherein two separate radio frequencies are triggered in a wafer or tag, achieving a singular, recognizable signal. The Dual RF system is particularly useful and cost efficient for soft-goods retail stores with wide mall-type exit areas which ordinarily would require multiple Swept RF systems to adequately protect the retail establishment. The Swept RF and Dual RF systems consist of radio signal monitoring equipment activated by wafers or tags containing precise electronic circuitry. When merchandise with a wafer or tag attached is transported through the monitored zone, its circuitry interferes with the radio signals continually transmitted through the monitoring system, thereby triggering alarms such as flashing lights, buzzers or indicators at a central control point, or transmitting an alarm directly to the security force.

                 The wafers and tags are manufactured by Knogo in a variety of sizes and types and are attached directly to the articles to be protected by means of specially designed fastener assemblies. A wafer or tag is removed from the protected article, usually by a clerk at the checkout or wrapping desk, by use of a decoupling device specially designed to facilitate the removal of the fastener assemblies with a minimum of effort. Removal of the wafer or tag without a decoupler is difficult and unauthorized removal will usually damage the protected article and thereby reduce its value to a shoplifter. Knogo offers an optional reminder station which, by means of audiovisual indicators, automatically reminds the store clerk to remove the wafer or tag when the article is placed on the cashier's desk. Knogo offers a portable verifier which is capable of identifying a person with tagged merchandise in the event that a number of persons pass through the control point at the same time. Knogo has also developed alarms capable of alerting security personnel to the unauthorized removal of wafers or tags in dressing rooms and, in multi-level stores, the movement of tagged merchandise in elevators and on escalators.

                 Monitoring devices are installed at exits of protected areas, such as doorways, elevator entrances and escalator ramps. The devices are generally located in panels or pedestals anchored to the floor for a vertical arrangement or mounted in or suspended from the ceiling and mounted in or on the floor for a horizontal arrangement. The panels or pedestals can be custom designed to harmonize with the decor of the store. By means of multiple installations of horizontal Swept RF systems or a single installation of one Dual RF system, Knogo has the ability to protect any size entrance or exit.

                 Knogo has adapted its Swept RF and Dual RF systems for use in industrial establishments and office buildings for asset control, in nursing homes and hospitals for patient control and in other institutions for personnel control. The systems consist of a small electronic target which is detected by monitoring equipment when a person wearing the target or carrying the protected item leaves or enters a restricted area.


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

                 Knogo's Swept RF and Dual RF systems generally have a useful life of six years (although many of Knogo's systems have been operating for longer periods), have a negligible false alarm rate and are adaptable to meet the diversified article surveillance needs of individual retailers.

                 Magnetic Detection Systems. Knogo manufactures and distributes its MM systems, the primary application of which is to detect and deter theft in "hard goods" applications such as libraries, bookstores, hypermarkets and supermarkets, in video, drug, liquor, shoe, record, sporting goods and similar stores and in museums, hospitals and airlines.

                 Knogo's MM systems use detection monitors which are activated by electromagnetically sensitized strips. The MM targets are attached to the articles to be protected when price tags are affixed and are easily camouflaged on a wide array of products. The magnetic targets, including Knogo's ultra thin thread, trade-named "Electro-Thread(R)," can be supplied in many forms and are attractively priced, making them suitable for a variety of retail applications. In addition, the MM targets can be manufactured to be activated and deactivated repeatedly while attached to the articles to be protected, which is a particularly desirable feature for use with items such as books, records and videotapes which are "checked-out" and later returned. Accurate deactivation is also very important when the item to be protected is a personal accessory that will be carried by its owner from place to place, such as pocket books, pens, lipstick, shoes and camera film and cameras.

                 The MM system offers retailers several features not available in its Swept RF and Dual RF systems. Since the Electro-Thread(R) is very small, hair-thin, relatively inexpensive and may be inserted at the point of manufacture or packaging, it provides retailers with a great deal of flexibility and is practical for permanent attachment to a wide variety of hard goods, especially low profit-margin products. The Electro-Thread(R) target can be automatically deactivated at check-out, eliminating the risk of triggering alarms when merchandise leaves the store and saving sales personnel valuable time. Since the Electro-Thread(R) targets can be incorporated directly into a price tag, they are convenient to use.

                 While targets are typically attached by the retailer at the point of sale, the practices of applying the target at the distribution point ("Source Tagging"), or within the protected item ("Source Imbedding"), are increasing. This program, Universal Source Protection ("USP"), reduces significantly the retailer's target purchase and application costs, while increasing the anti-theft effectiveness of the system. Knogo has developed and is now manufacturing its patented, new MM strip, trade-named "SuperStrip(TM)". Knogo believes that SuperStrip's extremely small size, unique physical, mechanical and detection properties, compatibility with earlier generation MM systems and very low cost make it an ideal candidate for either Source Tagging or Source Imbedding.

                 The detection monitors used by the MM systems are installed at three to five foot intervals at the exits of protected areas. The monitors are activated when the items to which the targets are attached pass through the monitored zone, thereby triggering alarms similar to those used with the Swept RF and Dual RF systems.

                 KnoGlo(TM). KnoGlo(TM), a non-electronic, dye-stain pin, releases an indelible liquid when tampered with. Used with passive locking mechanisms without electronics, KnoGlo(TM) is often a retailer's first step in loss prevention. KnoGlo(TM) is also employed in stores with EAS systems as an extra layer of protection. Such protection is useful in problem areas (near mall door-openings, for example) or where users must maximize selling space.

                 Closed Circuit Video Systems. Knogo also markets its CCVS system, known as "The KNOGO Surveillor(TM)". The KNOGO Surveillor(TM) enhances the protection of retail stores from shoplifting and employee theft by providing retailers with optical surveillance of the premises. Knogo believes that, while less profitable than its traditional EAS products, the CCVS complements its other EAS systems and provides retailers with further protection against internal employee theft and external shoplifting activities.

                 The Knogo Data Displayer(TM) allows users of CCVS a method of detecting employee thefts which occur at retailers' point-of-sale ("POS") terminals. The Knogo Data Displayer(TM) collects cash register data (from up to 16 registers simultaneously), converts it from digital to video signals, combines it with a video input and records the POS data and video image on a videocassette as a permanent video record of the transaction.

PRODUCTION

                 Knogo produces its Swept RF, Dual RF and MM systems or their components at its facilities in Mons, Belgium and Cidra, Puerto Rico. Knogo manufactures the detection monitors, wafers, tags, detection strips and other targets used in each system by assembling electronic and mechanical components and printed circuitry which it purchases from various suppliers. Knogo's specially designed tools, plastic cases for the wafers, and the target bands used in Knogo's system for patient and personnel control are produced to Knogo's specifications by independent contractors using Knogo's molds and tooling. The Knogo Surveillor(TM) systems are manufactured to Knogo's specifications and assembled by an independent contractor. Knogo Data Displayers(TM) consist of components manufactured by others. Knogo is not dependent on any one supplier or group of suppliers of components for its systems and has no long-term arrangements with any of its suppliers. Knogo's policy is to maintain its inventory at a level which is sufficient to meet projected demand for its products. Such demand is usually higher in the fall months than at other times. Knogo does not anticipate any difficulties in continuing to obtain suitable components at competitive prices in sufficient quantities as and when needed.

                 Following the Divestiture, Knogo N.A. will succeed to the present North American operations of Knogo, including the manufacturing facility in Cidra, Puerto Rico, and will manufacture and sell to Sensormatic, as successor to Knogo, certain electronic article surveillance products pursuant to the Supply Agreement which is to be entered into by Knogo and Knogo N.A. in connection with the Divestiture. Under the Supply Agreement, for a period of 30 months, products valued at $24 million in the aggregate will be manufactured in the Knogo N.A.-owned plant in Puerto Rico or purchased from existing third party suppliers and supplied to Sensormatic operations in Europe and Australia. See "The Divestiture--Supply and License Agreements".

                 Shipments to European, Far Eastern, African, Australian and Near Eastern customers are primarily made from Knogo's manufacturing and distribution facility in Belgium.

MARKETING

                 Knogo markets its systems within the Knogo N.A. Territory through the direct sales efforts of approximately 29 salespersons located in selected metropolitan areas and outside the Knogo N.A. Territory through the direct efforts of approximately 85 salespersons employed by Knogo's subsidiaries and through dealers in various countries.

                 Knogo's EAS systems are marketed on both a lease and direct sales basis. The terms of the standard leases are generally from one to seven years. The sales prices and lease rates vary based upon the type of system purchased or leased, number and types of targets included, the sophistication of the system employed and, in the case of a lease, its term. In the case of the MM systems, detection targets which are permanently attached to the item to be protected are sold to the customer even when the system is leased. Therefore, in the case of either a sale or lease of an MM system, as the customer replenishes its inventory, additional targets will be required for those items to be protected. Knogo also markets a more expensive, removable, reusable detection tag for use with its MM systems on certain products such as clothing and other soft goods.

                 In order to meet competition, Knogo also selectively offers EAS systems on a deferred billing arrangement and, in some instances, on a short-term introductory basis. At the end of such period the retailer has the option to lease or purchase the equipment.

                 During the fiscal year ended February 28, 1994, Knogo placed in service approximately 9,300 of its Swept RF, Dual RF, and MM systems (approximately 7,800 outside the Knogo N.A. Territory). Knogo does not believe that the loss of any one customer would have a material adverse effect on its business.

                 Knogo from time to time sells leases it originates to third party leasing companies.

SERVICE

                 Installation, repair and maintenance services are performed primarily by Knogo's personnel and by Knogo's distributors or agents. All products sold or leased are covered either by a short warranty period or an extended warranty period. After the initial warranty period, Knogo also offers to its customers the option of entering into a maintenance contract with Knogo or paying for service on a per call basis.

INTERNATIONAL OPERATIONS

                 Knogo's operations in Europe and Australia are conducted through various foreign subsidiaries and in various foreign countries through dealers. Knogo's international revenues (excluding intercompany sales) and Knogo's total revenues were $70.6 million and $89.3 million, respectively, for the fiscal year ended February 28, 1994, $71.9 million and $94.4 million, respectively, for the fiscal year ended February 28, 1993, and $56.5 million and $80.7 million, respectively, for the fiscal year ended February 29, 1992. For further information with respect to Knogo's foreign and domestic operations for fiscal years 1994, 1993 and 1992, see Note 12 of Notes to Consolidated Financial Statements in Knogo's Annual Report on Form 10-K for the fiscal year ended February 28, 1994, as amended, incorporated herein by reference.

COMPETITION

                 Knogo operates in a highly competitive market with many companies engaged in the business of furnishing security services designed to protect against shoplifting and theft. In addition to EAS systems using the concept of tagged merchandise, such services use, among other things, closed circuit video systems, mirrors, guards, private detectives and combinations of the foregoing. Knogo competes principally on the basis of the nature and quality of its products and the adaptability of these products (by Knogo's engineering staff) to meet specific customer needs and price requirements.

                 To Knogo's knowledge, there are several other companies that market, directly or through distributors, EAS equipment, of which Sensormatic, Checkpoint, Actron (part of ADT-

Britannia), Esselte Meto, Nedap B.V. and 3M are Knogo's principal competitors outside the Knogo N.A. Territory. In addition, a number of other smaller competitors exist, primarily in Europe. Some of Knogo's competitors have greater financial resources, have more experienced marketing organizations and have a greater number of employees than Knogo.

PATENTS AND OTHER INTELLECTUAL PROPERTY

                 Knogo has certain United States and foreign patents and patent applications relating to (i) the method and apparatus for the detection of movement of articles and persons and accessory equipment employed by Knogo in its Swept RF, Dual RF and MM systems, (ii) various specific improvements used in Knogo's Swept RF, Dual RF and MM systems and (iii) various electrical theft detection methods, apparatus and improvements not presently used in any of Knogo's EAS systems. Although patent protection is advantageous to Knogo, management does not consider any single patent or patent license owned or held by it to be material to Knogo's current operations, but believes that Knogo's competitive position ultimately will depend on its experience, know-how and proprietary data, engineering, marketing and service capabilities and business reputation, all of which are outside the scope of patent protection.

                 Following the Divestiture, Knogo (and Sensormatic, as its successor) and Knogo N.A. will license certain patent rights and technology to each other pursuant to the License Agreement which is to be entered into by Knogo and Knogo N.A. in connection with the Divestiture. See "The Divestiture--Supply and License Agreements".

                 Additional information concerning Knogo and its products is contained in Knogo's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 as amended by Amendment No. 1 on Form 10-K/A filed June 28, 1994 and Amendment No. 2 on Form 10- K/A filed November 22, 1994, its Quarterly Report on Form 10-Q for the quarter ended May 31, 1994, its Quarterly Report on Form 10-Q for the quarter ended August 31, 1994, as amended by Amendment No. 1 on Form 10-Q/A filed on November 22, 1994, and its Current Report on Form 8-K, as amended by Amendment No. 1 on Form 8-K/A filed August 22, 1994, and Amendment No. 2 on Form 8-K/A filed on September 20, 1994, which are incorporated herein by reference. Copies of such Annual Report on Form 10-K and Quarterly Report on Form 10-Q accompany this Proxy Statement--Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference".

                           SENSORMATIC CAPITALIZATION

             The following table sets forth, as of September 30, 1994, (i) the actual capitalization of Sensormatic and (ii) the capitalization of Sensormatic as adjusted to reflect the Merger with Knogo following the Divestiture.

                                                  As of September 30, 1994
                                           -------------------------------------
                                                                  As adjusted
                                                Actual          for the Merger
                                             -----------       ----------------
                                                     (in thousands)
 Existing Sensormatic debt1:                  $  273,212          $  273,212

 Existing Knogo debt2:                                --              22,476
                                              ----------          ----------
                                                 273,212             295,688
                                              ----------          ----------
 Shareholders' equity:
    Preferred Stock, $.01 par value,
      10,000,000 shares authorized,
      none issued  . . . . . . . . . . .              --                  --
    Common Stock, $.01 par value,
      125,000,000 shares authorized3             582,085             691,282
    Retained earnings  . . . . . . . . .         253,847             253,847
    Other  . . . . . . . . . . . . . . .         (54,189)            (54,189)
                                              ----------          ----------
      Total stockholders' equity . . . .         781,743             890,940
        Total capitalization . . . . . .      $1,054,955          $1,186,628
                                              ==========          ==========
 Debt-to-equity capitalization ratio . .             .26                 .25

- --------------------------------

(1) Represents Senior Notes due 2003 ($135,000,000), short-term working capital borrowings primarily by Sensormatic's international subsidiaries ($118,400,000), and obligations under capital leases, notes or other amounts payable in connection with previous acquisitions and various other loans payable secured by equipment and buildings ($19,800,000).

(2) Represents two term loan agreements, various informal short-term lines of credit, overdraft facilities and other debt at August 31, 1994.

(3) Issued and outstanding shares of Sensormatic Common Stock were 68,900,524 (actual), and 71,967,434 (as adjusted) and do not include 1,095,149 shares held in treasury or by a subsidiary. The as adjusted number of shares issued and outstanding assumes the issuance of 3,066,910 shares of Sensormatic Common Stock upon consummation of the Merger (assuming that the Average Sensormatic Share Price is $35.67 (which is equal to the average closing price of Sensormatic Common Stock for the 20 trading days preceding November 21, 1994) and that 5,410,346 shares of Knogo Common Stock and 489,202 Knogo Stock Options (which represents all such shares held on September 30, 1994) were converted in the Merger). Of the authorized and unissued shares of Sensormatic Common Stock, (i) 4,444,627 shares were reserved for issuance upon the exercise of stock options or other stock awards granted, or which may be granted, pursuant to stock incentive and option plans; (ii) 783,158 shares were reserved for issuance pursuant to Sensormatic's Employee Stock Purchase Plan; and (iii) 525,000 shares were reserved for issuance upon exercise of outstanding warrants issued in connection with an acquisition.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

INTRODUCTORY NOTE

                 The following tables set forth certain unaudited condensed pro forma combined financial information for Sensormatic after giving effect to the Knogo N.A. Stock Distribution and the Merger, using the purchase method of accounting as if such transactions had been consummated, with respect to the statements of income, on July 1, 1993 and, with respect to the balance sheet, as of September 30, 1994. See "Sensormatic Selected Financial Information" in this Proxy Statement--Prospectus. The information contained in the following tables does not purport to be indicative of the results of operations and financial position of Sensormatic which may have been obtained had the Knogo N.A. Stock Distribution and the Merger with Knogo been consummated on the dates assumed.

                 The unaudited Knogo historical financial statements for the 12-month period ended May 31, 1994 and the three-month periods ended August 31, 1994 and 1993 have been adjusted to reflect the Knogo N.A. Stock Distribution and the reversal of intercompany transactions and balances (including the related income tax effect thereon) eliminated as part of determining the Knogo historical financial statements. The resulting balances (under the heading "Knogo International") are combined with Sensormatic in the accompanying pro forma financial information.

                 The unaudited condensed pro forma combined financial information reflects a preliminary allocation of the purchase price of Knogo and, accordingly, is subject to change upon, among other things, completion of the Divestiture and the Merger with Knogo. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial information appearing in this Proxy Statement--Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information.

                 The pro forma information with respect to the Merger assumes that 3,066,910 shares of Sensormatic Common Stock were issued to the Shareholders and Knogo option holders at an Average Sensormatic Share Price of $35.67 (which is equal to the average closing price of a share of Sensormatic Common Stock on the NYSE Composite Tape for the 20 trading days preceding November 21, 1994). If the Average Sensormatic Share Price for these purposes had been $28.00, pro forma primary and fully diluted earnings per share for the fiscal year ended June 30, 1994 and the three months ended September 1994 and 1993 would have been $1.22 and $1.18; $0.27 and $0.27; and $0.27 and $0.26;
respectively.

                 This information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Sensormatic contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 1994 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, which are incorporated herein by reference, and the historical consolidated financial statements and accompanying notes of Knogo contained in its Annual Report on Form 10-K for the fiscal year ended February 28, 1994, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 1994, and Amendment No. 2 on Form 10-K/A filed on November 22, 1994, and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1994, as amended by Amendment No. 1 on Form 10-Q/A filed on November 22, 1994, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1994
                                 (IN THOUSANDS)

                                                                                                                  COMBINED
                                                                                                                 SENSORMATIC
                                                                                KNOGO             PRO FORMA       AND KNOGO
                                                             SENSORMATIC  INTERNATIONAL(1)(A)    ADJUSTMENTS   INTERNATIONAL(1)
                                                             -----------  -------------------    -----------   ----------------
ASSETS
Cash and marketable securities  . . . . . . . . . . . . .    $   55,827        $ 7,275          $   (315)(b)     $   62,787
Trade and other receivables and
  investment in sales-type leases, net  . . . . . . . . .       335,654         45,088                              380,742
Inventories, net  . . . . . . . . . . . . . . . . . . . .       177,986         14,174             2,235 (b)        194,395
Revenue equipment and other
  property, plant and equipment, net  . . . . . . . . . .       175,147         13,860                              189,007
Deferred charges, patents and other assets, net . . . . .       140,418          3,040              (657)(b)        142,801
Costs in excess of net assets
  acquired, net . . . . . . . . . . . . . . . . . . . . .       372,532             --            89,056 (c)        461,588
                                                             ----------        -------         ---------         ----------
            Total assets  . . . . . . . . . . . . . . . .    $1,257,564        $83,437         $  90,319         $1,431,320
                                                             ==========        =======         =========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts and income taxes payable
  and accrued liabilities . . . . . . . . . . . . . . . .    $  202,609        $24,755         $  17,328 (b)(c)  $  244,692
Debt  . . . . . . . . . . . . . . . . . . . . . . . . . .       273,212         22,476                              295,688
Common stock  . . . . . . . . . . . . . . . . . . . . . .       582,085             --           109,197 (c)        691,282
Retained earnings . . . . . . . . . . . . . . . . . . . .       253,847         36,206           (36,206)(c)        253,847
Other stockholders' equity  . . . . . . . . . . . . . . .       (54,189)            --                              (54,189)
                                                             ----------        -------         ---------         ----------
            Total stockholders' equity  . . . . . . . . .       781,743         36,206            72,991            890,940
                                                             ----------        -------         ---------         ----------
            Total liabilities and
              stockholders' equity  . . . . . . . . . . .    $1,257,564        $83,437         $  90,319         $1,431,320
                                                             ==========        =======         =========         ==========

- ------------------
(1)      Includes Knogo International at August 31, 1994.

  See Accompanying Notes to Unaudited Condensed Pro Forma Combined Financial
                                 Information.

           UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                   COMBINED
                                                                                                                  SENSORMATIC
                                                                                KNOGO              PRO FORMA       AND KNOGO
                                                             SENSORMATIC  INTERNATIONAL(1)(A)     ADJUSTMENTS    INTERNATIONAL
                                                             -----------  -------------------     -----------    -------------
Total revenues  . . . . . . . . . . . . . . . . . . . . .      $655,966        $70,088                             $726,054
Cost of revenues  . . . . . . . . . . . . . . . . . . . .       270,977         29,885           $(3,600)(d)        297,262
Operating expenses  . . . . . . . . . . . . . . . . . . .       280,202         34,584            (6,074)(e)(f)     308,712
                                                               --------        -------           -------           --------
Operating income  . . . . . . . . . . . . . . . . . . . .       104,787          5,619             9,674            120,080
Other expenses, net . . . . . . . . . . . . . . . . . . .        (8,822)        (1,960)                             (10,782)
                                                               --------        -------           -------           --------
Income before income taxes  . . . . . . . . . . . . . . .        95,965          3,659             9,674            109,298
Provision for income taxes  . . . . . . . . . . . . . . .        23,900            395             5,061 (g)(h)      29,356
                                                               --------        -------           -------           --------
Net income  . . . . . . . . . . . . . . . . . . . . . . .      $ 72,065        $ 3,264           $ 4,613           $ 79,942
                                                               ========        =======           =======           ========
Primary earnings per common share . . . . . . . . . . . .      $   1.16                                            $   1.23
Fully diluted earnings per common share . . . . . . . . .      $   1.13                                            $   1.19
Common shares used in the
  computation of:
  Primary earnings per common share   . . . . . . . . . .        61,885                                              64,952
                                                               ========                                            ========
  Fully diluted earnings per
    common share  . . . . . . . . . . . . . . . . . . . .        68,343                                              71,410
                                                               ========                                            ========

- -----------------------
(1)      Includes Knogo International for the 12-month  period ended May 31,
         1994.

  See Accompanying Notes to Unaudited Condensed Pro Forma Combined Financial
                                 Information.

           UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                     THREE MONTHS ENDED SEPTEMBER 30, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                  COMBINED
                                                                                                                 SENSORMATIC
                                                                                KNOGO            PRO FORMA        AND KNOGO
                                                             SENSORMATIC  INTERNATIONAL(1)(A)   ADJUSTMENTS     INTERNATIONAL
                                                             -----------  -------------------   -----------     -------------
Total revenues  . . . . . . . . . . . . . . . . . . . . .      $190,882        $14,960                             $205,842
Cost of revenues  . . . . . . . . . . . . . . . . . . . .        79,051          7,507           $  (900)(d)         85,658
Operating expenses  . . . . . . . . . . . . . . . . . . .        83,427          9,093            (1,543)(e)(f)      90,977
                                                               --------        -------           -------           --------
Operating income (loss) . . . . . . . . . . . . . . . . .        28,404         (1,640)            2,443             29,207
Other expenses, net . . . . . . . . . . . . . . . . . . .        (1,613)          (621)                              (2,234)
                                                               --------        -------           -------           --------
Income (loss) before income taxes . . . . . . . . . . . .        26,791         (2,261)            2,443             26,973
Provision for income taxes  . . . . . . . . . . . . . . .         6,700             77                58 (g)(h)       6,835
                                                               --------        -------           -------           --------
Net income (loss) . . . . . . . . . . . . . . . . . . . .      $ 20,091        $(2,338)          $ 2,385           $ 20,138
                                                               ========        =======           =======           ========
Primary earnings per common share . . . . . . . . . . . .      $   0.29                                            $   0.28
Fully diluted earnings per common share . . . . . . . . .      $   0.29                                            $   0.28
Common shares used in the
  computation of:
     Primary earnings per common share  . . . . . . . . .        69,868                                              72,935
                                                               ========                                              ======
     Fully diluted earnings per
       common share . . . . . . . . . . . . . . . . . . .        70,026                                              73,093
                                                               ========                                              ======

- ------------------
(1)      Includes Knogo International for the 3-month period ended August 31,
         1994.

  See Accompanying Notes to Unaudited Condensed Pro Forma Combined Financial
                                 Information.


           UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                     THREE MONTHS ENDED SEPTEMBER 30, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                  COMBINED
                                                                                                                 SENSORMATIC
                                                                                KNOGO            PRO FORMA        AND KNOGO
                                                             SENSORMATIC  INTERNATIONAL(1)(A)   ADJUSTMENTS     INTERNATIONAL
                                                             -----------  -------------------   -----------     -------------
Total revenues  . . . . . . . . . . . . . . . . . . . . .      $143,284        $18,222                             $161,506
Cost of revenues  . . . . . . . . . . . . . . . . . . . .        59,006          7,943           $(1,000)(d)         65,949
Operating expenses  . . . . . . . . . . . . . . . . . . .        62,008          8,485            (1,343)(e)(f)      69,150
                                                               --------        -------           -------           --------
Operating income  . . . . . . . . . . . . . . . . . . . .        22,270          1,794             2,343             26,407
Other expenses, net . . . . . . . . . . . . . . . . . . .        (2,464)          (464)                              (2,928)
                                                               --------        -------               ---           --------
Income before income taxes  . . . . . . . . . . . . . . .        19,806          1,330             2,343             23,479
Provision for income taxes  . . . . . . . . . . . . . . .         5,000            464             1,016 (g)(h)       6,480
                                                               --------        -------           -------           --------
Net income  . . . . . . . . . . . . . . . . . . . . . . .      $ 14,806        $   866           $ 1,327           $ 16,999
                                                               ========        =======           =======           ========
Primary earnings per common share . . . . . . . . . . . .      $   0.25                                            $   0.27
Fully diluted earnings per common share . . . . . . . . .      $   0.24                                            $   0.26
Common shares used in the
  computation of:
    Primary earnings per common share . . . . . . . . . .        60,272                                              63,338
                                                               ========                                            ========
    Fully diluted earnings per
      common share  . . . . . . . . . . . . . . . . . . .        67,589                                              70,655
                                                               ========                                            ========

- -----------------
(1)      Includes Knogo International for the 3-month period ended August 31,
         1993.

  See Accompanying Notes to Unaudited Condensed Pro Forma Combined Financial
                                 Information.

NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

The following pro forma adjustments have been made:

        (a) The unaudited Knogo Historical financial statements as of August 31, 1994, for the 12-month period ended May 31, 1994, and for the three-month periods ended August 31, 1994 and 1993, have been adjusted to reflect the Knogo N.A. Stock Distribution (including the Contribution pursuant to the Divestiture Agreement). Knogo Corporation is referred to as Knogo International after the Knogo N.A. Stock Distribution.

                           CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          LESS                                   KNOGO HISTORICAL AS
                                                        KNOGO          KNOGO N.A.                                 ADJUSTED ("KNOGO
                                                     HISTORICAL        HISTORICAL          ADJUSTMENTS(*)          INTERNATIONAL")
                                                     ----------        ----------          --------------          ---------------
ASSETS:
Cash and marketable securities  . . . . . . . . . .     $  8,474          $ 1,199                                      $ 7,275
Trade and other receivables and
  investment in sales-type leases,
  net . . . . . . . . . . . . . . . . . . . . . . .       50,765            5,677                                       45,088
Inventories . . . . . . . . . . . . . . . . . . . .       21,261            8,660               $ 1,573                 14,174
Revenue equipment and other
  property, plant and equipment,
  net . . . . . . . . . . . . . . . . . . . . . . .       25,958           13,538                 1,440                 13,860
Intangibles and other assets  . . . . . . . . . . .        4,298            1,258                                        3,040
                                                        --------          -------               -------                -------
                                                        $110,756          $30,332               $ 3,013                $83,437
                                                        ========          =======               =======                =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts and income taxes
  payable and accrued liabilities . . . . . . . . .     $ 22,384          $ 4,837               $ 7,208                $24,755
Debt  . . . . . . . . . . . . . . . . . . . . . . .       23,083              607                                       22,476
                                                        --------          -------               -------                -------
                                                          45,467            5,444                 7,208                 47,231

Stockholders' equity  . . . . . . . . . . . . . . .       65,289           32,096                 3,013                 36,206
Less:  Due from affiliates  . . . . . . . . . . . .           --           (7,208)               (7,208)                    --
                                                        --------          -------               -------                -------
Total stockholders' equity  . . . . . . . . . . . .       65,289           24,888                (4,195)                36,206
                                                        --------          -------               -------                -------
                                                        $110,756          $30,332               $ 3,013                $83,437
                                                        ========          =======               =======                =======

- -------------------------
* Adjustments represent primarily the reversal of intercompany transactions and balances (including the related income tax effect thereon) eliminated as part of determining the Knogo Historical financial statements.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        TWELVE MONTHS ENDED MAY 31, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          LESS
                                                       KNOGO           KNOGO N.A.                                  KNOGO
                                                   HISTORICAL(*)       HISTORICAL        ADJUSTMENTS(**)       INTERNATIONAL
                                                   -------------       ----------        ---------------       -------------
REVENUES:
Total revenues  . . . . . . . . . . . . . . . . .     $85,313             $27,149              $11,924             $70,088

COSTS AND EXPENSES:
Cost of revenues  . . . . . . . . . . . . . . . .      30,380              13,786               13,291              29,885
Operating expenses  . . . . . . . . . . . . . . .      49,496              12,752               (2,160)             34,584
                                                      -------             -------              -------             -------
Operating income  . . . . . . . . . . . . . . . .       5,437                 611                  793               5,619
Other expenses, net . . . . . . . . . . . . . . .       2,483                 523                                    1,960
                                                      -------             -------              -------             -------
Income before income taxes  . . . . . . . . . . .       2,954                  88                  793               3,659
Provision for income taxes  . . . . . . . . . . .         544                 504                  355                 395
                                                      -------             -------              -------             -------
Net income (loss) . . . . . . . . . . . . . . . .     $ 2,410             $  (416)             $   438             $ 3,264
                                                      =======             =======              =======             =======

                      CONSOLIDATED STATEMENT OF OPERATIONS
             THREE MONTHS ENDED AUGUST 31, 1994 AND AUGUST 31, 1993
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          LESS
                                                       KNOGO           KNOGO N.A.                                  KNOGO
                                                     HISTORICAL        HISTORICAL        ADJUSTMENTS(**)       INTERNATIONAL
                                                    ------------       ----------        ---------------       -------------
1994:
REVENUES:
Total revenues  . . . . . . . . . . . . . . . . .     $18,875              $7,329               $3,414             $14,960

COSTS AND EXPENSES:
Cost of revenues  . . . . . . . . . . . . . . . .       7,418               4,005                4,094               7,507
Operating expenses  . . . . . . . . . . . . . . .      12,879               3,327                  459               9,093
                                                      -------              ------               ------             -------
Operating income (loss) . . . . . . . . . . . . .      (1,422)                 (3)                 221              (1,640)
Other expenses, net . . . . . . . . . . . . . . .         625                   4                                      621
                                                      -------              ------               ------             -------
Income (loss) before income taxes . . . . . . . .      (2,047)                 (7)                 221              (2,261)
Provision for income taxes  . . . . . . . . . . .         248                  66                  105                  77
                                                      -------              ------               ------             -------
Net income (loss) . . . . . . . . . . . . . . . .     $(2,295)             $  (73)              $  116             $(2,338)
                                                      =======              ======               ======             =======
1993:
REVENUES:
Total revenues  . . . . . . . . . . . . . . . . .     $22,449              $7,331               $3,104             $18,222

COSTS AND EXPENSES:
Cost of revenues  . . . . . . . . . . . . . . . .       8,156               3,727                3,514               7,943
Operating expenses  . . . . . . . . . . . . . . .      12,271               3,248                 (538)              8,485
                                                      -------              ------               ------             -------
Operating income  . . . . . . . . . . . . . . . .       2,022                 356                  128               1,794
Other expenses, net . . . . . . . . . . . . . . .         753                 289                                      464
                                                      -------              ------               ------             -------
Income before income taxes  . . . . . . . . . . .       1,269                  67                  128               1,330
Provision for income taxes  . . . . . . . . . . .         317                  76                  223                 464
                                                      -------              ------               ------             -------
Net income (loss) . . . . . . . . . . . . . . . .     $   952              $   (9)              $  (95)            $   866
                                                      =======              ======               ======             =======

- ---------------------
 * Knogo's historical year end is the last day of February. These amounts represent Knogo's operating results for the year ended February 28, 1994, minus the quarter ended May 31, 1993, plus the quarter ended May 31, 1994.

** Adjustments represent primarily (i) the reversal of intercompany transactions and balances (including the related income tax effect thereon) eliminated as part of determining the Knogo Historial financial statement and (ii) an adjustment to reclassify depreciation on security devices from operating expenses to cost of revenues to conform to the presentation used in the Sensormatic financial statements.

         (b) Adjustments pursuant to the Divestiture Agreement which provides that, at the time of the divestiture, Knogo N.A. will have a net worth of approximately $24 million (the "Target Net Worth") based on the historical carrying value of Knogo's assets and liabilities at the divestiture date. The Target Net Worth at the divestiture date will be achieved by a combination of Knogo N.A.'s net loss through the divestiture date as well as the transfer of certain assets and the assumption of certain liabilities, amounting in the aggregate to a reduction of Knogo N.A.'s historical net worth in the amount of $877,000. The actual adjustments on the divestiture date will be different due to the current operations of Knogo N.A.

         (c) An adjustment to record the preliminary allocation of the costs of the Merger ($109.4 million), the estimated acquisition costs (approximately $3.0 million) and the amount of stock issuance costs ($200,000). This adjustment also records costs in excess of net assets acquired ($89.1 million) and eliminates the historical Knogo International retained earnings ($36.2 million), and records additional purchase accounting reserves and adjustments, including incremental costs related to the supply agreement between Sensormatic and Knogo N.A. These additional purchase accounting reserves and adjustments were approximately $21.0 million, net of related income tax benefits.

         (d) An adjustment for the reversal of incremental costs related to supply agreement between Sensormatic and Knogo N.A. recorded as purchase accounting adjustments (see (c) above). This adjustment was approximately $3.6 million for the year ended June 30, 1994, and approximately $900,000 and $1.0 million for the 3 months ended September 30, 1994 and 1993, respectively.

         (e) An adjustment to record the amortization of the costs in excess of net assets acquired related to the Merger (approximately $89.1 million) over 40 years. Amortization expense was approximately $2.2 million for the year ended June 30, 1994, and approximately $560,000 for the quarters ended September 30, 1994 and 1993.

         (f) An adjustment to record an estimate of the cost savings associated with the implementation by Sensormatic of a formal plan to reduce duplicative operating expenses arising from the Merger. This adjustment was approximately $8.3 million for the year ended June 30, 1994, and $2.1 million and $1.9 million for the 3 months ended September 30, 1994 and 1993, respectively.

         (g) To eliminate the income tax benefits for the year ended June 30, 1994 and the 3 months ended September 30, 1993 related to net operating losses of historical Knogo International existing prior to the Merger, which will be accounted for as a reduction of costs in excess of net assets acquired. This elimination was approximately $1.0 million for the year ended June 30, 1994, and $55,000 for the 3 months ended September 30, 1993. To record the income tax benefit of approximately $1.0 million for the 3 months ended September 30, 1994, related to Knogo International's operating losses.

         (h) Adjustments to record the income tax effect of the pro forma adjustments, as applicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL CONDITION

   Pro Forma Combined Financial Condition at September 30, 1994

         Giving effect to the Merger with Knogo, the financial condition of Sensormatic on a pro forma combined basis remained strong. As of September 30, 1994, pro forma combined cash and marketable securities were approximately $62.8 million and pro forma combined total debt was approximately $295.7 million. After giving effect to the Merger with Knogo, the pro forma combined debt-to-total capitalization ratio of Sensormatic as of September 30, 1994 was .25 to 1.0.

         Following the Merger with Knogo, Sensormatic anticipates that it will be well positioned to meet anticipated future capital requirements through the use of funds to be generated by operating activities, existing cash and marketable securities (approximately $62.8 million on a pro forma combined basis as of September 30, 1994) and funds available from unutilized worldwide credit lines.

   Pro Forma Three Months ended September 30, 1994 compared to Three Months ended September 30, 1993

         Pro forma combined revenues of $205.8 million for the three months ended September 30, 1994 increased $44.3 million or 27% over the pro forma combined revenues for the three months ended September 30, 1993 after giving effect to the proposed merger with Knogo. The revenue growth resulted from an increase of $47.6 million in worldwide Sensormatic revenues, primarily from higher retail EAS and CCTV revenues and higher revenues from the Commercial/Industrial Group, which markets EAS, CCTV and access control systems to non-retail customers; offset in part by a decrease of $3.3 million in Knogo International revenues primarily due to customer uncertainty regarding the Merger of Knogo and Sensormatic and continued technical problems related to the improved magnetic systems for hypermarkets which resulted in delayed orders.

         The 11% increase in pro forma combined operating income for the three months ended September 30, 1994, compared to the three months ended September 30, 1993, occurred principally due to an increase in revenues, offset in part by a decline in pro forma combined gross profit on revenues. The decline was primarily attributable to a relative increase in Sensormatic's sales of lower margin products (such as CCTV products and labels), and lower selling prices and higher unit manufacturing costs for Knogo International products. Pro forma combined operating expenses as a percentage of revenue increased from 43% to 44%, primarily due to higher amortization expense for Sensormatic and lower than expected Knogo International revenues.

         Pro forma combined other expenses decreased by $700,000 in the first three months of fiscal 1995 compared to the first three months of fiscal 1994, principally due to a decrease in Sensormatic's interest expense resulting from the conversion of 7% convertible subordinated debentures, in May 1994. The effective tax rate on pro forma combined pretax income for the first three months of fiscal 1994 decreased to 25% from 28% when compared to the three months ended September 30, 1993, due to the decline in Knogo International's earnings, in fiscal 1995, which are subject to a higher effective tax rate than Sensormatic's earnings.

         Pro forma combined net income (and retained primary and fully diluted earnings per share) for the first three months of fiscal 1995 increased $3.1 million (and $0.01 and $0.02, respectively), versus the three months ended September 30, 1993, based primarily on the factors previously discussed.

             SENSORMATIC SELECTED HISTORICAL FINANCIAL INFORMATION

         The selected historical financial information presented below for and as of the end of each of the five years in the period ended June 30, 1994, with the exception of balance sheet data at June 30, 1992 and other data, is derived from the Consolidated Financial Statements of Sensormatic, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The Consolidated Financial Statements as of June 30, 1994 and 1993, and for each of the two years in the period ended June 30, 1994, the month ended June 30, 1992 and the year ended May 31, 1992, and the report of Ernst & Young LLP thereon, are included in Sensormatic's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (File Number 1-10739), incorporated herein by reference. The selected historical financial presented below as at September 30, 1994 and 1993 and for the three months ended September 30, 1994 and 1993, with the exception of the balance sheet data at September 30, 1993 and other data, is derived from the unaudited condensed consolidated financial statements of Sensormatic, included in Sensormatic's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 (File Number 1-10739), incorporated herein by reference, which in the opinion of Sensormatic management includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. This selected historical financial information should be read in conjunction with the consolidated financial statements, related notes, management's discussion and analysis of financial condition and results of operations and other financial information incorporated herein by reference. The results of operations for the three months ended September 30, 1994 are not necessarily indicative of results that can be expected for the full year.


                                                                                                               THREE MONTHS ENDED
                                                    YEARS ENDED MAY 31,            YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                               ----------------------------      -----------------------      -------------------
                                               1990    1991(1)(2)      1992      1993(1)(3)      1994(2)      1993(2)        1994
                                               ----    ----------      ----      ----------      -------      -------        ----
                                                                     (in millions, except per share amounts)
SUMMARY OF OPERATIONS DATA:
Total revenues  . . . . . . . . . . . .       $191.3     $239.2       $309.9       $487.3        $656.0       $143.3        $190.9
Cost of revenues  . . . . . . . . . . .         86.8      106.6        134.7        203.5         271.0         59.0          79.1
Operating expenses  . . . . . . . . . .         81.7      103.3        131.6        212.8         280.2         62.0          83.4
                                              ------     ------       ------       ------        ------       ------        ------
Operating income  . . . . . . . . . . .         22.8       29.3         43.6         71.0         104.8         22.3          28.4
Other income (expenses), net  . . . . .          2.2        1.9         (2.6)         1.0          (8.8)        (2.5)         (1.6)
                                              ------     ------       ------       ------        ------       ------        ------
Income from continuing
  operations before income
  taxes and equity in losses of
  affiliates  . . . . . . . . . . . . .         25.0       31.2         41.0         72.0          96.0         19.8          26.8
Provision for income
  taxes . . . . . . . . . . . . . . . .          5.0        6.5          9.5         17.9          23.9          5.0           6.7
                                              ------     ------       ------       ------        ------       ------        ------
Income from continuing
  operations  . . . . . . . . . . . . .       $ 20.0     $ 24.7       $ 31.5       $ 54.1        $ 72.1       $ 14.8        $ 20.1
                                              ======     ======       ======       ======        ======       ======        ======
Primary earnings per
  common share from
  continuing operations and
  net income  . . . . . . . . . . . . .       $ 0.48     $ 0.60       $ 0.73       $ 0.97        $ 1.16       $ 0.25        $ 0.29
Fully diluted earnings per
  common share from
  continuing operations and
  net income  . . . . . . . . . . . . .         0.48       0.60         0.73         0.93          1.13         0.24          0.29

                                                                                                                THREE MONTHS ENDED
                                                     YEARS ENDED MAY 31,            YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                              -------------------------------      -----------------------      ------------------
                                              1990      1991(1)(2)       1992      1993(1)(3)      1994(2)      1993(2)       1994
                                              ----      ----------       ----      ----------      -------      -------       ----
                                                              (in millions, except per share amounts or as indicated)
Common shares used in
  the computation  of:
Primary earnings per
  common share from
  continuing operations . . . . . . . .         41.7        41.2          43.1          56.0             61.9       60.3        69.9
Fully diluted earnings per
  common share from
  continuing operations . . . . . . . .         42.0        41.4          50.5          63.6             68.3       67.6        70.0
Cash dividends per
  common share  . . . . . . . . . . . .     $  0.123    $   0.20      $   0.20    $     0.15(4)    $     0.21   $   0.05    $  0.055

OTHER DATA:
Capital expenditures,
  net(5)  . . . . . . . . . . . . . . .     $    8.6    $   14.5      $   15.0    $     26.7       $     51.8   $   18.2    $   13.3
Increase in revenue
  equipment and inventories,
  net(5). . . . . . . . . . . . . . . .     $   11.8    $   38.4      $   25.4    $     41.5       $     73.4   $    4.5    $    2.9
EAS systems installed (in thousands). .         18.0        17.4          23.6          25.0             30.0        6.5         8.0
CCTV domes installed (in thousands) . .          6.3         4.0           8.0          10.0             17.0        3.6         6.1
Reusable tags sold or
  leased (in thousands) . . . . . . . .       40,000      65,000        75,000       101,000          147,000     30,000      48,000
Disposable labels sold (in thousands) .      350,000     650,000       750,000     1,100,000        1,500,000    292,000     560,000

BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and marketable
  securities  . . . . . . . . . . . . .     $   26.9    $  102.4      $   62.7    $    117.9       $     54.5   $  102.3    $   55.8
Revenue equipment and
  other property, plant and
  equipment, net  . . . . . . . . . . .         49.7        65.4          83.5         121.1            165.5      139.4       175.1
Total assets  . . . . . . . . . . . . .        265.1       421.8         461.7         926.9          1,155.5    1,011.5     1,257.6
Senior debt(6)  . . . . . . . . . . . .         20.0        33.7          35.6         194.2            219.2      212.7       273.2
Convertible subordinated
  debentures(6) . . . . . . . . . . . .           --       115.0         115.0         114.2               --      114.2          --
Total stockholders' equity  . . . . . .        199.8       222.2         255.7         489.8          727.7(6)     522.1       781.7

- ---------------------------------
(1) In fiscal 1993, Sensormatic acquired ALPS and the outstanding common stock of Security Tag and in fiscal 1991, it acquired the outstanding common stock of American Dynamics.

(2) In fiscal 1994, Sensormatic adopted SFAS No. 109 "Accounting for Taxes". In fiscal 1991, Sensormatic adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions".

(3) Selected financial data for and as of the end of the one month ended June 30, 1992 is as follows: total revenues - $21.0; operating loss - $3.3; loss from continuing operations and net loss - $2.5; primary and fully diluted loss per common share for continuing operations and net loss - $0.06; total assets - $462.2; total debt - $150.3; and total stockholders' equity - $258.3.

(4) Fourth quarter dividend of $0.05 per share of Common Stock was declared in July 1993.

(5)      Excludes effects of acquisitions and foreign currency adjustments.

(6) In fiscal 1994, the outstanding $114.1 million of the $115 million principal amount of 7% convertible subordinated debentures, issued in fiscal 1991, were converted to approximately 7.3 million shares of Common Stock and in fiscal 1993, Sensormatic issued $135 million aggregated principal amount of Senior Notes.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sensormatic" contained in Sensormatic's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, which are incorporated herein by reference.

               KNOGO SELECTED HISTORICAL FINANCIAL INFORMATION(1)

         The selected historical financial information presented below for and as of the end of each of the five years in the period ended February 28, 1994, is derived from the Consolidated Financial Statements of Knogo. The Consolidated Financial Statements as of February 28, 1994 and 1993, and for each of the three years in the period ended February 28, 1994, and the report of Deloitte & Touche LLP thereon, are included in Knogo's Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended February 28, 1994 (File Number 1-7856), incorporated herein by reference. The selected historical financial information for the six-month period ended August 31, 1993 and 1994 have been derived from the unaudited consolidated financial statements included in Knogo's Quarterly Report on Form 10-Q for the quarters ended August 31, 1994, as amended on Form 10-Q/A, incorporated herein by reference. This selected historical financial information should be read in conjunction with the consolidated financial statements, related notes, management's discussion and analysis of financial condition and results of operations and other financial information incorporated herein by reference. The results of operations for the six months ended August 31, 1994 are not necessarily indicative of results that can be expected for the full year.

                                                                                                  SIX MONTHS
                                                YEAR ENDED THE LAST DAY OF FEBRUARY             ENDED AUGUST 31,
                                       ----------------------------------------------------   --------------------
                                         1990      1991        1992      1993(2)      1994      1993        1994
                                       --------  --------    --------   --------   --------   --------    --------
                                                         (in thousands, except per share amounts)
SUMMARY OF OPERATIONS DATA:
Revenues  . . . . . . . . . . . .      $ 67,008  $ 80,005    $ 80,695   $ 94,382   $ 89,302   $ 46,371    $ 38,808
Cost of security
  devices sold  . . . . . . . . .        24,522    29,780      30,611     34,808     32,620     17,155      14,177
Depreciation and
  amortization expenses . . . . .         5,084     5,750       6,108      6,806      4,590      2,588       2,412
Selling, general and
  administrative expenses . . . .        29,379    37,055      41,316     41,054     41,356     20,891      20,857
Business restructuring
  charges . . . . . . . . . . . .            --        --       9,850         --         --         --          --
Operating profit (loss) . . . . .         5,483     4,777     (10,279)     8,186      7,186      3,774      (1,419)
Interest expense-net
  of interest income  . . . . . .         2,397     3,078       2,645      2,187      1,913      1,042         787
Income (loss) before
  income taxes  . . . . . . . . .         2,670     1,920     (13,555)     3,573      4,537      2,513      (2,386)
Net income (loss) . . . . . . . .           480     1,491     (14,177)     2,744      3,614      1,885      (2,566)
Net income (loss) per
  common share  . . . . . . . . .           .09       .28       (2.70)       .51        .65        .34        (.48)
Cash dividends paid
  per share . . . . . . . . . . .           .30       .30        .075         --         --         --          --
SELECTED BALANCE SHEET
  DATA (AT END OF PERIOD):
Total assets  . . . . . . . . . .      $124,653  $138,764    $113,372   $116,972   $114,451   $113,367    $110,756
Net investment in
  sales-type leases . . . . . . .        13,778    16,275      17,854     20,228     25,819     22,059      27,510
Security devices on
  lease, net  . . . . . . . . . .         9,539     9,890       8,505      6,101      5,145      4,598       5,987
Notes payable, banks  . . . . . .        35,655    40,882      32,448     32,160     26,150     28,313      23,083
Shareholders' equity  . . . . . .        71,512    77,915      59,426     61,364     64,257     61,066      65,289

- ------------------------
(1) This selected historical financial information does not reflect the Merger and Divestiture as described in this Registration Statement. See "Pro Forma Combined Financial Information".

(2) Restated to reflect adoption of SFAS 109 "Accounting for Income Taxes". See Note 1 to Notes to Consolidated Financial Statements.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Knogo's 1994 Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q, as amended, for the quarter ended August 31, 1994, which are incorporated herein by reference.

                    DESCRIPTION OF SENSORMATIC CAPITAL STOCK

     Sensormatic's authorized capital stock consists of 125,000,000 shares of Sensormatic Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

     Holders of Sensormatic Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There are no cumulative voting rights. Unless otherwise required by law, the affirmative vote of a majority of the votes cast is required to authorize stockholder actions, except that a plurality of the votes cast determines the election of directors and the affirmative vote of at least 80% of the voting stock of Sensormatic is required to authorize certain other actions as described below. The Sensormatic Common Stock has no preemptive, conversion, redemption or other similar rights. Upon liquidation of Sensormatic, subject to any preferential liquidation rights of any then outstanding shares of Preferred Stock, the holders of the Sensormatic Common Stock would be entitled to share ratably in the net assets available for distribution to stockholders. Subject to any preferential dividend rights of any outstanding Preferred Stock, the holders of the Sensormatic Common Stock are entitled to such dividends as may be declared by the Board of Directors of Sensormatic out of funds legally available therefor.

     Sensormatic's Board of Directors is classified into three classes of directors, each consisting as nearly as possible of one-third of the total number of directors. The term of office of one of the three classes terminates each year, and each class is elected for a three-year term.

     Under certain circumstances, the holders of at least 80% of the outstanding voting stock of Sensormatic must approve (a) any merger or consolidation with, any disposal of a substantial part of the assets of Sensormatic or any subsidiary to, or any issuance or sale by Sensormatic or a subsidiary of any stock of Sensormatic or a subsidiary to, a beneficial owner of 5% or more of the outstanding voting stock of Sensormatic, unless such transaction is approved by the Board of Directors and a majority of the directors so approving are continuing directors (as defined in the Sensormatic Certificate), (b) any dissolution of Sensormatic, any offer by Sensormatic to purchase its shares, or any reclassification, recapitalization or other transaction designed to decrease the number of holders of shares of Sensormatic's voting stock, if any person or entity is then the beneficial owner of 5% or more of the outstanding voting stock of Sensormatic, unless such action is approved by the Board of Directors and a majority of the directors so approving are continuing directors, (c) any change in the provisions of the Sensormatic Certificate or Sensormatic's By-Laws regarding the number, classification, term of office, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, or the provision to the effect that stockholders of Sensormatic may not take action by written consent, or any changes in the provisions of the Sensormatic Certificate regarding the limitation of liability of directors or the indemnification of officers and directors, unless such change is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors, or (d) any amendment to the foregoing supermajority voting requirements, unless such amendment is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors.

     Certain of the foregoing provisions of the Sensormatic Certificate may make more difficult, and therefore discourage, attempts to acquire control of Sensormatic through acquisitions of shares of Sensormatic Common Stock or otherwise, in transactions not approved by Sensormatic's Board of Directors. As a result of these provisions, transactions or proposed transactions which might have the short-term effect of increasing the market price of Sensormatic Common Stock may be discouraged, and management of Sensormatic may be able to resist changes which the stockholders might otherwise have the power to impose. The division of Sensormatic's Board of Directors into three classes could discourage third parties from seeking to acquire control of the Board of Directors and could impede proxy contests or other attempts to change Sensormatic's management.

     The transfer agent and registrar for Sensormatic Common Stock is The First National Bank of Boston.

PREFERRED STOCK

     The Board of Directors of Sensormatic is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock from time to time, in different series, and to fix before issuance the powers, designation, preferences and relative rights of each series, the qualifications, limitations or restrictions thereof, and the number of shares included in each series. There presently are no outstanding shares of Preferred Stock nor has the Board of Directors fixed the terms of any series of Preferred Stock to be issued in the future.


                COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF
                             KNOGO AND SENSORMATIC

     Upon consummation of the Merger, the shareholders of Knogo will become shareholders of Sensormatic and their rights will be governed by the Sensormatic Certificate and the Sensormatic By-Laws, which differ in certain material respects from the Knogo Certificate and the Knogo By-Laws. In addition, as Stockholders of Sensormatic, the rights of former Knogo shareholders will be governed by the DGCL, under which Sensormatic was incorporated, rather than the NYBCL, under which Knogo was incorporated.

     The following comparison of the DGCL, the Sensormatic Certificate and the Sensormatic By-Laws, on the one hand, and the NYBCL, the Knogo Certificate and the Knogo By-Laws, on the other, is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the DGCL and the NYBCL, the Sensormatic Certificate, the Sensormatic By-Laws, the Knogo Certificate and the Knogo By-Laws. Copies of the Sensormatic Certificate and Sensormatic By-Laws are available for inspection at the offices of Sensormatic and copies will be sent to Knogo Shareholders upon request. Copies of the Knogo Certificate and Knogo By-Laws are available for inspection at the principal executive offices of Knogo and copies will be sent to Knogo Shareholders upon request. See also "Description of Sensormatic Capital Stock" in this Proxy Statement--Prospectus and "Description of Capital Stock of the Company--Certain Charter and By-Law Provisions" in the Knogo N.A. Prospectus attached to this Proxy Statement--Prospectus as Annex V.

VOTING RIGHTS OF COMMON STOCK

     Each issued and outstanding share of Sensormatic Common Stock is accorded one vote with respect to each matter properly presented to a vote of the Sensormatic shareholders, and all shares of Sensormatic Common Stock are identical in all other respects.

     Each issued and outstanding share of Knogo Common Stock is accorded one vote and each fractional share of Knogo Common Stock is accorded a corresponding fractional vote with respect to each matter properly presented to a vote of Knogo shareholders, and all shares of Knogo Common Stock are identical in all other respects.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Knogo. Pursuant to the Knogo Certificate, the Knogo Board of Directors is divided into two classes and directors are elected to serve staggered two-year terms. There are currently four Knogo directors, two in each class.

     Sensormatic. Under the DGCL, the board of directors may be divided into up to three classes, with terms expiring in successive years. Sensormatic's Board of Directors is classified into three classes, two of which are comprised of two directors and the third of which is comprised of three directors. Each director serves for a three-year term, unless such director otherwise resigns or is removed.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Knogo. Any director, at any time prior to the expiration of his term in office, may be removed from office only for cause by the Knogo shareholders only upon the affirmative vote of a majority of the voting power of shares of capital stock of Knogo Corporation entitled to vote generally in the election of directors or by the affirmative vote of a majority of the entire Knogo Board of Directors. The Knogo By-Laws provide that in case a vacancy occurs in any class of directors, it may be filled only by the vote of a majority of the directors remaining in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified.

     Sensormatic. Under the DGCL, any director or the entire Board of Directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote, except that (i) in the case of a corporation having a classified board, unless the certificate of incorporation provides otherwise, stockholders may effect such removal only for cause, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes against his removal would be sufficient to elect him if then cumulatively voted at an election of the board of directors. The Sensormatic By-Laws provide that a director may be removed at any time, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote for the election of directors, at a meeting of stockholders called and held for that purpose.

SHAREHOLDER NOMINATIONS OF DIRECTORS

     Knogo. The By-Laws of Knogo establish procedures that must be followed for shareholders to nominate individuals for election to the Knogo Board of Directors. Nominations by shareholders of individuals for election to the Knogo Board of Directors must be made by delivering written notice of such nomination to the secretary of Knogo not less than 60 days nor more than 90 days prior to the date of the meeting at which directors will be elected; provided, however, that if Knogo has given less than 75 days' public notice of the date of the meeting, shareholders must give such notice so that it is received by Knogo not later than 15 days after the public notice is given.
The nomination notice must set forth certain background information about the persons to be nominated, including information concerning the nominees' principal occupation or employment and the class and number of shares of Knogo that are beneficially owned by such person. If the presiding officer at the shareholders' meeting determines that a nomination was not made in accordance with these procedures, he may so declare at the meeting and the nomination may be disregarded.

     Sensormatic. The By-Laws of Sensormatic establish procedures that must be followed for shareholders to nominate individuals for election to the Sensormatic Board. Nominations by shareholders of individuals for election to the Sensormatic Board must be made by delivering written notice of such nomination to the Secretary of Sensormatic not less than 60 days nor more than 90 days prior to the date of the meeting at which the directors will be elected; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or mailed to shareholders, shareholders must give such notice so that it is received by Sensormatic not later than 15 days after the date the notice is mailed or public disclosure made. The nomination notice must set forth certain information about the persons to be nominated, including the name, age, business and residence addresses and principal occupation or employment of such person, the class and number of shares of Sensormatic that are beneficially owned by such person, other information that would be required to be disclosed in a proxy statement soliciting proxies for the election of such person as a director and the written consent of such person of such as a director, if elected. Such notice must also set forth the name and address of such shareholder, as they appear on Sensormatic's stock transfer books, and the number of shares of Sensormatic stock beneficially owned by such shareholder. If the presiding officer at the shareholders' meeting determines that a nomination was not made in accordance with these procedures, such nomination may be voided and disregarded.

ACTION BY WRITTEN CONSENT

     Knogo. Under the NYBCL, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all shares, unless the articles of incorporation authorize written consent of the holders of less than all outstanding shares. The Knogo Certificate does not authorize action by less than all such holders, and, as a practical matter, since action by written consent must be unanimous, shareholders of Knogo cannot act by written consent.

     Sensormatic. Under the DGCL, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting of shareholders, unless otherwise provided in the certificate of incorporation. The Sensormatic Certificate and the Sensormatic By-Laws do not permit shareholders of Sensormatic to take action by written consent without a meeting.

MEETINGS OF SHAREHOLDERS

     Knogo. Pursuant to the Knogo By-Laws, the annual meeting shall be called by the directors, by any officer instructed by the Board of Directors to call a meeting or by the President, provided that each successive annual meeting shall be held within thirteen months of the preceding annual meeting. Special Meetings of Knogo Shareholders may be called by the directors or by the President except in those instances where the NYBCL requires that the directors call a Special Meeting or confers upon shareholders the right to demand the call of such meetings.

     Except for a special election of directors pursuant to Section 603(b) of the NYBCL, a quorum for a meeting of the shareholders of Knogo generally is a majority of the outstanding shares entitled to vote for the transaction of any business, except that only a plurality of the votes cast is required for the election of directors. Except as described below under the subheading "Required Vote for Authorization of Certain Actions," a majority of the votes cast is generally required for an action by such laws of Knogo except that only a plurality of the votes cast is required for election of directors. The NYBCL provides that these quorum requirements may be increased or decreased by a change to the Certificate of Incorporation or By-Laws of Knogo (which may be effected by the Knogo Board of Directors), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote.

     Sensormatic. The DGCL does not require that shareholders be given the right to call special meetings of shareholders. The Sensormatic By-Laws provide that the annual meeting of shareholders shall be held on the first Friday of November in each year, or such other date as may be fixed by the Sensormatic Board of Directors and that special meetings of shareholders may be called at any time only by the Chairman of the Board or the President of Sensormatic.

     A quorum for a meeting of the shareholders of Sensormatic is one-third of the outstanding shares of Sensormatic entitled to vote. Except as described below under the subheading "Required Vote for Authorization of Certain Actions", a majority of the votes cast is generally required for an action by the shareholders of Sensormatic, except that only a plurality of the votes cast is required for elections of directors. The DGCL provides that quorum and voting requirements may be increased or decreased by a change to the Certificate of Incorporation or By-Laws of Sensormatic (which may be effected by the Sensormatic Board of Directors), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote and subject to provisions of the DGCL in respect of the vote required for certain specified actions, such as mergers.

SHAREHOLDER PROPOSALS

     Knogo. The By-Laws of Knogo establish procedures that must be followed for a shareholder to submit a proposal at an annual meeting of the shareholders of Knogo. No proposal for a shareholder vote may be submitted to the shareholders by a shareholder unless such submitting shareholder has timely filed with the Secretary of Knogo a written statement setting forth specified information, including the names and addresses of the persons making the proposal, the class and number of shares of capital stock of Knogo beneficially owned by such persons, a description of the proposal and the reasons for bringing such business before the annual meeting and any material interest of the shareholders in such business. The statement must be filed no later than the latest date for filing a nomination notice as described above under "Shareholder Nominations of Directors". If the presiding officer at any shareholders' meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with the law, he will so declare at the meeting and such defective proposal will be disregarded.

     Sensormatic. The By-Laws of Sensormatic also establish procedures that must be followed for a shareholder to submit a proposal to a vote of the shareholders of Sensormatic at the annual meeting of stockholders. No business may be proposed by a shareholder at the annual meeting of shareholders without giving written notice to Sensormatic not less than 60 days nor more than 90 days prior to the date of the meeting; provided, however, that if less 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, shareholders must give such notice so that it is received by Sensormatic not later than 15 days after the date the notice is mailed or public disclosure is made. Such written notice from the shareholder-proponent must set forth specified information, including the names and addresses of the persons making the proposal, the class and number of shares of capital stock of Sensormatic beneficially owned by such persons, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest of the shareholder in such business. If presiding officer of an annual meeting determines and declares that any such proposal was not made in accordance with these procedures, such defective proposal will be disregarded.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Knogo. Under the NYBCL, subject to the provisions of the NYBCL described below under the subheading "State Antitakeover Statutes", the recommendation of the Board of Directors and the approval of two-thirds of the outstanding shares entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of a corporation's assets. The Knogo Certificate provides that the affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all shares entitled to vote generally in the election of directors is required to effect a merger or consolidation, to sell, lease or exchange substantially all of Knogo's assets, or to issue or transfer any securities in Knogo or any subsidiary to certain persons owning 10 percent or more of Knogo's outstanding voting shares.

     Certain "business combinations" involving "interested stockholders" (defined generally to be holders of 10% or more of Knogo Common Stock) require approval by vote of holders of at least 80% of shares eligible to vote if not previously approved by a majority of the disinterested members of the Knogo Board of Directors unless certain minimum price criteria and procedural requirements are satisfied. In a business combination involving cash or other consideration being paid to Knogo's shareholders, the consideration would be required to be either cash or the same type of consideration used by the interested stockholder in acquiring the largest portion of its shares prior to the first public announcement of the terms of the proposed business combination. In the case of payments to holders of Knogo Common Stock, the per share fair market value of such payments would generally have to be at least equal in value to the higher of (i) the highest per share price paid by the interested shareholder in acquiring any share of Knogo Common Stock during the two years prior to such announcement date (although not an interested stockholder at the time of any such acquisitions) or in the transaction in which it became an interested stockholder (whichever is higher) or (ii) in the fair market value per share of Knogo Common Stock on such announcement date or on the date on which the interested stockholder became an interested stockholder, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split or combination of shares. Unless a business combination is approved by a majority of disinterested directors, it would be subject to the 80% shareholder vote requirement, even if it satisfied the minimum price criteria, if the interested stockholder acquired any additional shares of Knogo Common Stock, directly from Knogo or otherwise, in any transaction subsequent to the transaction pursuant to which it became an interested stockholder. The Knogo Certificate also contains an "anti-greenmail" provision prohibiting certain purchases of shares by Knogo from interested stockholders without a majority vote of disinterested stockholders.

     Sensormatic. Under the DGCL, subject to the provisions of the DGCL described below under the subheading "State Anti-Takeover Statutes", an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, or by a greater vote as provided in the certificate of incorporation. Similarly, the sale, lease or exchange of all or substantially all of a corporation's assets must be approved by the directors of such corporation and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, or by a greater vote as provided in the certificate of incorporation.

     The Sensormatic Certificate provides that the holders of a least 80% of the outstanding voting stock of Sensormatic must approve any merger or consolidation with, any disposition of a substantial part of the assets of Sensormatic or any subsidiary to, or any issuance or sale by Sensormatic or a subsidiary of any stock of Sensormatic or a subsidiary to, a beneficial owner of 5% or more of the outstanding voting stock of Sensormatic, unless such transaction is approved by the Board of Directors of Sensormatic and a majority of the directors so approving are continuing directors (as defined in
the Sensormatic Certificate).   See "Description of Sensormatic Capital
Stock".

STATE ANTITAKEOVER STATUTES

     Knogo. Section 912 of the NYBCL would prohibit a "business combination" (as defined in Section 912, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Knogo or a subsidiary with an "interested shareholder" (as defined in Section 912, generally the beneficial owner of 20% or more of Knogo's voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Knogo Board, or (ii) the business combination is approved by the holders of a majority of the outstanding voting stock of Knogo, excluding shares held by the interested shareholder, at a meeting called for such purpose no earlier than five years after such interested shareholder's stock acquisition date. In connection with approving the Merger Agreement, the Knogo Board of Directors approved the Merger, so that the Merger is not subject to the limitations set forth in Section 912.

     Sensormatic. Section 203 of the DGCL provides that a "person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person became an Interested Shareholder. The term "business combination" is defined to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors of the corporation and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors of the corporation.

     Certain provisions of the Florida Business Corporation Act (the "BCA") have the effect of requiring that mergers, consolidations and certain other transactions involving a corporation and any person who beneficially owns more than 10% of any class of such corporation's voting shares be approved by the holders of two-thirds of such corporation's remaining voting shares, unless such transaction has been approved by a majority of such corporation's disinterested directors or other specified conditions are satisfied. The transactions subject to these provisions include, without limitation, a merger, consolidation, or disposition of 5% or more of such corporation's assets, an issuance or transfer of shares having a value equal to 5% or more of the total value of such corporation's shares, a plan of liquidation or dissolution, a reclassification of securities or a loan, advance or guarantee. In addition, certain other provisions of the BCA could have the effect of restricting or diminishing the voting rights of a corporation's shares held by a shareholder whose aggregate beneficial ownership enables such shareholder to exercise voting control in the election of directors of at least one-fifth of the voting power of such corporation in the election of directors. Such provisions apply, by their terms, to corporations that are organized in jurisdictions other than Florida, provided such corporations are authorized to do business in Florida, have 500 or more employees resident in Florida, an annual Florida payroll of $5,000,000 or more, have principal offices or substantial assets in Florida and meet certain other tests relating to ownership of their shares by Florida residents. Sensormatic currently meets all of such tests. Statutes in other states purporting to govern corporate acquisitions and business combinations involving corporations organized in foreign states have in some instances been held invalid in cases brought before federal courts; however, there are no reported opinions to such effect with respect to the above provisions of the BCA.

AMENDMENT OF CORPORATE CHARTER AND BY-LAWS

     Knogo. Under the NYBCL, an amendment to the Knogo Certificate requires the approval of the majority of the votes cast except where the NYBCL or the Knogo Certificate prescribes a different proportion of votes. The Knogo Certificate prescribes that the holders of at least 80% of the outstanding voting shares of Knogo must approve any amendment to the Knogo Certificate regarding the number of directors, classification of the board of directors, and term of office of directors or any change to the supermajority voting provisions unless such change is declared advisable by the Knogo Board by the affirmative vote of two-thirds of the entire Knogo Board.

     The Knogo By-Laws may be amended at any meeting of shareholders provided that notice of the proposed change is given in accordance with the By-Laws. Except as provided in the Knogo Certificate, the shareholders entitled to vote in the election of directors may amend or repeal the By-Laws and may adopt new By-Laws. The directors may not amend or adopt any new By-Law, the statutory control over which is vested exclusively in the shareholders or the incorporators. Subject to the power of the shareholders to alter, amend or repeal any By-Laws made by the Board, the Knogo Board may amend the By-Laws.

     Sensormatic. Under the DGCL, an amendment to the certificate of incorporation must be approved by a majority of the shares entitled to vote thereon, unless the certificate of incorporation requires approval by a greater proportion of votes. In addition, an amendment must be separately approved by a majority vote of all outstanding shares of any class, whether or not otherwise entitled to vote, if the amendment would increase or decrease the aggregate number of authorized shares of such class (unless class voting with respect thereto is waived in the certificate of incorporation), increase or decrease the par value of the shares of such class, or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     The Sensormatic Certificate provides that the holders of at least 80% of the outstanding voting stock of Sensormatic must approve any amendments to the Sensormatic Certificate or Sensormatic's By-Laws regarding the number, classification, term of office, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, or to provisions to the effect that shareholders may not take action by written consent, or any changes in the Sensormatic Certificate regarding the limitation of liability of directors or the indemnification of officers and directors, or any change to the supermajority voting provisions, unless such change is submitted to the shareholders with the unanimous recommendation of the entire Board of Directors.

     Subject to the preceding paragraph, Sensormatic's By-Laws may be amended or repealed, or new By-Laws adopted by majority vote of the shareholders represented at the meeting, provided that notice of the proposed change is given in the notice of meeting. The By-Laws of Sensormatic may also be further amended by the Sensormatic Board of Directors, subject to amendment or repeal by the stockholders in accordance with the preceding sentence. See also "Description of Sensormatic Common Stock".

APPRAISAL RIGHTS

     Knogo. The NYBCL provides appraisal rights to holders entitled to vote thereon for (i) certain mergers and consolidations; (ii) dispositions of assets requiring shareholder approval; and (iii) certain amendments to the certificate of incorporation of a corporation which adversely affect the rights of such shareholder. See "The Merger--Appraisal Rights".

     Sensormatic. Under the DGCL, appraisal rights are available with respect to certain mergers, but are not available with respect to a sale of all or substantially all of a corporation's assets or any amendment of its charter unless such corporation's certificate of incorporation expressly provides for
appraisal rights in such instances.   The Sensormatic Certificate does not
contain such a provision.

     Unless otherwise provided in its certificate of incorporation, shareholders of a Delaware corporation have no appraisal rights in the case of a merger or consolidation if their shares are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (such as the NASDAQ National Market System) or (ii) held of record by more than 2,000 shareholders or the corporation is the survivor of a merger that did not require the shareholders to vote for its approval; provided, however, that appraisal rights will be available in such instances, if shareholders are required under the merger or consolidation to accept for their shares anything other than shares of stock of the surviving corporation, shares of stock of a corporation either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (such as the NASDAQ National Market System) or (ii) held of record by more than 2,000 shareholders, cash in lieu of fractional shares, or any combination of the foregoing. Both the Sensormatic Common Stock and Knogo Common Stock are listed on the NYSE, a national securities exchange.

PREFERRED STOCK RIGHTS PLAN

     Knogo. Knogo has a Shareholders Rights Plan, providing for the distribution of Rights to shareholders at the rate of one Right for each share of Knogo Common Stock held. Each Right, when exercisable, entitles the holder to purchase 1/100th of a Series A Preferred Share and to vote such fractional share on an equivalent basis with one whole share of the Knogo Common Stock. The Rights Plan could limit shareholders' participation in certain types of business combinations or other transactions that might be proposed in the future, whether or not such transactions were favored by a majority of shareholders, and could enhance the ability of officers and directors to retain their positions.

     Sensormatic. Sensormatic does not have a shareholder rights plan or similar plan.

LIMITATION ON DIRECTORS' LIABILITY

     Knogo. Under Section 402 of the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled or (iv) resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The Knogo Certificate provides for the limitation on directors' liability as permitted by this statute.

     Sensormatic. Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as director. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock purchase or redemption or
(iv) for any transaction from which the director derived an improper personal benefit. The Sensormatic Certificate provides for the limitation on directors' liability as permitted by this statute but does not limit a director's liability under the federal securities laws nor does it apply to actions or omissions of directors in their capacities as officers of Sensormatic.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Knogo. The NYBCL authorizes a New York corporation to indemnify any person who is, or is threatened to be made, a party in any civil or criminal proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred by such person as a result of such action or proceeding or any appeal therein. With respect to actions by or in the rights of the corporation, the NYBCL authorizes indemnification of such person against reasonable expenses, including attorneys' fees and amounts paid in settlement. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation. The NYBCL requires indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for action in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the NYBCL, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the shareholders) must determine, in each instance where indemnification is not required by the NYBCL, that such director, officer, employee or agent is entitled to indemnification. The NYBCL provides that the indemnification provided by statute is not exclusive.

     The Knogo By-Laws require Knogo to indemnify persons to the fullest extent permitted by law, as from time to time in effect, for expenses, liability or loss (including, without limitation, attorneys' fees, judgments, fines, penalties, assessments, and amounts paid or to be paid in settlement), in connection with proceedings (including any suits or threatened suit brought in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of Knogo or, at the request of Knogo, is or was serving as a director or officer of another entity unless it is established that the acts of the indemnitee or indemnitee's decedent were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the indemnitee or his decedent personally gained in fact a financial profit or other advantage to which the indemnitee or his decedent was not legally entitled. Knogo's By-Laws prohibit indemnification only to the extent that indemnification may be prohibited under the NYBCL.

     Sensormatic. The DGCL authorizes a Delaware corporation to indemnify any person who is, or is threatened to be made, a party in any civil, criminal, administrative or investigative proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of the corporation, the DGCL authorizes indemnification of such person against expenses, but not judgments, fines or amounts paid in settlement. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation. The DGCL mandates indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the DGCL, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the shareholders) must determine, in each instance where indemnification is not mandated by the DGCL, that such director, officer, employee or agent is entitled to indemnification. The DGCL provides that the indemnification provided by statute is not exclusive.

     The Sensormatic Certificate and Sensormatic By-Laws require Sensormatic to indemnify persons to the fullest extent permitted by law, as from time to time in effect, for expenses, liability or loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), in connection with proceedings by reason of the fact that such person is or was a director or officer of Sensormatic or, at the request of Sensormatic, is or was serving as a director or officer of another entity. In addition, the Sensormatic Certificate and Sensormatic By-Laws require advancement of expenses.

     The Sensormatic Certificate and Sensormatic By-Laws further provide that the right to indemnification is a contract right, and accordingly, set forth certain procedural and evidentiary standards applicable to the enforcement of an indemnification claim, including a claim for the advancement of expenses. Such provisions include, among other things, that Sensormatic shall have the burden of proof that a director or officer is not entitled to indemnification in any particular case, and that the person entitled to be indemnified is to be reimbursed for the expenses of prosecuting successfully any such claim against Sensormatic. Sensormatic By-Laws set forth the procedures which must be followed by a director or officer seeking indemnification, the manner in which determinations as to the payment of indemnification by Sensormatic are to be made and provisions applicable to the challenge of such determinations.

CUMULATIVE VOTING

     Neither the Knogo Certificate nor the Sensormatic Certificate provides for cumulative voting.

CONFLICT-OF-INTEREST TRANSACTIONS

     Knogo. The NYBCL generally permits transactions involving a New York corporation and an interested director of that corporation if (i) the material facts are disclosed and a majority of disinterested directors consents; (ii) if the material facts are disclosed and a majority of shares entitled to vote thereon consents or (iii) if the party or parties thereto establish affirmatively that the contract or transaction is fair to the corporation at the time it is authorized by the Board of Directors, a committee or the shareholders. The Knogo Certificate and By-laws do not contain any special provisions regulating or prohibiting conflict-of-interest transactions.

     Sensormatic. The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts are disclosed and a majority of disinterested directors consents; (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (iii) the transaction is fair to the corporation at the time it is authorized by the Board of Directors, a committee, or the shareholders. The Sensormatic Certificate and By-Laws do not contain any special provisions regulating or prohibiting conflict-of-interest transactions.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Knogo. The NYBCL generally allows dividends to be paid out of surplus of the corporation only, so that the net assets of the corporation remaining after such payment shall be at least equal the amount of its stated capital. Knogo paid a regular quarterly cash dividend from July 1987 through December 1991. Knogo has not paid any dividends since December 1991.

     Sensormatic. The DGCL generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year.

     Sensormatic paid regular semiannual cash dividends (adjusted for Sensormatic's November 1993 three-for-two stock split) of $0.017 per share of Common Stock from December 1978 through January 1990 and regular quarterly dividends of $0.05 per share from April 1990 through December 1993 and has paid a regular quarterly cash dividend of $0.055 per share since February 1994. The declaration and payment of future dividends will be determined by the Board of Directors of Sensormatic in light of conditions then existing, including Sensormatic's earnings, financial conditions, contractual debt covenants and capital requirements.

DUTIES OF DIRECTORS IN CERTAIN CIRCUMSTANCES

     Knogo. Section 717(b) of the NYBCL permits a board of directors to consider, including in connection with a change or potential change in control of the corporation, both the long term and short term effects of the decision on the corporation and, specifically, the effects on; (i) the potential growth, development, productivity and profitability of the corporation; (ii) current employees; (iii) retired employees and other beneficiaries of the corporation still entitled to receive, directly or indirectly, benefits from the corporation; (iv) customers and creditors of the corporation; and (v) the ability of the corporation to continuously provide goods, services, employment opportunities and benefits and make any other contributions to the communities in which it does business.

     Sensormatic. The DGCL does not contain a specific provision elaborating the duties of a board of directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the shareholders.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     Knogo. The NYBCL requires that the issuance to directors, officers and/or employees of rights or options to purchase shares must be authorized by a majority of all outstanding shares entitled to vote thereon.

     Sensormatic. The DGCL does not contain any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a shareholder vote.

LOANS TO DIRECTORS

     Knogo. The NYBCL requires that any loan made by a corporation to any director must be authorized by a vote of the shareholders. For purposes of this authorization, the shares held by the director who would be the borrower are not entitled to vote.

     Sensormatic. The DGCL allows loans to and guarantees of obligations of officers and directors without any shareholder approval.


                                 LEGAL OPINIONS

     The validity of the shares of Sensormatic Common Stock offered hereby will be passed upon for Sensormatic by Christy & Viener, New York, New York. Jerome M. LeWine, Esq., a partner in the firm of Christy & Viener participating in the work on this matter, is a director of Sensormatic. Mr. LeWine holds options to purchase 168,500 shares of Sensormatic Common Stock.

     Certain of the tax consequences of the Merger to the Knogo Shareholders (see "The Merger--Certain Federal Income Tax Consequences") will be passed upon at the Effective Time, as a condition to the Merger, by Stroock & Stroock & Lavan. William A. Perlmuth, Esq., a member of Stroock & Stroock & Lavan, is a director of Knogo. Mr. Perlmuth is also the beneficial owner of 1,187,445 shares of Knogo Common Stock, including

1,173,455 shares beneficially owned as the Executor of the Estate of Arthur J. Minasy and Trustee under the Trust for the benefit of Mr. Minasy's adult children.

                                    EXPERTS

     The consolidated financial statements and schedules of Sensormatic appearing in Sensormatic's Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Knogo's Annual Report on Form 10-K for the year ended February 28, 1994, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                         ANNEX I


                              AMENDED AND RESTATED



                         AGREEMENT AND PLAN OF MERGER


                         Dated as of August 14, 1994


                                    among


                     SENSORMATIC ELECTRONICS CORPORATION,

                              KNOGO CORPORATION

                                     and

                           KNOGO NORTH AMERICA INC.

                              Table of Contents


1.       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2       Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3       Certificate of Incorporation and By-laws of Surviving Corporation  . . . . . . 2
         1.4       Sensormatic Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5       Conversion, Exchange and Cancellation of Company Shares  . . . . . . . . . . . 2
         1.6       Exchange of Certificates; Fractional Shares  . . . . . . . . . . . . . . . . . 4
         1.7       Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.8       Stock Transfer Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.9       Treatment of Company Common Stock Options  . . . . . . . . . . . . . . . . . . 6
         1.10      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         1.11      Alternative Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

2.       Divestiture of Knewco. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.1       Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2       Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3       Other Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.4       Spin-Off or Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.5       Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

3.       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . .  11
         3.1       Due Incorporation and Qualification of the Company.  . . . . . . . . . . . .  11
         3.2       Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3       Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.4       Authority; Due Authorization; Valid Obligation; Fairness Opinion   . . . . .  12
         3.5       No Conflicts or Defaults   . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.6       Copies of Charter Documents and Stock Records  . . . . . . . . . . . . . . .  13
         3.7       Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.8       Periodic Filings; Financial Statements   . . . . . . . . . . . . . . . . . .  14
         3.9       Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.10      Ordinary Course; No Material Adverse Effect  . . . . . . . . . . . . . . . .  15
         3.11      Permits; Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . .  15
         3.12      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.13      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.14      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.15      Agreements and Commitments   . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.16      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.17      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.18      Information Supplied   . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.19      Disposition by Stockholders  . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.20      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

4.       Representations and Warranties of Sensormatic  . . . . . . . . . . . . . . . . . . . .  19
         4.1       Due Incorporation and Qualification  . . . . . . . . . . . . . . . . . . . .  19
         4.2       Authority; Due Authorization; Valid Obligation   . . . . . . . . . . . . . .  20
         4.3       No Conflicts or Defaults   . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.4       Authorizations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.5       Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.6       SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.7       Ordinary Course; No Material Adverse Change  . . . . . . . . . . . . . . . .  21

                                      (i)

         4.8       Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.9       Sensormatic Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.10      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

5.       Pre-Closing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.1       Preserve the Company's Business  . . . . . . . . . . . . . . . . . . . . . .  22
         5.2       Preserve Accuracy of Representations and Warranties; Updates   . . . . . . .  23
         5.3       Further Investigation and Information  . . . . . . . . . . . . . . . . . . .  23
         5.4       Consents, Waivers and Filings  . . . . . . . . . . . . . . . . . . . . . . .  23
         5.5       Subsequent Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.6       Preparation of Registration Statement  . . . . . . . . . . . . . . . . . . .  23
         5.7       Accountants' Letters   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.8       Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.9       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.10      Board Actions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.11      Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

6.       Conditions to the Obligations of Sensormatic . . . . . . . . . . . . . . . . . . . . .  25
         6.1       Due Performance; Accuracy of Representations and Warranties.   . . . . . . .  25
         6.2       Corporate Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3       Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.4       Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.5       Legal Opinions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.6       Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.7       Governmental Action; No Prohibition  . . . . . . . . . . . . . . . . . . . .  26
         6.8       Resignations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.       Conditions to the Obligations of the Company . . . . . . . . . . . . . . . . . . . . .  26
         7.1       Due Performance; Accuracy of Representations and Warranties  . . . . . . . .  26
         7.2       Corporate Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3       Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.4       Legal Opinions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.5       Registration Statement; NYSE Listing   . . . . . . . . . . . . . . . . . . .  27
         7.6       Governmental Action; No Prohibition.   . . . . . . . . . . . . . . . . . . .  27
         7.7       Release of Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

8.       Termination; Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2       Effect of Termination; Representations and Warranties  . . . . . . . . . . .  28
         8.3       Amendment; Extension; Waiver   . . . . . . . . . . . . . . . . . . . . . . .  28

9.       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

10.      Delayed Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.1      Pending Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2      Prohibited Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3      Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

11.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.1      Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.3      No Assignment; Successors and Assigns  . . . . . . . . . . . . . . . . . . .  33
         11.4      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.5      Survival of Representations, Warranties and Agreements   . . . . . . . . . .  33
         11.6      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34



                                     (ii)

         11.7      Alternate Structures   . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.8      Governing Law; Consent to Jurisdiction   . . . . . . . . . . . . . . . . . .  35
         11.9      Savings Clause   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.10     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.11     Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.12     Valuation Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Exhibits:

         Exhibit A - Form of Delaware Certificate of Merger
         Exhibit B - Form of New York Certificate of Merger
         Exhibit C - Form of Contribution and Divestiture Agreement




                                      (iii)

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER


         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1994, among SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation ("Sensormatic"), KNOGO CORPORATION, a New York corporation (the "Company"), and KNOGO NORTH AMERICA INC., a Delaware corporation ("Knewco").


                             W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Sensormatic, the Company and Knewco have approved this Agreement and the merger of the Company with and into Sensormatic pursuant to the terms and conditions this Agreement; and

         WHEREAS, the parties intend that the Merger (as such term is defined in Section 1.1) qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, it is a condition to the Merger that certain of the assets and liabilities of the Company relating to its operations in the United States, Canada and Puerto Rico be assigned to or assumed by Knewco, and that the stock of Knewco be distributed to the stockholders of the Company or sold immediately prior to the Merger, as contemplated by Section 2 and in accordance with the Divestiture Agreement referred to therein (the "Divestiture"); and

         WHEREAS, the Company is engaged principally in the business of developing, manufacturing and marketing electronic article surveillance, closed-circuit television and other products to deter and detect shoplifting and employee theft (the "Business");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.        THE MERGER.

         1.1       THE MERGER.  On the Closing Date (as such term is defined in
Section 1.10) or as soon as practicable thereafter, and subject to the terms and conditions of this Agreement, the parties shall file a Certificate of Merger substantially in the form of Exhibit A (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware under the General Corporation Law of the State of Delaware (the "GCL") and a Certificate of Merger substantially in the form of Exhibit B (the "New York Certificate of Merger") with the Secretary of State of the State of New York under the Business Corporation Law of the State of New York (the "BCL"). Effective as of the filing of the Delaware Certificate of Merger (the "Effective Time"), the Company shall be merged with and into Sensormatic (the "Merger"). Upon and following the Merger, the separate existence of the Company shall cease and Sensormatic shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 EFFECT OF THE MERGER. The separate corporate existence of Sensormatic, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of the Company in accordance with the GCL and the BCL.

         1.3       CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING
                   CORPORATION.

         (a) From and after the Effective Time until further amended in accordance with the GCL, the Certificate of Incorporation of Sensormatic, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

         (b) The By-laws of Sensormatic, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law.

         (c) The directors and officers of Sensormatic as of the Effective Time shall be the directors and officers of the Surviving Corporation.

         1.4 SENSORMATIC COMMON STOCK. At the Effective Time, each issued and outstanding share of Common Stock, par value $.01 per share, of Sensormatic ("Sensormatic Common Stock") shall remain outstanding as one validly issued, fully paid and non- assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         1.5       CONVERSION, EXCHANGE AND CANCELLATION OF COMPANY SHARES.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock, par value $.01 per share, of the Company, including any Rights (as such term is defined in Section 3.2) incident thereto (each such share, together with its related Rights, being referred to herein as a "Company Share" and, collectively, as the "Company Shares"), issued and outstanding immediately prior to the Effective Time (other than Company Shares, if any, to be cancelled pursuant to Section 1.5(b) and other than the Dissenting Shares, as defined in
Section 1.7, except as set forth therein) shall be converted into the right to receive the Merger Consideration per Share (as hereinafter defined). Except as provided below in this paragraph, the term "Merger Consideration per Share" shall mean that fraction of a share of Sensormatic Common Stock as shall be equal to the quotient resulting from dividing the Exchange Value (as hereinafter defined) by the Average Closing Price (as hereinafter defined), rounded to not more than four decimal places, together with the Escrow Interest (as defined below), if applicable. For all purposes of this Agreement, (i) the "Average Closing Price" shall mean the average of the closing prices (last sale) of Sensormatic Common Stock on the New York Stock Exchange for each of the twenty trading days immediately prior to the date on which the Effective Time occurs and (ii) the "Exchange Value" shall mean $18.00, increased, if the Average Closing Price as of the date on which the Effective Time occurs is greater than $33.00, by 0.273 times the excess of such Average Closing Price over $33.00, and subject to further adjustment as provided below in this
Section 1.5(a). Notwithstanding the foregoing, if the Average Closing Price as of the date on which the Effective Time occurs is less than $28.00: Sensormatic shall have the right, in its sole discretion, to pay some or all of the merger consideration hereunder in cash or a combination of cash and Sensormatic Common Stock, such that (x) that fraction of a share of Sensormatic Common Stock issued in the exchange for each Company Share, multiplied by the Average Closing Price, plus (y) the amount of cash delivered in the exchange with respect to such Company Share, shall be equal in the aggregate to the Exchange Value; provided, however, that the Company nevertheless may require that the Merger Consideration per Share be paid entirely in Sensormatic Common Stock with the Average Closing Price for purposes of this Section 1.5(a) being deemed to equal $28.00. In the event that Sensormatic pays all or some of the Merger Consideration per Share in cash pursuant to the preceding sentence, the term "Merger Consideration per Share" shall be deemed to refer to the combination of cash and Sensormatic Common Stock to be exchanged for each Company Share pursuant to the preceding sentence, together with the Escrow Interest, if applicable.

         For purposes of determining the Merger Consideration per Share, the Exchange Value as otherwise determined above pursuant to this Section 1.5(a) shall be subject to adjustment as follows:

         (1) In the event that the terms of the Divestiture Agreement, License Agreement or Supply Agreement are amended in order to facilitate the consummation of the transactions contemplated hereby or otherwise, the Exchange Value shall, to the extent that such amendments have an impact on the value of the Company and the Acquired Subsidiaries (as such term is defined in Section 3.3(a)), be appropriately adjusted prior to the Closing Date by mutual agreement of Sensormatic and the Company, or, if mutual agreement cannot be achieved, pursuant to Section 11.12.

         (2) In the event of a Knewco Sale (as defined in Section 2.4), the proceeds of which are retained by the Company through the consummation of the Merger, the Exchange Value shall be appropriately increased on a per share basis to reflect the after-tax net proceeds thereof retained by the Company in an amount equal to the amount of such net proceeds, net of the Company's effective tax rate. In the event that the proceeds of the Knewco Sale include securities or other non-cash consideration, Sensormatic may require the sale of such securities or non-cash consideration in a commercially reasonable manner to fix the value thereof for the purposes of this clause (2) or, in lieu of increasing the Merger Consideration per Share with respect thereto, the distribution of such securities or other consideration to the holders of Company Shares. Any dispute as to the proper amount of the foregoing adjustment, including the computation of after-tax net proceeds, shall be resolved pursuant to Section 11.12.

         (3) In the event that the Annual Revenues (as defined below) in the countries in which the Escrowed Businesses, as defined in Section 10.2, if any, are organized exceed in the aggregate $15,000,000, the Exchange Value as otherwise determined above shall be reduced by an amount equal to the Exchange Value times a fraction, the numerator of which is the aggregate Annual Revenues for the countries in which such Escrowed Businesses are organized and the denominator of which is the Total Annual Revenues (as defined below). If this clause (3) is applicable, the Merger Consideration per Share shall also include a pro rata interest (the "Escrow Interest") in the Deferred Merger Consideration (as such term is defined in Section 10.2(b)) equal to 1.00 divided by the total number of Company Shares outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled pursuant to Section 1.5(b) hereof and Dissenting Shares excluded from operation of this
Section 1 pursuant to Section 1.7) (the "Outstanding Shares"). Deferred Merger Consideration shall be released from escrow as required by Sections 10.2(c), 10.2(d)(i) and 10.2(e) and delivered to the Company's stockholders as provided in such Sections. The "Annual Revenues" for each country are as indicated on line 16 of the FAS 13 Schedule (as defined in Section 3.8(c)) and the "Total Annual Revenues" shall equal the sum of the Annual Revenues set forth on the FAS 13 Schedule excluding the Annual Revenues listed for the United States and Canada.

         As of the Effective Time, each stockholder of the Company shall be entitled to receive (i) a whole number of shares of Sensormatic Common Stock determined by multiplying the number of Company Shares held by such stockholder by that fraction of a share of Sensormatic Common Stock included in the Merger Consideration per Share, (ii) an amount of cash determined by multiplying the number of Company Shares held by such stockholder by the amount of cash included in the Merger Consideration per Share, and (iii) cash for any fractional share resulting from such multiplication in the amount determined pursuant to Section 1.5(c). As of the Effective Time, all Company Shares shall be converted into the right to receive Sensormatic Common Stock and cash as hereinabove set forth, and each holder of a certificate representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Sensormatic Common Stock and cash to be issued in exchange therefor (and cash in lieu of any fractional share) upon surrender of such certificate in accordance with Section 1.6, together with the Escrow Interest, if any.

         (b) All Company Shares, if any, that are owned by the Company as treasury stock as of the Effective Time shall be cancelled and retired and shall cease to exist and no stock of Sensormatic or other consideration shall be delivered in exchange therefor.

         (c) Neither certificates nor scrip for fractional shares of Sensormatic Common Stock will be issued in connection with the Merger, but in lieu thereof, each holder of Company Shares otherwise entitled to a fractional share of Sensormatic Common Stock pursuant to Section 1.5(a) shall be paid in cash an amount equal to such fraction multiplied by the Average Closing Price, without any interest thereon. No fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Sensormatic.

         (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Sensormatic Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, distribution other than Sensormatic's regular quarterly dividend or a stock dividend thereon shall be declared with a record date within said period, such that the amount of the Merger Consideration per Share as calculated in accordance with Section 1.5(a) would be affected thereby, the Merger Consideration per Share shall be correspondingly adjusted.

         1.6  EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

         (a) After the Effective Time, subject to the filing of the New York Certificate with the Secretary of State of the State of New York, each holder of a certificate(s) formerly evidencing Company Shares which have been converted pursuant to Section 1.5(a), upon surrender of the same to The First National Bank of Boston or another exchange agent appointed by Sensormatic (the "Exchange Agent") as provided in Section 1.6(d), shall be entitled to receive in exchange therefor (i) a certificate(s) representing the number of whole shares of Sensormatic Common Stock into which such Company Shares shall have been converted pursuant to Section 1.5(a), (ii) any cash payable with respect to such Company Shares pursuant to Section 1.5(a), and (iii) cash in lieu of any fractional share of Sensormatic Common Stock into which such Company Shares would have otherwise been converted, as provided in Section 1.5(c). In addition, if applicable, each holder of Company Shares as of the Effective Time shall be entitled to the Escrow Interest times the number of Company Shares held by such holder, which interest shall be non-certificated and non-transferable (with certain limited exceptions to be agreed upon by the parties), and shall be subject to such further terms and conditions as shall be determined by the parties hereto.

         (b) Until surrendered to the Exchange Agent pursuant to Section 1.6(a), each certificate formerly evidencing Company Shares which have been converted pursuant to Section 1.5(a) will be deemed for all corporate purposes of Sensormatic to evidence ownership of the number of whole shares of Sensormatic Common Stock into which Company Shares formerly evidenced by such certificate were converted and the right to receive any cash included in the merger consideration, cash for fractional shares and any applicable Escrow Interest, as provided in Section 1.5; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Sensormatic Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Sensormatic Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Sensormatic Common Stock. Upon surrender of a certificate formerly evidencing Company Shares which have been so converted, there shall be paid to the record holder of any certificates of Sensormatic Common Stock issued in exchange therefor, without interest thereon, any dividends and other distributions which between the Effective Time and the time of such surrender shall have become payable with respect to the number of whole shares of Sensormatic Common Stock represented thereby.

         (c) Sensormatic shall deposit with the Exchange Agent, as promptly as practicable and in no event later than three business days following the Effective Time, the number of shares of Sensormatic Common Stock, and, as and when requested by the Exchange Agent, the aggregate amount of cash (in immediately available funds) to which holders of Company Shares shall be entitled at the Effective Time pursuant to Section 1.5. Any interest on the amount so deposited shall be payable to Sensormatic.

         (d) Promptly after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing Company Shares (other than certificates formerly evidencing Company Shares to be canceled pursuant to Section 1.5(b) or Dissenting Shares excluded from operation of this Section 1 pursuant to Section 1.7) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificates for exchange into certificates evidencing Sensormatic Common Stock and/or cash as contemplated by Section 1.5(a). The notice and transmittal form provided for in this Section 1.6(d) shall be sent by the Exchange Agent to the address for each holder of Company Shares contained in the stock record books of the Company immediately prior to the Effective Time. Each holder of certificates formerly evidencing Company Shares, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor, certificates evidencing the number of whole shares of Sensormatic Common Stock and/or cash as contemplated by Section 1.5(a) to which such holder is entitled hereunder. Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a holder of certificates formerly evidencing Company Shares for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) If any certificate evidencing shares of Sensormatic Common Stock or cash is to be delivered to a person or entity other than the person or entity in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of Sensormatic Common Stock and the payment of such cash that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person or entity requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

         (f) In the event any certificate theretofore representing Company Shares shall have been lost, stolen or destroyed, upon the making of an appropriate affidavit of that fact by the Company stockholder claiming such certificate to be lost, stolen or destroyed, Sensormatic will issue in exchange for such lost, stolen or destroyed certificate a certificate evidencing the number of whole shares of Sensormatic Common Stock and/or deliver cash as provided in Section 1.5(a) to which such person or entity is entitled hereunder, provided, that when authorizing such issue of the certificate representing shares of Sensormatic Common Stock and/or delivery of such cash, the Board of Directors of Sensormatic may, in its discretion and as a condition precedent to the issuance thereof, require the claiming person or entity to give Sensormatic a bond or indemnification in such sum as Sensormatic may reasonably direct as indemnity against any claim that may be made against Sensormatic with respect to the certificate alleged to have been lost, stolen or destroyed.

         (g) Any portion of the merger consideration made available to the Exchange Agent pursuant to Section 1.6(c) that remains unclaimed by the holders of Company Shares entitled thereto six months after the Effective Time shall be returned to Sensormatic and any shareholder of the Company who has not exchanged his Company Shares in accordance with this
Section 1.6 prior to that time shall thereafter look only to Sensormatic for payment of the merger consideration in respect of his Company Shares. Notwithstanding the foregoing, Sensormatic shall not be liable to any shareholder of the Company for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) Any portion of the merger consideration made available to the Exchange Agent pursuant to this Section 1.6 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Sensormatic, upon demand.

         1.7 DISSENTING SHARES. Notwithstanding any contrary provision of this Section 1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Sections 623 and 910 of the BCL ("Dissenting Shares") shall not be converted into a right to receive Sensormatic Common Stock and cash in lieu of fractional shares as provided in Section 1.5, unless such holder withdraws or otherwise loses his right to appraisal pursuant to the applicable provisions of the BCL. If after the Effective Time such holder withdraws or otherwise loses his right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive Sensormatic Common Stock and/or cash and any applicable Escrow Interest, as provided in
Section 1.5. The Company shall give Sensormatic prompt notice of any demands received by the Company for appraisal of Shares, and Sensormatic shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Sensormatic, make any payment with respect to, or settle or offer to settle, any such demands.

         1.8 STOCK TRANSFER BOOKS. There shall be no registration of transfers of Company Shares on the stock transfer books of the Company after the close of business on the day prior to the Closing Date.

         1.9 TREATMENT OF COMPANY COMMON STOCK OPTIONS. Each stock option for employees and non-employee directors of the Company (a "Company Option") outstanding as of the Effective Time shall be treated as provided below:

         (a) Each Company Option shall be cancelled as of the Effective Time and each holder of such a Company Option (a "Holder") shall (subject to the terms of Section 1.9(d) and (h) below) become entitled to receive two substitute options ("Substitute Options"), one of which (the "Substitute Sensormatic Option") shall be a non-qualified stock option to purchase Sensormatic Common Stock and the other of which (the "Substitute Knewco Option") shall be a qualified stock option (or a non- qualified stock option in the case of a non-employee director) under the stock option plan to be adopted by Knewco on or before the date on which the Effective Time occurs. A Substitute Sensormatic Option shall have the terms specified in Section 1.9(b) and a Substitute Knewco Option shall have the terms specified in Section 1.9(c).

         (b) A Substitute Sensormatic Option shall (i) be an option to acquire the Sensormatic Share Amount (as defined below) with respect to the relevant Company Option minus any fractional share (which fractional share shall be settled in cash as provided in Section 1.9(f)), (ii) have an exercise price per share equal to the Sensormatic Portion (as defined below) divided by the Sensormatic Share Amount and (iii) as to all other terms (including when and the extent to which it is exercisable or non- exercisable) be identical to the relevant Company Option, except (x) if such Substitute Sensormatic Option shall be granted under a Sensormatic stock option plan, such Substitute Sensormatic Option shall be subject to such amendments as shall be determined by Sensormatic in order to conform such option to the terms of such plan, and
(y) as otherwise provided in the last sentence of Section 1.9(g).

         (c) A Substitute Knewco Option shall (i) be an option to acquire the Knewco Share Amount (as defined below) with respect to the relevant Company Option minus any fractional share (which fractional share shall be settled in cash as provided in Section 1.9(f)), (ii) have an exercise price per share equal to the Knewco Portion (as defined below) divided by the Knewco Share Amount and (iii) as to all other terms (including when and the extent to which it is exercisable or non-exercisable) be identical to the relevant Company Option, except as otherwise provided in the last sentence of Section 1.9(g).

         (d) If a Holder becomes an employee or director of Knewco immediately after the Effective Time then, in lieu of receiving a Substitute Sensormatic Option, such Holder shall receive the number of shares of Sensormatic Common Stock (and/or cash, in the same proportion as the cash included in the Merger Consideration per Share) as shall be equal to the Spread (as defined below) of the Substitute Sensormatic Option that would have been issued to such Holder but for this Section 1.9(d) divided by the Sensormatic Value (as defined below); provided that in lieu of any fraction of a share of Sensormatic Common Stock such Holder shall receive the corresponding fraction of the Sensormatic Value in cash. If a Holder becomes an employee of the Surviving Corporation immediately after the Effective Time then, in lieu of receiving a Substitute Knewco Option, such Holder shall receive the number of shares of Knewco common stock as shall be equal to the Spread of the Substitute Knewco Option that would have been issued to such Holder but for this Section 1.9(d), divided by the Knewco Value (as defined below); provided that in lieu of any fraction of a share of Knewco common stock such Holder shall receive the corresponding fraction of the Knewco Value in cash. The "Spread" for a Substitute Option shall equal (i) the number of Sensormatic or Knewco shares subject thereto multiplied by (ii) the excess, if any, of the Sensormatic Value (in the case of a Substitute Sensormatic Option) or the Knewco Value (in the case of a Substitute Knewco Option) over the exercise price of such Substitute Option. Notwithstanding the foregoing, if a Holder who becomes an employee of the Surviving Corporation has his employment with the Surviving Corporation terminated by the Surviving Corporation on or before the 30th day after the date on which the Effective Time occurs, then the Substitute Sensormatic Option to be issued to such Holder shall be automatically cancelled and such Holder shall receive the number of shares of Sensormatic Common Stock (and cash in proportion to the cash included in the Merger Consideration per Share) equal to the Spread of such Substitute Sensormatic Option divided by the Sensormatic Value; provided that in lieu of any fraction of a share of Sensormatic Common Stock such Holder shall receive the corresponding fraction of the Sensormatic Value in cash. Options held by the Estate of Arthur Minasy shall be treated in accordance with the preceding sentence, subject to Section 1.9(i).

               (e)       As used herein,

                           (i)    "Company Value" shall mean $10.50;

                          (ii) "Knewco Percentage" shall mean the percentage (stated as a decimal) equal to the Knewco Value divided by the Company Value; and

                         (iii) "Knewco Portion" shall mean, with respect to each Company Option, the total exercise price under such Company Option multiplied by the Knewco Percentage;

                          (iv) "Knewco Share Amount" shall mean, with respect to each Company Option, the number of Knewco Shares (including any fractional shares) that would have been issued in the Knewco Stock Distribution to a shareholder owning the number of Company Shares subject to such Company Option.

                           (v) "Knewco Value" shall mean the average of the closing prices, if available, and otherwise the average of the high and low sale prices, of Knewco Common Stock for the first 10 business days following the Effective Time;

                          (vi) "Sensormatic Percentage" shall mean 1.00 minus the Knewco Percentage;

                         (vii) "Sensormatic Portion" shall mean, with respect to each Company Option, the total exercise price under such Company Option multiplied by the Sensormatic Percentage;

                        (viii) "Sensormatic Share Amount" shall mean, with respect to each Company Option, the number of shares of Sensormatic Common Stock (including any fractional shares) that equals the number of Company Shares subject to such Company Option multiplied by the Merger Consideration per Share, calculated as if the entire Merger Consideration per Share were payable in Sensormatic Common Stock;

                          (ix) "Sensormatic Value" shall mean the Average Closing Price;

               (f) Any fractional share that would be subject to a Substitute Option shall instead be settled in cash by the payment to the relevant Holder of the Spread for an option that is identical to such Substitute Option in all respects except that it relates only to such fractional share.

               (g) Following the 10th business day after the date on which the Effective Time occurs, Sensormatic and Knewco shall promptly calculate the terms of all Substitute Options and thereafter shall promptly send to the respective Holders thereof confirmation of such terms, issue to such Holders any shares to be issued under Section 1.9(d) and make any cash payments to such Holders to be made under Section 1.9(d) or (e). If any Company Option would have expired on or after the date on which the Effective Time occurs and prior to the 15th business day following such date, then the expiration date of the Substitute Option for such Company Option shall expire on such 15th business day.

               (h) Notwithstanding anything herein to the contrary, if the Divestiture is effected by a Knewco Sale on or before the date on which the Effective Time occurs, then each Holder shall only receive a Substitute Sensormatic Option, in which case the Sensormatic Portion shall equal the total exercise price under the relevant Company Option and the Sensormatic Percentage shall be 1.00.

               (i) Notwithstanding anything herein to the contrary, no transaction shall be effected under this Section 1.9 that would result in a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended. The parties shall make such arrangements as may be required to provide the same economic result to the affected party without occasioning any such violation.

               (j) If any Deferred Merger Consideration is placed in escrow pursuant to Section 10.2, then as of the Effective Time and/or from time to time thereafter, if and when any such Deferred Merger Consideration is delivered to the former Company stockholders pursuant to Section 10.2, appropriate adjustments shall be made to provide equitable treatment of outstanding Substitute Sensormatic Options and to prior holders of exercised Substitute Sensormatic Options.

               1.10 CLOSING. Subject to Section 8.1, the closing of the transactions contemplated by this Agreement (other than the Divestiture, which shall occur prior thereto as contemplated by Section 2) (the "Closing") shall take place at 8:45 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be not more than five business days after all of the conditions precedent set forth in Sections 6 and 7 to be satisfied prior to the Closing have been satisfied or waived, at the offices of Christy & Viener, or such other date, time and place as is agreed to by the parties (including any postponement or adjournment of a previously scheduled date). At the Closing, the Company and Knewco shall execute and deliver the certificates, documents and instruments contemplated to be delivered by the Company pursuant to Section 6, and Sensormatic shall execute and deliver the certificates, documents and instruments contemplated to be delivered by it pursuant to Section 7. The Delaware Certificate of Merger shall be filed with the Secretary of State of the State of Delaware, and the New York Certificate of Merger shall be filed with the Secretary of State of the State of New York, immediately following the Closing on the Closing Date or as soon thereafter as is practicable.

         1.11 ALTERNATIVE MERGER. Notwithstanding any contrary provision of this Section 1, in the event that Sensormatic determines to pay a sufficient portion of the merger consideration in cash ("substantial cash"), as permitted under Section 1.5(a), such that Sensormatic reasonably determines, in consultation with its and the Company's counsel, that consummation of the Merger in accordance with Sections 1.1 through 1.4 may not qualify as a tax-free reorganization under the applicable provisions of the Code, at Sensormatic's request, the Merger shall be effected, in lieu of the transactions contemplated by Sections 1.1 through 1.4, in accordance with this
Section 1.11 (the "Alternative Merger"), as follows:

         (a) A newly-formed New York corporation which is a wholly-owned subsidiary of Sensormatic (the "Merger Sub") shall be merged with and into the Company. The Effective Time for the Alternative Merger shall be the time of the filing with the New York Secretary of State of a Certificate of Merger with respect to the Alternative Merger. Upon and following the Alternative Merger, the separate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

         (b) All of the provisions of Section 1.5(a) with respect to the merger consideration shall be applicable, as set forth therein.

         (c) From and after the Effective Time of the Alternative Merger until further amended in accordance with the BCL, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

         (d) The By-laws of the Company, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law.

         (e) The directors and officers of Merger Sub as of the Effective Time shall be the directors and officers of the Surviving Corporation.

         (f) At the Effective Time, each issued and outstanding share of Common Stock, par value $.01 per share, of Merger Sub shall remain outstanding as one fully paid and non-assessable share of Common Stock, par value $0.1 per share, of the Surviving Corporation. Each certificate theretofore representing shares of Common Stock of Merger Sub shall continue to represent the same number of issued and outstanding, fully paid and non-assessable shares of the Surviving Corporation.

         (g) If the Alterative Merger is consummated, references elsewhere in this Agreement to the "Merger" shall be deemed to refer to the Alternative Merger, adjusted as appropriate to reflect the form of the Alternative Merger as contemplated hereby.

         2.      DIVESTITURE OF KNEWCO.

         2.1 TRANSFER OF ASSETS. Prior to the Closing, and in any event following the satisfaction of all other conditions to the Merger (other than those contemplated by Sections 6.8 and 7.7), the Company shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Knewco all of the right, title and interest of the Company in and to the business operations and related goodwill of the Company in the fifty states of the United States, the District of Columbia, Canada and Puerto Rico (the "Knewco Territory"), the Company's assets and properties located in the Knewco Territory related to such business operations and the stock of Knogo Caribe, Inc. ("Caribe") (exclusive of certain financial assets of Caribe), subject to and as more particularly described in the Contribution and Divestiture Agreement (the "Divestiture Agreement") to be entered into between the Company and Knewco substantially in the form attached hereto as Exhibit C (the "Divested Assets").

         2.2     ASSUMPTION OF LIABILITIES.   Simultaneously with the
contribution of the Divested Assets contemplated by Section 2.1, as contemplated by the Divestiture Agreement, Knewco shall assume and agree to pay, perform and discharge such obligations and liabilities (including contingent liabilities) of the Company directly relating to the employees retained by it, its customers in the Knewco Territory, the Company's products sold or leased to such customers and the Company's assets and properties located in the Knewco Territory, subject to and as more particularly described in the Divestiture Agreement (the "Divested Liabilities").

         2.3 OTHER PROVISIONS. The Divestiture Agreement shall contain further provisions relating to the Divestiture and the dealings between Knewco and the Company following the Divestiture, including, without limitation, obligations of Knewco as to non- competition, confidentiality and indemnification. Following the Effective Time, Sensormatic, as the Surviving Corporation, shall succeed to and be entitled to all rights, benefits and remedies of, and shall be subject to all obligations of, the Company under the Divestiture Agreement.

         2.4 SPIN-OFF OR SALE. As contemplated by the Divestiture Agreement, after the contribution of the Divested Assets to Knewco and assumption of the Divested Liabilities by Knewco, and prior to the Closing, the Company shall either (i) distribute to its stockholders, in a spin-off intended to be tax-free under Section 355 of the Code, the shares of Knewco (the "Knewco Stock Distribution") or (ii) sell the shares of Knewco (a "Knewco Sale"), in either case subject to and as contemplated by the terms of the Divestiture Agreement. The sale of all or substantially all of Knewco's assets or other alternative forms of the sale of Knewco may be agreed upon by the parties, subject to Section 11.7. In no event shall the Knewco Sale or any alternative transaction cause the Company (or Sensormatic) to control another entity, or impair or delay consummation of the Merger, as contemplated by this Agreement. The purchaser or other successor of Knewco shall acknowledge and accept the Divestiture Agreement, License Agreement (referred to in Section 2.5) and Supply Agreement (referred to in Section 2.5), as contemplated by the Divestiture Agreement. For all purposes of this Agreement, the term "Divestiture" shall include either a Knewco Stock Distribution or a Knewco Sale. In the event of a Knewco Sale, the Merger Consideration per Share shall be increased to reflect the net after-tax proceeds of such sale, as contemplated by Section 1.5(a)(2).

         2.5 ADDITIONAL AGREEMENTS. In connection with the Divestiture, Knewco and the Company will also enter into a Supply Agreement relating to the supply of the Company's products manufactured by Knewco to Sensormatic (the "Supply Agreement") and a License Agreement providing, among other things, for the grant to the Company of rights in the Knewco Territory with respect to the Company's Superstrip technology and additional rights to manufacture the Company's other products for use and sale outside the Knewco Territory, and the grant to Knewco of non-exclusive rights in the SuperStrip technology for manufacture, use and sale in the Knewco Territory

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and additional rights to manufacture outside the Knewco Territory for use and sale therein (the "License Agreement"), substantially in the forms attached as exhibits to the Divestiture Agreement. Upon consummation of the Merger, Sensormatic will succeed to the rights and obligations of the Company under the foregoing agreements.

         3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company and Knewco, jointly and severally, represent and warrant to Sensormatic as follows:

         3.1     DUE INCORPORATION AND QUALIFICATION OF THE COMPANY.

         (a) The Company is, and will be at the Effective Time, a corporation duly incorporated, validly existing and in good standing under the laws of New York, and Knewco is, and will be at the Effective Time, a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, each with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted. The Company has all material governmental licenses, authorizations, consents and approvals (collectively, "Permits") required to carry on its businesses as now conducted.

         (b) Set forth in Item 3.1(b) of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule") is a list of all jurisdictions in which the Company is qualified to do business and is in good standing as a foreign corporation, which are the only jurisdictions in which such qualification is necessary except for jurisdictions where the failure to so qualify would not have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its consolidated Subsidiaries (as such term is defined in Section 3.3(a)), considered as a whole, but not including the assets and business to be included in Knewco pursuant to the Divestiture (such a material adverse effect with respect to the Company and its Subsidiaries being hereinafter referred to as a "Material Adverse Effect").

         3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value, 2,800,000 shares of Preferred Stock, $.01 par value, and 200,000 shares of Participating Cumulative Preferred Shares Series A, $.01 par value. As July 13, 1994, there were 5,410,146 Company Shares outstanding, 821,075 Company Shares reserved for issuance upon exercise of outstanding Company Options, and no Company Shares were held in the treasury of the Company. No shares of Preferred Stock of the Company were outstanding as of such date. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in this Section 3.2, except for the Rights issued pursuant to the Company's Rights Agreement dated as of July 27, 1987, as amended as of December 1, 1987 (the "Rights"), a copy of which has been furnished to Sensormatic, and except for changes since June 28, 1994 resulting from the exercise of Company Options outstanding on such date, there are, and will be at the Effective Time, outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         3.3     SUBSIDIARIES.

         (a) Set forth in Item 3.3(a) of the Disclosure Schedule is a list of all direct and indirect subsidiaries of the Company and any other entities which the Company otherwise controls or in which it has an investment or ownership interest (collectively, the "Subsidiaries"), showing the date and jurisdiction of incorporation of each thereof and the Company's percentage beneficial interest therein (and, if less than 100%, the holders of the remaining interests). Each of the Subsidiaries is, and will be at the Effective Time, a corporation or other entity as reflected in Item 3.3(a) duly organized, validly existing and in good standing in its jurisdiction of organization, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted. The Company's interests in its respective Subsidiaries (except for directors' qualifying shares in de minimis amounts) are owned free and clear of all liens, encumbrances, equities, restrictions, adverse interests and claims ("Liens"), other than those created under this Agreement or referred to in Section 3.9(a). Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. References in this Agreement to "the Company" shall be deemed to refer to the Company and its Subsidiaries collectively, unless otherwise noted or required by the context. Subsidiaries other than Knewco and Caribe are sometimes referred to herein as "Acquired Subsidiaries".

         (b) There are, and will be at the Effective Time, (i) no securities of the Company or any Subsidiary convertible into or exchangeable for capital stock or other ownership interests in any Subsidiary, (ii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock of or other ownership interests in, or any securities convertible into or exchangeable for any capital stock of or ownership interests in, any Subsidiary; and (iii) no securities of any Subsidiary other than capital stock of such Subsidiary owned by the Company (collectively "Subsidiary Securities"). There are, and will be at the Effective Time, no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         3.4     AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION; FAIRNESS
                 OPINION.

         (a) The Company and Knewco have, and will have at the Effective Time, all requisite corporate power and authority to execute and deliver this Agreement and the further agreements contemplated by this agreement to be executed and delivered by them (the "Additional Agreements") and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company has unanimously approved the Merger and this Agreement. Except for the approval of the Merger by the Company's stockholders as required by the BCL, the Company and Knewco have taken all corporate action necessary for the execution and delivery by them of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby. In addition, the Board of Directors has taken all requisite action such that (i) the supermajority provisions of Article NINTH of the Company's Certificate of Incorporation will not be applicable to the Merger and (ii) the freezeout and special shareholder voting requirements imposed by Section 912 of the BCL will not be applicable to the Merger.

         (b) This Agreement constitutes, and will constitute at the Effective Time, the valid and binding obligation of the Company and Knewco, enforceable against the Company and Knewco in accordance with its terms. When executed and delivered by the Company and Knewco, the respective Additional Agreements to which they are parties will constitute the valid and binding obligations of the Company and Knewco, enforceable against the Company and Knewco, respectively, in accordance with their respective terms.

         (c) The Board of Directors of the Company has received the opinion of Smith Barney Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of Company Shares in the Merger and shares of Knewco to be received by them pursuant to the Divestiture (if applicable), taken together, are fair to such holders from a financial point of view (copies of which have been delivered to Sensormatic), and such opinion has not been withdrawn, revoked or modified in any material respect.

         3.5 NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or any Subsidiary; or
(b) except as set forth in Item 3.5 of the Disclosure Schedule, with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any agreement, mortgage, indenture, lease, instrument, permit or license to which the Company or any Subsidiary is a party or by which it or any of its assets is bound, or any judgment, order or decree, to which it or any of its assets is subject, (ii) result in the creation of, or give any party the right to create, any Lien upon the Company, any Acquired Subsidiary or any of their respective assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which the Company or any Acquired Subsidiary is a party or by which any of them or their assets are bound, except any such violation, conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause
(b) as will not, singly or in the aggregate, (x) have a Material Adverse Effect or (y) materially adversely affect the consummation of the transactions contemplated by this Agreement.

         3.6     COPIES OF CHARTER DOCUMENTS AND STOCK RECORDS.

         (a) Correct and complete copies of the Certificate of Incorporation, By-laws and other organizational or governing instruments of the Company and each Subsidiary, in each case as amended to the date hereof, have been furnished to Sensormatic by the Company. Such documents contain full details of the rights and restrictions attached to the share capital of each Acquired Subsidiary and have attached to them copies of all resolutions and agreements as are required by applicable law to be delivered to any Secretary of State, Registrar of Companies or similar governmental official or office.

         (b) The Company has made available to Sensormatic correct and complete copies of the minute books, stock ledgers or other statutory books of the Company and each Subsidiary.

         3.7 AUTHORIZATIONS. No authorization, approval, order, license, permit or consent of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by the Company or Knewco of this Agreement, the Additional Agreements and/or the Merger, except (a) as set forth in Item 3.7 of the Disclosure Schedule, (b) the filing of Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York (and receipt of clearance from the New York State Department of Taxation), (c) any filing required to be made, and the expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder with respect to the transactions contemplated by this Agreement (the "HSR Conditions"), (d) any applicable European regulatory approvals or consents, (e) the filing and distribution to the Company stockholders of the Proxy Statement (as such term is defined in Section 3.18) and any applicable registration with respect to the stock of Knewco issued pursuant to the Knewco Stock Distribution, (f) approval and adoption of this Agreement and the Merger by the Company's stockholders and (g) such other authorizations, approvals, li-censes, permits, consents, filings or registrations which, if not obtained or made, the failure to obtain or make would not have a Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated by this Agreement.

         3.8     PERIODIC FILINGS; FINANCIAL STATEMENTS.

         (a) The Company has furnished to Sensormatic true and complete copies of its (i) Annual Reports on Form 10-K and Annual Reports to Shareholders for each of the three fiscal years ended February 28, 1994 as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarter ended May 31, 1994, as filed with the SEC, (iii) the proxy statements relating to the meetings of the Company's stockholders on August 26th, 1993 and August 15, 1994, and (iv) all other reports or registration statements filed by the Company with the SEC since February 29, 1992 (collectively, the "Company SEC Documents"). As of their respective dates, all of the Company SEC Documents complied in all material respects with the Securities and Exchange Act of 1934 (the "Exchange Act") or Securities Act of 1933 (the "Securities Act"), as applicable, and the applicable rules and regulations of the SEC thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed.

         (b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the "Financial Statements") were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, are reconcilable to the books and records of the Company and present fairly the financial position of the Company as at the dates thereof and the results of its operations, cash flows and changes in financial position for the periods then ended, except, in the case of such unaudited financial statements, for the omission of footnote information and for year end audit adjustments which are not, singly or in the aggregate, material.

         (c) Except as described in Item 3.8(c) of the Disclosure Schedule, the consolidating financial statements of the Company for the fiscal year ended February 28, 1994 and the fiscal quarter ended May 31, 1994, and the FAS 13 calculation of total revenues by country for the fiscal year ended February 28, 1994 (the "FAS 13 Schedule") as previously furnished by the Company to Sensormatic, including the respective balance sheets of the Acquired Subsidiaries as of May 31, 1994 included therein (the "Acquired Subsidiary Balance Sheets"), are reconcilable to the Financial Statements and the books and records of the Company, present fairly the matters referred to therein, and, except as to the FAS 13 Schedule, were prepared on a basis consistent with past practice.

         (d) As of May 31, 1994, except as set forth in Item 3.8(d) of the Disclosure Schedule, neither the Company nor any Subsidiary had any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due ("Liabilities"), material to the Company and required by GAAP to be so disclosed or provided for, which were not disclosed or provided for in the unaudited consolidated balance sheet of the Company as of May 31, 1994, included in the Company's Report on Form 10-Q for the fiscal quarter then ended or the notes thereto (including the notes to the audited consolidated financial statements of the Company as of February 28, 1994 included in the Company's Annual Report on Form 10-K for the fiscal year then ended) (the "May Balance Sheet") and the applicable Acquired Subsidiary Balance Sheets. From May 31, 1994 through the date of this Agreement, except as set forth in Item 3.8(d) of the Disclosure Schedule, to the Company's knowledge, neither the Company nor any Subsidiary has incurred any such liabilities or contingent liabilities outside of the ordinary course of business, which,

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individually or in the aggregate, are likely to have a Material Adverse Effect, other than the Merger and the transactions contemplated hereby (and the Company's investigation of alternative transactions). All such liabilities or contingent liabilities since May 31, 1994 are fully reflected or reserved on the books and records of the Company or the applicable Subsidiaries, as the case may be.

         (e) The books and records of each Acquired Subsidiary are up-to-date and have been maintained in all material respects in accordance with all applicable local accounting and filing requirements on a proper and consistent basis and in all material respects contain a complete and accurate record of all matters required to be dealt with therein.

         3.9     ASSETS.

         (a) Set forth in Item 3.9(a) of the Disclosure Schedule is a complete and correct list of all material Liens to which the Company's or any Subsidiary's assets are subject.

         (b) Set forth in Item 3.9(b) of the Disclosure Schedule is a list of all real property owned or leased by the Company anywhere in the world (the "Realty"), identifying which of the Realty is to be divested pursuant to the Divestiture. All material leases pursuant to which the Company or any Subsidiary leases real or personal property from others are in good standing, valid and effective in accordance with their respective terms.

         3.10 ORDINARY COURSE; NO MATERIAL ADVERSE EFFECT. Except as set forth in Item 3.10 of the Disclosure Schedule, since May 31, 1994, other than the Merger and the transactions contemplated hereby (and the Company's investigation of alternative transactions), the Company has conducted the Business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course; has not, to the Company's knowledge, suffered a Material Adverse Effect through the date of this Agreement; and has not taken any action which if taken after the date hereof would constitute a breach of Section 5.1.

         3.11    PERMITS; COMPLIANCE WITH LAW.

         (a) Except as set forth in Item 3.11(a) of the Disclosure Schedule, no Permits required for or applicable to the operations of the Company and the Acquired Subsidiaries outside the Knewco Territory will terminate as a result of the transactions contemplated by this Agreement, except any such Permits the termination of which will not, singly or in the aggregate, have a Material Adverse Effect.

         (b) The plants, structures and equipment, whether owned or leased, which are currently used by the Company conform to all applicable laws, orders, regulations, ordinances or governmental or contractual requirements relating to their construction, use and operation, including, without limitation, all laws concerning the disposal or release of hazardous substances, public health and safety, or pollution or protection of the environment, except any such instances of noncompliance as do not, singly or in the aggregate, have a Material Adverse Effect. Except for violations that, individually or in the aggregate, do not and are not likely to have a Material Adverse Effect, the Business has not been, and is not being, conducted in violation of any law, ordinance, rule or regulation.

         3.12    TAXES.

         (a) The Company and each Subsidiary has filed all federal, state, foreign, provincial and local returns, notices, reports and computations (collectively, "returns") which were required to be filed prior to the date hereof in respect of all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains (capital or otherwise), withholding,

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payroll, property, value-added, sales, use, supplies, net wealth, net worth, asset value, turnover, added value, benefits provided or deemed by applicable law to be provided to employees or any other matter, and statutory, franchise, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, without limitation, social security contributions), customs, import and excise taxes, duties and assessments in each case, whenever imposed and in respect of any person (including an obligation to contribute to the payment of Taxes (as hereinafter defined) on a consolidated, combined or unitary basis) (together, and together with any related penalties, fines, charges, costs and interest, "Taxes"). Each such return is complete and accurate in all material respects, and the Company has paid or made provision in the May Balance Sheet (and the Acquired Subsidiaries have paid or made provision in their respective Acquired Subsidiary Balance Sheets) or, since May 31, 1994, in their respective books and records for (i) payment of all Taxes shown to be due on such returns or reports, (ii) assessments received with respect thereto, and (iii) any Taxes which otherwise may be due with respect to periods ending on or prior to the date hereof, other than such Taxes as are being contested in good faith and for which adequate reserves have been established and reflected on the May Balance Sheet or as described in Item 3.12(a) of the Disclosure Schedule. Notwithstanding the foregoing, in the event the Company failed to file any non-material foreign, state, local or provincial returns, or failed to pay any related Taxes (provided the amounts thereof are not, singly or in the aggregate, material), this representation shall not be deemed to have been breached. Except as set forth in Item 3.12(a) of the Disclosure Schedule, neither the Company nor any subsidiary has received notice of any claims pending or threatened for taxes against the Company or any Subsidiary for periods ending on or before the date hereof. Except as set forth in Item 3.12(a) of the Disclosure Schedule, no tax return of the Company or any Subsidiary is currently under audit or examination by any governmental authority, or, to the Company's knowledge, proposed to be audited or examined, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Subsidiaries. The Company has not received notice of any proposed deficiency with respect to any of its income tax returns.

         (b) Each Acquired Subsidiary has been resident for taxation purposes in its country of incorporation (or, as appropriate, the country of which the State or Province in which it is incorporated forms part) and nowhere else at all times since its incorporation and will be so resident at the Effective Time. Each Acquired Subsidiary and any other company which has been treated as a member of the same group of companies as any Acquired Subsidiary for the purpose of value added or similar Taxes (including turnover Taxes) has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such value added or turnover taxes, including the terms of any agreement reached with any appropriate taxation authority.

         (c) Each of the Acquired Subsidiaries (other than Knogo Equipamentos de Seguranca, Lda.) and Caribe have engaged and will have engaged in the active conduct of a trade or business within the meaning of Code Section 355(b) throughout the five-year period ending at the Effective Time. The assets transferred to Knewco (other than the stock of Caribe) as provided in
Section 2 hereof and the Divestiture Agreement shall constitute a trade or business within the meaning of Code Section 355(b) that was actively conducted throughout the five-year period ending at the Effective Time. Except as set forth in Item 3.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary acquired an active trade or business that represents more than 50% of the assets of the Company or such Subsidiary, as applicable, during the five-year period ending as of the Effective Time. Provided the Knewco Stock Distribution occurs, each of Knewco and Caribe intends to engage in the active conduct of a trade or business within the meaning of Code Section 355(b) after the Effective Time.

         (d)     So far as the Company is aware, except as set forth on
Schedule 3.12(d) of the Disclosure Schedule, no material deduction or other taxation benefit in respect of any Taxes has been claimed and/or given to the Company or any Acquired Company which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising in the ordinary course of business, or as a result of the transactions contemplated hereby. Neither the Company nor any Acquired Subsidiary has made or filed for, nor is it required by any law or regulation to make or file for, any change of accounting method that will result in its reporting taxable income for any period after the Effective Time.

         3.13    EMPLOYEE BENEFITS.

         (a) The Company's Retirement Savings 401(k) Plan (the "401(k) Plan") is the only "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary has any liability or obligation. The 401(k) Plan and each bonus, pension, retirement, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, or other plan, or agreement providing benefits to any current or former employees, officers or directors of the Company or any Subsidiary or to which the Company or any Subsidiary has any liability or obligation (collectively, the "Company Benefit Plans"), and any related trust, complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Company Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable United States or foreign laws. All necessary government approvals for each Company Benefit Plan have been or will be obtained on a timely basis. The Company has no liability (contingent or otherwise) with respect to any terminated Company Benefit Plan. Except as set forth in Item 3.13(a) of the Disclosure Schedule, since March 1, 1992, neither the Company nor any Subsidiary has amended any Company Benefit Plan to include any provision that would apply in the event of a change of control of the Company or a Subsidiary or which would materially increase the cost of such Company Benefit Plan.

         (b) Set forth in Item 3.13(b) of the Disclosure Schedule is a list of all union retirement, pension, or welfare plans to which the Company or any Subsidiary is obligated to contribute. The Company does not maintain, and is not obligated to maintain, any "multi employer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         (c) The Company and each Acquired Subsidiary has, in relation to each of its employees (and to the extent relevant, to each of its former employees), complied in all material respects with all obligations imposed on it by Article 119 of the Treaty of Rome and all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and has maintained current, adequate and suitable records regarding the service of each of its employees, and all collective agreements and current customs and practices dealing with such relations or the conditions of service of its employees.

         3.14 LITIGATION. Except as described in Item 3.14 of the Disclosure Schedule, there is no claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, before any national, state or provincial, local or other governmental authority, court, arbitration tribunal or other forum (collectively, "Proceedings") pending against the Company, and the Company has not received notice of any threatened Proceedings, which, if adversely determined, would, singly or in the aggregate, have a Material Adverse Effect or would materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions contemplated by this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or relating to the Company or its assets.

         3.15    AGREEMENTS AND COMMITMENTS.

         (a) Set forth in Item 3.15(a) of the Disclosure Schedule is a complete list of all of the following instruments to which the Company or any Subsidiary is a party ("Listed Instruments"): (i) each employment, consulting, severance or other similar agreement (including any "golden parachute" or similar arrangement) with any employee, consultant, sales or manufacturers representative, officer, director or stockholder of the Company (or any company which is controlled by any such individual) whose total rate of annual remuneration, including the fair market value of all non-cash "personal benefits" received by any such individual or company, exceeds $100,000; (ii) each lease requiring the payment of rentals aggregating at least $100,000 per annum, pursuant to which real or personal property is leased to the Company;
(iii) each loan, guaranty or other agreement or instrument evidencing indebtedness for monies borrowed by or credit available to the Company, including any "off balance sheet" financings (such as factoring, sale of accounts receivable, leases or other accounts (with or without recourse), "swaps", etc.), or any guaranty of an obligation by the Company, in excess of $100,000; (iv) each distribution, dealership, franchise or similar agreement;
(v) each partnership, joint venture, shareholders or similar agreement; (vi) any licenses to or by the Company of Intellectual Property (as such term is defined in Section 3.16) which are material to the Business; (vii) any covenants not to compete or similar restrictions on the conduct of the Business; and (viii) each other contract, commitment or understanding (not disclosed in any other Item of the Disclosure Schedule or in the notes to the Financial Statements), and which (i) involves in excess of $100,000, and (ii) was entered into other than in the ordinary course of business.

         Except as set forth in the applicable Item of the Disclosure Schedule,
(x) a true and complete copy of each written Listed Instrument has been furnished to Sensormatic, (y) none of the Listed Instruments (other than any thereof to be assigned to and assumed by Knewco) will be subject to termination or renegotiation as a result of the consummation of the transactions contemplated by this Agreement and (z) the Company is not in breach or default in any material respect under any of the Listed Instruments, except any such termination, renegotiation, breach or default as will not, singly or in the aggregate, have a Material Adverse Effect. The Company has no knowledge of any other material breach or default under any Listed Instrument by any other party thereto or by any other person, firm or corporation bound thereby.

         (b) Set forth in Item 3.15(b) of the Disclosure Schedule is a correct and complete list of any union or collective bargaining contracts with respect to any employees of the Company or any Subsidiary, and except as set forth in Item 3.15(b) of the Disclosure Schedule, there has not been, nor has the Company received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or any Subsidiary.

         3.16 INTELLECTUAL PROPERTY. The Company owns or has valid and enforceable rights with respect to all inventions, improvements, discoveries, processes, formulae, know-how, information, tooling and other designs, specifications, computer software programs, processes, algorithms, related documentation, patents, patent applications, and trademarks, trade names, service marks and copyrights (whether or not registered) and any registrations or applications for the registration of any thereof and all rights of similar or equivalent effect however or wherever arising (together, the "Intellectual Property") which are necessary and sufficient in all material respects to conduct the Business as currently conducted or proposed to be conducted throughout the world. The Company holds the Intellectual Property owned by it free of any Liens or contractual or other restrictions other than the rights of licensors. All written or oral agreements or other instruments to which the Company is a party which relate in whole or in part to any Intellectual Property are listed under Section 3.15(a). Any authors or other co-holders of any such Intellectual Property have assigned all of their rights therein to the Company. The Company is the exclusive owner of the

Knewco Patent Rights and Product Technology (as such terms are defined in the License Agreement) and has the unrestricted right to license the same to Sensormatic. The Knewco Patent Rights are the only United States and Canadian patent rights with respect to the Products (as such term is defined in the License Agreement) and the Product Technology and the Trademarks (as such term is defined in the License Agreement) are the only trademarks used by the Company in the United States and Canada with respect to the Products. Except as set forth in Item 3.16 of the Disclosure Schedule, the Company has not received any claims that it or its Intellectual Property has infringed the rights of any third party.

         3.17 BROKERS. Except as set forth in Item 3.17 of the Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of the Company or any stockholder thereof.

         3.18 INFORMATION SUPPLIED. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC by Sensormatic in connection with the issuance of shares of Sensormatic Common Stock in the Merger, including the Proxy Statement of the Company with respect to the Merger to be included therein (the "Proxy Statement"), and including any amendments or supplements thereto, shall, at the time the Registration Statement becomes effective under the Securities Act, the time of mailing of such Proxy Statement to the stockholders of the Company or, in the case of any subsequent amendment or supplement thereto, the date thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.19 DISPOSITION BY STOCKHOLDERS. There is no plan or intention on the part of the Company stockholders who own five percent or more of the Company Shares (as of the date of this Agreement and as of the Closing Date), and to the best of the knowledge of management of the Company, on the part of the remaining Company stockholders (as of the date of this Agreement and as of the Closing Date), to sell, exchange or otherwise dispose of (a) stock of the Company (prior to the Effective Time, by exercise of dissenters' rights, or otherwise), (b) shares of Knewco received by them pursuant to the Divestiture, or (c) shares of Sensormatic received by them pursuant to the Merger (including fractional shares), so that those Company stockholders shall retain, in the aggregate, less than (i) 50% of the stock of Knewco, or (ii) a number of shares of Sensormatic having a value that is equal to 50% of the value of the Company immediately after the Divestiture.

         3.20 MISCELLANEOUS. To the Company's knowledge, all representations and warranties of the Company set forth in this Agreement, all information set forth by the Company in the Disclosure Schedule or any schedules or exhibits hereto or thereto, and all written responses of the Company to Sensormatic pursuant to Sensormatic's written requests for other information, were, as of the date of which they were made or given, true, accurate and complete in all material respects and not misleading in any material respect. For purposes of this Section 3.20, materiality shall be determined in relation to the Company and its consolidated subsidiaries, considered as a whole, but not including the assets and business to be included in Knewco pursuant to the Divestiture.

         4. REPRESENTATIONS AND WARRANTIES OF SENSORMATIC. Sensormatic represents and warrants to the Company as follows:

         4.1 DUE INCORPORATION AND QUALIFICATION. Sensormatic is, and will be at the Effective Time, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses in the places and in the manner currently conducted and all material Permits required to conduct its business as now conducted. Sensormatic is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its subsidiaries, considered as a whole.

         4.2 AUTHORITY; DUE AUTHORIZATION; VALID OBLIGATION. Sensormatic has, and will have at the Effective Time, all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Sensormatic has taken all corporate action necessary for the execution and delivery by it of this Agreement and such Additional Agreements and for the consummation of the transactions contemplated hereby and thereby, and this Agreement constitutes and will constitute at the Effective Time, and such Additional Agreements, when executed and delivered, will constitute, the valid and binding obligations of Sensormatic, enforceable against Sensormatic in accordance with their respective terms.

         4.3 NO CONFLICTS OR DEFAULTS. The execution and delivery by Sensormatic of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of Sensormatic or (b) with or without the giving of notice or the passage of time, or both, (i) violate or conflict with, or result in a breach of, or a default or loss of rights under, any material agreement, mortgage, indenture, lease, instrument, permit or license to which Sensormatic is a party or by which it or any material portion of its assets are bound, or any judgment, order or decree to which it or any material portion of its assets are subject,
(ii) result in the creation of, or give any party the right to create, any Lien upon any material portion of its assets, or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any agreement, arrangement or commitment to which Sensormatic is a party or by which it or any of its assets is bound, except any such violation conflict, breach, default, loss of rights, Lien, termination or failure of performance referred to in this clause
(b) as will not, singly or in the aggregate, (x) have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its consolidated subsidiaries, considered as a whole, or (y) materially adversely affect the consummation of the transactions contemplated by this Agreement.

         4.4 AUTHORIZATIONS. Except as set forth in Schedule 4.4, no authorization, approval, order, license, permit or consent of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by Sensormatic of this Agreement and the Additional Agreements to which it is a party, except for (a) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York (and receipt of clearance from the New York State Department of Taxation), (b) the HSR Conditions, (c) any applicable European regulatory approvals or consents, (d) the filing and effectiveness of the Registration Statement under the Securities Act, (e) such filings or registrations as may be required by applicable state securities or "blue sky" laws, (f) approval and adoption of this Agreement and the Merger by the Company's stockholders, or (f) such other authorizations, approvals, licenses, permits, consents, filings or registrations which, if not obtained or made, the failure to obtain or make would not have a material adverse effect on the business, financial condition or results of operations of Sensormatic and its subsidiaries, considered as a whole, or materially adversely affect the consummation of the transactions contemplated by this Agreement.

         4.5 LITIGATION. There are no Proceedings pending against Sensormatic, and Sensormatic has not received notice of any threatened Proceedings against it which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Sensormatic and its subsidiaries, considered as a whole, or would materially adversely affect consummation of the transactions contemplated by this Agreement, or which challenges the validity or propriety of the transactions contemplated by this Agreement.

         4.6 SEC DOCUMENTS. Sensormatic has furnished to the Company true and complete copies of each report, registration statement and definitive proxy statement filed by Sensormatic with the SEC since June 30, 1993 (the "Sensormatic SEC Documents"), which are all of the documents that Sensormatic was required to file with the SEC since such date. As of their respective dates, the Sensormatic SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations of the SEC thereunder, and none of the Sensormatic SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the Sensormatic SEC Documents have been so filed. The consolidated financial statements of Sensormatic contained in the Sensormatic SEC Documents were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Sensormatic and its consolidated subsidiaries as at the dates indicated and the consolidated results of operations and consolidated cash flows of Sensormatic and its consolidated subsidiaries for the periods then ended, except as indicated in the notes thereto, and except, in the case of unaudited interim financial statements, for the omission of footnote information and year-end audit adjustments which are not, singly or in the aggregate, material.

         4.7 ORDINARY COURSE; NO MATERIAL ADVERSE CHANGE. Since March 31, 1994, except as reflected in the Sensormatic SEC Documents, Sensormatic has conducted its business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course, and, to Sensormatic's knowledge, from March 31, 1994 through the date of this Agreement, there has not been any material adverse change in the business, condition (financial or otherwise) or results of operations of Sensormatic and its consolidated subsidiaries, considered as a whole.

         4.8 REGISTRATION STATEMENT. None of the information included or incorporated by reference in the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act or the date of such information incorporated by reference, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Sensormatic with respect to statements made or incorporated by reference in the Registration Statement based upon information supplied by the Company for inclusion therein.

         4.9 SENSORMATIC COMMON STOCK. At the Effective Time, the Sensormatic Common Stock to be issued pursuant to the Merger (i) will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights, (ii) will be registered under the Securities Act pursuant to the Registration Statement, and
(iii) will have been approved for listing on the NYSE, subject to notice of issuance.

         4.10 MISCELLANEOUS. To Sensormatic's knowledge, all representations and warranties of Sensormatic set forth in this Agreement and all information set forth by Sensormatic in any schedules or exhibits hereto or thereto were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or omits or omitted any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading. For purposes of this Section 4.10, materiality shall be determined in relation to Sensormatic and its consolidated subsidiaries, considered as a whole.

         5.      PRE-CLOSING AGREEMENTS.

         5.1 PRESERVE THE COMPANY'S BUSINESS. Between the date of this Agreement and the Effective Time, the Company shall, in all material respects, except in connection with the Divestiture and/or its exploration of the sale of Knewco in accordance with this Agreement and the Divestiture Agreement, or actions to be taken pursuant to the express provisions of this Agreement, (a) preserve substantially intact the business organization of the Company and use its reasonable best efforts to keep available the services of the Company's present officers and key employees and preserve the Company's present relationships with persons having significant business relations therewith and
(b) conduct the Company's Business only in the ordinary course. Without limiting the generality of the foregoing, except in connection with the Divestiture and/or its exploration of the sale of Knewco in accordance with this Agreement and the Divestiture Agreement, or actions to be taken pursuant to the express provisions of this Agreement, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of Sensormatic in each instance, (i) except pursuant to Company Options in effect on the date hereof, issue any shares of its capital stock, any security convertible into or exchangeable for its capital stock or any option, warrant or other right to acquire its capital stock, (ii) declare, set aside, or pay any dividend or make any distribution with respect to any Company Shares or other capital stock of the Company or any Subsidiaries, except from any Subsidiary to the Company or any Acquired Subsidiary, (iii) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any Company Shares or other capital stock or other ownership interest of any party (except transfers among the Subsidiaries and the Company, other than to Knewco or Caribe), (iv) effect a split or reclassification of its capital stock, or a recapitalization, (v) amend its Certificate of Incorporation or By-laws, (vi) except as required by law, (A) grant or make any change in control, severance or termination payments to any officer or employee except pursuant to plans or agreements in existence on the date hereof, (B) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director, employee or consultant,
(C) increase benefits payable under any existing severance or termination pay policies or agreements, or (D) pay, provide for, or grant any increase in (or commit, orally or in writing, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable to or to become payable to, or of any bonus, insurance, pension or other employee benefit plan benefitting any director, officer, employee or consultant, except for normal merit and cost of living increases, and except as required by the terms of contracts or agreements in effect on the date hereof, (vii) merge or consolidate with any other corporation or acquire a material amount of assets constituting all or substantially all of the assets of any person, or otherwise enter into any material transaction, contract or commitment other than in the ordinary course of business, (viii) assume or guarantee any debt for borrowed money other than in the ordinary course of business, on terms consistent with past practice, (ix) sell, lease, license, encumber or otherwise dispose of any material properties or assets other than the sale or lease of inventory in the ordinary course and consistent with past practice, (x) make any revaluation of the assets of the Company or any of its Subsidiaries, including, without limitation, write-downs of inventory or write-offs of accounts receivable, other than in the ordinary course of business and consistent with past practice, or (xi) except as required by GAAP, change any of its accounting methods, principles or practices. The Company shall use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for the Company.

In addition, during such period, Sensormatic shall be consulted as to all substantive operational decisions of the Company (excepting matters relating to its operations in the Knewco Territory), and the Company shall keep Sensormatic fully informed, and provide to Sensormatic such access to its premises, employees and information as it requests, with respect to the Company's business outside the Knewco Territory.

         5.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES; UPDATES. Between the date of this Agreement and the Effective Time, each of the Company, Sensormatic and Knewco shall refrain from taking, without the prior written consent in each instance of Sensormatic or the Company, as applicable, any action which would render any of the representations or warranties set forth in Sections 3 or 4 inaccurate in any material respect as of the Effective Time, and shall notify the other promptly of the occurrence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be disclosed by it hereunder if it had occurred on or prior to the date hereof. Between the date of this Agreement and the Effective Time, the Company shall supply to Sensormatic or its representatives, on a monthly basis, copies of all internally generated financial statements, and such additional sales reports and financial and business information (other than detailed information relating to the operations of the Business in the Knewco Territory) as Sensormatic may reasonably request, which shall be prepared in a manner consistent with the manner in which they are now prepared.

         5.3 FURTHER INVESTIGATION AND INFORMATION. Between the date of this Agreement and the Effective Time, each of the Company and Sensormatic shall give to the other and its respective representatives full access during normal business hours, on reasonable prior notice, to such of their premises, files, books, records and employees as are reasonably required for due diligence purposes in connection with the transactions contemplated hereby, and shall cause their officers, employees and representatives to furnish such financial, operating and other data and information relevant to such purposes as the other shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the other party's business. Any information obtained in the course of such investigation shall be subject to the confidentiality agreements entered into or to be entered into between the Company and Sensormatic.

         5.4 CONSENTS, WAIVERS AND FILINGS. Upon the terms and subject to the conditions set forth in this Agreement, the Company, Sensormatic and Knewco shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the Merger, the Divestiture and the other transactions contemplated by this Agreement. Without limiting the foregoing, the parties shall cooperate to obtain from all relevant third parties and governmental authorities, including any trade unions or work councils, all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, Permit or other instrument or under any applicable law, rule or regulation, and to attempt to remove or vacate any legal prohibition or impediment to the consummation of the transactions contemplated hereby, including any of the matters referred to in Sections 6.7, 7.6 and 10.

         5.5 SUBSEQUENT FILINGS. Prior to the Effective Time, the Company shall timely and properly file with the SEC all Company SEC Documents required to be filed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Sensormatic copies of each such report filed with the SEC.

         5.6 PREPARATION OF REGISTRATION STATEMENT. Sensormatic shall promptly prepare and file with the SEC the Registration Statement with respect to the Merger and shall use all reason-

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able efforts to have the Registration Statement declared effective under the
Securities Act promptly after it is filed. Sensormatic shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Sensormatic Common Stock in the Merger. The Company shall cooperate with Sensormatic in the preparation of, and furnish such information concerning the Company as may be required to be included in, the Registration Statement (including the Proxy Statement included therein) or otherwise reasonably requested by Sensormatic, and take such actions as may reasonably be requested by Sensormatic in connection with the filing of the Registration Statement and any related "blue sky" filings and in causing the same to become effective. In the event that more than 90 days will have elapsed between the date of this Agreement and the mailing of the Proxy Statement, or if otherwise required to effect the Registration of the Sensormatic Common Stock pursuant to the Registration Statement, and if requested by Sensormatic, the Company will request its financial advisor to confirm in writing, for inclusion in the Proxy Statement, that nothing has come to its attention that would cause it to withdraw or modify its financial opinion in any material respect.

         5.7 ACCOUNTANTS' LETTERS. Sensormatic and the Company shall each use reasonable efforts to have their respective independent auditors deliver to the other a letter, addressed to the other and dated a date within two business days prior to the date that the Registration Statement becomes effective, in form and substance reasonably acceptable to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements such as the Registration Statement.

         5.8 STOCKHOLDERS' MEETING. The Company shall call a meeting of the stockholders of the Company to be held within thirty days after the effectiveness of the Registration Statement or such earlier or later date as may be agreed upon by the Company and Sensormatic, for the purpose of voting upon the adoption of this Agreement and in connection therewith shall furnish the Proxy Statement to such stockholders in accordance with the proxy rules under the Exchange Act and use its reasonable best efforts to cause them to approve and adopt the Merger and this Agreement as required under Section 903 of the BCL; and the Board of Directors of the Company shall recommend to the Company stockholders that they approve and adopt this Agreement.

         5.9 NO SOLICITATION. The Company shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit or initiate the submission of proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination, liquidation, reorganization or similar transaction with, the Company or any material Acquired Subsidiaries (an "Acquisition Transaction"), or otherwise participate in such a proposal or offer. Notwithstanding the foregoing, (i) the Company may furnish information concerning its business, properties or assets which prior thereto had been furnished to Sensormatic to a person or group that makes a bona fide inquiry or proposal concerning any Acquisition Transaction, subject to a confidentiality agreement on terms substantially the same as that entered into between Sensormatic and the Company, and (ii) the Company may enter into discussions or negotiations with any such person or group concerning any proposed Acquisition Transaction, if the Board of Directors of the Company determines in good faith that (A) such person or group has the ability to consummate an Acquisition Transaction that is more favorable to the Company stockholders than the transactions contemplated by this Agreement and (B) that providing such information or entering into such discussions or negotiations will be in the best interests of the Company and its stockholders. In addition, the Company shall be authorized to explore potential transactions for the sale of the Knewco stock, provided that such transactions and the negotiations of the Company with respect thereto cannot reasonably be expected to impair or interfere with, or delay the consummation of, the transactions contemplated by this Agreement. The Company shall immediately advise Sensormatic of any inquiries or proposals relating to an Acquisition Transaction, including without limitation any offer contemplated by the following sentence, and of the commencement of any discussions or negotiations concerning any proposed Acquisition Transaction. Subject to Section 11.6, the Company may terminate this Agreement prior to the stockholder meeting contemplated by Section 5.8 upon receipt of a firm written offer to consummate such an Acquisition Transaction, if the Board of Directors of the Company has determined in good faith that such termination is in the best interests of the Company and its stockholders and, after receipt of the written opinion of counsel to such effect, that their fiduciary duties require that this Agreement be terminated. Nothing contained herein shall be construed to prohibit the Company from taking and disclosing to its stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act, or from making such other disclosure to stockholders which, in the judgment of the Company, on advice of counsel, may be required by law.

         5.10 BOARD ACTIONS. The Board of Directors of the Company shall take all possible action on its part (i) such that the Merger will not be deemed a "Change in Control" for purposes of the Company's Plan for Severance Compensation or any similar plan or agreement (other than the employment agreements of Messrs. Nicolette and Abbott), and will not give rise to rights to severance payments in the event of the termination of any employees of the Company following the Merger pursuant to any such plans or agreements or otherwise and (ii) to confirm that the Rights will not be triggered prior to consummation of the Merger.

         5.11 CERTAIN TAX MATTERS. In the event either the Company or Sensormatic, in consultation with its tax counsel and the other party, reasonably determines that the Company is not directly engaged in the active conduct of a trade or business for purposes of Section 355(b) of the Code, the Company will use its best efforts, in consultation with Sensormatic, to ensure that, in the event the Divestiture is effected through the Knewco Stock Distribution, the fair market value of the assets of the Company other than the capital stock and securities of Acquired Subsidiaries that have actively engaged during the five-year period ending on the Effective Time in a trade or business within the meaning of Section 355(b) of the Code (as interpreted by the Internal Revenue Service in its rulings guidelines, where applicable) shall not exceed 10% of the gross fair market value of the Company's total assets immediately following the effectiveness of the Divestiture.

         6. CONDITIONS TO THE OBLIGATIONS OF SENSORMATIC. The obligations of Sensormatic under Section 1 of this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         6.1 DUE PERFORMANCE; ACCURACY OF REPRESENTATIONS AND WARRANTIES. The Company and Knewco shall have performed in all material respects all obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects. Sensormatic shall have received a certificate executed by the chief executive officer and the chief financial officer of each of the Company and Knewco, to the effect set forth in this Section 6.1, with respect to the Company's and Knewco's representations and warranties and due performance of and compliance with its obligations and conditions.

         6.2 CORPORATE ACTION. The Merger and this Agreement shall have been approved and adopted by the vote required by Section 903 of the BCL. Sensormatic shall have received copies, certified by the Secretary of the Company, of the resolutions of (i) the Board of Directors of the Company authorizing and approving the Merger and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the requisite majority under applicable law of the stockholders of the Company approving and adopting the this Agreement.

         6.3     AGREEMENTS.

         (a) The Divestiture Agreement shall have been executed and delivered by the Company and Knewco and the Divestiture shall have occurred in all respects in accordance therewith.

         (b) The Company and Knewco shall have executed and delivered the Supply Agreement and the License Agreement.

         6.4     RIGHTS.  The Rights shall be extinguished in the Merger.

         6.5     LEGAL OPINIONS.

         (a) Sensormatic shall have received an opinion of Stroock & Stroock & Lavan, counsel for the Company, dated the Effective Time, reasonably satisfactory in form and substance to counsel for Sensormatic and covering the matters set forth on Schedule 6.5.

         (b) Sensormatic shall have received an opinion of Christy & Viener, dated the Effective Time, to the effect that (i) the contribution of assets (including the stock of Caribe) to Knewco (the "Contribution") and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (ii) the Company will recognize no gain or loss as a result of the Contribution; (iii) the Company will recognize no gain or loss on the distribution of the Knewco stock to its shareholders, as provided in Section 355(c) of the Code; (iv) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and (v) no gain or loss will be recognized by Sensormatic or the Company as a result of the Merger (provided, that clauses (i) through (iii) shall be applicable only in the event of a Knewco Stock Distribution); provided, that delivery of the opinion contemplated by this Section 6.5(b) shall not be a condition if substantial cash merger consideration is payable by Sensormatic as contemplated by Section 1.11. In rendering such opinion, Christy & Viener may receive and rely upon representations contained in this Agreement and on letters or certificates of Sensormatic, the Company, certain stockholders of the Company or others.

         6.6 REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         6.7 GOVERNMENTAL ACTION; NO PROHIBITION. The HSR Conditions shall have been satisfied. No law, regulation, order, decree or injunction binding on either of the parties shall then be in effect which would prevent consummation of the Merger or make it illegal, which (i) could not be avoided pursuant to Section 1.5(a), Section 8.3(b) and/or Section 10 and (ii) the violation of which would have material adverse consequences to either party.

         6.8 RESIGNATIONS. Sensormatic shall have received resignations of such officers and directors of the Company and the Acquired Subsidiaries as shall have been requested by Sensormatic.

         7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under Section 1 of this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         7.1 DUE PERFORMANCE; ACCURACY OF REPRESENTATIONS AND WARRANTIES. Sensormatic shall have performed in all material respects all obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of

Sensormatic set forth in this Agreement shall be true and correct in all material respects. The Company shall have received a certificate executed by the chief executive officer and chief operating officer of Sensormatic to the effect set forth in this Section 7.1 with respect to Sensormatic's representations and warranties and due performance of and compliance with its obligations and conditions.

         7.2 CORPORATE ACTION. The Merger and this Agreement shall have been approved and adopted by the vote required by Section 903 of the BCL. The Company shall have received copies of the resolutions of the Boards of Directors or Executive Committee of Sensormatic, certified by the Secretary of Sensormatic, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.3 AGREEMENTS. Sensormatic shall have executed and delivered its acknowledgement and acceptance, as of the Effective Time, of the Supply Agreement and the License Agreement.

         7.4     LEGAL OPINIONS.

         (a) The Company shall have received an opinion of Christy & Viener, counsel for Sensormatic, dated the Effective Time, reasonably satisfactory in form and substance to counsel for the Company and covering the matters set forth in Schedule 7.4.

         (b) The Company shall have received an opinion of Stroock & Stroock & Lavan, dated the Closing Date, to the effect that (i) the Contribution and the Divestiture will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (ii) the Company will recognize no gain or loss as a result of the Contribution; (iii) the Company will recognize no gain or loss on the distribution of the Knewco stock to its shareholders, as provided in Section 355(c) of the Code; (iv) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and (v) no gain or loss will be recognized by Sensormatic or the Company as a result of the Merger (provided, that clauses (i) through (iii) shall be applicable only in the event of a Knewco Stock Distribution); provided, that delivery of the opinion contemplated by this Section 7.4(b) shall not be a condition if substantial cash merger consideration is payable by Sensormatic as contemplated by Section 1.11. In rendering such opinion, Stroock & Stroock & Lavan may receive and rely upon representations contained in this Agreement and on letters or certificates of Sensormatic, the Company, certain stockholders of the Company or others.

         7.5     REGISTRATION STATEMENT; NYSE LISTING.

         (a) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (b) The Shares of Sensormatic Common Stock issuable to the Company stockholders pursuant to the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

         7.6 GOVERNMENTAL ACTION; NO PROHIBITION. The HSR Conditions shall have been satisfied. No law, regulation, order, decree or injunction binding on either of the parties shall then be in effect which would prevent consummation of the Merger or make it illegal, which (i) could not be avoided pursuant to Section 1.5(a), Section 8.3(b) and/or Section 10 and (ii) the violation of which would have material adverse consequences to either party.

         7.7 RELEASE OF LIEN. Arrangements satisfactory to the Company shall have been made for the release of any bank Liens on the Divested Assets.

         8.      TERMINATION; AMENDMENT; WAIVER.

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of the Company and Sensormatic; (b) by either the Company or Sensormatic by written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or before the 270th day after the date hereof, (c) by the Company at any time after the 120th day following the date hereof, if the Company determines in good faith, concurred in by its counsel and after consultation with Sensormatic and Sensormatic's counsel, that the HSR Conditions are unlikely to be satisfied, (d) by either the Company or Sensormatic, by written notice to the other, if the Merger shall have been voted upon by the stockholders of the Company at a meeting duly convened therefor or any adjournment thereof and the vote shall not have been sufficient to satisfy the applicable requirements of Section 903 of the BCL; (e) by the Company, in accordance with Section 5.9; or (f) by Sensormatic, by two business days' advance written notice to the Company, at any time after the 15th business day following commencement by the Company or its representatives of any discussions or negotiations, or receipt by the Company of any offer, with respect to a potential Acquisition Transaction, if following commencement of such discussions or negotiations, or receipt of such offer, the Company fails or delays to timely and diligently carry out any of its obligations under
Section 5 (such as cooperating in preparing and making necessary filings, supplying information requested by regulatory authorities, soliciting its stockholders, holding its stockholders meeting or otherwise taking necessary and appropriate steps to consummate the transactions contemplated hereby), which failure or delay is attributable, in whole or in part, to the Company's participation in such discussions or negotiations or consideration of such offer, unless prior to the end of the two-business day notice period following Sensormatic's giving of a notice of termination hereunder, the Company notifies Sensormatic that such discussions or negotiations have been terminated and any such offer has been withdrawn or rejected.

         8.2 EFFECT OF TERMINATION; REPRESENTATIONS AND WARRANTIES. In the event of termination of this Agreement in accordance with Section 8.1, no party or parties hereto shall have any liability or further obligation to the other party or parties to this Agreement and Plan of Merger, except as provided in
Section 11.6 and except that the foregoing shall not relieve any party of liability for damages in the event of the breach by such party of its obligations under this Agreement. No claim may be made by any party hereto against any other party hereto or the affiliates, stockholders, directors, officers, employees, counsel or agents of any of them for any damages arising out of the breach or alleged breach of any representations and warranties contained in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement, and each party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         8.3     AMENDMENT; EXTENSION; WAIVER.

         (a) This Agreement (including the Exhibits hereto) may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the Company's stockholders, except as precluded by the GCL or the BCL. Any such amendment shall be in writing signed on behalf of each of the parties. At any time prior to the Effective Time, either the Company or Sensormatic may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         (b) Without limiting the provisions of Section 8.3(a), the form of Divestiture Agreement attached hereto as Exhibit C, including the various Exhibits, Annexes and Schedules thereto as of the date hereof (as initialed or otherwise identified by the parties), reflects the various assets and liabilities to be included in the Divestiture or retained by the Company as of the date hereof. The parties acknowledge that, prior to the consummation of the Merger, the facts and circumstances reflected in such form of Divestiture Agreement, and/or such Exhibits, Annexes and Schedules, may change, possibly necessitating changes on some or all of such items. The parties agree that any revision of or amendment to the form of Divestiture Agreement (or the License Agreement or Supply Agreement), or any Attachment, Schedule or other attachment thereto, or the waiver of any provision thereof, shall require the consent of Sensormatic and the Company in each instance, provided, that the parties agree that if required to facilitate the consummation of the transactions contemplated hereby, they will, subject to the following sentence, make appropriate amendments to such agreements and, if applicable, a corresponding adjustment in the Merger Consideration per Share as contemplated by Section 1.5(a). Notwithstanding the foregoing or Section 1.5(a), neither party shall be required to make any such amendment which materially diminishes the benefit of the transactions contemplated by this Agreement and the Additional Agreements and which is not readily quantifiable for purposes of the adjustment contemplated by Section 1.5(a).

         9. FURTHER ASSURANCES. Whenever reasonably requested to do so by Sensormatic at or after the Effective Time, the Company and the officers and directors of the Company last in office at or prior to the Effective Time shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents, other instruments of assignment, transfer and conveyance, and any and all such further instruments and documents, in form reasonably satisfactory to Sensormatic as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in the Surviving Corporation all the right, title and interest of the Company in and to the Company's business and assets (subject to the Divestiture).

         10.     DELAYED TRANSFERS.

         10.1    PENDING TRANSFERS.

         (a) In the event that, prior to the Closing Date, any regulatory authority in any jurisdiction outside the United States has commenced any proceeding or investigation or issued an objection, or any other party has commenced an action in any such jurisdiction, in respect of the transfer to Sensormatic of the ownership (directly or through any Acquired Subsidiary) of the capital stock of any Acquired Subsidiary ("Acquired Subsidiary Stock") or any marketing rights and any other assets held by the Company or any such Acquired Subsidiary in such jurisdiction ("Other Assets"), or other similar circumstances exist which lead Sensormatic to determine, in its sole judgement, that it is not advisable to proceed with the transfer of such ownership on the Closing Date (any such proceeding, investigation, objection, action or circumstances hereinafter referred to as a "Proceeding"; and any acquisition of such Acquired Subsidiary Stock or Other Assets hereinafter referred to as a "Pending Transfer"), then, upon the request of Sensormatic, the Company shall transfer such Acquired Subsidiary Stock or Other Assets to Knewco in trust for the Company (and for Sensormatic as successor to the Company in the Merger) in connection with the Divestiture or otherwise or to an escrow agent or such other party as shall be designated by Sensormatic to hold such Acquired Subsidiary Stock and Other Assets in trust for the Company (and Sensormatic) pending either their transfer to Sensormatic or their other disposition, as hereafter provided in this Section 10.1 (Knewco or such escrow agent or other party, for the purpose of this Section 10.1, being sometimes referred to as the "Agent"), subject to the following provisions of this Section 10.1.

         (b) Until a final disposition of such Acquired Subsidiary Stock or Other Assets is effected pursuant to the provisions of this Section 10.1, Knewco and the Agent, if any, shall cooperate with Sensormatic in establishing any reasonable interim arrangements in compliance with applicable law in each such jurisdiction (such as contracting, licensing or leasing) so as to provide to Sensormatic, to the extent requested by Sensormatic, the economic benefits that are to be derived from (i) the business of each Acquired Subsidiary that is the subject of a Pending Transfer, and (ii) the Other Assets, and during such period the Agent shall hold each such business, and all such Other Assets, in trust, and such business shall be conducted, and such Other Assets shall be utilized, to the greatest extent possible, for the account of Sensormatic, or if Sensormatic is ultimately unable to successfully consummate such Pending Transfer, for such party as Sensormatic shall designate.

         (c) At such time as Sensormatic requests with respect to any such Pending Transfer, the Agent shall transfer to Sensormatic either such Acquired Subsidiary Stock or all of the Other Assets, to the greatest extent possible, in any case without payment of additional consideration to Knewco.

         (d) Upon the request of Sensormatic at any time and from time to time, but in no event later than the first anniversary of the Effective Time, the Agent shall promptly after any such request or such anniversary date sell or otherwise dispose of (at Sensormatic's expense, and in the manner, on the terms and to such party or parties, as shall be directed by Sensormatic) the capital stock or the assets of any such Acquired Subsidiary and any Other Assets as have not been transferred to Sensormatic pursuant to clause (iii) of
Section 10.1(a), and the Agent shall hold in trust, pending prompt transfer to Sensormatic, any proceeds received from any such sale or disposition, net of any tax liability that the Agent may have to bear in connection therewith. (Any such proceeds retained for any tax liability of Knewco shall be transferred to Knewco if held by an Agent other than Knewco.)

         (e) Any expenses reasonably incurred by Knewco in connection with the transactions contemplated by this Section 10.1 shall be borne by Sensormatic.

         (f) No reduction of the merger consideration shall be made as a result of any matter referred to in this Section 10.1 or in Section 10.2, other than as expressly set forth in Section 1.5(a)(3) and 10.2 with respect to Escrowed Businesses having aggregate annual revenues exceeding $15,000,000.

         10.2    PROHIBITED TRANSFERS.

         (a) If on the Closing Date there shall be in effect a law, regulation, order, decree or injunction binding on either of the parties (a "Prohibition") which would prevent or make illegal the transfer of ownership (directly or through any Acquired Subsidiary) of the stock or assets of any Acquired Subsidiary ("Acquired Subsidiary Stock") to Sensormatic as contemplated in this Agreement, then the Company shall transfer such Acquired Subsidiary Stock (the "Escrowed Business") to an escrow agent designated by Sensormatic and the Company (the "Escrow Agent") to hold such Escrowed Business in trust for the Company or Sensormatic, or, if Sensormatic makes an election under Section 10.2(d)(ii), for the Holders of Escrow Interests (as hereinafter defined), as may be applicable, as hereinafter provided in this Section 10.2. Until released, the Escrowed Businesses shall be managed by such qualified management firm or person as Sensormatic shall designate, with the approval of Knewco (which approval shall not be unreasonably withheld) or, if the parties agree, by Knewco.

         (b) In the event that the Escrowed Businesses referred to above are organized in countries for which there are Annual Revenues, in the aggregate, exceeding $15,000,000, and in recognition of the effect thereof on the value of the Company as a whole, the Exchange Value at the Effective Time shall be adjusted as set forth in Section 1.5(a)(3) and such adjustment shall be applicable to each Escrowed Business (and the respective country of its organization) pro rata based on the respective Annual Revenues for such country. In the event that the aggregate of such Annual Revenues is less than $15,000,000, there will be no such adjustment of the Exchange Value or the Merger Consideration per Share, all of which shall be distributed to the Company shareholders at the Effective Time (and in such case the disposition of the Escrowed Businesses shall be dealt with in the manner set forth in Section 10.1).

         In the event that there has been an adjustment in the Exchange Value as contemplated in this Section 10.2(b) and Section 1.5(a)(3), Sensormatic shall deposit with the Escrow Agent, at the Effective Time, the number of shares of Sensormatic Common Stock (registered in the name of the Escrow Agent) and/or the amount of cash that would have been included in the Merger Consideration per Share at the Effective Time with respect to all of the Outstanding Shares, but was not so included by virtue of any adjustment made pursuant to Section 1.5(a)(3) (in the aggregate, the "Deferred Merger Consideration"). (Any dividends or share distributions payable on such Sensormatic Common Stock during the escrow period shall be retained by the Escrow Agent and dealt with in the same manner as the Sensormatic Common Stock pursuant to paragraphs (c), (d) and (e) below and any cash held by the Escrow Agent shall bear interest to be dealt with in the same manner as the cash on which it accrued.)

         (c) At such time as any Escrowed Business is able to be transferred to Sensormatic, written notice of which shall be given to the Escrow Agent, the Acquired Subsidiary Stock comprising such Escrowed Business shall be delivered promptly to Sensormatic and the Deferred Merger Consideration (including any dividends or other distributions and interest relating thereto) applicable to such Escrowed Business shall be delivered as soon as practicable to the holders of the Company Shares as of the time of the Merger (or their permitted successors or assigns). (Such holders and their permitted successors and assigns are referred to in this Section 10.2 as the "Holders of Escrow Interests.")

         (d) In the event that it is finally determined that any Escrowed Business will not be transferred to Sensormatic, written notice of which shall be given to the Escrow Agent, but in no event later than the first anniversary of the Effective Time (unless such period is extended by agreement between Knewco and Sensormatic, which agreement will not be unreasonably withheld), the Escrow Agent shall act with respect to the Escrowed Business or Businesses and the Deferred Merger Consideration as provided below, at the option of
Sensormatic:

              (i)      If so directed by Sensormatic, the Escrow Agent shall
      (x) deliver the Deferred Merger Consideration (including dividends or other distributions and interest relating thereto) relating to such Escrowed Business or Businesses as soon as practicable to the Holders of Escrow Interests, (y) sell or otherwise dispose of (at Sensormatic's expense, and in the manner, on the terms and to such party or parties, as shall be directed by Sensormatic) such Escrowed Business or Businesses, and (z) deliver to Sensormatic the proceeds received from the sale or other dispositions referred to in clause (x) above (and any tax resulting from such sale or other disposition shall be borne by Sensormatic); or

             (ii) If not otherwise directed by Sensormatic pursuant to clause (i) above, the Escrow Agent shall (x) deliver the Escrowed Business or Businesses to Knewco on behalf of the Holders of Escrow Interests and (y) return to Sensormatic any Sensormatic Common Stock (including any dividends or other distributions relating thereto) and any cash (including any interest relating thereto) which had been held by the Escrow Agent as Deferred Merger Consideration relating to such Escrowed Business or Businesses.

             (e)      Notwithstanding anything to the contrary in this
Section 10.2, in the event that, at any time, there remain unreleased Escrowed Businesses and Escrowed Businesses that have been disposed of under Section 10.2(d) which are organized in countries with Annual Revenues, in the aggregate, of less than $15,000,000, written notice of which shall be given to the Escrow Agent, then all Deferred Merger Consideration remaining (including any dividends or other distributions or interest relating thereto) shall be delivered as soon as practicable to the Holders of Escrow Interests. Thereafter, the disposition of such remaining Escrowed Businesses shall be dealt with in the manner set forth in Section 10.1.

             10.3 COOPERATION. Knewco and Sensormatic shall use their best efforts to have any Proceeding or Prohibition referred to in Sections 10.1 or 10.2 terminated, withdrawn or settled, and/or obtain a favorable approval, consent, final judgment, order or decree in connection with such proceeding in respect of and such Pending Transfer or Escrowed Business.

             11.      MISCELLANEOUS.

             11.1 ENTIRE AGREEMENT. This Agreement, together with the schedules hereto, the Disclosure Schedule and the exhibits thereto, and together with the Divestiture Agreement, the Supply Agreement and the License Agreement, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by the Company and Sensormatic.
Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

             11.2 COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

             If to Sensormatic:

                          Sensormatic Electronics Corporation
                          500 N.W. 12th Avenue
                          Deerfield Beach, Florida 33442
                          Attention:   Corporate Counsel and Secretary
                                       Facsimile No.: (305) 420-2561
                                       and
                                       Vice President of Corporate Development
                                       Facsimile No.: (305) 420-2964

                 With a copy to:

                          Christy & Viener
                          620 Fifth Avenue
                          New York, New York 10020
                          Attention:   Jerome M. LeWine, Esq.
                                       Facsimile No.: (212) 632-5555

                 If to the Company (prior to the Effective Time) or Knewco:

                          Knogo Corporation
                          350 Wireless Boulevard
                          Hauppauge, New York 11788
                          Attention:   Thomas A. Nicolette
                                       Facsimile No.: (516) 232-2812

                 With a copy to:

                          Stroock & Stroock & Lavan
                          Seven Hanover Square
                          New York, New York 10004
                          Attention:   David H. Kaufman
                                       Facsimile No.: (212) 806-6006

                 11.3 NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither the Company nor Knewco, on the one hand, nor Sensormatic, on the other, may assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or the Company, as applicable.

                 11.4 PUBLIC ANNOUNCEMENTS. No public announcement or disclosure with respect to this Agreement and the transactions contemplated hereby shall be made for or on behalf of any party without prior consultation with the other party.

                 11.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties made by the Company, Sensormatic or Knewco in this Agreement, the Disclosure Schedule or any document or certificate delivered pursuant hereto shall survive the Effective Time. This Section 11.5 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

                 11.6     EXPENSES.

                 (a) In the event the Merger occurs, Sensormatic shall bear and pay all costs, expenses and fees incurred by the Company related to the transactions contemplated herein (including a Knewco Stock Distribution but not including a Knewco Sale), provided that such costs shall be reasonable for transactions of this nature and Sensormatic shall be kept fully informed of such costs periodically as incurred. Except as otherwise provided in this
Section 11.6, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

                 (b) If this Agreement is terminated for any reason other than any of the following: (i) a termination pursuant to clause (a), (d), (e) or (f) of Section 8.1, (ii) a termination by Sensormatic, based on the Company's failure to satisfy Section 6.1 and as permitted under
Section 8.1(b), or (iii) as a result of the occurrence of a Designated Event (as defined below); then Sensormatic shall pay to the Company within 30 days after such termination an amount equal to $10,000,000.

                 (c) If this Agreement is terminated as a result of the occurrence of a Designated Event, then Sensormatic shall pay to the Company within 30 days after such termination an amount equal to $4,000,000. A "Designated Event" shall mean any of the following: (i) the Company exercising its right to terminate this Agreement pursuant to clause (c) of Section 8.1;
(ii) the U.S. Federal Trade Commission ("FTC") initiates any action or proceeding to enjoin the consummation of the Merger and/or the Divestiture and, notwithstanding the parties cooperating to the fullest extent and taking all other actions to facilitate the merger transaction, the FTC will not terminate such action or proceeding or allow the HSR Condition to be satisfied, and this Agreement is terminated by either party pursuant to clause (b) of Section 8.1 while the foregoing continues to be the case; or (iii) the condition in the second sentence of Section 6.7 or 7.6 is not satisfied and this Agreement is terminated by either party pursuant to clause (b) of Section 8.1 while such condition remains unsatisfied.

                 (d) If (i) this Agreement is terminated by the Company pursuant to clause (e) of Section 8.1 or (ii) this Agreement is terminated by Sensormatic, based on the Company's failure to satisfy Section 6.1 and as permitted under clause (b) of Section 8.1, and an Acquisition Transaction is consummated with a third party within 9 months of such termination, then the Company shall pay to Sensormatic within 30 days after such termination (in the case of clause (i)) or 30 days after such consummation (in the case of clause
(ii)) an amount equal to $4,000,000.

                 (e) In addition, if an Acquisition Transaction referred to in Section 11.6(d) is consummated within 9 months after any termination referred to in such Section, then the Company shall pay to Sensormatic within 30 days after such consummation the Excess Amount (as defined below). The "Excess Amount" equals (i) 50% of the Excess Consideration (as defined below) minus (ii) $4,000,000. The "Excess Consideration" shall equal (x) the aggregate fair market value of the consideration received by the Company and/or its shareholders as a result of an Acquisition Transaction consummated with a third party minus (y) a sum equal to (A) the product of (I) $18.00 plus the fair market value of a Knewco Share as of the date hereof determined based on the assumption that the Knewco Share Distribution had been effected as of the date hereof substantially in accordance with the terms of the Contribution and Divestiture Agreement multiplied by (II) the sum of the number of Company Shares outstanding on the date hereof and the number of Company Shares subject to Company Options outstanding on the date hereof, minus (B) the aggregate exercise price under the Company Options outstanding on the date hereof.
Unless otherwise agreed by the parties, the fair market value for purposes of this Section 11.6(e) shall be determined as provided in Section 11.12. If such Acquisition Transaction involves less than all or substantially all of the outstanding capital stock or assets of the Company, the "aggregate fair market value" of the consideration received by the Company and/or its shareholders in such transaction (as referred to above in this Section 11.6(e)) shall be increased to an amount equal to such consideration divided by the percentage of such stock or assets of the Company acquired in such Acquisition Transaction and multiplied by 100%.

                 11.7 ALTERNATE STRUCTURES. The parties may, by mutual agreement prior to the vote of the Company's Stockholders referred to in
Section 5.8, revise the form of the transactions contemplated hereby. Without limiting the foregoing, if the Company reasonably requests to effect the Knewco Sale in the form of a sale of all or substantially all of the assets or other form other than the sale of Knewco stock, the parties will cooperate to effect such alternative form of transaction (and amend this Agreement and the Additional Agreements accordingly), provided that the respective rights and obligations of the Company, Sensormatic and Knewco (or a successor) under this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, as modified in order to accommodate such alternative transaction, shall be the same in all substantive respects as those contemplated by this Agreement and the Additional Agreements in the case of a Knewco Sale.

                 11.8 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto expressly and irrevocable submits to the non-exclusive personal jurisdiction of the United States District Court, Southern District of New York and to the jurisdiction of any other competent court of the State of New York in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein. Each party hereby waives the right to any other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 11.2.

                 11.9 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                 11.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 11.11 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules (including the Disclosure Schedule) and Exhibits hereto, and references herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

                 11.12 VALUATION DISPUTES. Any dispute as to the appropriate amount of any adjustment to the Merger Consideration per Share and/or other adjustment or calculation contemplated by Section 1.5(a) shall be resolved by the parties in consultation with their respective financial advisors. If agreement cannot be reached on that basis, the respective financial advisers of the parties shall appoint a mutually acceptable investment banking firm to resolve such dispute as promptly as is practicable, whose determination shall be binding.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        SENSORMATIC ELECTRONICS CORPORATION


                                        By: /s/ RONALD G. ASSAF
                                            ---------------------------------
                                            Ronald G. Assaf
                                            Chairman of the Board and
                                            President


                                        KNOGO CORPORATION


                                        By: /s/ THOMAS A. NICOLETTE
                                            ----------------------------------
                                            Thomas A. Nicolette
                                            President


                                        KNOGO NORTH AMERICA INC.


                                        By: /s/ THOMAS A. NICOLETTE
                                            ---------------------------------
                                            Thomas A. Nicolette
                                            President

                                                                EXHIBIT A TO
                                                                MERGER AGREEMENT



                    [Form of Delaware Certificate of Merger]


                             CERTIFICATE OF MERGER

                                       OF

                      SENSORMATIC ELECTRONICS CORPORATION

                                      AND

                               KNOGO CORPORATION


                 The undersigned corporation, organized and existing under and by virtue of the General Corporate Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

                      (1) The name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") are as follows:

                              (a)  Sensormatic Electronics Corporation,
        incorporated under the laws of the State of Delaware; and

                              (b) Knogo Corporation, incorporated under the laws of the State of New York ("Knogo Corporation").

                      (2) An Agreement and Plan of Merger (the "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252 of the General Corporation Law of the State of Delaware (and by Knogo Corporation in accordance with the laws of the State of New York, its State of Incorporation).

                      (3) The surviving corporation is Sensormatic Electronics Corporation (the "Surviving Corporation").

                      (4) The Certificate of Incorporation of Sensormatic Electronics Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

                      (5) The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:

                                           Sensormatic Electronics Corporation
                                           500 N.W. 12th Avenue
                                           Deerfield Beach, Florida  33442

                      (6) A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

                      (7) The authorized capital stock of Knogo Corporation consists of: 20,000,000 shares of Common Stock, $.01 par value; 2,800,000 shares of Preferred Stock, $.01 par value; and 200,000 shares of Participating Cumulative Preferred Shares Series A, $.01 par value.


Dated:           , 1994


                                        SENSORMATIC ELECTRONICS
                                        CORPORATION



                                        By:__________________________
                                           Name:
                                           Title:
Attest:


____________________________
Name:
Title:

                                                                    EXHIBIT B TO
                                                                MERGER AGREEMENT

                    [Form of New York Certificate of Merger]


                             CERTIFICATE OF MERGER

                                       OF

                               KNOGO CORPORATION

                                      AND

                      SENSORMATIC ELECTRONICS CORPORATION

                                      INTO

                      SENSORMATIC ELECTRONICS CORPORATION

              (Under Section 907 of the Business Corporation Law)


                 It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

                 FIRST:   (a)     The name of the domestic constituent
         corporation is "Knogo Corporation" ("Knogo"). The date upon which Knogo's certificate of incorporation was filed by the Department of State of the State of New York is March 31, 1966.


                          (b)     The name of the foreign constituent
         corporation is "Sensormatic Electronics Corporation" ("Sensormatic", and together with Knogo, the "Constituent Corporations"), which was incorporated in the State of Delaware on May 27, 1968. An Application for Authority in the State of New York of Sensormatic to transact business as a foreign corporation therein was filed by the Department of State of the State of New York on September 26, 1973.

                 SECOND: The Board of Directors of each of the Constituent Corporations has adopted an Agreement and Plan of Merger (the "Agreement and Plan of Merger") setting forth the terms and conditions of the merger of said corporations (the "Merger"). Pursuant to the Merger, Knogo is being merged into Sensormatic, and the surviving corporation shall be Sensormatic (the "Surviving Corporation").

                 THIRD: As to each Constituent Corporation, the Agreement and Plan of Merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the Agreement and Plan of Merger, and the specification of each class and series entitled to vote as a class on the Agreement and Plan of Merger, as follows:

                               Knogo Corporation

                 Designation of each            Number of outstanding    Designation of class       Classes and series entitled
                 outstanding class and          shares of each class     and series entitled to     to vote as a class
                 series of shares                                        vote
                 Common Stock                   __________               N/A                        All shares vote

                      Sensormatic Electronics Corporation

                 Designation of each            Number of outstanding    Designation of class       Classes and series entitled
                 outstanding class and          shares of each class     and series entitled to     to vote as a class
                 series of shares                                        vote
                 Common Stock                   __________               N/A                        All shares vote

                 FOURTH: The Merger was authorized in respect of Knogo by the vote of the holders of at least two-thirds of all outstanding shares of Knogo entitled to vote on the Agreement and Plan of Merger under Knogo's certificate of incorporation and by the class vote of the holders of at least a majority of all outstanding shares of each class which are denied voting power under such certificate of incorporation, but which are entitled to vote by class under paragraph (a)(2) of Section 903 of the Business Corporation Law.

                 FIFTH: The Merger is permitted by the laws of the State of Delaware, the jurisdiction of incorporation of Sensormatic, and Sensormatic is in compliance with said laws.

                 SIXTH: The Surviving Corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of Knogo, for the enforcement of any liability or obligation of Sensormatic for which Sensormatic is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of Knogo to receive payment for their shares against Sensormatic.

                 SEVENTH: Sensormatic agrees that, subject to the provisions of Section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of Knogo the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.

                 EIGHTH: Sensormatic hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of Section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against Sensormatic served upon him is:

                                  Sensormatic Electronics Corporation
                                  500 N.W. 12th Avenue
                                  Deerfield Beach, Florida  33442

                 IN WITNESS WHEREOF, we have subscribed this document [on the date set forth below][on the date set forth opposite each of our names below] and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  _______________, 19__.



                                           _________________________________
                                           Thomas A. Nicolette
                                           [Chairman of the Board of Directors,]
                                           President and Chief Executive Officer
                                           Knogo Corporation

                                                                             and


                                           _________________________________
                                           [Name]
                                           [Secretary/Assistant Secretary]
                                           Knogo Corporation



                                           _________________________________
                                           Ronald G. Assaf
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer
                                           Sensormatic Electronics Corporation

                                                                             and



                                           _________________________________
                                           [Name]
                                           [Secretary/Assistant Secretary]
                                           Sensormatic Electronics Corporation

                                   INDIVIDUAL

STATE OF                   )
                           )  SS.:
COUNTY OF                  )


                                  , being duly sworn, deposes and says that he
is one of the persons who signed the foregoing certificate of merger on behalf of Sensormatic Electronics Corporation; that he signed said certificate in the capacity set beneath his signature thereon; that he has read the foregoing certificate and knows the contents thereof; and that the statements contained therein are true to his own knowledge.

                                                ________________________________
                                                   [Name], [Capacity]


Subscribed and sworn to before
me on ________________, 1994.

______________________________



                                      and


                                   INDIVIDUAL

STATE OF             )
                     )  SS.:
COUNTY OF            )

                                  , being duly sworn, deposes and says that he
is one of the persons who signed the foregoing certificate of merger on behalf of Knogo Corporation; that he signed said certificate in the capacity set beneath his signature thereon; that he has read the foregoing certificate and knows the contents thereof; and that the statements contained therein are true to his own knowledge.

                                                ________________________________
                                                   [Name], [Capacity]

Subscribed and sworn to before
me on ________________, 1994.

______________________________

                                                        EXHIBIT C TO
                                                        MERGER AGREEMENT



      [Form of Contribution and Divestiture Agreement (See Annex II-A)]

                                                                      ANNEX II-A
                                                                   (EXHIBIT C TO
                                                               MERGER AGREEMENT)



                     CONTRIBUTION AND DIVESTITURE AGREEMENT


                 CONTRIBUTION AND DIVESTITURE AGREEMENT dated as of _______ ___, 1994, among KNOGO CORPORATION, a New York corporation (the "Company"), and KNOGO NORTH AMERICA INC., a Delaware corporation and a wholly-owned subsidiary of the Company ("Knewco").


                              W I T N E S S E T H:

                 WHEREAS, the Company is engaged principally in the business of developing, manufacturing and marketing electronic article surveillance, closed circuit television and other products to deter and detect shoplifting and employee theft (the "Business"); and

                 WHEREAS, the parties hereto are parties to the Merger Agreement, dated as of August 14, 1994 (the "Merger Agreement"), providing for the merger (the "Merger") of the Company with and into Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"); and

                 WHEREAS, it is contemplated that prior to the Merger, the Company shall contribute to Knewco certain of its assets used in the Business in the fifty states of the United States, the District of Columbia, Canada and Puerto Rico (the "Knewco Territory") and the goodwill and operations of the Business in the Knewco Territory, and that Knewco shall assume certain of the liabilities relating to such assets and operations, as more particularly set forth below; and

                 WHEREAS, it is further contemplated that following such contribution and prior to the Effective Time (as such term is defined in the Merger Agreement), the Company will divest itself of the business of Knewco either by distributing all of the shares of Common Stock, par value $.01 per share, of Knewco (the "Knewco Common Stock") to its stockholders (the "Knewco Stock Distribution") or selling all of the shares of Knewco Common Stock to a third party (the "Knewco Sale"), or an alternative transaction as contemplated in Section 11.7 of the Merger Agreement, in either case as contemplated in
Section 3 (the "Divestiture"), so that after the Divestiture, the Company will own no shares of capital stock of Knewco;

                 WHEREAS, it is the intention of the parties that following the Divestiture, the Company will retain its assets used in, and the goodwill and operations of, the Business outside the Knewco Territory (the "Retained Operations"), retain the rights and liabilities relating thereto and certain other liabilities, and retain the worldwide rights to certain technology; and

                 WHEREAS, the parties intend that in the event of a Knewco Stock Distribution, the transactions contemplated hereby qualify as a tax-free reorganization and spin-off under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended;

                 NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the other agreements and instruments executed in connection with this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 1.       CONTRIBUTION OF ASSETS.

                 1.1 CONTRIBUTION OF ASSETS. On the Divestiture Date (as such term is defined in Section 2.1), subject to the terms and conditions of this Agreement, the Company shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Knewco all of the right, title and interest of the Company in and to the business operations and related goodwill of the Company in the Knewco Territory, and the Company's assets and properties located in the Knewco Territory related to such Business operations, as more particularly set forth below, subject to the exclusions set forth in Section
1.2 (the "Contributed Assets"). The Contributed Assets include the assets reflected on the pro forma balance sheet of Knewco as of May 31, 1994 and the schedules thereto, set forth as Annex A (the "May Pro Forma Balance Sheet"), and include also assets acquired thereafter in the ordinary course of the Business in the Knewco Territory and consistent with past practice, and in accordance with the principles used to allocate assets for the purposes of the Pro Forma Balance Sheet (the "Allocation Principles"), (as such assets shall be reflected, as of the Divestiture Date, on the Divestiture Date Balance Sheet (as defined in Section 7.6)), and are comprised of:

                 (a) real property owned in fee and leases, easements and other rights and interests in real property owned by others, to the extent located in the Knewco Territory, including without limitation the facilities located in Hauppauge, New York, as set forth in
         Schedule I (the "Contributed Realty");

                 (b) shares of all of the capital stock of Knogo Caribe Inc. ("Caribe") (whose assets include the Cidra, Puerto Rico manufacturing facility but will not include certain financial assets to be transferred to the Company and/or its subsidiaries as described in Section 1.6 (the "Caribe Financial Assets");

                 (c) machinery, equipment, plant, vehicles, office furniture and equipment, computer hardware, tools, spare parts, other chattels, fixtures and leasehold improvements located in the Knewco Territory;

                 (d)      inventories of raw materials, supplies,
         work-in-process and finished goods located in the Knewco Territory, in amounts appropriate to the operations of Knewco in the Knewco Territory;

                 (e) accounts receivable arising from the operations of the Business in the Knewco Territory, as listed or described on
         Schedule II, which shall not include any accounts receivable due from any subsidiaries of the Company (other than Caribe) (collectively, the "Acquired Subsidiaries") or any accounts receivable from customers outside the Knewco Territory or for products intended for use outside the Knewco Territory;

                 (f) all purchase and other orders from, and agreements with, customers relating to the sale, lease or maintenance of products for use in the Knewco Territory;

                 (g) all other contracts, agreements, equipment leases, licenses and other instruments relating to the operation of the Business in the Knewco Territory, all material items of which are listed or described on Schedule III (together with the orders and agreements referred to in Section 1.1(f), the "Assigned Instruments);

                 (h) United States and Canadian patents, trademark and trade name registrations, all applications therefor on the date hereof, and other intellectual property of the Company,




                                    II-A-2
         used or useful in the Business in the Knewco Territory, as listed or described in Schedule IV, including without limitation the right to file patents and patent applications in the Knewco Territory corresponding to any of the patents and patent applications of the Company outside the Knewco Territory, or with respect to any intellectual property retained by the Company, and all of the Company's right to use the "Knogo" name and the Company's other trademarks and trade names in the Knewco Territory, and any rights or licenses held by the Company with respect to the use in the Knewco Territory of such intellectual property owned by others (pursuant to which Knewco shall have the exclusive right in the Knewco Territory) (including exclusivity as to the Company and Sensormatic or any person claiming through either of them) to make or have made, use, market, distribute, sell, lease, install, service and maintain the Company's products and use the "Knogo" name and the Company's other trademarks and trade names in the Knewco Territory (collectively, the "Contributed Intellectual Property"), subject to certain rights relating thereto as set forth in the License Agreement referred to in
         Section 2.2(j);

                 (i) originals or true and complete copies of books and records, including customer and supplier lists, employee records, tax records, credit files, quotations and bids, and all sales literature and specifications relevant to the operation of the Business in the Knewco Territory;

                 (j) all material governmental licenses, authorizations, consents and approvals required to carry on the Business in the Knewco Territory as now conducted, to the extent transferable;

                 (k) cash and cash equivalents in an amount determined pursuant to Section 1.5;

                 (l) prepaid expenses and deferred charges, as such prepaid expenses are described on Schedule V; and

                 (m)      the goodwill of the Business in the Knewco Territory,

all as the same exist on the date of this Agreement and shall exist on the Divestiture Date, subject only to the disposition of any assets in the ordinary course of business. No contract or agreement which is by law not assignable without the consent of any party thereto shall be deemed assigned pursuant to this Agreement unless and until such consent (or a waiver therefrom) is given. The Company agrees to use its best efforts to obtain prior to the Divestiture Date all such consents and waivers. If any such consent or waiver is not obtained before the Divestiture Date and the Divestiture is nevertheless consummated, the Company agrees to continue to use its best efforts to obtain all such consents or waivers as have not been obtained prior to such date and further agrees to cooperate with Knewco after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Knewco, on terms no less favorable than the Company is entitled to, the benefits under the applicable contract or agreement, including, without limitation, enforcement, at the cost and for the benefit of Knewco, of any and all rights of the Company against any other party thereto arising out of the breach or cancellation thereof by such party otherwise.

                 Failure to specifically identify on applicable Schedules hereto any assets, property or rights of the Company that are expressly intended to be contributed to Knewco pursuant to this Agreement shall not exclude such assets, property or rights from the Contributed Assets.





                                     II-A-3

                 1.2 EXCLUDED ASSETS. The Contributed Assets shall not include, in addition to the Acquired Subsidiaries, any of the assets of the Company used in or relating to the Business outside of the Knewco Territory, including, without limitation, the goodwill of the Business outside of the Knewco Territory (collectively, the "Retained Assets"). Without limiting the foregoing, the Company shall in all events retain, and the Retained Assets shall include, all patents, trademark and trade name registrations, all applications therefor pending on the date hereof, and all other intellectual property used or useful in the Business outside the Knewco Territory (pursuant to which the Company shall have the exclusive right outside the Knewco Territory (including exclusivity as to the Company and persons claiming through the Company) to make or have made, use, market, distribute, sell, lease, install, service or maintain the Company's products outside the Knewco Territory), including without limitation (i) the right to apply for, receive and own patents in any jurisdiction outside the Knewco Territory corresponding to any of the patents and patent applications included in the patent rights in the Knewco Territory or other intellectual property included in the Contributed Assets, (ii) all know-how required for the manufacture or supply of the products used in the operation of the Business outside of the Knewco Territory, and (iii) the exclusive right to use the "Knogo" name and the Company's trademarks and trade names outside of the Knewco Territory (collectively, the "Retained Intellectual Property"), certain rights relating to which shall be the subject of the License Agreement. The parties hereto acknowledge that they will own in common certain know-how and technical information, which shall be included in both the Contributed Intellectual Property and the Retained Intellectual Property (the "Common Intellectual Property"). The Common Intellectual Property shall be subject to the exclusive rights of Knewco inside the Knewco Territory contemplated by Section 1.1(h) and the exclusive rights of the Company outside the Knewco Territory contemplated by this Section 1.2, and shall be further subject to the License Agreement.

                 1.3 ASSUMPTION OF LIABILITIES. In connection with the contribution of the Contributed Assets, Knewco shall assume and agree to pay, perform and discharge, as and when due, and shall hold the Company harmless from, all of the liabilities (including contingent liabilities) and obligations of the Company directly relating to (i) the employees who become employees of Knewco in connection with the Divestiture, (ii) Knewco's customers (including customers of the Company prior to the Divestiture Date) in the Knewco Territory, (iii) the Company's products sold or leased to such customers or
(iv) the assets and properties of the Company located in the Knewco Territory (the items referred to in clauses (i) through (iv) being sometimes referred to herein as the "Knewco Related Items") arising prior to and following the Divestiture Date, except as expressly excluded below (the "Assumed Liabilities"), including:

                 (a) current liabilities reflected on the May Pro Forma Balance Sheet or accrued following the date thereof by the Company in connection with the Business in the Knewco Territory and in accordance with the Allocation Principles;

                 (b) payroll liabilities to employees of the Company located in the Knewco Territory who become employees of Knewco for services rendered prior to the Divestiture Date, and benefit plan obligations, liabilities for accrued vacation, sick and holiday time, all other compensation due to such employees, and employment-related claims or liability to such employees (Knewco shall not assume such employment-related liabilities of employees of the Company who do not become employed by Knewco);

                 (c)      the Company's obligations under the Assigned
         Instruments;

                 (d) any liability (including contingent liabilities) of the Company with respect to any tort, product liability, general liability or other claim directly relating to the Knewco Related Items;


                                     II-A-4

                 (e) any liability under any laws concerning the disposal or release of hazardous substances, public health and safety, or pollution or protection of the environment arising out of or relating to any of the Contributed Realty;

                 (f) all warranty obligations for products of the Company sold or delivered in the Knewco Territory or for use in the Knewco Territory;

                 (g) any liability of the Company for fines, penalties, damages or other like amounts payable by the Company to any government or governmental agency or instrumentality directly relating to the Knewco Related Items;

                 (h) real property, personal property, sales and payroll taxes of the Company directly relating to the Knewco Related Items; and

                 (i) all other liabilities and obligations arising out of the operation of the business of Knewco following the Divestiture Date.

Such liabilities, subject to the exclusions set forth below, are referred to collectively as the "Assumed Liabilities". In no event shall Knewco assume or be deemed to have assumed any of the following debts, obligations, liabilities or commitments of the Company:

                         (i) except as set forth in Section 1.3(h), any liability for Taxes (as such term is defined in the Merger Agreement) of the Company or any Acquired Subsidiary, and any Taxes imposed on the Company or Caribe arising as a result of the transfer of the Caribe Financial Assets as referred to in Section 1.6 or the transactions contemplated by this Agreement (other than pursuant to a Knewco Sale) or by the Merger Agreement;

                        (ii) any obligations of the Company to the banks listed on Schedule VI (the "Banks") arising under their respective loans to the Company listed on Schedule VI (the "Bank Loans");

                       (iii)      except as provided in Section 1.3(b) and
         Section 1.4, any liability to employees of the Company or to any of the Company's employee benefit plans;

                        (iv) any liability of the Company or Knewco for expenses reasonably incurred in negotiating, preparing or consummating the Merger or the transactions contemplated in this Agreement (including the Knewco Stock Distribution but not including the Knewco
         Sale); or

                        (v) all other liabilities of the Company not expressly assumed by Knewco as Assumed Liabilities.

                          Failure to specifically identify on applicable
Schedules hereto any liabilities or obligations of the Company that are expressly intended to be assumed by Knewco pursuant to this Agreement shall not exclude such liabilities or obligations from the Assumed Liabilities.

                          1.4     EMPLOYEE BENEFIT PLANS.

                          (a)     On or before the Divestiture Date, Knewco
shall adopt the Company Retirement Savings 401K Plan, subject to such amendment as Knewco deems appropriate.

                          (b)     Knewco will assume the currently existing
severance and vacation benefit arrangements covering the Company employees who became Knewco employees immediately after





                                     II-A-5
the Divestiture Date (each, a "Transferred Employee") and, for that purpose, shall recognize service with the Company; provided, however, that in the event any severance payments are made by the Company in accordance with Section 1.4(c), service with the Company shall not be recognized by Knewco for purposes of the severance arrangements covering the recipients of such payments.

                          (c)     The parties intend that, except as provided
below, no severance pay shall become payable as a result of the transfer of the Transferred Employees to Knewco in connection with the consummation of the transactions contemplated by this Agreement; however, in the event that any severance pay shall become so payable, such severance pay shall be paid by the Company. The Company shall remain liable for the termination payments under the employment contracts of Robert Abbott, Arthur J. Minasy, and Thomas A. Nicolette, provided in the case of Mr. Nicolette that he enters into an agreement with the Company to the effect that for a two-year period (subject to such payments being made to him) he will not compete with the Company other than on behalf of Knewco in the Knewco Territory and to the extent Knewco is permitted to hereunder.

                          (d)     Knewco shall endeavor to establish as of or
promptly after the Divestiture Date medical, disability and life insurance plans and other welfare benefits substantially comparable in the aggregate to the corresponding insurance plans and welfare benefits maintained and/or provided by the Company in favor of the Transferred Employees.

                          1.5     TARGET BOOK VALUE; ADJUSTMENTS.  The net
worth of Knewco on the Divestiture Date shall equal $24,011,000.00, reduced by the amount of any losses resulting from the Company's not conducting its business in the Knewco Territory following the date hereof in the ordinary course of business and consistent with past practices and policies, other than the transactions contemplated by this Agreement and the Merger Agreement, or as expressly consented to by Sensormatic (the "Target Book Value"). For purposes of this Section 1.5 and Section 7.6, neither the Target Book Value nor the net worth of the Company at the Divestiture Date shall reflect write-downs of the Company's assets which write-downs are not reflected on the Pro Forma Balance Sheet. For purposes of estimating the amount of cash and cash equivalents to be contributed to Knewco for purposes of Section 1.1(k), the Company and Knewco shall prepare an estimated balance sheet as of the Divestiture Date, reasonably acceptable to Sensormatic, giving effect to the contribution by the Company to Knewco of the Contributed Assets (the "Contribution") (the "Estimated Balance Sheet"). The Estimated Balance Sheet shall be prepared in accordance with generally accepted United States accounting principles consistently applied ("GAAP"), and the Allocation Principles, and shall be consistent with the May Pro Forma Balance Sheet. Based on the Estimated Balance Sheet, the cash and cash equivalents to be contributed to Knewco shall be increased or reduced in order that the net worth of Knewco as reflected on the Estimated Balance Sheet shall equal the Target Book Value. In addition to cash and cash equivalents, other current assets may be reduced if required so that the net worth of Knewco as reflected on the Estimated Balance Sheet will not exceed the Target Book Value. Following the Divestiture Date, there shall be a final cash adjustment as hereinafter set forth in Section 7.6.

                          1.6     TRANSFER OF CARIBE FINANCIAL ASSETS.
Immediately prior to the Contribution, Caribe shall transfer to the Company or another subsidiary or subsidiaries certain cash, cash equivalents and any other financial assets listed on Schedule VII.

                          1.7     ISSUANCE OF KNEWCO STOCK TO THE COMPANY.  If
the Divestiture shall be effected by the Knewco Stock Distribution, Knewco shall issue to the Company, contemporaneously with the contribution by the Company to Knewco of the Contributed Assets and the assumption by Knewco of the Assumed Liabilities, as contemplated in Sections 1.1 and 1.3, respectively, such additional number of shares of Knewco Common Stock as may be required in order for the Company to fulfill its obligations pursuant to Section 3.2 and any additional shares required in connection with outstanding stock options of the Company.





                                     II-A-6

                1.8 PROCEEDS OF KNEWCO SALE. If the Divestiture shall be effected by the Knewco Sale, the proceeds shall be retained by the Company (except as contemplated in the Merger Agreement) and the Merger Consideration per Share (as defined in the Merger Agreement) shall be increased in accordance with the applicable provisions of the Merger Agreement.

                2.      CLOSING.

                2.1 CLOSING; DIVESTITURE DATE. Subject to Section 11.1, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at such place and on such date (within three business days after all of the conditions precedent set forth in Section 4 to be satisfied prior to the Closing have been satisfied or waived) as shall be agreed upon by the parties (the "Divestiture Date").

                2.2 COMPANY DELIVERIES. At the Closing, the Company shall execute and deliver to Knewco:

                (a) an Instrument of Assignment substantially in the form of Exhibit A hereto (the "Instrument of Assignment");

                (b) bargain and sale deeds with respect to such of the Contributed Realty as is owned in fee by the Company;

                (c)     assignments of the leases included in the Contributed
     Realty;

                (d) duly executed assignments of the United States and Canadian patents and patent applications and trademarks listed on
     Schedule IV;

                (e)     duly executed assignments of the Assigned Instruments;

                (f) a written acknowledgement by Banks that hold any liens (the "Bank Liens") on the Contributed Assets arising out of the Bank Loans that such Bank Liens will be released upon consummation of the Merger;

                (g) if the Divestiture shall be effected by the Knewco Stock Distribution, a duly executed Distribution Agency Agreement (the "Distribution Agency Agreement") between the Company and transfer agent (the "Distribution Agent") relating to the Knewco Stock Distribution;

                (h)     THE ESTIMATED BALANCE SHEET;

                (i) cash and cash equivalents in an amount determined pursuant to Section 1.5;

                (j) a License Agreement substantially in the form of Exhibit B hereto (the "License Agreement"); and

                (k) a Supply Agreement substantially in the form of Exhibit C hereto.

                2.3 KNEWCO DELIVERIES. At the Closing, Knewco shall execute and deliver to the Company:

                (a) an Instrument of Assumption substantially in the form of Exhibit D hereto (the "Instrument of Assumption");


                                    II-A-7

                (b) in each case where Knewco is a party to any agreement or instrument referred to in Section 2.2, a duly executed counterpart of such agreement or instrument;

                (c) if the Divestiture shall be effected by the Knewco Stock Distribution, a certificate or certificates representing all of the outstanding shares of common stock of Knewco, in the number determined in accordance with Section 3.2(f), for delivery to the Distribution Agent for distribution pursuant to the Distribution Agency Agreement; and

                (d) if the Divestiture shall be effected by the Knewco Sale, a copy of all of the closing documents to such transaction.

                3.      THE DIVESTITURE.

                3.1 COOPERATION PRIOR TO THE DIVESTITURE. The Company shall effect the Divestiture either through the Knewco Stock Distribution, as contemplated in Section 3.2, or through the Knewco Sale, as contemplated in
Section 3.3. In either case, as promptly as practicable after the date hereof and prior to the commencement of business on the Divestiture Date, the Company and Knewco shall take all such action as may be necessary or appropriate to effect the Divestiture through either of such transactions as determined by the Company, including without limitation the specific actions set forth in Section
3.2 or Section 3.3, as applicable.

                3.2     THE KNEWCO STOCK DISTRIBUTION.

                (a) The Company and Knewco shall prepare, and Knewco shall file with the Securities and Exchange Commission (the "SEC"), a registration statement on Form 10 (the "Form 10") to effect the registration of the Knewco Common Stock pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The Company and Knewco shall use reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act or, if the Company reasonably determines that the Knewco Stock Distribution may not be effected without registering the Knewco Common Stock pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Company shall use its best efforts to cause the Knewco Common Stock to be registered pursuant to the Securities Act, and thereafter effect the Knewco Stock Distribution in accordance with the terms of this Agreement, including, without limitation, by preparing and filing on an appropriate form a registration statement under the Securities Act covering the Knewco Common Stock and using its best efforts to cause such registration statement to be declared effective.

                (b) The Company and Knewco shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated in this Agreement to be in effect for Knewco.

                (c) The Company and Knewco shall take all such action as may be necessary or appropriate under any applicable state securities or "Blue Sky" laws or other applicable laws in connection with the transactions contemplated in this Section 3.2.

                (d) The Company and Knewco shall prepare, and Knewco shall file and seek to make effective, an application to permit listing or quotation of the Knewco Common Stock on ______________.


                                    II-A-8

                (e) The Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion establish the record date for the Knewco Stock Distribution (the "Distribution Record Date"), and the Divestiture Date and any appropriate procedures in connection with the Knewco Stock Distribution (subject in each case to the provisions of applicable law); provided that in no event shall the Knewco Stock Distribution occur prior to such time as (i) the Form 10 (or other registration statement referred to in Section 3.2(a)) shall have been declared effective by the SEC, (ii) the Knewco Common Stock shall have been approved for listing or quotation in accordance with Section 3.2(d) and (iii) the conditions set forth in Section 4 have been satisfied or waived.

                (f) Subject to Section 4, following the Distribution Record Date, but prior to the Divestiture Date, the Company shall deliver to the Distribution Agent one or more share certificates representing all of the outstanding shares of Knewco Common Stock to be distributed in the Knewco Stock Distribution and shall instruct the Distribution Agent to distribute on the Divestiture Date one share of Knewco Common Stock for each share of Common Stock, par value $.01 per share, of the Company, held by holders of record of such stock on the Distribution Record Date.
     Knewco agrees to provide all share certificates that the Distribution Agent shall require in order to effect the Knewco Stock Distribution. All shares of Knewco Common Stock issued in the Knewco Stock Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

                (g) Immediately upon consummation of the Knewco Stock Distribution, the Company shall not hold or beneficially own directly or indirectly any shares of Knewco Common Stock.

                3.3     KNEWCO SALE.

                (a) Subject to the provisions of Section 5.9 of the Merger Agreement, the Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion establish any appropriate procedures in connection with the consideration and approval of proposals to purchase Knewco pursuant to the Knewco Sale (subject in each case to the provisions of applicable law) and shall approve a suitable agreement of purchase and sale to effect such transaction with a third party purchaser; however, any such agreement shall not commit the Company to any liability for representations or warranties, or any indemnity or any other obligations, to the purchaser of Knewco that survive the closing of such transaction, other than Sensormatic's obligations under this Agreement, in accordance with the terms hereof, and under the License Agreement and the Supply Agreement, in accordance with their respective terms.

                (b) The Company shall cause the purchaser under the Knewco Sale to acknowledge and accept this Agreement as contemplated on the signature page hereof.

                (c) The Company and Knewco shall take all such action as may be necessary or appropriate under any applicable federal securities laws, state securities or "Blue Sky" laws, or other applicable laws in connection with the transactions contemplated in this Section 3.3.

                (d) Immediately upon the effectiveness of the Knewco Sale, the Company shall not hold or beneficially own directly or indirectly any equity interest in the Contributed Assets.

                3.4 COMPANY APPROVAL OF CERTAIN KNEWCO ACTIONS. Unless otherwise provided in this Agreement, the Company shall cooperate with Knewco in effecting, and if so requested by


                                    II-A-9

Knewco the Company shall, as the sole stockholder of Knewco, ratify any actions that are reasonably necessary or desirable to be taken by Knewco to effectuate, prior to the Divestiture Date, the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following: (a) the preparation and approval of the Certificate of Incorporation and By-laws of Knewco to be in effect at the Divestiture
Date; (b) the election or appointment of directors and officers of Knewco to serve in such capacities commencing on the Divestiture Date; (c) the adoption, preparation and implementation of appropriate plans, agreements and arrangements for Knewco employees and Knewco non-employee directors (including, without limitation, plans, agreements or arrangements pursuant to which securities of Knewco would be acquired by employees); (d) the registration under applicable securities laws of any securities of Knewco issued or distributed pursuant to Section 3.2 and any securities issuable pursuant to employee benefit plans as contemplated in clause (c) above; and (e) the adoption of an appropriate purchase and sale agreement with a third party in connection with a Knewco Sale.

                3.5     TERMINATION OF CERTAIN CLAIMS.

                (a) As of the effectiveness of the Divestiture, Knewco shall have no claims against the Company based on any breach by the Company or its affiliates of any obligations under this Agreement that occurred prior to the effectiveness of the Divestiture, all of such claims being hereby irrevocably waived and terminated as of such time of effectiveness; provided that the foregoing shall not limit the Company's liability for any breach by the Company or its affiliates of any obligation under this Agreement that occurs following the effectiveness of the Divestiture, including, without limitation, the Company's obligation to indemnify Knewco as set forth herein, or under the License Agreement and the Supply Agreement.

                (b) As of the effectiveness of the Divestiture, the Company shall have no claims against Knewco based on any breach by Knewco or its affiliates of any obligations under this Agreement that occurred prior to the effectiveness of the Divestiture, all of such claims being hereby irrevocably waived and terminated as of such time of effectiveness; provided that the foregoing shall not limit Knewco's liability for any breach by Knewco or its affiliates of any obligation under this Agreement that occurs following the effectiveness of the Divestiture, including, without limitation, Knewco's obligation to indemnify the Company as set forth herein, or under the License Agreement and the Supply Agreement.

                4.      CONDITIONS.

                4.1 GENERAL CONDITION. The respective obligations of each party hereto to consummate the Divestiture and to perform all other obligations set forth herein is subject to the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Section 6 and Section 7 of the Merger Agreement (other than the Divestiture and the conditions set forth in Sections 6.8 and 7.7 of the Merger Agreement).

                4.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Divestiture and to perform all other obligations set forth herein is subject to the satisfaction of the condition that Knewco shall have effected its assumption of the Assumed Liabilities, as contemplated in Section 1.3.

                4.3 CONDITIONS TO THE OBLIGATIONS OF KNEWCO. The obligations of Knewco to consummate the transactions contemplated herein and to perform all other obligations set forth herein is subject to the satisfaction or waiver of the conditions that (a) the Company shall have contributed to Knewco the Contributed Assets, as contemplated in Section 1.1, and (b) the Company shall have obtained an acknowledgement from the Banks with respect to the release of the Bank Liens, as contemplated in Section 2.2(f).


                                   II-A-10

                5.      ACTS AND INSTRUMENTS OF TRANSFER.

                5.1 ACTS AND INSTRUMENTS. Whenever reasonably requested to do so by Knewco, on or after the Divestiture Date, the Company shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents, other instruments of assignment, transfer and conveyance, and any and all such further instruments and documents, in form reasonably satisfactory to Knewco and its counsel, as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in Knewco all the right, title and interest of the Company in and to the Contributed Assets. The Company shall take such steps as may be required to put Knewco in actual possession and control of the Contributed Assets as of the time of Closing.

                5.2 AUTHORIZATION TO KNEWCO. Without limiting in any respect the right, title and interest in and to the Contributed Assets to be acquired by Knewco hereunder, effective upon the Closing, the Company hereby irrevocably authorizes Knewco, and its successors and assigns: to demand and receive, from time to time, any and all of the Contributed Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of the Company, or otherwise, any and all proceedings at law, in equity or otherwise, which Knewco shall deem expedient or desirable. The Company further agrees that Knewco shall retain for its own account any amounts collected pursuant to the foregoing authorization, and the Company agrees to pay to Knewco, if and when received, any amounts which shall be received by the Company after the Divestiture Date in respect of any acquired Contributed Assets.

                6.      CORRESPONDENCE AND RECORDS.

                6.1 CORRESPONDENCE. The Company hereby authorizes Knewco, on and after the Divestiture Date, to receive and open mail addressed to the Company and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Business in the Knewco Territory, the Contributed Assets or the Assumed Liabilities, but Knewco shall deliver to the Company all other mail addressed to the Company which is delivered to and received by it.

                6.2 REFERRAL OF ORDERS. For a period of five years beginning on the Divestiture Date, (i) Knewco agrees to use reasonable efforts to refer to Sensormatic all orders and inquiries with respect to any products related to the Business for use outside of the Knewco Territory, and (ii) Sensormatic agrees to use reasonable efforts to refer to Knewco all orders and inquiries specifically referring to any products acquired with the Business and marketed or manufactured by Knewco following the Divestiture Date for delivery, or expressly intended for use, in the Knewco Territory ("Knewco Products"), with the exception of SuperStrip products; provided, however, that nothing in this Agreement shall prohibit or in any way limit Sensormatic from marketing, selling, leasing or in any other way dealing in any products competitive with any of the Knewco Products anywhere in the world, including the Knewco Territory.

                6.3 RECORDS. Knewco shall have the right to examine, use and make excerpts from any corporate minute books, books of account and other records and documents which are not included in the Contributed Assets, or connected with or relating to any of the Assumed Liabilities pursuant to this Agreement, and the Company shall not destroy any such books or records without Knewco's consent for seven years following the date of this Agreement. The Company shall have the right to examine, use and make excerpts from any books of account and other records and documents which are transferred to Knewco pursuant to this Agreement for any purpose connected with or relating to any event occurring prior to the Divestiture Date, and Knewco shall not destroy any such books or records without the Company's consent for seven years following the date of this Agreement.


                                   II-A-11

                7.      OTHER AGREEMENTS.

                7.1 RELEASE OF BANK LIENS. The Company will obtain the release of Contributed Assets from the Bank Liens, following consummation of the Merger.

                7.2 FURTHER ASSURANCES. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated in this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated in this Agreement.
Without limiting the foregoing, Knewco shall provide such cooperation and assistance (and that of its appropriate employees, if needed) as is reasonably requested by Sensormatic, and at Sensormatic's expense, to file and prosecute patent applications corresponding to any of the Retained Intellectual Property in any jurisdiction outside of the Knewco Territory, and to maintain any resulting patents in effect, including, without limitation, execution of any such patent applications and related documents and pleadings, and the giving of testimony.

                7.3 TRANSITION SERVICES. Following the Divestiture Date for a period of up to six months, Knewco will continue to provide to the Company and its subsidiaries, and their respective successors and assigns (each a "Knogo Entity"), as any such Knogo Entity shall request, any or all administrative services or functions, such as data processing, tax, accounting, insurance, personnel, employee benefits and communications (collectively, "Services") currently being provided by the Company and its subsidiaries (other than Knewco and its subsidiaries), in connection with the Business outside of the Knewco Territory, except that each Knogo Entity shall have the right to not accept any Services. During such period and thereafter as reasonably requested by Sensormatic, Knewco will provide the services of its appropriate personnel in connection with the preparation of any tax filings of the Company or Sensormatic and Sensormatic's year-end audit. Any of such Services shall be provided on a reasonable cost basis and such cost basis shall be documented by Knewco at the request of Sensormatic. Any Knogo Entity may terminate any Services at any time upon 10 days prior written notice to Knewco. At the request of Knewco, any Knogo Entity will enter into an agreement satisfactory to Knewco, Sensormatic and such Knogo Entity with respect to the provision of any Services that such Knogo Entity may request.

without repeating each and every allegation contained in the complaint.

                7.4 PERSONS TO BE EMPLOYED BY KNEWCO. Knewco shall extend an offer of employment to each of the persons listed in Schedule VIII, each currently an employee of the Company, consisting of approximately 200 people, commencing on the Divestiture Date and in the capacity set forth on such Schedule opposite such person's name or a comparable capacity.

                7.5     INSURANCE.

                (a) Knewco will endeavor to procure insurance having terms, conditions, exclusions and limitations substantially equivalent to the insurance coverages currently maintained by the Company with respect to the property and Business in the Knewco Territory and providing coverage with respect to the property, business and operations of Knewco on and after the Divestiture Date and with respect to any liabilities of Knewco caused by or arising out of occurrences or events taking place on or after the Divestiture Date.


                                   II-A-12

                (b) On or before the Divestiture Date the parties shall arrange for Knewco to be protected, whether by means of liability insurance coverage having terms, conditions, exclusions and limitations substantially equivalent to the liability insurance coverage currently maintained by the Company with respect to the property and Business in the Knewco Territory or by other means, with respect to any liabilities of Knewco caused by or arising out of occurrences or events taking place prior to the Divestiture Date; provided that (i) the cost of such protection shall be reasonable and shall be for the Company's account and (ii) the Company and Knewco shall consult with each other and their respective insurance brokers in order to identify the most cost-effective means of maintaining the level of insurance previously maintained by the Company in the most cost-effective manner (possibly including each other as named insureds under their respective policies).

                7.6     POST-CLOSING ADJUSTMENT.

                (a) As promptly as practicable after the Divestiture Date and in any event within 45 days thereafter, Knewco shall prepare (with Sensormatic's cooperation, as appropriate) its final balance sheet at the Divestiture Date (the "Divestiture Date Balance Sheet"). The Divestiture Date Balance Sheet, which shall be prepared in accordance with GAAP and the Allocation Principles, and consistent with the Estimated Balance Sheet, shall reflect, among other things, the net worth of Knewco at the Divestiture Date after giving effect to the Contribution (but without giving effect to any write-downs described in Section 1.5). If
     Sensormatic and Knewco are in agreement as to the net worth of Knewco, as reflected on the Divestiture Date Balance Sheet, such net worth shall have been finally determined in accordance with this Section 7.6 and, accordingly, either Sensormatic or Knewco shall promptly pay to the other the cash payment, if any, required pursuant to Section 7.6(e). If Sensormatic and Knewco are not in agreement on such net worth, they shall promptly thereafter jointly instruct Deloitte & Touche ("Deloitte") to conduct an audit or, if agreed to by the parties, a review of the Divestiture Date Balance Sheet (the "Examination"). The purpose of the Examination shall be to determine the net worth of Knewco at the Divestiture Date after giving effect to the Contribution and the amount of any adjustment in the amount of cash or cash equivalents contributed to Knewco pursuant to this Section 7.6.

                (b) Sensormatic and Knewco shall jointly instruct Deloitte to complete the Examination within 30 days after the receipt of the Divestiture Date Balance Sheet as prepared by Knewco and to render its report thereon (the "Report") to Knewco and Sensormatic within such period. The Report shall include, among other things, Deloitte's calculation of the net worth of Knewco as reflected on the Divestiture Date Balance Sheet. Sensormatic and Knewco shall jointly instruct Deloitte to make its work papers with respect to the Examination and the Report available to Knewco and its advisers and to Sensormatic, Ernst & Young and Sensormatic's other advisers.

                (c) The content and conclusions of the Report shall be conclusive and binding on Sensormatic and Knewco unless either one notifies the other and Deloitte that it disputes the Report within 30 days after Deloitte's delivery of the Report to it. If either Sensormatic or Knewco timely disputes the Report, they shall promptly attempt to resolve any differences between them with respect to the Report. If they are unable to do so within 30 days after the date of the notice of dispute, either Sensormatic or Knewco or both of them jointly may submit the dispute to Price Waterhouse or, if they are unable or unwilling to act, such other "Big Six" public accounting firm as may be selected by the American Arbitration Association (the "Second Auditor") for resolution. The Second Auditor shall provide Sensormatic and Knewco with the opportunity to present their respective positions with respect to the dispute. The determination of the Second Auditor shall be conclusion and binding on Sensormatic and Knewco, except in the event of manifest error. In making such determination, the Second Auditor shall be deemed to act as an expert and not as an arbitrator.


                                   II-A-13

                (d) The charges of Deloitte in the conduct of the Examination and the preparation of the Report shall be borne by Sensormatic. The charges of the Second Auditor shall be borne by Sensormatic and Knewco in the proportions determined by the Second Auditor on the basis that each party shall bear the cost of the Second Auditor's services which relate to the amount of the disputed items that are resolved against it. Such determination by the Second Auditor shall be binding on Sensormatic and Knewco. Sensormatic and Knewco shall cooperate with Deloitte and the Second Auditor in the conduct of the Examination, the preparation of the Report and any resolution of any dispute with respect thereto by the Second Auditor.

                (e) After the net worth of Knewco as reflected on the Divestiture Date Balance Sheet has been finally determined in accordance with this Section 7.6, (i) if such net worth exceeds the Target Book Value, Knewco shall promptly make a cash payment to Sensormatic in the amount of such excess, or (ii) if the Target Book Value exceeds such net worth, Sensormatic shall promptly make a cash payment to Knewco in the amount of such excess.

                7.7 DELAYED TRANSFERS UNDER MERGER AGREEMENT. In the event that any Acquired Subsidiary (as defined in the Merger Agreement) is managed by Knewco on an interim basis, or is ultimately transferred to Knewco by the Escrow Agent pursuant to Section 10.2 of the Merger Agreement, the parties agree that any such Acquired Subsidiary shall be deemed to be covered by this Agreement as if it were a subsidiary of Knewco, and that the Knewco Territory, non-competition and other provisions of this Agreement shall be modified by the parties as may be necessary to equitably adjust their respective rights and obligations hereunder in order to enable Knewco to operate the business of any such Acquired Subsidiary. Knewco shall abide by Section 5.1 of the Merger Agreement with respect to any such Acquired Subsidiary, unless and until transferred to Knewco thereunder.

                8.      NO WARRANTY.  Except as set forth in Section 1.5 and
Section 7.1, the Company does not, in this Agreement or any other agreement, instrument or document contemplated in this Agreement or the Merger Agreement, make any representation or warranty, or (except as expressly set forth herein) any covenant or agreement, with respect to:

                (a) the value of any asset or thing of value to be transferred to Knewco;

                (b) the freedom from encumbrance of any asset or thing of value to be transferred to Knewco;

                (c) the absence of defenses or freedom from counterclaims with respect to any claim, including accounts receivable, to be transferred to Knewco; or

                (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, delivery and filing.

All assets to be transferred to Knewco shall be transferred "AS IS, WHERE IS" and Knewco shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Knewco good and marketable title, free and clear of any lien, claim, equity or other encumbrance, provided that Knewco shall in any event receive all of the Company's right, title and interest therein.


                                   II-A-14

                9.      INDEMNIFICATION.

                9.1 INDEMNIFICATION OF KNEWCO. The Company and Sensormatic (as successor to the Company following the Merger) jointly and severally shall indemnify, defend and hold harmless Knewco from and against any loss, damage, liability or expense (including any related costs and expenses referred to in Section 9.3) (collectively "Damages") (i) arising out or connected with any breach of any covenant of the Company contained in this Agreement, (ii) arising out of or in connection with any matter relating to the Business (other than related to the Assumed Liabilities), or (iii) arising out of or in connection with any matter which is specifically set forth in Schedule IX.

                Without limiting the generality of the foregoing, the Company and Sensormatic shall indemnify, defend and hold harmless Knewco, each director, officer, employee, and agent of Knewco, and each person, if any, who controls Knewco, within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Damages arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained anywhere in the proxy statement (the "Proxy Statement") pursuant to which the Board of Directors of the Company shall solicit proxies to be voted for the approval of the Merger and which shall also set forth appropriate financial and other disclosure concerning the Divestiture, Knewco, the Business, and certain other matters, and the Registration Statement of which it forms a part (the "Registration Statement"), but not as to any Knogo Information (as hereinafter defined) included in the Proxy Statement or Registration Statement), or the omission or alleged omission to state anywhere in the Proxy Statement or the Registration Statement (other than in the Knogo Information) a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                Knewco shall give the Company and Sensormatic prompt notice of any claim, action, suit or proceeding which Knewco believes might give rise to indemnification under this Section 9.1.

                9.2 INDEMNIFICATION OF THE COMPANY AND SENSORMATIC. Knewco shall indemnify, defend and hold harmless the Company and Sensormatic from and against any Damages (i) arising out or connected with any breach of any covenant of Knewco contained in this Agreement, (ii) arising out of or in connection with any Assumed Liabilities, (iii) arising out of or in connection with the Divestiture (except with respect to liabilities or obligations of the Company or Sensormatic hereunder), or (iv) arising out of or in connection with any matter which is specifically set forth in Schedule X.

                Knewco shall indemnify, defend and hold harmless the Company and Sensormatic, each of their respective subsidiaries, each director, officer, employee and agent of each of the Company and Sensormatic or any of their respective subsidiaries, and each person, if any, who controls the Company and Sensormatic or any of their respective subsidiaries within the meaning of
Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Damages arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any portion of the Proxy Statement or the Registration Statement supplied by, or based on information supplied by, the Company or Knewco, or any Form 10 (or other registration statement referred to in Section 3.2(a)) of Knewco (the "Knogo Information"), or the omission or alleged omission to state in the Knogo Information a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                9.3 RELATED COSTS AND EXPENSES. Each indemnifying party hereto (the "Indemnitor") shall, in addition to such Indemnitor's obligations under Section 9.1 or 9.2, as


                                   II-A-15
applicable, indemnify and hold harmless the indemnified party hereto (the "Indemnitee") from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, costs (including reasonable attorneys' fees and disbursements) and legal and other expenses incurred by the Indemnitee as a result of any matter as to which the Indemnitee is entitled to indemnification under such Sections, or in defending any allegations or claims which, if true, would give rise to Damages subject to indemnification thereunder, or incident to the enforcement by the Indemnitee of this Section 9 (provided the Indemnitee prevails in such action for enforcement).

                9.4 PROCEDURES FOR ASSERTING CLAIMS, ETC. All claims for indemnification under this Section 9 shall be asserted and resolved as follows:

                (a) In the event that any claim or demand for which an Indemnitee would be entitled to indemnification pursuant to this Section 9 is asserted against an Indemnitee or sought to be collected from an Indemnitee by a third party, the Indemnitee shall give the Indemnitor timely notice (to the extent practicable), specifying the nature of such claims or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). For purposes of this Section 9.4(a), in the event that any such claim is asserted directly against any Indemnitor, a Claim Notice shall be deemed to have been given with respect to such claim by the Indemnitee, and the Indemnitor shall promptly notify the Indemnitee of such claim and of the Indemnitor's response under this Section 9.4(a). The Indemnitor shall have 10 business days from receipt of the Claim Notice (the "Notice Period") to notify the Indemnitee (i) whether or not it acknowledges in full its liability to the Indemnitee hereunder with respect to such claim or demand, and (ii) if the Indemnitor acknowledges such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand. In the event that the Indemnitor notifies the Indemnitee within the Notice Period (and not thereafter) that it acknowledges in full such liability and desires to defend against such claim or demand, then except as hereinafter provided, the Indemnitor shall have the right to defend the claim using counsel reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee shall in any event have the right to defend any claim with respect to which an adverse outcome could have a material adverse effect on its business, condition (financial or otherwise) or results of operations. The Indemnitee shall also have the right to control the defense of any claim as to which the Indemnitor does not timely acknowledge liability in full, or as to which it does not timely notify the Indemnitee of its desire to defend. The party not entitled to defend may participate in, but not control, any such defense at its sole cost and expense.

                (b) No settlement or compromise of any such claim or demand, or any related action, suit or proceeding, shall be made without the prior consent of the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld by either of them.

                (c) In the event that an Indemnitee should have a claim against an Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor.

                10.     NON-COMPETITION AND CONFIDENTIALITY.

                (a) Knewco agrees that, for a period of five years after the Divestiture Date, it shall not, anywhere in France, Germany, Spain, the United Kingdom, Belgium, The Netherlands or Italy, elsewhere in Europe or elsewhere in the world outside the Knewco Territory (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Knewco), directly or indirectly:


                                   II-A-16

                        (i) market, distribute, sell, lease, install, service or maintain any electronic article surveillance systems, including re-usable tags, disposable labels and accessory products used in such systems, closed circuit television systems and products, and other products to deter and detect shoplifting and employee theft (collectively, "Loss Prevention Products") manufactured, marketed, sold or leased by the Company prior to the Divestiture Date, or any improvements or successors thereto (or license any Contributed Intellectual Property);

                         (ii) otherwise engage in the business of or activities relating to manufacturing, marketing, distributing, selling, leasing, servicing or maintaining, or licensing, any Loss Prevention Products whatsoever;

                        (iii) solicit or attempt to solicit business of any customers of the Company or any Acquired Subsidiary (including prospective customers solicited by the Company or any Acquired Subsidiary) for Loss Prevention Products or related services the same or similar to those offered, sold, produced or under development by the Company or any Acquired Subsidiary as of the date hereof;

                        (iv) otherwise divert or attempt to divert from any Acquired Subsidiary any business whatsoever;

                        (v) solicit or attempt to solicit for any business endeavor any employee of the Company or any Acquired Subsidiary or any former employee of the Company or any Acquired Subsidiary who becomes an employee of Sensormatic by virtue of the Merger;

                        (vi) interfere with any business relationship between the Company or any Acquired Subsidiary or Sensormatic, on the one hand, and any other person, on the other hand; or

                        (vii) have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by Knewco, would violate this Section 10, or permit or encourage any of its employees or employees to engage in any such activity; provided, however, that the foregoing shall not prevent Knewco from purchasing or owing up to 2% of the voting securities of any corporation, the securities of which are publicly traded, that may be deemed to be in competition with Sensormatic outside of the Knewco Territory.

In addition, at no time (either before or after the term hereinabove set forth) shall Knewco, or any successor thereto, do business under the "Knogo" name or a name similar thereto outside the Knewco Territory, or utilize the Company's other trademarks or trade names outside the Knewco Territory.

                In the event of a "Change of Control" of Knewco, either pursuant to a Knewco Sale or following the date of this Agreement, the obligations of Knewco under this Section 10(a) shall continue with respect to Knewco's then existing trademarks, trade names and products, and products subsequently developed which utilize any of the Contributed Intellectual Property, but shall not be construed to limit the activities of the acquiring person with respect to its names and products, or new products developed by the combined entity which do not utilize any of the Contributed Intellectual Property.

                As used in this Section 10(a), "Change of Control" means any transaction or series of transactions pursuant to which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13(d) under


                                   II-A-17
the Exchange Act) of more than 50% of the combined voting power of Knewco or
(ii) the business, and substantially all of the assets, of Knewco relating to the products used in the Business that are included in the Contributed Assets are sold or transferred to an unaffiliated third party.

                (b) Knewco acknowledges that it and its employees have become informed of, and had access to, in addition to the Contributed Intellectual Property, other confidential information of the Company including, without limitation, technical know-how and other intellectual property, marketing plans and information, pricing information, identity of customers and prospective custom ers with respect to the Business outside of the Knewco Territory, and identity of suppliers, and that such information, even though it may have been or may be developed or otherwise acquired by one or more of such employees, was and is the property of the Company except to the extent relating solely to the Business in the Knewco Territory, and, to the extent not proprietary to Knewco by virtue of this Agreement, Knewco shall, and shall use its reasonable best efforts to cause any such employee to, hold the same in trust and solely for the benefit of the Company or any successor or assign thereof, including without limitation Sensormatic, except as hereinafter set forth. Except in connection with the conduct of Knewco's business in the Knewco Territory, Knewco shall not, and it shall use its reasonable best efforts to cause its employees, affiliates or agents not to, at any time reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use any of the Company's confidential information, except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Knewco or its employees, affiliates or assets or legitimately acquired from third parties not under an obligation of confidentiality to Sensormatic or the Company or can be demonstrated to have been independently developed by Knewco after the date hereof without reference to such confidential information.

                (c) Because neither the Company (and Sensormatic, as successor to the Company) nor Knewco have an adequate remedy at law to protect their respective businesses from the other's competition or to protect their respective interests in their respective trade secrets, privileged, proprietary or confidential information (including technical know-how) and similar commercial assets, each of the Company (and, following the Effective Time, Sensormatic) and Knewco shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 10, be available to them. The provisions of this
Section 10 shall survive the Divestiture Date.

                For purposes of this Section 10, the term "Sensormatic" includes Sensormatic's subsidiaries, joint ventures and other affiliates (including those acquired pursuant to the Merger).

                11.     MISCELLANEOUS.

                11.1 TERMINATION. This Agreement (a) may be terminated at any time prior to the Divestiture Date by mutual written consent of the Company and Sensormatic, or (b) shall terminate upon termination of the Merger Agreement prior to the Merger.

                11.2 ENTIRE AGREEMENT. This Agreement, together with the schedules and exhibits hereto, and together with the Merger Agreement, the License Agreement and the Supply Agreement, to the extent applicable, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by the Company and Sensormatic. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

                11.3 AMENDMENTS; WAIVERS. This Agreement (including the Annex, Schedules and Exhibits hereto) may be amended by the parties at any time prior to the Divestiture Date. Any


                                   II-A-18
such amendment shall be in writing signed on behalf of the party or parties to be charged. At any time prior to the Divestiture Date, either the Company or Knewco may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                11.4 COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

                If to the Company:

                        Knogo Corporation
                        350 Wireless Boulevard
                        Hauppauge, New York 11788
                        Attention:    Thomas A. Nicolette
                                      Facsimile No.: (516) 232-2812

                With a copy to:

                        Stroock & Stroock & Lavan
                        Seven Hanover Square
                        New York, New York 10004
                        Attention:    David H. Kaufman
                                      Facsimile No.: (212) 806-6006

                If to Knewco:

                        Knogo North America Inc.
                        350 Wireless Boulevard
                        Hauppauge, New York 11788
                        Attention:    Thomas A. Nicolette
                                      Facsimile No.: (516) 232-2812


                With a copy to:

                        Stroock & Stroock & Lavan
                        Seven Hanover Square
                        New York, New York 10004
                        Attention:    David H. Kaufman
                                      Facsimile No.: (212) 806-6006


                                   II-A-19

                If to Sensormatic:

                        Sensormatic Electronics Corporation
                        500 N.W. 12th Avenue
                        Deerfield Beach, Florida 33442
                        Attention:    Corporate Counsel
                                      Facsimile No.: (305) 420-2561
                                      and
                                      Vice President of Corporate Development
                                      Facsimile No.: (305) 420-2964

                With a copy to:

                        Christy & Viener
                        620 Fifth Avenue
                        New York, New York 10020
                        Attention:    Anthony J. Carroll
                                      Facsimile No.: (212) 632-5555

                11.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, Sensormatic as the successor to the Company pursuant to the Merger, and a purchaser of Knewco pursuant to a Knewco Sale or subsequent successor to Knewco's Business), and nothing herein is intended to confer any right, remedy or benefit upon any other person. Except as contemplated in the preceding sentence, Knewco may not assign its rights or delegate its obligations under this Agreement without the express written consent of Sensormatic or the Company, as applicable.

                11.6 GOVERNING LAW; JURISDICTION. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court, Southern District of New York and to the jurisdiction of any other competent court of the State of New York located in New York City in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein. Each party hereby waives the right to any other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 11.4.

                11.7 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                11.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                11.9 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules and Exhibits hereto, and references herein to Annexes, Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this


                                   II-A-20

Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                             KNOGO CORPORATION


                                             By:
                                                --------------------------------
                                                Thomas A. Nicolette
                                                President


                                             KNOGO NORTH AMERICA INC.


                                             By:
                                                --------------------------------
                                                Thomas A. Nicolette
                                                President

                Effective as of the Effective Time of the Merger, Sensormatic Electronics Corporation, as successor to Knogo Corporation, shall become a party to the foregoing Contribution and Divestiture Agreement and hereby acknowledges and accepts such Agreement.

                                             SENSORMATIC ELECTRONICS CORPORATION


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                At the effective time of a Knewco Sale, the undersigned, as the purchaser and successor to Knogo North America Inc., hereby acknowledges and accepts the foregoing Contribution and Divestiture Agreement and agrees to be bound by the terms thereof and of the License Agreement, the Supply Agreement and the other documents and instruments referred to therein.

                                             [PURCHASER IN A KNEWCO SALE]


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


                                   II-A-21

                                                          ANNEX II-B
                                                          (EXHIBIT B TO
                                                          DIVESTITURE AGREEMENT)




                               LICENSE AGREEMENT


                 AGREEMENT, dated as of       , 1994, between KNOGO NORTH
AMERICA INC., a Delaware corporation ("Knewco"), and KNOGO CORPORATION, a New York corporation ("Knogo").

                             W I T N E S S E T H :

                 WHEREAS, Knogo and Knewco are parties to the Contribution and
Divestiture Agreement, dated as of         , 1994 (the "Divestiture
Agreement"), pursuant to which Knewco was formed to continue Knogo's business operations in the Knewco Territory (as defined below);

                 WHEREAS, Knogo and Knewco, together with Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"), are parties to the Agreement and Plan of Merger dated as of August 14, 1994 between Sensormatic, Knogo and Knewco (the "Merger Agreement"), pursuant to which Knogo is to be merged with and into Sensormatic;

                 WHEREAS, pursuant to the Divestiture Agreement, certain patent rights, technology and other assets of Knogo were transferred to Knewco, including the Knewco SuperStrip Patent Rights and rights in the Knewco Territory with respect to the SuperStrip Technology (as such terms are defined below), which may be utilized in the manufacture, sale and promotion of material with particular application to source labelling and source embedding;

                 WHEREAS, Knogo wishes to obtain from Knewco certain licenses under such patent rights and technology, including a non-exclusive license from Knewco under the Knewco SuperStrip Patent Rights and the SuperStrip Technology in the Knewco Territory, subject to the terms and conditions of this Agreement, and Knewco is willing to grant such licenses;

                 WHEREAS, it is contemplated that Sensormatic will succeed to the rights of Knogo pursuant to the Merger Agreement; and

                 WHEREAS, the execution and delivery of this Agreement is a condition to the respective obligations of the parties under the Merger Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

                 1. DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

                 (a) "Affiliate" means an entity controlled by, controlling or under common control with a specified entity. As used herein, the term "control" includes, but is not limited to, the right to vote directly or indirectly 50% or more of the voting stock of an entity or the right to direct or influence significantly such entity's management or policies.

                 (b) "Change of Control" means any transaction or series of transactions pursuant to which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13(d) under the Exchange Act) of more than 50% of the combined voting power of Knewco or (ii) the business, and substantially all of the assets, of Knewco relating to the Products are sold or transferred to an unaffiliated third party.

                 (c) "Knewco Product Patent Rights" means (i) all the United States and Canadian patents and patent applications with respect to the Products and the Product Technology, as listed on Schedule I (but exclusive of the Knewco SuperStrip Patent Rights), (ii) any continuation, continuation-in-part or division of any such patent application and any patents issuing on any thereof, (iii) any reissues, extensions or renewals of any patents referred to in clauses (i) or (ii) of this Section 1(c) and (iv) any patent application filed at any time hereafter by or on behalf of Knewco in the United States or Canada, and any patent issued thereon, with respect to any Product Technology.

                 (d) "Knewco Territory" means the fifty states of the United States of America, the District of Columbia, Puerto Rico and Canada.

                 (e) "Pinned Wall Patent Rights" means (i) the United States and Canadian patents and patent applications listed on Schedule II, (ii) any continuation, continuation-in-part or division of any such patent application and any patents issuing on any thereof, and (iii) any reissues, extensions or renewals of any patents referred to in clauses (i) or (ii) of this Section 1(e).

                 (f) "Products" means the Products currently marketed by Knewco or Knogo, other than SuperStrip, including those listed on Schedule III, and including all parts and components thereof. If applicable, Products shall include any Product embodying a Product Improvement as contemplated by this Agreement.

                 (g) "Product Improvements" means all improvements, modifications, developments, revisions or enhancements of any Product or of the means of manufacturing such Product, whether or not covered by a patent, including without limitation improvements to Products which enhance performance, durability or quality, expand applications for use or reduce cost of manufacture, which are developed or acquired by any party (by purchase, license or otherwise), alone or together with others, and embodied in such party's Products or used in the manufacture thereof.

                 (h) "Product Technology" means concepts, ideas, inventions, designs, devices, processes, technical information and know-how, whether or not described in the Knewco Product Patent Rights or constituting trade secrets, existing on the date hereof, and which relate to the design, manufacture, use, installation, service or maintenance of Products, and all written or electronic expressions or embodiments thereof, including, without limitation, prototypes, schematics, plans, designs, blue-prints, drawings, specifications, software, algorithms, manuals, notebooks and records.

                 (i) "SuperStrip" means the SuperStrip material described in Schedule IV. If applicable, SuperStrip shall include any SuperStrip material embodying a SuperStrip Improvement as contemplated by this Agreement.

                 (j) "SuperStrip Improvements" means all improvements, modifications, developments, revisions or enhancements of SuperStrip material or of the means of manufacturing such material, whether or not covered by a patent, including without limitation improvements to such material which enhance performance, durability or quality, expand applications for use or reduce cost of manufacture, which are developed or acquired by any party (by purchase, license or otherwise), alone or together with others, and embodied in the SuperStrip material sold by such party or used in the manufacture thereof.

                 (k) "Knewco SuperStrip Patent Rights" means (i) the United States and Canadian patents and patent applications with respect to SuperStrip and the SuperStrip Technology, as listed on Schedule IV-1, (ii) any continuation, continuation-in-part or division of any such patent applications and any patents issuing on any thereof, (iii) any reissues, extensions or renewals of any patents referred to in clauses (i) or (ii) of this Section 1(k), and (iv) any patent application filed at any time hereafter by or




                                    II-B-2
on behalf of Knewco in the United States or Canada, and any patent issued thereon, with respect to any SuperStrip Technology.

                 (l) "Knogo SuperStrip Patent Rights" means (i) patents and patent applications in any jurisdiction other than the United States and Canada with respect to SuperStrip and the SuperStrip Technology, as listed on
Schedule IV-2, and any additional corresponding patent applications filed in any such jurisdiction after the date hereof, (ii) any continuation, continuation-in-part or division of any such patent applications and any patents issuing on any thereof and (iii) any reissues, extensions or renewals of any patents referred to in clauses (i) or (ii) of this Section 1(l).

                 (m) "SuperStrip Technology" means concepts, ideas, inventions, designs, devices, processes, technical information and know-how, whether or not described in the Knewco SuperStrip Patent Rights or Knogo SuperStrip Patent Rights or constituting trade secrets, existing on the date hereof, and which relate to the design, manufacture or use of SuperStrip material or any SuperStrip label product, and all written or electronic expressions or embodiments thereof, including, without limitation, prototypes, schematics, plans, designs, blue-prints, drawings, specifications, software, algorithms, manuals, notebooks and records.

                 (n) "Knogo Product Patent Rights" means (i) patents and patent applications in any jurisdiction other than the United States and Canada with respect to Products and the Product Technology (but exclusive of the Knogo SuperStrip Patent Rights) and any additional corresponding patent applications filed in any such jurisdiction after the date hereof, (ii) any continuation, continuation-in-part or division of any such patent applications and any patents issuing on any thereof and (iii) any reissues, extensions or renewals of any patents referred to in clauses (i) or (ii) of this Section 1(n).

                 (o) "Trademarks" means such trademarks, trade names, service marks, slogans, labels, logos and other trade identifying symbols, whether or not registered with any governmental authority, which at any time have been used, or developed for use, in connection with the Products or SuperStrip by Knogo or Knewco. A list of the Trademarks is set forth in
Schedule V.

                 Unless otherwise required by the context, references to "Knogo" in this Agreement shall be deemed to refer also to Sensormatic as the successor to Knogo pursuant to the Merger Agreement.

                 2.       LICENSES AND TECHNOLOGY TRANSFERS BY KNEWCO.

                 (a) GRANT OF LICENSES. Pursuant to the Divestiture Agreement, Knewco obtained the Knewco Product Patent Rights and the Knewco SuperStrip Patent Rights and all rights to the Product Technology and SuperStrip Technology in the Knewco Territory, and Knogo retained all corresponding patent rights and all rights to the Product Technology and SuperStrip Technology outside the Knewco Territory.

                         (i) In order to permit Knogo to produce products in the Knewco Territory, Knewco, subject to the terms and conditions of this Agreement, grants to Knogo a fully-paid, perpetual, non-exclusive right and license, with the right to sublicense others, to practice and use the Knewco Product Patent Rights and the Product Technology in the Knewco Territory to use, make and have made products, provided that such products are marketed, distributed, sold or leased outside of the Knewco Territory for use outside of the Knewco Territory.

                        (ii) Subject to the terms and conditions of this Agreement, Knewco grants to Knogo a fully-paid, perpetual, non-exclusive right and license, including the right to sublicense to others, to practice and use the Knewco SuperStrip Patent Rights and the SuperStrip Technology in the Knewco Territory to use, make, have made, market, distribute, sell or lease





                                     II-B-3

         SuperStrip material and products used in conjunction therewith or otherwise utilizing the Knewco SuperStrip Patent Rights and/or SuperStrip Technology.

                 (b) FURTHER ASSISTANCE. In order to assist Sensormatic, as successor to Knogo, in establishing its own capacity to manufacture Products and SuperStrip, Knewco shall:

                        (i) transfer to Sensormatic, not later than 10 days after the date hereof, the Product Technology and SuperStrip Technology by delivering copies of all existing written or electronic expressions or embodiments thereof, including, without limitation, prototypes, schematics, plans, designs, blue-prints, drawings, specifications, software, algorithms, manuals, notebooks and records, and including bills of materials and components for each Product and each version of SuperStrip, specifying the sources of supply of each thereof. Knewco agrees that (A) prior to the date of delivery it shall reduce to writing all Product Technology and SuperStrip Technology which has not heretofore been expressed in written or electronic form, (B) all such writings shall be in English and (C) all expressions and embodiments delivered to Sensormatic shall together constitute a clear and complete description of all of the Product Technology and SuperStrip Technology sufficient to provide Sensormatic with all information reasonably required by it for the manufacture (including the design, manufacture and operation of related tooling, equipment and processes), testing, installation, service and maintenance of the Products and SuperStrip by Sensormatic;

                       (ii) conduct, without charge and at times reasonably requested by Sensormatic, six to ten training sessions with respect to the Products, Product Technology, SuperStrip and SuperStrip Technology for Sensormatic personnel at Knewco's facilities in Cidra, Puerto Rico; and

                      (iii) during the 18 months following the date of this Agreement, make available, as requested by Sensormatic and without charge, at Sensormatic's manufacturing facilities or other locations, the services of its engineering, manufacturing and service personnel, up to a maximum of 500 man-hours over such 18 months, with respect to all aspects of the manufacture (including the design, manufacture and operation of related tooling, equipment and processes), testing, installation, service and maintenance of the Products and SuperStrip. If requested by Sensormatic, such services may include plant tours and inspection of manufacturing equipment and processes at Knewco's facilities. If Sensormatic requests such services in excess of such 500 man-hours, Knewco shall provide them to Sensormatic at a daily rate of approximately $500 calculated on the basis of the annual salary and other direct employment costs of the individuals involved, plus reasonable out-of-pocket expenses.

                 3. TRADEMARK LICENSE. Knewco grants to Knogo a fully-paid, perpetual, non-exclusive right and license within the Knewco Territory, with the right to sublicense others, to apply the Trademarks to Products and any other products, provided that such Products and other products are marketed, distributed, sold or leased outside of the Knewco Territory for use outside of the Knewco Territory. Knewco further grants to Knogo a fully-paid, perpetual, non-exclusive, world-wide right and license, with the right to sublicense to others, to apply any SuperStrip trademarks and trade names to SuperStrip or products used in conjunction with SuperStrip. The foregoing licenses shall be subject to an obligation by Knogo to maintain the quality of the products marketed, distributed, sold or leased under this trademark license at reasonable standards established by Knewco. Knewco reserves the right to inspect the quality of such products during the term of this license.

                 4.       ADDITIONAL LICENSES; SUPPLY ARRANGEMENTS.

                 (a) Subject to the terms and conditions of this Agreement, Knogo grants to Knewco fully-paid, perpetual, non-exclusive licenses (i) to practice and use the Knogo SuperStrip Patent Rights





                                     II-B-4
and SuperStrip Technology to use, make or have made SuperStrip outside the Knewco Territory; and (ii) to practice and use the Knogo Product Patent Rights and Product Technology to use, make or have made products outside the Knewco Territory; but provided in each case that such SuperStrip or other products are marketed, distributed, leased or sold inside the Knewco Territory for use inside the Knewco Territory, and provided in each case that Knewco notifies Sensormatic of the location of such manufacture and the identity of the manufacturer. Knewco shall have no right to grant sublicenses to others under the foregoing licenses, except for the purpose of having SuperStrip or such other products made for Knewco in accordance with this Section 4(a).

                 (b) If a Change of Control of Knewco occurs, Knewco or its successor shall have the following additional rights with respect to the Knogo SuperStrip Patent Rights and SuperStrip Technology. If Sensormatic or any of its Affiliates, before or after such Change of Control, assigns rights in or licenses the Knogo SuperStrip Patent Rights or SuperStrip Technology to a party which is not its Affiliate (other than a distributor or dealer of Sensormatic or a party which manufactures, installs or services SuperStrip for Sensormatic, any of its Affiliates or any customers of Sensormatic or of its Affiliates for affixing on or incorporating into such customers' own products), Knewco or such successor shall have the further right to obtain a non-exclusive license outside of the Knewco Territory under the Knogo SuperStrip Patent Rights and SuperStrip Technology on the most favorable terms granted to any such non-affiliated licensee, provided that Knewco or its successor meets and accepts all essential economic and other terms and conditions of such third-party license.

                 (c) If Sensormatic chooses to manufacture the SuperStrip material or to have such material manufactured by others under contract to Sensormatic, Sensormatic shall, as requested by Knewco, either: (i) supply to Knewco its requirements for such material at the following prices: (A) during the period commencing on the date hereof and ending on the fifth anniversary of the date hereof, a price equal to Sensormatic's Cost (as defined below), and
(B) during the five-year period thereafter, a price equal to the lesser of (1) Sensormatic's Cost plus 10% and (2) the most favorable prices granted by Sensormatic to any of its customers, dealers and distributors (excluding any trial prices or isolated transactions); or (ii) permit Knewco to purchase its requirements for such material directly from Sensormatic's supplier, subject in either case to reasonable arrangements governing orders, payment, forecasts, availability, term and the like. For purposes of this Section 4(c), "Sensormatic's Cost" shall mean the total material, components, labor and direct, manufacturing-related overhead costs (exclusive of research and development expenses) incurred by Sensormatic in producing the SuperStrip material sold to Knewco, determined on a basis consistent with Sensormatic's determination of such cost used in its financial statements and in accordance with generally accepted accounting principles consistently applied over all periods. Notwithstanding the foregoing, if a Change of Control of Knewco occurs, Sensormatic shall, as requested by Knewco or its successor, either: (i) supply to Knewco, or its successor, its requirements for such material at a price equal to Sensormatic's Cost plus 10% for the period commencing on the date of effectiveness of such Change of Control and ending on the second anniversary thereof; or (ii) supply to Knewco, or its successor, its requirements for such material for the period commencing on the date of effectiveness of such Change of Control and ending on the fifth anniversary thereof, at the most favorable prices granted by Sensormatic to any of its customers, dealers and distributors (excluding any trial prices or isolated transactions), provided that in no event shall the term of the foregoing agreement exceed ten years from the date of this Agreement, and subject in any case to reasonable arrangements governing orders, payment, forecasts, availability, term and the like.

                 (d) If Knewco chooses to manufacture the SuperStrip material or to have such material manufactured by others under contract to Knewco, Knewco shall, as requested by Sensormatic, either: (i) supply to Sensormatic its requirements for such material at a price equal to Knewco's Cost (as defined below); or (ii) permit Sensormatic to purchase its requirements for such material directly from Knewco's supplier, subject in either case to reasonable arrangements governing orders, payment, forecasts, availability, term and the like. For purposes of this Section 4(d), "Knewco's Cost" shall mean





                                     II-B-5
the total material, components, labor and direct, manufacturing-related overhead costs (exclusive of research and development expenses) incurred by Knewco in producing the SuperStrip material sold to Sensormatic, determined on a basis consistent with Knewco's determination of such cost used in its financial statements and in accordance with generally accepted accounting principles consistently applied over all periods. The term of the foregoing agreement shall be five years from the date hereof.

                 5.       IMPROVEMENTS; OTHER MATTERS.

                 (a) Knewco grants to Knogo a fully paid, non-exclusive, perpetual right and license, including the right to sublicense others, under any and all applicable existing or future patents and patent applications or otherwise, (i) to practice and use in the Knewco Territory any Product Improvements developed or acquired by Knewco or any of its Affiliates on or before the fifth anniversary of the date hereof, in order to use, make or have made Products embodying such Product Improvements, provided that such Products embodying such Product Improvements are marketed, distributed, sold or leased outside of the Knewco Territory for use outside of the Knewco Territory, and
(ii) to practice and use any such Product Improvements to make or have made, use, market, distribute, sell, lease, install, service and maintain Products embodying such Product Improvements outside of the Knewco Territory for use outside of the Knewco Territory. Notwithstanding the foregoing, in the case of any Product Improvements obtained by Knewco from third parties, this license shall be subject to the payment by Knogo of any royalty payable by Knewco with respect to a like use by Knewco.

                 (b) Knewco grants to Knogo a fully paid, non-exclusive, perpetual right and license, including the right to sublicense others, under any and all applicable existing or future patents and patent applications or otherwise, (i) to practice and use in the Knewco Territory any SuperStrip Improvements developed or acquired by Knewco or any of its Affiliates on or before the fifth anniversary of the date hereof, in order to make or have made products embodying such SuperStrip Improvements, provided that such products embodying such SuperStrip Improvements are marketed, distributed, sold or leased outside of the Knewco Territory for use outside of the Knewco Territory, and (ii) to practice and use any such SuperStrip Improvements to make or have made, use, market, distribute, sell, install, service and maintain products embodying such SuperStrip Improvements outside of the Knewco Territory for use outside of the Knewco Territory. Notwithstanding the foregoing, in the case of any SuperStrip Improvements obtained by Knewco from third parties, this license shall be subject to the payment by Knogo of any royalty payable by Knewco with respect to a like use by Knewco.

                 (c) Knogo grants to Knewco a fully-paid, non-exclusive, perpetual right and license, including the right to sublicense others, under any and all applicable existing or future patents and patent applications or otherwise, (i) to practice and use outside the Knewco Territory any Product Improvements developed or acquired by Knogo or any of its Affiliates on or before the fifth anniversary of the date hereof, in order to use, make or have made Products embodying such Product Improvements, provided that such Products embodying such Product Improvements are marketed, distributed, sold or leased within the Knewco Territory for use within the Knewco Territory, and (ii) to practice and use any such Product Improvements to make or have made, use, market, distribute, sell, lease, install, service and maintain Products embodying such Product Improvements within the Knewco Territory for use within the Knewco Territory. Notwithstanding the foregoing, in the case of any Product Improvements obtained by Knogo from third parties, this license shall be subject to the payment by Knewco of any royalty payable by Knogo with respect to a like use by Knogo.

                 (d) Neither Knogo nor Knewco shall have any liability to the other or any party claiming through the other for any infringement or misappropriation claims made by any third parties regarding Product Improvements or SuperStrip Improvements licensed by it pursuant to this Section 5 or any other rights licensed by a party hereto to the other under this Agreement, including the licenses pursuant to Sections 2(a) and 4. The initial express confirmation of a grant of a license to Product





                                     II-B-6

Improvements or SuperStrip Improvements pursuant to this Section 5 may, however, be relied on by the licensee and any sublicensee as evidencing an absence of any knowledge or belief on the part of the licensor at the time of such confirmation that the subject matter of the licensor's Product Improvements or SuperStrip Improvements violates any third party's patent or other intellectual property rights.

                 (e) The Divestiture Agreement provides that Knewco shall have all rights in the Product Technology and SuperStrip Technology required for its business in the Knewco Territory and that Knogo shall have all rights in the Product Technology and SuperStrip Technology required for its business outside the Knewco Territory. For avoidance of doubt, each party hereto also grants to the other fully-paid, non-exclusive, perpetual license in the granting party's Product Technology and SuperStrip Technology, which license shall be subject to the same provisions and limitations as to practice and use as are set forth in Section 5(a) (in the case of such license granted to Knogo) and Section 5(c) (in the case of such license to Knewco), subject to any applicable provisions of this Agreement; provided, however, that such limitations under Section 5(a) shall not apply in the case of Knogo's rights under the Knewco SuperStrip Patent Rights and Knewco SuperStrip Technology, which are governed by Section 2(a)(ii). Further, to the extent that the Knewco Product Patent Rights or Knewco SuperStrip Patent Rights are applicable in territories not included in the Knewco Territory (e.g., the U.S. Virgin Islands), the foregoing license from Knewco to Knogo shall also include an exclusive license to practice and use such patent rights in such territories.

                 6. SALES TO MANUFACTURERS FOR SOURCE LABELLING. Notwithstanding any territorial restriction in any license granted under
Section 2(a), 4(a) or 5 of this Agreement, (i) Knewco shall have the further right and license to sell SuperStrip or, if applicable, other label material included in Products, to manufacturers or distributors of merchandise located outside the Knewco Territory, but only to be embedded in or affixed to such merchandise for source labelling purposes, and only if such merchandise is to be sold by such manufacturers or distributors for sale and use in the Knewco Territory, and (ii) Sensormatic shall have the further right and license to sell any such label material included in Products to manufacturers or distributors of merchandise located inside the Knewco Territory, but only to be embedded in or affixed to such merchandise for source labelling purposes, and only if such merchandise is to be sold by such manufacturers or distributors for sale and use outside the Knewco Territory. (Sensormatic has such rights in the Knewco Territory with respect to SuperStrip, as provided in Section 2(a)(ii).) It shall be a condition to the respective foregoing rights that each such manufacturer or distributor agrees in writing to be bound by the foregoing restriction applicable to the party from which such manufacturer or distributor purchases such material.

                 7. CERTAIN PATENT MATTERS. Sensormatic shall not assert the Pinned Wall Patent Rights against Knewco or any of its Affiliates of which it owns a majority of the voting power, or customers, with respect to the manufacture, sale or use of SuperStrip material in the Knewco Territory for use in the Knewco Territory. The foregoing agreement shall not apply to any successor or assign of Knewco, or any licensee or sublicensee of Knewco (other than for the purpose of having SuperStrip made for Knewco or an Affiliate referred to in the preceding sentence for sale and use in accordance with the limitations applicable to Knewco under this Agreement and the Divestiture Agreement), and shall terminate and become void in the event of a Change of Control of Knewco.

                 8.       CONFIDENTIALITY.

                 (a) CONFIDENTIALITY. Each of the parties understands and acknowledges (i) that as a result of the transactions contemplated by this Agreement, each of them may become informed of, and have access to, confidential information regarding inventions, trade secrets, technical information, know-how, plans, specifications and other information respecting Products, Product Technology, Product Improvements, SuperStrip and SuperStrip Technology, and (ii) that such information is held by it in trust and solely for the benefit of the parties in accordance with their respective interests pursuant




                                     II-B-7
to this Agreement and any other written agreement between them. The parties shall not, at any time, reveal, report, publish, transfer or otherwise disclose to any person or entity, or use, any of the other's confidential information, except for use as contemplated by this Agreement or such other agreements.
This Section 8 shall not be construed to restrict Knogo's or Sensormatic's disclosure or use of any information acquired or obtained by it other than pursuant to this Agreement, including without limitation any information acquired by Knogo pursuant to the Divestiture Agreement or any information acquired or obtained by Sensormatic in the course of its business.

                 The foregoing obligations of confidentiality shall not apply to information of a party which lawfully comes into the possession of the receiving party and which (i) is received from a third party without violation of any confidentiality obligations in favor of the other party with respect to such information, (ii) can be demonstrated to have been previously known to the receiving party, (iii) is or becomes part of public or industry knowledge through no conduct of the receiving party or (iv) can be demonstrated to have been independently developed by the receiving party.

                 (b) PERMITTED DISCLOSURE. The foregoing shall not prohibit the disclosure by either party of confidential information to its employees who have a need to know such information for the purposes of this Agreement or to its counsel, so long as such persons shall be obligated to hold such information in confidence to the same extent as provided herein.

                 (c) SPECIAL PRECAUTIONS. On the written request of either party, the other shall forthwith adopt any special precautions as may be reasonably necessary to prevent any unauthorized disclosure of any of the requesting party's confidential information and shall cause its employees, agents and associates to forthwith adopt such special precautions. If the adoption of such precautions would involve unusual expense, the requesting party shall bear the cost incurred by the other in adopting such precautions.

                 (d) INJUNCTIVE RELIEF. Because neither party would have an adequate remedy at law to protect its business from the unfair competition of the other or to protect its interests in its confidential information and similar commercial assets, each of them shall be entitled to injunctive relief, in addition to such remedies and relief that would, in the event of a breach of the provisions of this Section 8 by the other, be available to it. In the event of such a breach, in addition to any other remedies, either party, as the case may be, shall be entitled to receive from the breaching party payment of, or reimbursement for, its reasonable attorneys' fees and disbursements incurred in enforcing any such provision.

                 (e) SURVIVAL. The provisions of this Section 8 shall survive any termination of this Agreement.

                 9.      ARBITRATION.

                 (a) GENERAL. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award of the arbitrator shall be binding on the parties. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                 (b) PROCEDURE. Each party consents to the jurisdiction of such arbitration and to such venue. The arbitrator shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties. Knogo appoints Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, Attention: Kenneth W. Taber, Esq., and Knewco appoints Messrs. Stroock & Stroock & Lavan, Seven Hanover Square, New York,



                                    II-B-8

New York 10004, Attention: David H. Kaufman, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on either party, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

                 10. DELAYED TRANSFERS UNDER MERGER AGREEMENT. In the event that ownership of any Acquired Subsidiary (as defined in the Merger Agreement) is managed by Knewco on an interim basis, or is ultimately transferred to Knewco by the Escrow Agent pursuant to Section 10.2 of the Merger Agreement, the parties agree that any such Acquired Subsidiary shall be deemed to be covered by this Agreement as if it were a subsidiary of Knewco, and that the Knewco Territory, non-competition and other provisions of this Agreement shall be modified by the parties as may be necessary to equitably adjust their respective rights and obligations in order to enable Knewco to operate with respect to the business of any such Acquired Subsidiary. Knewco shall abide by Section 5.1 of the Merger Agreement with respect to any such Acquired Subsidiary, unless and until transferred to Knewco thereunder.

                 11. NON-AGENCY. For all purposes of this Agreement, each party shall be an independent contractor, and not an agent, partner or joint venturer, of the other.

                 12. NO ASSIGNMENT. Neither party shall assign, subcontract or otherwise transfer this Agreement or any right or interest in or to this Agreement without the prior consent of the other, except that either party may assign this Agreement to any parent corporation or wholly-owned subsidiary or to any successor to all or a substantial portion of its business.

                 13. COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

                 If to Knogo or Sensormatic:

                          Sensormatic Electronics Corporation
                          500 N.W. 12th Avenue
                          Deerfield Beach, Florida 33442
                          Attention:   Corporate Counsel
                                       Facsimile No.: (305) 420-2561
                                       and
                                       Vice President of Corporate Development
                                       Facsimile No.: (305) 420-2964





                                     II-B-9

                 With a copy to:

                          Christy & Viener
                          620 Fifth Avenue
                          New York, New York 10020
                          Attention:   Anthony J. Carroll, Esq.
                                       Facsimile No.: (212) 632-5555

                 If to Knewco:

                          Knogo North America Inc.
                          350 Wireless Boulevard
                          Hauppauge, New York 11788
                          Attention:   Thomas A. Nicolette
                                       Facsimile No.: (516) 232-2812

                 With a copy to:

                          Stroock & Stroock & Lavan
                          Seven Hanover Square
                          New York, New York 10004
                          Attention:   David H. Kaufman, Esq.
                                       Facsimile No.: (212) 806-6006

                 14. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

                 15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.

                 16. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

                 17. CONSTRUCTION. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections and Schedules are to the sections and exhibits of this Agreement. As used herein, the singular includes the plural.





                                    II-B-10

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                           KNOGO CORPORATION


                                           By
                                             ---------------------------------
                                             Thomas A. Nicolette
                                               President

                                           KNOGO NORTH AMERICA INC.


                                           By
                                             ---------------------------------
                                             Thomas A. Nicolette
                                               President


                 Effective as of the Effective Time under the Merger Agreement, Sensormatic Electronics Corporation, as successor to Knogo Corporation, shall become a party to the foregoing License Agreement and acknowledges and accepts such Agreement.

                                           SENSORMATIC ELECTRONICS CORPORATION


                                           By
                                             ---------------------------------
                                             Name:
                                             Title:





                                    II-B-11

                                                          ANNEX II-C
                                                          (EXHIBIT C TO
                                                          DIVESTITURE AGREEMENT)



                                SUPPLY AGREEMENT



                 AGREEMENT, dated as of        , 1994, between KNOGO
CORPORATION, a New York corporation ("Knogo"), and KNOGO NORTH AMERICA INC., a Delaware corporation ("Knewco").


                             W I T N E S S E T H :

                 WHEREAS, Knogo and Knewco are parties to the Contribution and Divestiture Agreement dated as of ___________, 1994 (the "Divestiture Agreement"), pursuant to which Knewco was formed to continue Knogo's business operations in the United States, Canada and Puerto Rico (the "Knewco Territory");

                 WHEREAS, Knewco and Knogo, together with Sensormatic Electronics Corporation ("Sensormatic"), are parties to the Agreement and Plan of Merger, dated as of August 14, 1994 ("Merger Agreement"), pursuant to which Knogo is to be merged with and into Sensormatic;

                 WHEREAS, Sensormatic, as the successor to Knogo pursuant to the Merger, will retain Knogo's business outside the Knewco Territory and will be selling, leasing and servicing the Products (as defined below) of Knogo in Europe and other locations;

                 WHEREAS, Sensormatic ultimately intends to manufacture the Knogo Products in its own facilities, but requires time to make that transition;

                 WHEREAS, Knewco will own and operate a manufacturing facility in Puerto Rico that manufactures the Products previously manufactured and distributed by Knogo, both for the Knewco Territory and other locations, and desires a transition period to replace the volume of Products sold outside the Knewco Territory with increased sales in the Knewco Territory to avoid loss of revenue and increased costs; and

                 WHEREAS, the execution and delivery of this Supply Agreement is in the mutual interest of the parties in effecting an orderly transition of the Products to Sensormatic outside the Knewco Territory, and therefore is a condition to the respective obligations of the parties under the Merger Agreement;

                 NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

                 1.       DEFINITIONS.

                 (a) "AFFILIATE" means an entity controlled by, controlling or under common control with a specified entity. As used herein, the term "control" includes, but is not limited to, the right to vote directly or indirectly 50% or more of the voting stock of an entity or the right to direct or influence significantly such entity's management or policies.

                 (b) "CHANGE OF CONTROL" means any transaction or series of transactions pursuant to which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13(d) under the Exchange Act) of more than 50% of the combined voting power of Knewco or (ii) the business, and substantially all of the assets, of Knewco relating to the Products are sold or transferred to unaffiliated third party.

                 (c) "GROSS PROFIT MARGIN" means the Net Revenue received by Knewco from the sale of Products to Knogo, less the Costs of such Products. For this purpose:

                         (i) "Net Revenue" means all revenue actually received by Knewco on its sales of Products to Knogo, exclusive of any amounts received for (A) sales, use or other taxes (but not income taxes) paid or payable in respect of such sales or (B) separately stated charges for freight, shipping and insurance, and net of any credits for returns and allowances; and

                        (ii) "Costs" means the total material, components, labor and direct, manufacturing-related overhead costs (exclusive of research and development expenses) incurred by Knewco in producing the Products sold to Knogo, determined on a basis consistent with Knewco's (and Knogo's, as Knewco's predecessor company's) determination of product cost used in its financial statements and in accordance with generally accepted accounting principles consistently applied over all periods.


         (d) "KNEWCO TERRITORY" means the fifty states of the United States of America, the District of Columbia, Puerto Rico, and Canada.

         (e) "LICENSE AGREEMENT" means the License Agreement of even date herewith between Knogo and Knewco.

         (f) "PRODUCTS" means (i) all of the systems, tags, detachers, accessories, other devices and spare parts manufactured and marketed by Knewco as of the date hereof, as listed in Exhibit A, and (ii) any modified, improved or successor models or versions thereof, or other additions to such product lines, manufactured or marketed by Knewco during the term of this Agreement.

         (g) "PRICE LIST" means Knewco's list of the Products and their prices to Knogo and/or Sensormatic hereunder, as in effect from time to time. The Price List in effect as of the date of this Agreement is set forth in Exhibit A.

         (h) "QUARTER" means each calendar quarter during the Term (as defined below), except that, if the date of this Agreement is other than the first day of a calendar quarter, the first Quarter of the Term shall commence on the date hereof and shall terminate on the last day of the calendar quarter in which such commencement date occurs and the last Quarter shall terminate on the date set forth in Section 2.

         (i)     "TERM" means the term of this Agreement, as provided in
Section 2.

         Unless otherwise required by the context, references in this Agreement to "Knogo" shall be deemed to refer also to Sensormatic as the successor to Knogo pursuant to the Merger Agreement.

         2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of 30 months through ___________, 1997, unless earlier terminated pursuant to the provisions of Section 4(d)(ii),
Section 8 or Section 9.




                                    II-C-2

         3.      SUPPLY AND DISPOSITION OF THE PRODUCTS.

         (a) SUPPLY. During the Term and subject to the terms and conditions of this Agreement, Knewco shall sell to Knogo Products ordered by Knogo. Such Products shall be generally of the same quality and type as are marketed and sold by Knewco in the Knewco Territory, subject to regional variation and/or modifications requested by customers. Knogo shall have the right to market, sell, lease, use, install, service and otherwise deal with the Products throughout the world, except for the Knewco Territory.

         (b) NO PROHIBITION. Nothing in this Agreement shall prohibit or in any way limit Knogo, or Sensormatic as successor to Knogo, from selling, leasing or in any other way dealing in any products (other than the Products) which are competitive with any of the Products anywhere in the world, including the Knewco Territory.

         4.      MINIMUM PURCHASES.

         (a) QUARTERLY MINIMUMS. During the following periods within the Term, Knogo shall purchase from Knewco Products in the following monthly and quarterly aggregate dollar amounts:

                                              Monthly Orders                      Minimum Dollar
                   Period                   (Plus or Minus 25%)                 Amount Per Quarter
                   ------                   -------------------                 ------------------
          First 12 Months                       $1,000,000                          $3,000,000

          Next 18 Months                           667,000                           2,000,000

A Product shall be considered to have been purchased for purposes of satisfying the minimum dollar amount for any Quarter (or month referred to in Section 4(c)) (a "Minimum") if it is ordered in such Quarter (or month) for shipment within not more than 90 days after the date of the order (or such longer period as Knewco may accept) and is paid for in full within 30 days after Knogo's receipt of Knewco's invoice therefor rendered pursuant to Section 5(c). If the Term commences on a date other than the first day of a calendar quarter, the Minimums for the first and last Quarters shall be appropriately prorated and the Minimum for the fifth Quarter shall equal (i) the sum of (A) $3,000,000 times the number of days in the fifth Quarter prior to the first anniversary date of this Agreement plus (B) $2,000,000 times the number of days in the balance of the fifth Quarter, with such sum (ii) divided by the total number of days in the fifth Quarter.

         (b) CUMULATIVE CREDITS. In determining whether Knogo has satisfied the Minimum for any Quarter (a "Subject Quarter") or month referred to in Section 4(c), all or any portion of any purchases of Products by Knogo in any prior Quarters in excess of the Minimums applicable to such prior Quarters may be credited, at Knogo's option, against the Minimum for the Subject Quarter or any month thereof.

         (c) MONTHLY ORDERS. For each full calendar month during the first twelve months following the date of this Agreement, Knogo shall purchase not less than an aggregate of $750,000 of Products in such month (subject to any credits permitted under Section 4(b)) and may not purchase in excess of $1,250,000 in the aggregate of Products in such month unless Knewco accepts orders for such excess (as governed by Section 5(e)). For each full calendar month during the next eighteen months following the date of this Agreement, Knogo shall purchase not less than an aggregate of $500,000 of Products in such month (subject to any credits permitted under Section 4(b)) and may not purchase in excess of $833,000 in the




                                    II-C-3
aggregate of Products in such month unless Knewco accepts orders for such excess (as governed by Section 5(e)). For any partial month included in any quarter, the foregoing upper and lower limits shall be adjusted pro rata based on the number of days in such month divided by 30.

         (d)     FAILURE TO SATISFY MINIMUMS.

                    (i) If Knogo fails to satisfy the Minimums for any Quarter (after giving effect to the provisions of Section 4(b)), and such failure is not attributable to any of the force majeure circumstances set forth in Section 7 or to any failure by Knewco to fulfill Knogo's orders for Products on a timely basis (in which case the provisions of Section 4(d)(iv) shall apply), Knewco shall notify Knogo of such failure and the amount of the aggregate deficiency. Within 30 days of the date of such notice, Knogo shall cure such failure by, at its option, (A) purchasing Products in the full dollar amount of the deficiency (subject, in the case of this clause (A), to any applicable monthly limit unless waived by Knewco), or (B) paying to Knewco liquidated damages in an amount equal to 35% of such deficiency (provided, that this clause (B) shall apply to the extent that the cure under clause (A) cannot be effected by reason of the applicable monthly limits). Notwithstanding the preceding sentence, it is the intention of the parties that, while Sensormatic, as the successor in interest to Knogo, shall have its own manufacturing capacity for Products, it shall, to the extent of the quarterly Minimums provided for in this Agreement, fulfill such requirements by purchasing Products from Knewco in such minimum amounts, rather than from its own production. Accordingly, to the extent that Sensormatic fails to meet its Minimum for any Quarter because it contemporaneously produces Products for itself rather than purchasing them from Knewco pursuant to this Agreement, the amount payable under clause (B) of this Section 4(d)(i) in order to cure any such default shall be equal to 50% of the deficiency attributable to such production by Sensormatic.

                   (ii) If Knogo fails to cure pursuant to Section 4(d)(i), such failure shall constitute a default under this Agreement and Knewco shall have the right to (A) terminate this Agreement on not less than 15 days' notice to Knogo and (B) receive from Knogo payment within 15 days of Knewco's demand therefor of an amount of liquidated damages equal to (x) the amount referred to in clause (B) of Section 4(d)(i), plus (y) 35% of the Minimums for the remainder of the Term (after giving credit for any purchases of Products by Knogo following the end of the Quarter in which the deficiency occurred), with the amounts described in clause (y) to be discounted to net present value using the then current prime rate as announced by Citibank, N.A. from time to time at its New York headquarters as its base rate for corporate loans. For this purpose, each Minimum shall be discounted from the last day of the Quarter to which it relates.

                  (iii) If Knogo pays liquidated damages to Knewco with respect to a Quarter pursuant to clause (B) of Section 4(d)(i), and with respect to any subsequent Quarter makes purchases in excess of the Minimums for that Quarter, Knogo shall have the right, at its option, to require Knewco to reimburse Knogo for such liquidated damages payment to the extent of $0.35 for each $1.00 of such excess purchases.

                   (iv) If Knewco fails to ship all or any part of any order by Knogo for Products within 15 days after the shipment date specified therefor in such order, Knogo may (A) re-submit the order for the unshipped portion thereof, at the prices applicable to the order when originally submitted and for delIVery at any time specified in the re-submitted order, or (B) cancel the unshipped portion of the order. In either case, the Products subject to the re-ordered or cancelled portion of the order shall be treated as having been




                                    II-C-4
         purchased within the Quarter in which the order was originally submitted and shall be credited against the Minimum for such Quarter, as if shipped and paid for by Knogo, for all purposes of this Section 4.

             (e) EXCLUSIVE REMEDIES. If Knogo pays in full the liquidated damages calculated pursuant to Section 4(d), such liquidated damages and termination of this Agreement shall be Knewco's sole remedies, at law and at equity, for Knogo's failure to satisfy any Minimum. The parties agree that any such failure by Knogo could cause losses to Knewco that would be difficult or impossible to calculate accurately. Accordingly, with the intention of providing a fair and reasonable method of calculating the amount of such losses, and to impose damages which would not be disproportionate to such losses, the parties agree that Knogo shall pay the amount calculated pursuant to Section 4(d) in the event of such a failure to satisfy Minimums, as liquidated damages, and not as a penalty.

             5.      PURCHASE AND SALE OF PRODUCTS.

             (a) GENERAL. All purchases of Products by Knogo from Knewco shall be governed by the terms and conditions set forth in this Agreement.

             (b) PRICES. Prices for the Products shall be as set forth in the Price List, the initial form of which is set forth in Exhibit A. All prices set forth in the Price List shall be F.O.B. Knewco's Puerto Rico plant. Following the first 12 months of the Term, Knewco may increase the prices on the Price List at any time, but not more than twice in any 12-month period.
Any such price increases shall be effective 30 days after the date of the notice thereof given by Knewco to Knogo (provided, that in the case of written proposals issued by Knogo to customers or potential customers as of the date of such notice, Knogo shall have the right to place orders arising out of such proposals at the pre-increase prices for up to 90 days after the date of such notice). Any orders placed by Knogo with Knewco prior to the expiration of such 30-day period (or 90-day period, if applicable pursuant to the preceding sentence) shall be fulfilled by Knewco at the pre-increase prices.

             It is the intention of the parties that the prices for the Products shall provide Knewco with an average 35% Gross Profit Margin on sales of Products to Knogo. Accordingly, Knewco may raise prices only if increases in Costs decrease Knewco's Gross Profit Margin on sales to Knogo below the 35% level and only to the extent necessary to restore the Gross Profit Margin to such level. Further, Knewco shall decrease its prices whenever decreases in Costs increase Knewco's Gross Profit Margin on sales to Knogo above the 35% level and only to the extent necessary to restore the Gross Profit Margin to
such level.   At Knogo's request, Knewco will permit Knogo's independent certified public accountants to examine Knewco's pertinent books and records (including, without limitation, the work papers of Knewco and its auditors used in the determination and audit review of Knewco's Costs) solely to verify Knewco's Costs and Knewco's right to increase prices or obligation to decrease prices pursuant to this Section 5(b) and whether or not the amount of any such increase or decrease is correct under the foregoing criteria. Such accountants shall maintain the confidentiality of such information and shall not disclose the same to Knogo (except as to their conclusions).

             (c) INVOICES AND PAYMENT. Knewco shall issue invoices to Knogo on shipment of Products ordered by Knogo. Each invoice shall state the purchase price for each Product shipped, and shall separately state all charges for freight, shipping and insurance if paid in the first instance by Knewco any applicable charges for taxes. Knogo shall pay the full amount of each invoice within 30 days after the date of the invoice, at such place as Knewco designates, except to the extent relating to non-conforming Products which Knogo rejects




                                    II-C-5
pursuant to Section 5(i) or to the extent that Knogo in good faith disputes amounts shown in the invoice. All invoices shall be expressed and shall be paid in U.S. dollars.

             (d) FORECASTS. Not later than 30 days prior to the beginning of each Quarter during the Term (other than the first Quarter), Knogo shall furnish to Knewco a written, non-binding forecast, by Product number, of Knogo's anticipated purchases during such Quarter, with projected shipment dates.

             (e) ORDERS. All orders for Products submitted by Knogo shall be in writing and may be submitted by facsimile transmission. All orders shall in all respects be consistent with the terms and conditions of this Agreement, and no inconsistent term contained in any order shall be effective to modify or supplement the provisions of this Agreement unless agreed to by Knewco. To facilitate Knewco's production scheduling, Knogo shall submit each order at least 90 days prior to the requested shipment date. No order shall be binding on Knewco until received and accepted by it at its principal office, but Knewco shall have the right to reject an order or a divisible portion thereof only if inconsistent with the provisions of this Agreement (including without limitation Section 4(c)) or if Knogo is then in material default of its obligations under this Agreement. Knewco shall reply to orders in writing (which may be by facsimile transmission) within five days after its receipt of
orders.   Any order not rejected by Knewco within such period shall be deemed accepted. If any provision of Knewco's reply is inconsistent with any provision of this Agreement, the latter shall govern.

             (f) CHANGE ORDERS. Without affecting the minimum purchase requirements under Section 4, Knogo shall have the right to submit change orders to Knewco at any time prior to the 15th day before the requested date of Product shipment stated in the original order. Such changes may postpone delivery, provided that the rescheduled delivery date is within the Term, or to reduce the quantity of Products originally ordered by up to 25%.

             (g) DELIVERIES. Knewco shall use its best efforts to deliver all Products ordered by Knogo on the shipment dates specified in Knogo's orders and shall deliver all Products not later than 10 days after such dates. Knewco shall deliver all Products ordered by Knogo, F.O.B. Knewco's Puerto Rico plant, to such carriers as are specified by Knogo, suitably packed for shipment in Knewco's standard containers marked for shipment to such destinations as shall be specified by Knogo in its orders. Unless otherwise instructed by Knogo, Knogo shall select the carrier in each instance. All freight, insurance and other shipping expenses, including the cost of any special packaging requested by Knogo, shall be borne by Knogo.

             (h) RISK OF LOSS. Title and risk of loss for all Products shall pass to Knogo on Knewco's delivery of the Products to the carrier designated by Knogo.

             (i) REJECTION OF PRODUCTS. Knogo shall inspect all Products promptly on receipt thereof and may reject any Products that are not in conformity with the applicable order, are damaged or which do not meet the applicable manufacturer's specifications therefor. Any Product not rejected in writing within 45 days after receipt shall be deemed to have been accepted by Knogo. Knogo shall have the right to return any properly rejected Product, for full credit against the invoiced amount therefor, and in accordance with any reasonable return procedure on which the parties shall agree. Any such return shall be at the expense of Knewco and Knewco shall promptly repair or replace and reship to Knogo all rejected Products at Knewco's sole expense.

             (j) TAXES AND DUTIES; PERMITS. Knogo shall be responsible for all sales, use, value-added and other similar taxes, other than income taxes, payable by Knewco, in respect of the sale of the Products by Knewco to Knogo, and shall also be responsible for all tariffs, duties




                                    II-C-6
and like charges assessed with respect to the shipment, export, import, sale, lease and other disposition of the Products by Knogo. Knogo shall be responsible for and shall obtain all governmental permits, authorizations, approvals and licenses, if any, required in order to sell or lease the Products anywhere outside the Knewco Territory.

             (k) TRADEMARKS. Knewco shall manufacture the Products bearing such trademarks, service marks, tradenames, logos and other symbols (together, "Marks") of Knogo or Knewco, or without any such Marks, as specified by Knogo from time to time, on reasonable notice to Knewco.

             (l) MANUALS. Knewco shall include with each Product delivered to Knogo such end user installation, operation and other instructions and manuals as it normally includes with Products delivered to others.
Further, Knewco shall at all times provide Knogo with a reasonable number of copies of all installation, operation and other instructions and manuals as Knogo shall reasonably require in order to properly market, install, service, maintain and repair the Products.

             6. WARRANTY AND LIMITATION OF LIABILITY. Knewco warrants that each Product shall be free of defects in material and workmanship and shall meet all applicable specifications therefor. This warranty shall commence on receipt by Knogo of the Product and shall remain in effect until the completion of the installation of the Product at the customer's location and the acceptance thereof by the customer or one year from such receipt, whichever is earlier, which effectiveness shall survive any termination of this Agreement. Knewco shall promptly repair, or at its option, replace, any defective Product free of charge and shall ship all repaired or replacement Products to Knogo at Knewco's sole expense for freight, insurance and any applicable duties or tariffs. Alternatively, Knewco may direct Knogo to effect any required repairs itself. In such event, Knewco shall reimburse Knogo's reasonable costs in effecting such repairs by credit against invoices for Products shipped to Knogo or by payment to Knogo within 30 days of Knogo's invoices to Knewco therefor. This warranty shall not apply to any Products that are subjected to improper, installation, unauthorized alteration, misuse or abuse.

             To obtain warranty service, Knogo must notify Knewco of any claimed defect within 45 days after Knogo's discovery of the defect and, in any event, within the warranty period referred to above. Knogo shall hold the defective Product unless and until instructed by Knewco to return it to Knewco, which return shall be at Knewco's expense.

             EXCEPT FOR THE EXPRESS WARRANTY MADE ABOVE, KNEWCO MAKES NO WARRANTY AS TO ANY PRODUCT (OTHER THAN THE WARRANTY OF TITLE), EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE. In no event shall Knewco be liable for any incidental, consequential, special or indirect damages suffered by Knogo or any of its employees or agents in connection with the sale, lease or other disposition or use of the Products.

             7. FORCE MAJEURE; ALLOCATIONS. Neither party shall be liable to the other by reason of any failure to perform, or any delay or nonconformity in the performance of, its obligations hereunder (other than monetary amounts due and payable), and neither party shall attempt to hold the other liable in any respect for any such failure, delay or nonconformity, caused by any event of force majeure or other contingency beyond its control, including, without limitation, fire, explosion, labor dispute, casualty or accident, restraints affecting, or failure of, shipping or transportation facilities, earthquake or other natural calamity, lack or failure of sources of supply of labor, raw materials, components or power, war, civil commotion or acts of any governmental or supranational legal authority (including the failure of governments to certify




                                    II-C-7
the Products or to approve their sale in jurisdictions in which such certifications or approvals are required, if such failure has a material effect on the ability of Knogo to satisfy any Minimums). Such force majeure contingencies shall excuse performance only so long as they exist, and the party whose performance had been excused by virtue thereof shall as promptly as is practicable resume performance of its obligations hereunder. In the event that, due to force majeure contingencies or lack of production capacity caused by other reasons, Knewco is unable to completely fulfill all orders placed with it by Knewco and others, Knewco shall make a reasonable allocation between its own needs and Knogo's orders.

             8. CHANGE OF CONTROL OF KNEWCO. In the event of any Change of Control of Knewco during the term of this Agreement, the term of this Agreement shall end on the first anniversary of the date hereof, or at the end of six months after such Change of Control, whichever is later, provided, however, that this Agreement shall terminate in any event no later than ________, 1997.

             9.      TERMINATION.

             (a) GROUNDS FOR TERMINATION. In addition to the termination provisions of Section 4(d) and Section 8, each party shall have the right to terminate this Agreement, at any time, on notice to the other, if:

                         (i) the other party breaches its obligations under this Agreement in any material respect and such breach is not cured within 30 days after the non-breaching party gives the breaching party notice thereof or, if the breach is of a nature such that it cannot be cured within 30 days, the other party diligently institutes steps to cure such breach within such 30-day period and thereafter diligently prosecutes such cure to completion; or

                        (ii) (A) a court of competent jurisdiction enters a decree or order of relief (I) in respect of the other party in any voluntary or involuntary case or proceeding under any bankruptcy, insolvency or similar law, as now or hereafter in effect, or (II) appointing a receiver, liquidator, assignee, trustee or similar official of the other party or any substantial part of its assets, and such decree or order is consented to by the other party or continues unstayed and in effect for a period of 60 consecutive days, or (B) the other party makes a general assignment for the benefit of creditors.

             (b) NO ELECTION OF REMEDIES. Any termination of this Agreement pursuant to this Section 9 shall be in addition to and shall not be exclusive of any other rights or remedies either party may have on account of any breach or default of the other.

             (c) EFFECT OF TERMINATION. The termination of this Agreement pursuant to Section 4(d), Section 8 or this Section 9 shall not terminate Knogo's obligation to make any payments for Products shipped prior to the date of the termination or to pay liquidated damages, if any, which are payable pursuant to Section 4(d), nor shall it terminate Knewco's obligation to fulfill orders placed prior to the date of termination if Knogo is not then in default hereunder or Knogo's obligation to make any payments for Products shipped to fulfill such orders.

             10.     ARBITRATION.

             (a) GENERAL. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any




                                    II-C-8
decision or award of the arbitrator shall be binding on the parties. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

             (b) PROCEDURE. Each party consents to the jurisdiction of such arbitration and to such venue. The arbitrator shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties. Knogo appoints Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, Attention: Kenneth W. Taber, Esq., and Knewco appoints Messrs. Stroock & Stroock & Lavan, Seven Hanover Square, New York, New York 10004,
Attention: David H. Kaufman, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on either party, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

             11. NON-AGENCY. For all purposes of this Agreement, each party shall be an independent contractor, and not an agent, partner or joint venturer, of the other.

             12. NO ASSIGNMENT. Neither party shall assign, subcontract or otherwise transfer this Agreement or any right or interest in or to this Agreement without the prior consent of the other, except that either party may assign this Agreement to any parent corporation or wholly-owned subsidiary or to any successor to all or a substantial portion of its business.

             13. COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) seven days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

             If to Knogo or Sensormatic:

                     Sensormatic Electronics Corporation
                     500 N.W. 12th Avenue
                     Deerfield Beach, Florida 33442
                     Attention:  Corporate Counsel
                              Facsimile No.: (305) 420-2561
                              and
                              Vice President of Corporate Development
                              Facsimile No.: (305) 420-2964




                                    II-C-9

             With a copy to:

                     Christy & Viener
                     620 Fifth Avenue
                     New York, New York 10020
                     Attention: Anthony J. Carroll, Esq.
                                Facsimile No.: (212) 632-5555

             If to Knewco:

                     Knogo North America Inc.
                     350 Wireless Boulevard
                     Hauppauge, New York 11788
                     Attention: Thomas A. Nicolette
                                Facsimile No.: (516) 232-2812

             With a copy to:

                     Stroock & Stroock & Lavan
                     Steven Hanover Square
                     New York, New York 10004
                     Attention: David H. Kaufman
                                Facsimile No.: (212) 806-6006

             14. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

             15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective permitted successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.

             16. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

             17. CONSTRUCTION. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections and Exhibits are to the sections and exhibits of this Agreement. As used herein, the singular includes the plural.




                                   II-C-10

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        KNOGO CORPORATION

                                        By______________________________________
                                           Thomas A. Nicolette
                                           President

                                        KNOGO NORTH AMERICA INC.

                                        By______________________________________
                                           Thomas A. Nicolette
                                           President

             Effective as of the Effective Time under the Merger Agreement, Sensormatic Electronics Corporation, as successor to Knogo Corporation, shall become a party to the foregoing Supply Agreement and hereby acknowledges and accepts such Agreement.

                                        SENSORMATIC ELECTRONICS CORPORATION

                                        By______________________________________
                                           Name:
                                           Title:




                                   II-C-11

                                                                       ANNEX III




                        [Smith Barney Inc. Letterhead]




August 14, 1994


The Board of Directors
KNOGO Corporation
350 Wireless Boulevard
Hauppauge, New York 11788


Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of KNOGO Corporation ("KNOGO") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 14, 1994 (the "Merger Agreement"), among Sensormatic Electronics Corporation ("Sensormatic"), KNOGO and KNOGO North America Inc. ("KNOGO N.A.") and the Contribution and Divestiture Agreement, dated as of August 14, 1994, between KNOGO and KNOGO N.A. (the "Divestiture Agreement" and, together with the Merger Agreement, the "Agreements"). As more fully described in the Merger Agreement, (i) KNOGO will be merged with and into Sensormatic (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of KNOGO (the "KNOGO Common Stock") will be converted into the right to receive that fraction of a share of the common stock, par value $0.01 per share, of Sensormatic (the "Sensormatic Common Stock") equal to the quotient obtained by dividing (x) $18.00 (the "Exchange Value") by (y) the average closing price of the Sensormatic Common Stock on the New York Stock Exchange during the 20 trading days immediately prior to the effective date of the Merger (the "Average Closing Price"); provided that, if the Average Closing Price as of the effective date exceeds $33.00, the Exchange Value will be increased by the product of 0.273 and such excess, subject to certain further adjustments; and provided, further that, if the Average Closing Price is less than $28.00, Sensormatic will have the right to pay all or a portion of the consideration payable in the Merger in cash. In addition, it is our understanding, as more fully described in the Divestiture Agreement, that immediately prior to the Merger, (i) KNOGO will contribute to KNOGO N.A. certain assets and liabilities of KNOGO relating to its operations in the United States, Canada and Puerto Rico, and (ii) the common stock of KNOGO N.A. (the "KNOGO N.A. Common Stock") will be distributed to the stockholders of the Company (the "Divestiture" and, together with the Merger, the "Transaction").

In arriving at our opinion, we reviewed the Agreements and certain related agreements, and held discussions with certain senior officers, directors and other representatives and advisors of KNOGO and certain senior officers and other representatives and advisors of Sensormatic concerning the businesses, operations and prospects of KNOGO, KNOGO N.A. and Sensormatic. We examined certain publicly available business and financial information relating to KNOGO and Sensormatic and certain business and pro forma financial information relating to KNOGO N.A. as well as certain financial forecasts and other data for KNOGO, KNOGO N.A. and Sensormatic which were provided to us by the respective managements of KNOGO and Sensormatic. We reviewed the financial terms of the Transaction as set forth in the Agreements

The Board of Directors
KNOGO Corporation
350 Wireless Boulevard
Hauppauge, New York 11788
Page 2


in relation to, among other things: current and historical market prices and trading volumes of the KNOGO Common Stock and Sensormatic Common Stock; the historical and projected earnings of KNOGO and Sensormatic and the pro forma historical and projected earnings of KNOGO N.A.; and the respective companies' capitalization and financial condition. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected, and analyzed certain financial and other publicly available information relating to the businesses of other companies, in KNOGO's industry. In connection with our engagement, we also approached, and held preliminary discussions with, certain third parties to solicit indications of interest in a possible acquisition of KNOGO. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of KNOGO and Sensormatic as to the expected future financial performance of KNOGO, KNOGO N.A. and Sensormatic. We also have relied upon your counsel's analysis of the potential tax consequences of the Transaction. We are not expressing any opinion as to what the value of the Sensormatic Common Stock actually will be when issued to KNOGO stockholders pursuant to the Merger, what the value of the KNOGO N.A. Common Stock actually will be when issued to KNOGO stockholders pursuant to the Divestiture, or the prices at which the Sensormatic Common Stock or KNOGO N.A. Common Stock will trade subsequent to the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KNOGO, KNOGO N.A. or Sensormatic nor have we made any physical inspection of the properties or assets of KNOGO, KNOGO N.A. or Sensormatic. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

Smith Barney has been engaged to render financial advisory services to KNOGO in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the securities of KNOGO and Sensormatic for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of KNOGO in its evaluation of the proposed Transaction and are not on behalf of, and are not intended to confer rights or remedies upon, Sensormatic or its affiliates, any stockholder of KNOGO or Sensormatic, or any person other than the Board of Directors. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

The Board of Directors
KNOGO Corporation
350 Wireless Boulevard
Hauppauge, New York 11788
Page 3



Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of KNOGO Common Stock in the Merger and the Divestiture, taken together, is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Smith Barney
- ----------------
SMITH BARNEY INC.

                                                                        ANNEX IV


                  NEW YORK BUSINESS CORPORATION LAW PROVISIONS



         Section 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

                 (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

                 (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

                 (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of Section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

                 (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

                 (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                 (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

                 (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

                 (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                 (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                 (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                 (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                 (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                 (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                 (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                 (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                 (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

                 (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                 (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                 (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                 (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                 (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

                 (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

                 (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

                 (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).


         Section 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

                 (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

                 (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and
         (C).

                          (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                                  (i)      To a shareholder of the parent
                          corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

                                  (ii)     To a shareholder of the surviving
                          corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

                          (B)     Any sale, lease, exchange or other
                 disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

                          (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

                 (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                    ANNEX V


PROSPECTUS              KNOGO NORTH AMERICA INC. (LOGO)

                         COMMON STOCK ($.01 PAR VALUE)

         This Prospectus covers up to 6,100,000 shares of common stock, par value $0.01 per share (the "Knogo N.A. Common Stock"), of Knogo North America Inc., a Delaware corporation ("Knogo N.A."), to be delivered to holders of the common stock (the "Knogo Common Stock") of Knogo Corporation, a New York corporation ("Knogo"), in connection with the proposed distribution by Knogo (the "Knogo N.A. Stock Distribution") of one share of Knogo N.A. Common Stock for each share of Knogo Common Stock held of record immediately prior to the effectiveness of the merger (the "Merger") of Knogo with Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic"), or a subsidiary of Sensormatic pursuant to the Agreement and Plan of Merger dated as of August 14, 1994 (as it may be amended, supplemented or otherwise modified from time to time, the "Amended and Restated Merger Agreement"), among Knogo, Knogo N.A. and Sensormatic as described herein. The approval of the Amended and Restated Merger Agreement and the transactions contemplated thereby, including the Merger and the Knogo N.A. Stock Distribution, by the holders of Knogo Common Stock is being solicited by Knogo pursuant to the Proxy Statement referred to herein. All of the outstanding Knogo N.A. Common Stock as of the date of the Knogo N.A. Stock Distribution, estimated as of November 21, 1994, to be 5,633,073 shares, will be distributed in the Knogo N.A. Stock Distribution. Following the Effective Time of the Merger, additional shares of Knogo N.A. Common Stock being registered hereunder will be issued in settlement of certain Knogo employee stock options. The exact number of shares of Knogo N.A. Common Stock to be issued will depend upon the number of outstanding shares of Knogo Common Stock at the time of the Knogo N.A. Stock Distribution and certain other factors. Knogo shareholders are not required to pay any consideration to receive the Knogo N.A. Common Stock distributed in the Knogo N.A. Stock Distribution.


                    -------------------------------------

         There are no current public trading markets for the Knogo N.A. Common Stock, although a "when-issued" trading market may develop prior to the consummation of the Knogo N.A. Stock Distribution. Application has been made to have the Knogo N.A. Common Stock listed on the American Stock Exchange, Inc.

         SEE "SPECIAL FACTORS" FOR CERTAIN MATTERS RELEVANT TO AN INVESTMENT IN KNOGO N.A. SECURITIES.


                    -------------------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    -------------------------------------

                The date of this Prospectus is November 28, 1994

The Knogo N.A. Stock Distribution has been approved, subject to certain conditions, by the Knogo Board of Directors (the "Knogo Board"). The record date for the Knogo N.A. Stock Distribution (the "Record Date") will be the same day on which the Knogo N.A. Stock Distribution and Merger are to occur, which is expected to be December 29, 1994. The Knogo N.A. Stock Distribution is conditioned on, among other things, the satisfaction of all conditions (other than consummation of the Knogo N.A. Stock Distribution) to the parties' obligations to consummate the Merger provided for in the Amended and Restated Merger Agreement, which is attached as Annex I to the Proxy Statement--Prospectus to which this Prospectus is Annex V. See "The Knogo N.A. Stock Distribution--Terms of the Divestiture Agreement--Conditions to the Knogo N.A. Stock Distribution." Also see "The Merger--Conditions" in the Proxy Statement-Prospectus to which this Prospectus is Annex V.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICIT SUCH AN OFFER.


                               TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .        viii

SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
     Special Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2
     The Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2
     The Knogo N.A. Stock Distribution  . . . . . . . . . . . . . . . . . . .          3
     Summary Consolidated Historical and Pro Forma
       Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8
     Operation as a Stand-Alone Company . . . . . . . . . . . . . . . . . . .          8
     Reliance Upon Growth . . . . . . . . . . . . . . . . . . . . . . . . . .          8
     Lost Manufacturing and Sales Volume  . . . . . . . . . . . . . . . . . .          8
     Results of Operations and Cash Flow; Liquidity . . . . . . . . . . . . .          8
     Reliance on Key Personnel  . . . . . . . . . . . . . . . . . . . . . . .          9
     Scope and Enforcement of Intellectual Property
       Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
     Absence of Public Trading Market . . . . . . . . . . . . . . . . . . . .          9
     Relationship with Sensormatic After the
       Knogo N.A. Stock Distribution  . . . . . . . . . . . . . . . . . . . .         10
     Substantial Stockholders; Certain Charter
       Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
     Principal Products . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
     Production . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13
     Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14
     Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15


         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
         Patents and Other Intellectual Property  . . . . . . . . . . . . . . .        15
         Research and Development . . . . . . . . . . . . . . . . . . . . . . .        15
         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16
         Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16

THE KNOGO N.A. STOCK DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . .        17
         Reasons for the Knogo N.A. Stock
           Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
         Recapitalization of Knogo N.A. . . . . . . . . . . . . . . . . . . . .        17
         Manner of Effecting the Knogo N.A.
           Stock Distribution . . . . . . . . . . . . . . . . . . . . . . . . .        17
         Certain Federal Income Tax
           Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
         Certain Transactions with Knogo
           Prior to the Knogo N.A. Stock Distribution . . . . . . . . . . . . .        19
         Conditions to the Knogo N.A. Stock
           Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
         Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
         Relationship Between Knogo N.A. and
           Sensormatic After the Knogo N.A. Stock
           Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
         Supply and License Agreements  . . . . . . . . . . . . . . . . . . . .        21

LISTING AND TRADING OF KNOGO N.A. COMMON STOCK  . . . . . . . . . . . . . . . .        22

DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22

CAPITALIZATION OF KNOGO N.A.  . . . . . . . . . . . . . . . . . . . . . . . . .        23

KNOGO N.A. UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . .        24

KNOGO N.A. NOTES TO UNAUDITED PRO FORMA
  CONSOLIDATED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . .        28

KNOGO N.A. SELECTED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . .        29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . .        31

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
         Directors' Compensation  . . . . . . . . . . . . . . . . . . . . . . .        35
         Directors' Resignations  . . . . . . . . . . . . . . . . . . . . . . .        35
         Directors' Options . . . . . . . . . . . . . . . . . . . . . . . . . .        35
         Committees of the Board of Directors . . . . . . . . . . . . . . . . .        35
         Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . .        36

         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .      36
         Executive Compensation Plans in Effect
           After Knogo N.A. Stock Distribution  . . . . . . . . . . . . . . . .      37
         401(k) Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . .      38
         1994 Stock Incentive Plan  . . . . . . . . . . . . . . . . . . . . . .      41
         Grants to Certain Persons under
           1994 Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         Executive Employment Agreements  . . . . . . . . . . . . . . . . . . .      49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . .      50

DESCRIPTION OF CAPITAL STOCK OF KNOGO N.A.  . . . . . . . . . . . . . . . . . .      52
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . .      52
         Knogo N.A. Common Stock  . . . . . . . . . . . . . . . . . . . . . . .      52
         No Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . .      53
         Certain Charter and By-Law Provisions  . . . . . . . . . . . . . . . .      53

VALIDITY OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55

EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES
  INDEX TO FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . .      F-1

ANNEX I - 1994 Stock Incentive Plan of Knogo North
         America Inc.

ANNEX II - Amended and Restated Certificate of Incorporation of Knogo North America Inc.

ANNEX III - Knogo North America Inc. By-Laws

                              INDEX OF DEFINITIONS



1994 Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
After-Tax Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Amended and Restated Merger Agreement . . . . . . . . . . . . . . . . . . .    i
Base Salary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
CCVS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . viii
Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Deferral Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Dimensional . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
Discretionary Matching Contribution . . . . . . . . . . . . . . . . . . . .   38
Discretionary Non-Matching Contribution . . . . . . . . . . . . . . . . . .   38
Divestiture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Divestiture Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Dual RF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
EAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Eligible Rollover Distribution  . . . . . . . . . . . . . . . . . . . . . .   40
Excess Parachute Payment  . . . . . . . . . . . . . . . . . . . . . . . . .   47
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Incentive Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
IRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
KnoGlo(TM)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Knogo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
Knogo Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii
Knogo N.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
Knogo N.A. Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .    i
Knogo N.A. Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Knogo N.A. Stock Distribution . . . . . . . . . . . . . . . . . . . . . . .    1
Knogo N.A. Stock Distribution Agent . . . . . . . . . . . . . . . . . . . .    4
Knogo N.A. Territory  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Knogo Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Matching Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i
MM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
New Grant Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Non-Employee Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
POS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Proxy Statement-Prospectus  . . . . . . . . . . . . . . . . . . . . . . . .    1
Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii

Restated Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
Restricted Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Sensormatic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Sensormatic Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Source Tagging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Source Imbedding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Spread  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
Supply Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Swept RF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Target Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
USP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

                             ADDITIONAL INFORMATION

         Knogo N.A. has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Knogo N.A. Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibits for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about Knogo N.A. or the Knogo N.A. Common Stock, reference is made to the Registration Statement and to the financial statements, financial statement schedules and exhibits filed as a part thereof or incorporated by reference therein.

         Upon completion of the Knogo N.A. Stock Distribution, Knogo N.A. will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof or incorporated by reference therein and the reports and other information to be filed by Knogo N.A. with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Northeast Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048 and Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                    SUMMARY


         The following summarizes certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, set forth in this Prospectus, which should be read in its entirety. This Prospectus is Annex V to the Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") of Knogo Corporation ("Knogo") and Sensormatic Electronics Corporation ("Sensormatic") relating to the merger of Knogo into Sensormatic (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of August 14, 1994 (as it may be amended, supplemented or modified from time to time, the "Amended and Restated Merger Agreement"), by and among Sensormatic, Knogo and Knogo N.A. See "Summary--The Transactions" below.

         The Proxy Statement-Prospectus relates to a special meeting of Knogo shareholders (including any adjournments or postponements thereof, the "Special Meeting") scheduled for December 29, 1994, at which time Knogo shareholders will be asked to adopt and approve the Amended and Restated Merger Agreement and the transactions contemplated thereby. If this approval is obtained, then immediately prior to the Merger, and as a condition to its consummation, Knogo will contribute to Knogo N.A. all of Knogo's existing business interests (subject to certain exclusions) (the "Contribution") in the United States, Canada and Puerto Rico (the "Knogo N.A. Territory"), and distribute the stock of Knogo N.A. to Knogo shareholders (the "Knogo N.A. Stock Distribution") or otherwise dispose of the stock or assets of Knogo N.A. (collectively, the "Divestiture"), so that upon the effectiveness of the Merger, Knogo's business interests outside the United States, Canada and Puerto Rico will be combined with those of Sensormatic. It is currently contemplated that the Divestiture will be effected through the Knogo N.A. Stock Distribution. Accordingly, this Prospectus is being delivered in conjunction with and as an Annex to the Proxy Statement-Prospectus.

         The consolidated financial statements and other financial information and data herein of Knogo N.A. include certain assets and liabilities of Knogo, on an historical basis, relating to Knogo's operations in the Knogo N.A. Territory. The pro forma consolidated financial information and data give effect to the transactions contemplated as part of the Merger and the Knogo N.A. Stock Distribution.

THE COMPANY

         Following the Divestiture, Knogo N.A. will succeed to the present operations of Knogo in the Knogo N.A. Territory and will continue to design, manufacture, sell, install and service a complete line of electronic article surveillance ("EAS") equipment in the Knogo N.A. Territory. Such products will be manufactured by Knogo N.A. or purchased from existing third party suppliers. In addition, pursuant to a supply agreement to be entered into by Knogo and Knogo N.A. (the "Supply Agreement"), for a period of 30 months following the effective time of the Merger (the "Effective Time"), Knogo N.A. will supply Sensormatic (as successor to Knogo) products valued at $24 million in the aggregate for sale outside the Knogo N.A. Territory. Knogo N.A. and Sensormatic will also grant each other licenses to certain patent rights and technology. See "The Divestiture--Supply and License Agreements."

         Knogo N.A. will have approximately 250 employees, a 68,000 square foot office, research, engineering and distribution facility in Hauppauge, New York, a 55,000 square foot manufacturing facility in Cidra, Puerto Rico, and a 6,000 square foot office in suburban Chicago, Illinois. At the time of the Contribution, Knogo

N.A. will not have any bank debt and will have net worth of approximately $24 million, based on the historical carrying values of Knogo's assets. It is anticipated that the adjusted opening net worth of Knogo N.A. following the write-down of certain assets will be approximately $21 million.

         Knogo N.A. was incorporated in Delaware on August 12, 1994. Knogo N.A.'s principal executive offices are located at 350 Wireless Boulevard, Hauppauge, New York 11788 and its telephone number is (516) 232-2100.

SPECIAL FACTORS

         Knogo N.A.'s business is subject to certain risks, including the risk that growth in its supermarket and library businesses will not occur, that Knogo N.A. will be unable to replace lost volume once the Supply Agreement with Sensormatic terminates and will therefore be unable to maintain profitable margins in its manufacturing operations, the risk that the decline in North American revenues as shown in the financial information included in this Prospectus will not be reversed and the risk that bank financing will be unavailable to Knogo N.A. or available only on unfavorable terms. See "Special Factors."

THE TRANSACTIONS

         Knogo N.A. is a wholly owned subsidiary of Knogo. Knogo has agreed, subject to various conditions, to merge with and into Sensormatic. In connection with the Merger, Knogo has agreed to effect the Divestiture immediately prior to the Merger. If, as is currently contemplated, the Divestiture is effected through the Knogo N.A. Stock Distribution, all of the outstanding shares of Knogo N.A. Common Stock outstanding as of the date of the Distribution will be distributed pro rata to Knogo shareholders immediately prior to the Effective Time of the Merger. Provided the merger consideration (as defined in the Proxy Statement- Prospectus, the "Merger Consideration"), does not include a substantial amount of cash, the Knogo N.A. Stock Distribution is intended to be tax free to Knogo Shareholders for federal income tax purposes. See "The Knogo N.A. Stock Distribution--Certain Federal Income Tax Consequences." Following the Effective Time of the Merger, additional shares of Knogo N.A. Common Stock will be issued in settlement of certain Knogo employee stock options.

         In addition, pursuant to the Amended and Restated Merger Agreement and the transactions contemplated thereby, at the Effective Time, each issued and outstanding share of Knogo Common Stock (other than shares of Knogo Common Stock that are owned by Sensormatic) will be converted into the right to receive common stock of Sensormatic (the "Sensormatic Common Stock") as described under "The Merger--Terms of the Merger" in the Proxy
Statement-Prospectus.

         Immediately prior to the Knogo N.A. Stock Distribution, Knogo will transfer to Knogo N.A. certain businesses, assets, properties and liabilities with a net book value of approximately $24 million, based on the historic carrying values of Knogo's assets and liabilities. It is anticipated that the adjusted opening net worth of Knogo N.A. following the Contribution and certain write downs will be approximately $21 million. As consideration for the net assets contributed to Knogo N.A., Knogo N.A. will issue to Knogo the number of shares of Knogo N.A. Common Stock required so that Knogo will be able to effect the Knogo N.A. Stock Distribution. If, as is currently contemplated, the Divestiture is effected through the Knogo N.A. Stock Distribution, then immediately prior to the Merger, Knogo will distribute these shares of Knogo N.A. Common Stock to holders of Knogo Common Stock so that each holder receives one share of Knogo N.A. Common Stock for each outstanding share of Knogo Common Stock. At November 21, 1994, there were 5,633,073 shares of Knogo Common Stock outstanding. See "The Knogo N.A. Stock Distribution--Certain Transactions with Knogo Prior to the Knogo N.A. Stock Distribution." Immediately following the Knogo N.A. Stock Distribution there will be no receivables or payables between Knogo or Sensormatic, as successor to Knogo, and Knogo N.A. Each of Knogo and Knogo N.A. will indemnify the other against certain losses, damages, liabilities or expenses arising out of their respective businesses. See "The Knogo N.A. Stock Distribution--Relationship Between Knogo N.A. and Sensormatic After the Knogo N.A. Stock Distribution." The Amended and Restated Merger Agreement provides that, with limited exceptions, transfers of assets or liabilities and other transactions between Knogo and Knogo N.A. are not permitted prior to the date of the Divestiture (the "Divestiture Date") other than as contemplated by the Divestiture Agreement. The Amended and Restated Merger Agreement also provides that each Knogo stock option held by employees or non-employee Directors of Knogo outstanding and unexercised at the Effective Time of the Merger will be canceled and the holder thereof will be entitled to receive an option to purchase Sensormatic Common Stock and an option to purchase Knogo N.A. Common Stock (and, in certain instances, in lieu of such stock options, shares of Sensormatic Common Stock or Knogo N.A. Common Stock and/or cash if cash is included in the Merger Consideration), as more fully described in the Proxy Statement-Prospectus.

         The foregoing is a brief summary of certain terms of the Merger affecting Knogo N.A. A complete description of the Merger and of the Amended and Restated Merger Agreement may be found in the Proxy Statement-Prospectus, which is being furnished to all holders of Knogo Common Stock and to which this Prospectus is attached as Annex V. The Divestiture Agreement is more fully described herein under "The Divestiture" and "The Knogo N.A. Stock Distribution."

THE KNOGO N.A. STOCK DISTRIBUTION

Distributing Company  . . . .     Knogo Corporation

Securities to Be
  Distributed . . . . . . . .     All the outstanding shares of Knogo N.A.
                                  Common Stock as of the time of the Knogo N.A.
                                  Stock Distribution will be distributed
                                  immediately prior to the Merger through the Knogo N.A. Stock Distribution. Following the
                                  Effective Time of the Merger and as a
                                  consequence thereof, additional shares of
                                  Knogo N.A. Common Stock will be issued in settlement of certain Knogo employee stock options.

Knogo N.A. Stock
  Distribution  . . . . . . .     The Knogo N.A. Stock Distribution is expected
                                  to be made immediately prior to the Effective
                                  Time. Stock certificates will be mailed as soon as practicable after the Knogo N.A.
                                  Stock Distribution.  See "The Knogo N.A.
                                  Stock Distribution--Manner of Effecting the
                                  Knogo N.A. Stock Distribution."

Knogo N.A. Stock Distribution
  Ratio . . . . . . . . . . .     One share of Knogo N.A. Common Stock for each
                                  share of Knogo Common Stock outstanding on the Record Date (as defined herein). Based on the shares of Knogo Common Stock outstanding as of November 21, 1994, it is estimated that 5,633,073 shares of Knogo N.A.
                                  Common Stock will be distributed.

Record Date . . . . . . . . .     It is expected that the Record Date will be
                                  established as the same day on which the Knogo N.A. Stock Distribution occurs.

Knogo N.A. Stock Options . .    Options to purchase Knogo N.A. Common Stock
                                will be granted to former holders of Knogo options and to certain executive officers pursuant to the Amended and Restated Merger
                                Agreement and in connection with the
                                Divestiture and under the 1994 Stock Incentive
                                Plan of Knogo North America Inc.  See
                                "Executive Compensation Plans in Effect after the Knogo N.A. Stock Distribution -- 1994 Stock
                                Incentive Plan" below, and "The Merger -- Knogo
                                Stock Options" in the Proxy Statement-
                                Prospectus.

Trading Market . . . . . . .    Application has been made to have the Knogo
                                N.A. Common Stock listed on the American Stock
                                Exchange, Inc. under the trading symbol "KNA."
                                See "Listing and Trading of Knogo N.A. Common
                                Stock."

Conditions to Knogo N.A.
Stock Distribution . . . . .    The consummation of the Knogo N.A. Stock
                                Distribution is subject to the conditions set forth in the Divestiture Agreement. See "The
                                Knogo N.A. Stock Distribution--Conditions to the Knogo N.A. Stock Distribution."

Knogo N.A. Stock
Distribution Agent . . . . .    American Stock Transfer & Trust Company, 40
                                Wall Street, New York, NY 10005, the transfer agent for the Knogo Common Stock and the Knogo
                                N.A. Common Stock (the "Knogo N.A. Stock
                                Distribution Agent").

Tax Consequences . . . . . .    Assuming the Merger qualifies as a tax-free
                                reorganization, receipt of Knogo N.A. Common
                                Stock by Stockholders will be tax free for federal income tax purposes. If the Merger
                                Consideration includes a substantial amount of cash and the Merger is consummated in the form of the Alternative Merger, as described under "The Merger-Alternative Merger; Other
                                Alternative Structures" in the Proxy Statement-
                                Prospectus, the Knogo N.A. Stock Distribution will be treated as a dividend of Knogo N.A.
                                Common Stock by Knogo.  See "The Knogo N.A.
                                Stock Distribution--Certain Federal Income Tax
                                Consequences".

Dividends After the Knogo
N.A. Stock Distribution  . .    Knogo N.A. does not presently intend to pay or
                                consider the payment of any cash dividends on the Knogo N.A. Common Stock.

Certain Provisions of Knogo
N.A.'s Charter and By-Laws . .   Certain provisions of Knogo N.A.'s Certificate
                                 of Incorporation and Knogo N.A.'s By-Laws (the
                                 "By-Laws"), may have the effect of making more difficult an acquisition of control of Knogo
                                 N.A. in a transaction not approved by the Knogo
                                 N.A. Board.  See "Special Factors--Certain
                                 Charter Provisions," and "Description of
                                 Capital Stock of Knogo N.A.--Description of
                                 Certain Statutory, Charter and Bylaw
                                 Provisions." The form of the Amended and Restated Certificate of Incorporation and the By-Laws are attached as Appendices I and II of this Prospectus.

Relationship with Sensormatic
After the Knogo N.A. Stock
Distribution . . . . . . . . .   Knogo and Knogo N.A. have agreed to indemnify
                                 each other after the Knogo N.A. Stock
                                 Distribution with respect to certain losses, damages, liabilities and expenses arising primarily from their respective businesses, including certain tax liabilities. In addition, upon the consummation of the transactions contemplated by the Amended and Restated Merger Agreement, Knogo and Knogo
                                 N.A. will enter into a License Agreement, pursuant to which Knogo (and Sensormatic, as its successor) and Knogo N.A. will grant to each other certain perpetual fully-paid licenses to use certain patents and technology and a Supply Agreement, pursuant to which, for a term of 30 months, Knogo N.A. will supply certain products to Sensormatic. See "Special
                                 Factors--Relationship with Sensormatic;
                                 Reorganization to Effect Knogo N.A. Stock
                                 Distribution," and "The Knogo N.A. Stock
                                 Distribution--Terms of the Divestiture
                                 Agreement--The License and Supply
                                 Agreements--Mutual Indemnities."

Special Factors  . . . . . . .   Stockholders should carefully consider the
                                 matters discussed under the section titled
                                 "Special Factors" in this Prospectus.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

         The table below sets forth summary consolidated historical financial data of Knogo N.A. for each of the three years in the period ended February 28, 1994. These consolidated financial data include certain assets and liabilities of Knogo, on a historical basis, relating to Knogo's operations in the Knogo N.A. Territory. The summary consolidated historical financial data set forth below should be read in conjunction with the audited Consolidated Financial Statements of Knogo N.A. and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Historical financial information may not be indicative of Knogo N.A.'s future performance as an independent company. The table also sets forth summary consolidated historical financial data of Knogo N.A. for the six-month period ended August 31, 1993 and 1994, which have been derived from the unaudited Consolidated Financial Statements of Knogo N.A. included elsewhere in this
Prospectus.   The results for the six-month period ended August 31, 1994 are not necessarily indicative of the results to be expected for the full year. Historical per share data for earnings and dividends have not been presented as Knogo N.A. was not a publicly-held company during the periods presented below.

         The summary unaudited pro forma consolidated financial data are derived from the unaudited pro forma consolidated financial information included elsewhere in this Prospectus and present the financial position of Knogo N.A. as of August 31, 1994 and the results of operations for the six months ended August 31, 1994 and the year ended February 28, 1994. The presentation sets forth the financial position of Knogo N.A. as if the Merger and Divestiture were consummated on August 31, 1994 and the results of operations of Knogo N.A. as if the Merger and Divestiture were consummated at March 1, 1993. See "Unaudited Pro Forma Consolidated Financial Information--Unaudited Pro Forma Consolidated Balance Sheet As of August 31, 1994"--"Unaudited Pro Forma Consolidated Statement of Operations, Six Months Ended August 31, 1994"--"Unaudited Pro Forma Consolidated Statement of Operations, Year Ended February 28, 1994"--"Notes to Unaudited Pro Forma Consolidated Financial Information."

         The following unaudited pro forma consolidated financial data are based on estimates and assumptions that are outlined in the footnotes to the pro forma consolidated financial information and should be read in conjunction with such financial information and the consolidated historical financial statements of Knogo N.A. included elsewhere in this Prospectus. The actual results reported in the future will vary from such unaudited pro forma consolidated financial information.

                            KNOGO NORTH AMERICA INC.
   SUMMARY OF CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

                                       YEAR ENDED THE LAST DAY OF FEBRUARY                 SIX MONTHS ENDED AUGUST 31,
                                   -------------------------------------------         -----------------------------------
                                                                     PRO FORMA                                   PRO FORMA
                                   1992        1993       1994         1994            1993           1994          1994
                                  ------      ------     ------      ---------        ------         ------      ---------
 SUMMARY OF OPERATIONS DATA:

 Sales of security devices
   and related interest
   income, lease rentals
   and other . . . . . . . .      $24,242     $22,592     $18,243        $30,243       $ 9,792       $ 7,665     $11,665
 Sales to affiliates . . . .        9,734      10,072      11,375             --         5,325         4,981          --
                                  -------     -------     -------        -------       -------       -------     -------


 Total Revenues  . . . . . .       33,976      32,664      29,618         30,243        15,117        12,646      11,665
 Cost of security devices
   sold  . . . . . . . . . .       17,391      17,293      15,577         16,205         7,868         6,355       5,554

 Depreciation and
   amortization expense  . .       1,949        1,623       1,245          1,151           794           611         562

 Selling, general and
   administrative expenses .      13,602       11,688      11,118         10,582         5,577         5,759       5,325

 Income (loss) before income
   taxes   . . . . . . . . .        (738)       1,148         762            987           368          (379)       (448)

 Net income (loss) . . . . .      $(1,057)    $   624     $   123        $   592       $   215       $  (387)    $  (269)
                                  =======     =======     =======        =======       =======       =======     =======

 Earnings (loss) per share .                                                 .10                                    (.05)
                                                                         =======                                 =======


                                      THE LAST DAY IN FEBRUARY
                                     --------------------------

                                    1992        1993        1994
                                    ----        ----        ----
 SELECTED BALANCE SHEET
 DATA:

   Total assets  . . . . . .      $36,193     $33,546     $34,583                                    $30,332     $25,893
   Net investment in sales-
   type leases . . . . . . .        2,854       3,178       2,018                                      1,963       1,963


   Security devices on
   lease, net  . . . . . . .          883         547         505                                        715         715

   Obligations under capital
   leases  . . . . . . . . .           --         797         688                                        607         607

   Total Shareholders'
   equity  . . . . . . . . .       32,056      28,308      27,055                                     24,888      20,835




See the notes to the consolidated financial statements and the unaudited pro forma consolidated financial information.

                                SPECIAL FACTORS

         PROSPECTIVE HOLDERS OF KNOGO N.A. COMMON STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

OPERATION AS A STAND-ALONE COMPANY

         Prior to the Contribution and the Knogo N.A. Stock Distribution, for the fiscal year ended February 28, 1994, Knogo had total revenues worldwide of $89,302,000, of which $70,607,000 were attributable to Knogo's international operations. Following the Knogo N.A. Stock Distribution, Knogo N.A. will no longer have the benefit of the financial resources of Knogo's international operations. On the other hand, Knogo N.A. will be focusing its marketing efforts in the Knogo N.A. Territory and will begin its operations with no bank indebtedness. After the Knogo N.A. Stock Distribution, Knogo N.A. will not be a subsidiary of, or be affiliated with Knogo or Sensormatic, as successor to Knogo (and will be a competitor of Sensormatic in the Knogo N.A. Territory) and, after the Supply Agreement is terminated, Knogo N.A. will no longer have the benefit of any supply or purchase arrangements with Sensormatic. In addition, after the Knogo N.A. Stock Distribution, Knogo N.A. is subject for a period of five years to a non- competition clause with respect to engaging in business activities outside the Knogo N.A. Territory, which may limit Knogo N.A.'s ability to expand its business outside the Knogo N.A. Territory.

RELIANCE UPON GROWTH

         Knogo's N.A.'s business plan assumes the expansion of its existing EAS business in all product lines from greater emphasis of management on the North American business. In particular, the plan assumes rapid expansion in the use of EAS systems in the supermarket sector, a relatively untapped market among retail users of loss prevention devices, which Knogo N.A. believes offers considerable potential, and in the library sector where new products and library expansions and renovations are increasing demand. See "The Company--Marketing." There can be no assurance, however, that the anticipated growth will occur.

LOST MANUFACTURING AND SALES VOLUME

         During the term of the Supply Agreement, Knogo N.A. will generate revenues from production of EAS systems and products for sale to Sensormatic as successor to Knogo. There can be no assurance that Knogo N.A. will succeed in expanding its sales sufficiently to replace the manufacturing and sales volume lost as a result of the expiration of the Supply Agreement. In such event, Knogo N.A. may have difficulty maintaining profitable margins in its manufacturing operations. See "The Knogo N.A. Stock Distribution--Terms of the Divestiture Agreement--The License Agreement and Supply Agreement."

RESULTS OF OPERATIONS AND CASH FLOW; LIQUIDITY

         The Consolidated Statement of Operations of Knogo N.A. for the year ended February 28, 1994 and the six months ended August 31, 1994 included elsewhere in this Prospectus reflect that Knogo N.A. had net income of $123,000 and a net loss of $387,000, respectively, for such periods. Knogo N.A.'s ability to realize earnings in the future will depend in large part on the availability of opportunities to expand Knogo N.A.'s customer base, especially in the supermarket and library sectors, to improve existing products and to exploit source tagging technology, as to which no assurance can be given.

         Following the Contribution, Knogo N.A.'s internal forecasts and assumptions relating to its future operations, including the Supply Agreement, anticipate that there will be sufficient cash from operations to meet its cash flow needs for at least the next twelve months. Knogo N.A. will have substantial unencumbered assets, including property in Cidra, Puerto Rico, Hauppauge, New York, and Villa Park, Illinois, upon which to base financing if required. However, there can be no assurance that funding, through borrowings, equity issuances or otherwise, if required by Knogo N.A. will be available or, if available, will be on terms favorable to Knogo N.A. In addition, if substantial additional indebtedness were incurred, Knogo N.A.'s ability to respond to changing financial, business and economic conditions, and accordingly its stockholders' investment in Knogo N.A., could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Knogo N.A."

RELIANCE ON KEY PERSONNEL

         Knogo N.A.'s business is managed by key executive officers who have participated in the management of the North American business of Knogo, the loss of whom could have a material adverse effect on Knogo N.A. Knogo N.A. intends to enter into employment contracts with its four most senior executive officers. See "Executive Compensation Plans in Effect After the Knogo N.A. Stock Distribution--Executive Employment Agreements" and "Management."

SCOPE AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

         Knogo N.A. has certain proprietary technologies for which patents have been obtained or applied. No assurance can be given that such patent protection can be obtained for all such technologies or, if obtained, that it will not be challenged, invalidated or circumvented, that competitors will not independently develop or patent technologies that are substantially equivalent to or superior to Knogo N.A.'s technologies or that any of Knogo N.A.'s developmental technologies can be successfully commercialized. Upon consummation of the Merger, Knogo and Knogo N.A. will enter into a License Agreement (the "License Agreement") pursuant to which Knogo (and Sensormatic, as its successor) and Knogo N.A. will grant to each other certain perpetual fully-paid licenses to use certain patents and technology. See "Knogo N.A. Stock Distribution--Supply and License Agreement." Knogo N.A. expects to continue a research and development department under the senior executive who headed such department for Knogo.

COMPETITION

         Competition in the EAS industry is intense. Potential competitors include major domestic and international EAS companies, many of which have substantially greater financial, technical, marketing, sales and other resources than Knogo N.A.. In addition, Knogo N.A. is subject for a period of five years to a non-competition clause with respect to engaging in business activities outside the Knogo N.A. Territory, which may limit Knogo N.A.'s ability to expand its business.

DIVIDENDS

         Knogo N.A. does not intend to consider the payment of any cash dividends on the Knogo N.A. Common Stock at any time in the foreseeable future.

ABSENCE OF PUBLIC TRADING MARKET

         There is not currently a public trading market for the Knogo N.A. Common Stock and there can be no assurance as to the establishment or continuity of any such market. Until the Knogo N.A. Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. Knogo N.A. expects to apply to have the Knogo N.A. Common Stock listed on the American Stock Exchange, Inc. There can be no assurance either as to the price at which trading in the Knogo N.A. Common Stock will occur after the Knogo N.A. Stock Distribution or that such price will not be significantly below the book value per share of the Knogo N.A. Common Stock.

RELATIONSHIP WITH SENSORMATIC AFTER THE KNOGO N.A. STOCK DISTRIBUTION

         In the Divestiture Agreement, Knogo, Sensormatic, as successor to Knogo, and Knogo N.A. have agreed to indemnify each other after the Knogo N.A. Stock Distribution with respect to certain losses, damages, liabilities and expenses arising primarily from their respective businesses, including certain tax liabilities. See "The Knogo N.A. Stock Distribution--Terms of the Divestiture Agreement--Indemnification." In addition, upon the consummation of the transactions contemplated by the Amended and Restated Merger Agreement, Knogo and Knogo N.A. will enter into a License Agreement, pursuant to which Knogo (and Sensormatic, as its successor) and Knogo N.A. will grant to each other certain perpetual fully-paid licenses to use certain patents and technology and a Supply Agreement, pursuant to which, for a term of 30 months, Knogo N.A. will supply certain products to Sensormatic. See "Special Factors--Relationship with Sensormatic; Reorganization to Effect Knogo N.A. Stock Distribution," and "The Knogo N.A. Stock Distribution--Terms of the Divestiture Agreement--The License and Supply Agreements--Mutual Indemnities."

SUBSTANTIAL STOCKHOLDERS; CERTAIN CHARTER PROVISIONS

         Immediately following the Knogo N.A. Stock Distribution and Merger, directors and officers of Knogo N.A. will beneficially own shares of Knogo N.A. Common Stock, including shares held by William A. Perlmuth, as Executor of the Estate of Arthur J. Minasy and as Trustee under trusts for the benefit of Mr. Minasy's adult children, representing approximately 22.5% of the voting power of all Knogo N.A.'s then outstanding voting securities. See "Beneficial Ownership."

         Certain provisions of Knogo N.A.'s Restated Certificate and the By-Laws may have the effect of making more difficult an acquisition of control of Knogo N.A. in a transaction not approved by Knogo N.A.'s Board of Directors. These provisions will include the ability of Knogo N.A. Board to issue shares of preferred stock in one or more series and additional shares of authorized but unissued Knogo N.A. Common Stock without further authorization of Knogo N.A. stockholders and certain other provisions described under "Description of Capital Stock of Knogo N.A.." Many of these provisions are also present in Knogo's Amended and Restated Certificate of Incorporation and By-Laws as currently in effect, and generally are designed to permit Knogo N.A. to develop its businesses and foster its long-term growth without the disruption caused by the threat of a takeover not deemed by Knogo N.A.'s Board of Directors to be in the best interests of Knogo N.A. and its stockholders. These provisions may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Knogo N.A. even though such a transaction might be economically beneficial to Knogo N.A. and its
stockholders.   See "Description of Capital Stock of Knogo N.A.--Certain
Charter and By-law Provisions."


                                  THE COMPANY

         Immediately prior to the Knogo N.A. Stock Distribution, Knogo will contribute to Knogo N.A. all of Knogo's operations in the Knogo N.A. Territory. Following the Knogo N.A. Stock Distribution, Knogo N.A. will be a publicly owned company engaged in the design, manufacture, sale, installation and servicing of a complete line of EAS equipment. Knogo N.A. will have approximately 250 employees and will operate a 55,000 square foot manufacturing facility in Cidra, Puerto Rico, a 68,000 square foot office, research, engineering and distribution facility in Hauppauge, New York, and a 6,000 square foot office in suburban Chicago, Illinois. At the time of the Contribution, Knogo N.A. will not have any bank debt and will have a net worth of approximately $24 million, based on the historical carrying values of Knogo's assets. It is anticipated that the adjusted opening net worth of Knogo N.A. following the Contribution and certain write-downs will be approximately $21 million.

         The EAS systems that Knogo N.A., as an independent company, will manufacture are based upon three distinct technologies. One system, the Swept Radio Frequency ("Swept RF") system, uses medium





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
frequency transmissions in the two to nine megahertz range. The second system, the Dual Radio Frequency ("Dual RF") system, uses ultrahigh frequency radio signals in the 902 megahertz and 928 megahertz bands. The third system, Magnetics ("MM"), uses very low frequency electromagnetic signals in the range of 218 hertz to 9 kilohertz. Knogo N.A. will manufacture a non-electronic dye-stain pin ("KnoGlo(TM)"). In addition, Knogo N.A. will market a closed circuit video system, or CCVS, known as "The KNOGO Surveillor(TM)," and will manufacture a hardware/software package allowing merchants simultaneously to record data from point-of-sale terminals together with a video image of the employee and customer.

         Of Knogo's bookings in the Knogo N.A. Territory for fiscal 1994, approximately 20% were attributable to the Swept RF System, 23% to the Dual RF System, 43% to the MM System, 3% to the KnoGlo(TM) System and 11% to the CCVS System. For fiscal years 1993 and 1992, approximately 40% in 1993 and 27% in 1992 of Knogo's bookings in the Knogo N.A. Territory were attributable to the Swept RF system, 19% in fiscal 1993 and 23% in fiscal 1992 to the Dual RF System, 32% in fiscal 1993 and 35% in fiscal 1992 to the MM System, 2% in fiscal 1993 and 1% in fiscal 1992 to the KnoGlo(TM) System, and 7% in fiscal 1993 and 14% in fiscal 1992 to the CCVS System. Knogo's bookings in the Knogo N.A. Territory represent the gross value of orders accepted in the Knogo N.A. Territory.


         The principal application of Knogo N.A. products will be to detect and deter shoplifting and employee theft in supermarket, department, discount, specialty and various other types of retail stores including bookstores, video, liquor, drug, shoe, sporting goods and other stores. The use of these products is intended to reduce inventory shrinkage by deterring shoplifting, increase sales potential by permitting the more open display of greater quantities of merchandise, reduce surveillance responsibilities of sales and other store personnel and, as a result, increase profitability for the retailer.

         Following the Knogo N.A. Stock Distribution, Knogo N.A. will carry on Knogo's existing business in the Knogo N.A. Territory.

PRINCIPAL PRODUCTS

         EAS systems consist of detection devices which are triggered when articles or persons tagged with wafers or tags pass through the detection device. The principal application of the Swept RF and Dual RF systems is to detect and deter theft of soft goods such as clothing, while the MM systems are primarily used to detect and deter theft of hard goods including packaged goods and books.

         At February 28, 1994, the approximate number of Knogo's Swept RF and Dual RF systems sold or leased in the Knogo N.A. Territory exceeded 11,800. At that date, the approximate number of Knogo's MM systems sold or leased in the Knogo N.A. Territory exceeded 7,500.

Swept and Dual Radio Frequency Detection Systems

         Since 1966, Knogo was engaged in the manufacture and distribution of the Swept RF system, the principal application of which is to detect and deter shoplifting and employee theft of clothing in retail establishments. In 1988, Knogo began to make available to customers the Dual RF system which uses a technology wherein two separate radio frequencies are triggered in a wafer or tag, achieving a singular, recognizable signal. The Dual RF system is particularly useful and cost efficient for soft-goods retail stores with wide mall-type exit areas which ordinarily would require multiple Swept RF systems to adequately protect the retail establishment. The Swept RF and Dual RF systems consist of radio signal transmission and monitoring equipment activated by wafers or tags containing precise electronic circuitry. When merchandise with a wafer or tag attached is transported through the monitored zone, its circuitry interferes with the radio signals continually transmitted through the monitoring system, thereby triggering alarms such as flashing lights, buzzers or indicators at a central control point, or transmitting an alarm directly to the security authorities.

         The systems are monitoring devices installed at exits of protected areas, such as doorways, elevator entrances and escalator ramps. The devices are generally located in panels or pedestals anchored to the floor for a vertical arrangement or mounted in or suspended from the ceiling and mounted in or on the floor for a horizontal arrangement. The panels or pedestals can be custom designed to harmonize with the decor of the store. By means of multiple installations of horizontal Swept RF systems or a single installation of one Dual RF system, Knogo N.A. will have the ability to protect any size entrance or exit.

         Wafers and tags are manufactured in a variety of sizes and types and are attached directly to the articles to be protected by means of specially designed fastener assemblies. A wafer or tag is removed from the protected article, usually by a clerk at the checkout or wrapping desk, by use of a decoupling device specially designed to facilitate the removal of the fastener assemblies with a minimum of effort. Removal of the wafer or tag without a decoupler is very difficult and unauthorized removal will usually damage the protected article and thereby reduce its value to a shoplifter. Optional reminder stations, by means of audiovisual indicators, automatically remind the store clerk to remove the wafer or tag when the article is placed on the cashier's desk.

         Swept RF and Dual RF systems generally have an economic useful life of six years (although many of Knogo's systems have been operating for longer periods), have a negligible false alarm rate and are adaptable to meet the diversified article surveillance needs of individual retailers.

Magnetic Detection Systems

         The primary application of MM systems is to detect and deter theft in "hard goods" applications such as supermarkets, libraries, bookstores and in other specialty stores such as video, drug, liquor, shoe, record, sporting goods and similar stores.

         MM systems use detection monitors which are activated by electromagnetically sensitized strips. The MM targets are attached to the articles to be protected when price tags are affixed and are easily camouflaged on a wide array of products. The detection monitors used by the MM systems are installed at three to five foot intervals at the exits of protected areas. The magnetic targets, including Knogo's ultra thin thread, trade-named "Electro-Thread(R)," which Knogo N.A. will distribute in the Knogo N.A. Territory, can be supplied in many forms and are attractively priced, making them suitable for a variety of retail applications. In addition, the MM targets can be manufactured to be activated and deactivated repeatedly while attached to the articles to be protected, which is a particularly desirable feature for use with items such as books, records and videotapes, which are "checked-out" and later returned. Accurate deactivation is also very important when the item to be protected is a personal accessory that will be carried by its owner from place to place, such as pocket books, pens, lipstick, shoes and camera film and cameras.

         The MM system offers retailers several features not available in Swept RF and Dual RF systems. Since the Electro-Thread(R) is very small, hair-thin, relatively inexpensive and may be inserted at the point of manufacture or packaging, it provides retailers with a great deal of flexibility and is practical for permanent attachment to a wide variety of hard goods, especially low profit-margin products. The Electro-Thread(R) target can be automatically deactivated at check-out, eliminating the risk of triggering alarms when merchandise leaves the store and saving sales personnel valuable time. Since the Electro-Thread(R) targets can be incorporated directly into a price tag, they are convenient to use.

         While targets are typically attached by the retailer at the point of sale, the practices of applying the target at the distribution point ("Source Tagging"), or within the protected item ("Source Imbedding"), are increasing. This program, Universal Source Protection ("USP"), reduces significantly the retailer's target purchase and application costs, while increasing the anti-theft effectiveness of the system. Pursuant to a license agreement to be entered into in connection with the Knogo N.A. Stock Distribution (the "License Agreement"), Knogo N.A. will have the right under a fully-paid license to manufacture for sale in the Knogo N.A. Territory the new MM strip developed by Knogo, trade-named "SuperStrip(TM)," whose small size, unique physical, mechanical and detection properties, compatibility with earlier generation MM systems and low cost make it an ideal candidate for either Source Tagging or Source Imbedding.

KnoGlo(TM)

         KnoGlo(TM), a non-electronic, dye-stain pin, releases an indelible liquid when tampered with. Used with passive locking mechanisms without electronics, KnoGlo(TM) is often a retailer's first step in loss prevention. KnoGlo(TM) is also employed in stores with EAS systems as an extra layer of protection. Such protection is useful in problem areas (near mall door-openings, for example,) or where users must maximize selling space. Following the Knogo N.A. Stock Distribution, Knogo N.A. will continue to market KnoGlo in the Knogo N.A. Territory.

Closed Circuit Video Systems

         "The KNOGO Surveillor(TM)", a closed circuit video system ("CCVS"), enhances the protection of retail stores from shoplifting and employee theft by providing retailers with optical surveillance of the premises. Knogo N.A. believes that, while less profitable than traditional EAS products, the CCVS will complement its other EAS systems and will provide retailers with further protection against internal employee theft and external shoplifting activities.

         The Knogo Data Displayer(TM) allows users of CCVS a method of detecting employee thefts which occur at retailers' point-of-sale ("POS") terminals. The Knogo Data Displayer(TM) collects cash register data (from up to 16 registers simultaneously), converts it from digital to video signals, combines it with a video input and records the POS data and video image on a videocassette as a permanent video record of the transaction. Following the Knogo N.A. Stock Distribution, Knogo N.A. will continue to market the Knogo Surveillor and the Knogo Data Displayer(TM) in the Knogo N.A. Territory.

PRODUCTION

         Knogo N.A. will produce at its facilities in Cidra, Puerto Rico or continue to purchase through established suppliers the detection monitors, wafers, tags, detection strips and other targets used in each system. Production will consist of assembling electronic and mechanical components and printed circuitry which Knogo N.A. will purchase from various suppliers. Knogo's specially designed tools, plastic cases for the wafers, and the target bands used in Knogo's system for patient and personnel control, all of which Knogo N.A. will continue to use following the Divestiture, will be produced to Knogo N.A.'s specifications by independent contractors using existing molds and tooling. Knogo N.A. does not expect to be dependent on any one supplier or group of suppliers of components for its systems and is not likely to have any material long-term arrangements with any of its suppliers. Knogo N.A.'s policy will be to maintain its inventory at a level which is sufficient to meet projected demand for its products. Such demand in North America prior to the Divestiture was usually higher in the fall months than at other times. Knogo N.A. does not anticipate any difficulties in continuing to obtain suitable components at competitive prices in sufficient quantities as and when needed.

         Following the Knogo N.A. Stock Distribution, Knogo N.A. will manufacture and sell to Sensormatic, as successor to Knogo, certain electronic article surveillance products pursuant to the Supply Agreement. Under the Supply Agreement, for a period of 30 months, products valued at $24 million will be supplied to Sensormatic operations in Europe and Australia. Once the Supply Agreement terminates, Knogo N.A. is subject to the risk that it will be unable to replace lost volume and will therefore be unable to maintain profitable margins in its manufacturing operations. See "The Knogo N.A. Stock Distribution -- The Supply Agreement" and "The Company--Competition."

MARKETING

         Knogo N.A. will market its products through the direct efforts of approximately 35 salespersons located in selected metropolitan areas across the United States and Canada. Knogo N.A.'s customers are expected to include some of the major retail stores and store chains in North America.

         Knogo N.A.'s EAS systems will be marketed on both a lease and direct sales basis. The terms of the standard leases will generally be from one to five years. The sales prices and lease rates will vary based upon the type of system purchased or leased, number and types of targets included, the sophistication of the system employed and, in the case of a lease, its term.
In the case of the MM systems, detection targets which are permanently attached to the item to be protected will be sold to the customer even when the system is leased. Therefore, in the case of either a sale or lease of an MM system, as the customer replenishes its inventory, additional targets will be required for those items to be protected. Knogo N.A. will also market a more expensive, removable, reusable detection tag for use with its MM systems on certain products such as clothing and other soft goods.

         In keeping with industry practices, Knogo N.A. may also selectively offer EAS systems on a deferred billing arrangement and, in some instances, on a short-term introductory basis. At the end of such period the retailer will have the option to lease or purchase the equipment.

         During the fiscal year ended February 28, 1994, of a total of approximately 9,321 Swept RF, Dual RF, and MM systems Knogo placed in service worldwide, approximately 1,478 were placed in service in Knogo N.A. Territory locations. Knogo N.A. does not believe that the loss of any one customer in the Knogo N.A. Territory would have a material adverse effect on its business.

         Knogo N.A. believes that the supermarket industry is a major potential market in North America for EAS systems, especially its MM systems, and believes its magnetic technology and service capabilities give Knogo N.A. an important advantage in the supermarket sector. Growth in the supermarket business is a key element of Knogo N.A.'s business plan following the Knogo N.A. Stock Distribution.

         Historically, the supermarket industry in North America has been reluctant to accept EAS for a number of reasons. Knogo N.A. believes these include: relatively high product turnover, low average selling prices and low profit margins that have made the cost of targets and tagging appear prohibitive; the belief on the part of supermarket management that theft was a relatively low percent of costs; and the desire to not slow the checkout process and thus increase labor expense or customer dissatisfaction. As bar code scanning and other management and accounting systems improved in supermarkets, however, supermarket managements were able to see that theft of a relatively narrow range of products, namely health and beauty products, wine and liquor, cigarettes, film, batteries and meats, were causing most of the loss of margin from theft, and that protection of these products could in fact be economic. Sensormatic, Checkpoint and Knogo have devoted considerable resources to this market area with increasingly positive results, measured in terms of the supermarket industry trade press, customer interest and actual test installations, if not yet revenue. As the installed base of EAS systems in supermarkets grows, theft will shift to unprotected stores. This, and a proven financial return on investment, may increase demand rapidly.

         Knogo N.A.'s management believes that its ability to compete in the supermarket sector is enhanced by several factors. First, there is no entrenched EAS industry leader in this sector because it is a new market segment. Second, magnetic system technology appears to be the preferred choice for this market segment, and Knogo N.A.'s magnetic technology has feature/benefit advantages over competitive systems. Third, the supermarket industry, for the most part, is made up of regional companies which will not need an EAS supplier that is equally established in all parts of North America.

SERVICE

         Following the Knogo N.A. Stock Distribution, it is expected that installation, repair and maintenance services will be performed primarily by Knogo N.A.'s personnel. All products sold or leased will be covered either by a short warranty period or an extended warranty period. After the initial warranty period, Knogo N.A. will also offer to its customers the option of entering into a maintenance contract with Knogo N.A. or paying for service on a per call basis.

COMPETITION

         Knogo N.A. will operate in a highly competitive market with many companies engaged in the business of furnishing security services designed to protect against shoplifting and theft. In addition to EAS systems using the concept of tagged merchandise, such services use, among other things, closed circuit video systems, mirrors, guards, private detectives and combinations of the foregoing. Knogo N.A. will compete principally on the basis of the nature and quality of its products and the adaptability of these products to meet specific customer needs and price requirements.

         To Knogo's knowledge, there are several other companies that market, directly or through distributors, EAS equipment to retail stores in the United States, of which Sensormatic, Checkpoint Systems, Inc. and Minnesota, Mining and Manufacturing Company will be Knogo N.A.'s principal competitors. Knogo N.A.'s competitors have greater financial resources, have more experienced marketing organizations and have a greater number of employees than Knogo N.A..

PATENTS AND OTHER INTELLECTUAL PROPERTY

         Following the Knogo N.A. Stock Distribution, Knogo (and Sensormatic, as its successor) and Knogo N.A. will license certain patent rights and technology to each other pursuant to the License Agreement. See "The Knogo N.A. Stock Distribution -- The License Agreement."

RESEARCH AND DEVELOPMENT

         At February 28, 1994, Knogo had 42 employees located in the United States engaged either full or part-time in research and engineering and product development. Because of the elimination of the need to support the present European operation fewer such employees will be required. Because of the importance to Knogo N.A. of products to better serve the North American market and the improvement of its existing EAS products, however, Knogo N.A. will continue to be engaged in company-sponsored research and engineering relating to the completion of new products and the improvement of its existing EAS products. It is anticipated that Knogo N.A.'s research personnel will continue to provide research, engineering and product development at the Hauppauge, Long Island facility. Knogo N.A. may from time to time retain consultants for specific project assistance.

         Following the Knogo N.A. Stock Distribution, Knogo N.A. expects to focus its research and development and engineering efforts on those projects with the most potential for market growth in the Knogo N.A. Territory. One area of basic research Knogo N.A. expects to stress is magnetic activation and deactivation, which is necessary for true source tagging implementation. Other areas of effort will include quality control in materials production, especially with respect to SuperStrip, and existing product enhancement to improve performance and to reduce manufacturing, installation and maintenance expenses. See "The Knogo N.A. Stock Distribution -- The License Agreement."

DIRECTORS

         The Board of Directors of Knogo N.A. consists of five Directors, four of whom are presently Directors of Knogo. Thomas A. Nicolette, President and Chief Executive Officer of Knogo is President and Chief Executive Officer of Knogo N.A., and he and Robert T. Abbott, Chief Financial Officer of Knogo and Chief Administrative Officer and Director of Knogo N.A., are the only Directors who are also officers of Knogo N.A.

MANAGEMENT

         Following the Knogo N.A. Stock Distribution, management of Knogo N.A. will consist of Mr. Nicolette as President and Chief Executive Officer, Mr. Abbott as Senior Vice President-Chief Administrative Officer, Treasurer and Assistant Secretary, Mr. Peter J. Mundy as Vice-President-Finance and Chief Financial Officer, Secretary and Assistant Treasurer and Dr. Peter Zhou as Vice President- Technology. It is anticipated that Knogo N.A. will enter into a three-year employment contract with Mr. Nicolette and one-year employment contracts with Messrs. Abbott and Mundy and Dr. Zhou. See "Management--Executive Officers" and "--Executive Employment Agreements."

         Knogo N.A.'s executive offices will be located at 350 Wireless Boulevard, Hauppauge, New York 11788 and its telephone number will be (516) 232-2100.





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                       THE KNOGO N.A. STOCK DISTRIBUTION


         This section of the Prospectus describes certain aspects of the proposed Knogo N.A. Stock Distribution. To the extent that they relate to the Divestiture Agreement, the License Agreement and the Supply Agreement, the following descriptions do not purport to be complete and are qualified in their entirety by reference thereto which are attached as Annex II to the Proxy Statement-Prospectus and are incorporated herein by reference.

REASONS FOR THE KNOGO N.A. STOCK DISTRIBUTION

         The Board of Directors and Management of Knogo have determined that the Merger would be in the best interests of Knogo's shareholders. The discussions with Sensormatic concerning a possible merger did not include Knogo's North American operations, which Sensormatic did not desire to acquire and which Knogo desired to retain for the benefit of its shareholders. Accordingly, Knogo determined to effect the Knogo N.A. Stock Distribution in order to facilitate the Merger. Knogo's Board of Directors believes that Knogo N.A., as an independent company, will be well situated to take advantage of favorable opportunities in the EAS industry in the Knogo N.A. Territory and that the Knogo N.A. Stock Distribution will enable Knogo shareholders to participate in the values and prospects of the assets and business of Knogo N.A. The Knogo Board further notes that the Knogo N.A. Stock Distribution would be generally tax free to Knogo shareholders for federal income tax purposes unless the consideration in the Merger were to include a substantial amount of cash. See "Certain Federal Income Tax Consequences".

         Although the Knogo N.A. Stock Distribution will not be effected unless the Merger is approved and about to occur, the Knogo N.A. Stock Distribution is separate from the Merger and the Knogo N.A. Common Stock to be received by holders of Knogo Common Stock in the Knogo N.A. Stock Distribution does not constitute a part of the Merger consideration.

RECAPITALIZATION OF KNOGO N.A.

         Prior to the Knogo N.A. Stock Distribution, Knogo N.A. will amend its Certificate of Incorporation, among other things, to increase the currently authorized number of shares of common stock of Knogo N.A. to 10,000,000, and to authorize the issuance of up to 3,000,000 shares of preferred stock upon terms to be established by the Board of Directors at the time of issuance. There presently are no plans or arrangements with respect to the issuance of any class of preferred stock. See "Description of Capital Stock of Knogo N.A.."

MANNER OF EFFECTING THE KNOGO N.A. STOCK DISTRIBUTION

         The Knogo N.A. Stock Distribution will be made to shareholders of record of Knogo prior to the Effective Time. The Knogo N.A. Stock Distribution is expected to occur on the same date as the Effective Time occurs. The Merger is expected to take place promptly following the Knogo shareholders' meeting, scheduled for December 29, 1994, subject to the satisfaction of certain conditions to closing. These dates are subject to change. The Knogo N.A. Stock Distribution Agent will deliver certificates for the shares as soon as practicable to holders of record of Knogo Common Stock as of the close of business on the Knogo N.A. Stock Distribution Record Date on the basis of one Share for every share of Knogo Common Stock held on the Knogo N.A. Stock Distribution Record Date. All Shares will be fully paid and non-assessable. The holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock of Knogo N.A.." Following the Knogo N.A. Stock Distribution, Knogo N.A. will operate as an independent public company.

         No holder of Knogo Common Stock will be required to pay any cash or other consideration for the shares of Knogo N.A. Common Stock received in the Knogo N.A. Stock Distribution or to surrender or exchange shares of Knogo Common Stock in order to receive shares of Knogo N.A. Common Stock, except in certain circumstances described in the Proxy Statement-Prospectus. See "The Merger--Alternative Merger; Other Alternative Structures."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE KNOGO N.A. STOCK DISTRIBUTION TO THE SHAREHOLDERS OF KNOGO IS BASED ON THE OPINION OF STROOCK & STROOCK & LAVAN, COUNSEL TO KNOGO N.A. AND KNOGO. THE SUMMARY IS NOT A COMPLETE DESCRIPTION OF SUCH FEDERAL INCOME TAX CONSEQUENCES AND, IN PARTICULAR, MAY NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF A SHAREHOLDER WHO ACQUIRED KNOGO COMMON STOCK PURSUANT TO EMPLOYEE STOCK OPTIONS. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE DISTRIBUTION OF THE KNOGO N.A. COMMON STOCK TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO TAX CONSEQUENCES UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS. CONSEQUENTLY, EACH KNOGO SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR.

         Neither Sensormatic nor Knogo has requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Knogo N.A. Stock Distribution or the Merger.

         If the Merger qualifies as a tax-free reorganization, the federal income tax consequences of the Knogo N.A. Stock Distribution will be as follows:

                 Holders of Knogo Common Stock will not recognize any income, gain or loss as a result of their receipt of the Knogo N.A. Common Stock in the Knogo N.A. Stock Distribution;

                 The tax basis of the shares of Knogo N.A. Common Stock received by Knogo's shareholders and of the shares of Knogo Common Stock which they retain immediately after the Knogo N.A. Stock Distribution will be determined by allocating between them the basis of each shareholder in his shares of Knogo Common Stock held immediately before the Knogo N.A. Stock Distribution, in proportion to the relative fair market values immediately after the Knogo N.A. Stock Distribution of the Knogo Common Stock and the Knogo N.A. Common Stock; and such fair market values will, in general, be based on the Merger Consideration and the trading price of the Knogo N.A. Common Stock on the date of the Knogo N.A. Stock Distribution, respectively;

                 The holding period of the shares of Knogo N.A. Common Stock acquired by each Knogo shareholder will include the period for which such shareholder held the shares of Knogo Common Stock with respect to which the shares of Knogo N.A. Common Stock are distributed, provided that the shares of Knogo Common Stock are held as a capital asset at the time of the Knogo N.A. Stock Distribution.

         In the event that the Average Sensormatic Share Price is less than $28, and Sensormatic pays a sufficient part of the Merger Consideration in cash such that (taking into account cash paid to dissenting Shareholders, cash paid in lieu of fractional share interests, and Shareholders who dispose of either their shares of Knogo Common Stock prior to, or shares of Sensormatic Common Stock after, the Merger but in as part of a plan with respect thereto) historic Knogo Shareholders in the aggregate retain a number of shares of Sensormatic Common Stock having a value that is less than 50% of the value of Knogo immediately after the Distribution, then the Merger may not qualify for tax-free reorganization treatment. In such event, Sensormatic intends to exercise its right to consummate the Merger by means of the Alternative Merger. If the Alternative

Merger is consummated, the Alternative Merger will not qualify as a tax-free reorganization, and the tax consequences of the Distribution will be as follows:

                 Knogo's shareholders will recognize dividend income equal to the fair market value of the Knogo N.A. Common Stock, but not in excess of Knogo's current and accumulated earnings and profits (which would include any gain recognized by Knogo as a result of the Distribution);

                 The excess, if any, of the fair market value of the Knogo N.A. Common Stock over Knogo's current and accumulated earnings and profits will in general be treated as a nontaxable return of capital; however, to the extent such excess attributable to a share of Knogo Common Stock is greater than the shareholder's basis in that share, the shareholder will recognize gain; and that gain will be capital gain or loss, provided that the share of Knogo Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if the share of Knogo Common Stock was held for more than one year;

                 The tax basis of each share of Knogo N.A. Common Stock received by Knogo's shareholders will be its fair market value as of receipt; and

                 The holding period of the Knogo N.A. Common Stock will begin as of the Knogo N.A. Stock Distribution.

         Knogo has represented that there is no plan or intention on the part of the shareholders of Knogo who own 5% or more of the outstanding Knogo Common Stock and, to the knowledge of Knogo's management, on the part of the remaining holders of Knogo Common Stock, to sell, exchange or otherwise dispose of their Knogo Common Stock prior to the Effective Time (by exercise of dissenters' rights, or otherwise), or the Knogo N.A. Common Stock received by them pursuant to the Knogo N.A. Stock Distribution or the Sensormatic Common Stock to be received by them pursuant to the Merger such that the remaining historic Knogo shareholders will retain, in the aggregate, less than 50% of the Knogo N.A. Common Stock or a number of shares of Sensormatic Common Stock having a value equal to 50% of the value of Knogo immediately after the Knogo N.A. Stock Distribution.

CERTAIN TRANSACTIONS WITH KNOGO PRIOR TO THE KNOGO N.A. STOCK DISTRIBUTION

         Pursuant to the Divestiture Agreement, immediately prior to the Knogo N.A. Stock Distribution, Knogo will contribute to Knogo N.A. all of the right, title and interest of Knogo in and to the business operations and related goodwill of Knogo in the Knogo N.A. Territory, Knogo's assets and properties located in the Knogo N.A. Territory related to such business operations (subject to certain exclusions) and the stock of Knogo Caribe, Inc., Knogo's subsidiary in Puerto Rico (after certain of its financial assets are contributed to Knogo or its other subsidiaries), subject to and as more particularly described in the Divestiture Agreement. Simultaneously with the Contribution, Knogo N.A. will assume and agree to pay, perform and discharge obligations and liabilities (including contingent liabilities) of Knogo directly relating to the employees retained by it, its customers in the Knogo N.A. Territory, Knogo's products sold or leased to such customers and its assets and properties located in the Knogo N.A. Territory, subject to and as more particularly described in the Divestiture Agreement.

CONDITIONS TO THE KNOGO N.A. STOCK DISTRIBUTION

         The consummation of the Knogo N.A. Stock Distribution is subject to the satisfaction (or waiver) of certain conditions specified in the Divestiture Agreement, including: (i) the respective representations and warranties of Knogo and Sensormatic contained in the Amended and Restated Merger Agreement must be true and correct in all material respects; (ii) the respective obligations of Knogo, Knogo N.A., and Sensormatic required by the Amended and Restated Merger Agreement to have been performed at or prior to the Effective Time must have been performed in all material respects; (iii) the Divestiture Agreement must have been executed and delivered by Knogo and Knogo N.A.; (iv) each of the License Agreement and the Supply Agreement must have been executed and delivered by Knogo and Knogo N.A., and acknowledged and accepted, as of the Effective Time, by Sensormatic; (v) all Rights of Knogo Shareholders arising under the Rights Agreement must be extinguished pursuant to the Merger; (vi) each of Sensormatic and Knogo must have received various legal opinions, certificates, consents, resolutions and reports from the other and from third parties, as applicable; (vii) the shares of Sensormatic Common Stock issuable pursuant to the Amended and Restated Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance; (viii) the Registration Statement must have become effective under the Securities Act and must not be the subject of any stop order or of proceedings, either instituted or threatened, seeking a stop order;
(ix) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated and no binding law, regulation, order decree or injunction shall be in effect which would prevent the consummation of the Merger; (x) Knogo N.A. shall have assumed the liabilities of Knogo, as described above (this condition is not waivable);
(xi) Knogo shall have contributed to Knogo N.A. all of its business operations in the Knogo N.A. Territory, as described above; and (xii) Knogo shall have obtained an acknowledgment from certain Banks with respect to the release of certain Bank Liens.

AMENDMENT

         The Divestiture Agreement provides that Knogo and Knogo N.A. may modify or amend the Divestiture Agreement by written agreement executed and delivered by authorized officers of the respective parties; provided, however, that pursuant to the Amended and Restated Merger Agreement the consent of Sensormatic is required for any such amendment.

RELATIONSHIP BETWEEN KNOGO N.A. AND SENSORMATIC AFTER THE KNOGO N.A. STOCK DISTRIBUTION

         Knogo N.A. will operate as an independent company following the Knogo N.A. Stock Distribution. Knogo N.A. will, however, have certain relationships with Sensormatic as the successor to Knogo. Knogo N.A. will also compete with Sensormatic in the Knogo N.A. Territory.

         Pursuant to the Divestiture Agreement, for a period of five years, Knogo N.A. may not compete with Knogo (or Sensormatic, as its successor) outside the Knogo N.A. Territory, including in the manufacture (except for sale in the Knogo N.A. Territory), marketing, sale, or license of EAS, CCTV or other products to deter and detect shoplifting and employee theft, or license outside the Knogo N.A. Territory any intellectual property contributed to Knogo N.A. pursuant to the Divestiture Agreement.

         Pursuant to the Divestiture Agreement, Knogo and Sensormatic, as successor to Knogo, will indemnify Knogo N.A. against certain losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) ("Damages") arising out of the breach of any covenant of Knogo thereunder, or arising out of or in connection with Knogo's business, other than those Damages related to the liabilities assumed by Knogo N.A. thereunder, as well as certain liabilities under the federal securities laws (except to the extent arising out of or based upon information furnished by Knogo or Knogo N.A.). Knogo N.A. will indemnify Knogo and Sensormatic against damages arising out of the breach of any covenant of Knogo N.A. under the Divestiture Agreement, arising out of or in connection with the Divestiture (except with respect to liabilities or obligations of Knogo or Sensormatic under the Divestiture Agreement) or arising out of or in connection with those liabilities assumed by Knogo N.A. pursuant to the Divestiture Agreement, as well as certain liabilities under the federal securities laws (to the extent arising out of or based upon information furnished by Knogo or Knogo N.A.).
The Divestiture Agreement also provides that the parties will make appropriate arrangements to obtain and maintain insurance for certain of such possibilities.

         The Divestiture Agreement also contains further provisions relating to the Divestiture and the dealings between Knogo N.A. and Knogo following the Divestiture, including, without limitation, the provision by Knogo N.A. of certain interim administrative services following the Divestiture and obligations of Knogo N.A. as to confidentiality. Following the Effective Time, Sensormatic, as the Surviving Corporation, will succeed to and be entitled to all rights, benefits and remedies of, and shall be subject to all obligations of, Knogo under the Divestiture Agreement, the License Agreement and the Supply Agreement.

SUPPLY AND LICENSE AGREEMENTS

         Supply Agreement

         Knogo's factory and production facilities in Cidra, Puerto Rico are among the assets located in the Knogo N.A. Territory which will be contributed to Knogo N.A. pursuant to the Divestiture Agreement. The Supply Agreement provides for Knogo (and Sensormatic, as its successor) to purchase products currently produced by Knogo ("Knogo Products") from Knogo N.A., for sale outside the Knogo N.A. Territory, in a minimum aggregate dollar amount of $12,000,000 during the first 12 months and an additional $12,000,000 during the ensuing 18 months, subject to certain quarterly and monthly minimums and maximums. The Supply Agreement provides that such Knogo Products will be priced such that Knogo N.A.'s gross profit margin on the sale of such Knogo Products will be 35%. In the event that Sensormatic fails to purchase the required minimum amount of Knogo Products, Sensormatic would be liable to pay liquidated damages in the amount of 35% of the shortfall, except that to the extent that such failure is caused by Sensormatic contemporaneously producing such Knogo Products for itself, the applicable percentage would be 50%.

         License Agreement

         The Divestiture Agreement provides that Knogo will contribute to Knogo N.A. the United States and Canadian patents and trademarks owned by Knogo and Knogo will retain ownership of its patents and trademarks outside the United States and Canada. Know-how and other intellectual property will be commonly owned by Knogo and Knogo N.A., provided that Knogo N.A. will have the exclusive right to make or have made, use, market, distribute, sell, lease, install, service and market Knogo Products within the Knogo N.A. Territory and Knogo will have such exclusive rights outside the Knogo N.A. Territory, all as subject to the provisions of the License Agreement. The License Agreement provides that shortly after the Divestiture, Knogo N.A. will deliver to Sensormatic all know-how in its possession which Knogo is entitled to retain, and perform certain ongoing training and consulting services in connection therewith, without additional consideration.

         Pursuant to the License Agreement, Knogo (and Sensormatic, as its successor) and Knogo N.A. will grant to each other certain perpetual, fully-paid licenses under the patents and other technology to be contributed to Knogo N.A. or retained by Knogo (as applicable), including (i) a non-exclusive license from Knogo N.A. to Knogo to manufacture or have manufactured Knogo Products in the Knogo N.A. Territory (and to apply the Knogo trademarks and trade names thereto), provided that such products are marketed, distributed, sold or leased outside of the Knogo N.A. Territory for use outside of the Knogo N.A. Territory; (ii) a non-exclusive license from Knogo N.A. to Knogo to use, make, have made, market, distribute, sell or lease SuperStrip in the Knogo N.A. Territory; (iii) a non-exclusive license from Knogo to Knogo N.A to make or have made Knogo Products and SuperStrip outside the Knogo N.A. Territory but only for marketing, distribution, sale or use in the Knogo N.A. Territory; and
(iv) certain cross-licenses of improvements developed by the parties during the five years following the date of the Divestiture.

         Notwithstanding any of the territorial restrictions referred to above, each of the parties has the further right to sell material used for source labeling (i.e., embedding or affixing label materials in or to merchandise at the point of manufacture or distribution) to manufacturers or distributors located outside their respective territories, but only to be embedded in or affixed to merchandise for source labeling purposes, and only if such merchandise is to be sold by such manufacturers or distributors for sale and use in accordance with the territorial restrictions otherwise applicable to the party supplying such material.

         The License Agreement also provides that following a "Change in Control" (as defined in the License Agreement) of Knogo N.A., if Sensormatic has licensed or assigned rights in SuperStrip to a party other than an affiliate, distributor, dealer or a party manufacturing for Sensormatic or such persons, Knogo N.A. or its successor will have the right to obtain a similar non-exclusive license outside the Knogo N.A. Territory on terms no less favorable than those available to any such licensee. The License Agreement also contains provisions giving each party the right to purchase SuperStrip from the other if the selling party is manufacturing SuperStrip or having SuperStrip manufactured by others under contract to such selling party.


                 LISTING AND TRADING OF KNOGO N.A. COMMON STOCK

         Application has been made for listing of the Knogo N.A. Common Stock on the American Stock Exchange, Inc.

         There is not currently a public market for the Knogo N.A. Common Stock. Prices at which the Shares may trade prior to the Knogo N.A. Stock Distribution and the Merger on a "when-issued" basis or after the Knogo N.A. Stock Distribution and the Merger cannot be predicted. The prices at which the Knogo N.A. Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, the future operations and earnings of Knogo N.A., the depth and liquidity of the market for the Knogo N.A. Common Stock, investor perception of Knogo N.A. and the industries in which its businesses participate, Knogo N.A.'s dividend policy, and general economic and market conditions. See "Dividend Policy."

         The Knogo N.A. Common Stock to be distributed to Knogo shareholders will be freely transferable, except for Knogo N.A. Common Stock received by persons who may be deemed to be "affiliates" of Knogo N.A. under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Knogo N.A. after the Knogo N.A. Stock Distribution generally include individuals or entities that control, are controlled by, or are under common control with Knogo N.A. and may include certain officers and directors of Knogo N.A. Persons who are affiliates of Knogo N.A. may sell their Knogo N.A. Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act and the brokerage sales provisions of Rule 144 thereunder. It is believed that persons who may be deemed to be affiliates of Knogo N.A. after the Knogo N.A. Stock Distribution will own approximately 22.5% of the outstanding Shares.

         Immediately following the Knogo N.A. Stock Distribution and the Merger, based on the number of record holders of Knogo Common Stock on November 21, 1994, Knogo N.A. would have approximately 600 holders of record.


                                   DIVIDENDS

         Knogo N.A. does not presently intend to pay or consider the payment of any cash dividends on the Knogo N.A. Common Stock. There can be no assurance that any dividends will be paid in the future on the Knogo N.A. Common Stock.

         Any of Knogo N.A.'s future loan agreements may contain, among other things, provisions relating to tangible net worth, current and leverage ratios and restrictions on the payment of dividends. In addition, future loan agreements may contain covenants that could contain provisions limiting or restricting the payment of dividends.



                          CAPITALIZATION OF KNOGO N.A.


         The following table sets forth, as of August 31, 1994, the consolidated historical capitalization of Knogo N.A. and its capital, as adjusted for the Divestiture. The information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto of Knogo N.A. included elsewhere in this Prospectus.

                                                               AS OF AUGUST 31, 1994
                                                       ------------------------------------
                                                                           AS ADJUSTED
                                                        HISTORICAL     FOR THE DIVESTITURE
                                                        ----------     -------------------
                                                                  (in thousands)
 Obligations under capital leases                      $      607         $      607
                                                       ----------         ----------
 Shareholders' equity                                      32,096             20,835 (1)
 Less:  Due from affiliates                                (7,208)                 0 (2)
                                                       ----------          ---------
 Total shareholders' equity                                24,888             20,835
                                                       ----------          ---------
 Total capitalization                                  $   25,495          $  21,442
                                                       ==========          =========


         (1) Adjusted to achieve target net worth of approximately $24 million on a historical basis and to reflect the write down of certain assets. (See Notes A, D and G of Notes to Unaudited Pro Forma Consolidated Financial Statements.)

         (2) Adjusted to eliminate receivables from affiliates in connection with the Divestiture.

                                   KNOGO N.A.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

            PROPOSED TRANSACTION AND PRO FORMA BASIS OF PRESENTATION


         On August 14, 1994, Knogo and Knogo N.A. entered into the Amended and Restated Merger Agreement. The Amended and Restated Merger Agreement contemplates that Knogo will be merged into Sensormatic. A condition of the Merger requires Knogo to contribute to Knogo N.A., immediately prior to the Merger, certain assets and liabilities of Knogo relating to Knogo's operations in the United States, Canada and Puerto Rico.

         The following unaudited pro forma consolidated financial information present the financial position of Knogo N.A. as of August 31, 1994 and the results of operations for the six months ended August 31, 1994 and the year ended February 28, 1994. The presentation sets forth the financial position of Knogo N.A. as if the Merger and Divestiture were consummated on August 31, 1994 and the results of operations of Knogo N.A. as if the Merger and Divestiture were consummated at March 1, 1993.

         The following unaudited pro forma consolidated financial information should be read in conjunction with the accompanying footnotes thereto and the consolidated historical financial statements of Knogo N.A. presented elsewhere in this Prospectus.

         The following unaudited pro forma consolidated financial information is based on estimates and assumptions that are outlined in the accompanying footnotes. The actual results reported in the future will vary from such unaudited pro forma consolidated financial information.

KNOGO N.A.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF AUGUST 31, 1994
(IN THOUSANDS)

                                         HISTORICAL    PRO FORMA        PRO FORMA
ASSETS                                   KNOGO N.A.   ADJUSTMENTS       KNOGO N.A.
CASH                                      $ 1,185     $    315 (A)      $  1,500
ACCOUNTS RECEIVABLE - Net                   3,714           --             3,714
NET INVESTMENT IN SALES-TYPE LEASES         1,963           --             1,963
INVENTORIES                                 8,660       (2,235)(A)         6,425
SECURITY DEVICES ON LEASE - Net               715           --               715
PROPERTY, PLANT AND EQUIPMENT - Net        12,823       (3,176)(D)         9,647
OTHER ASSETS                                1,272          657 (A)         1,929
                                          -------     --------          --------
                                          $30,332     $ (4,439)         $ 25,893
                                          =======     ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY

ACCOUNTS PAYABLE                          $ 1,072     $     --          $  1,072
ACCRUED LIABILITIES                         2,787           --             2,787
INCOME TAXES PAYABLE                          336         (336)(A)            --
OBLIGATIONS UNDER CAPITAL LEASES              607           --               607
DEFERRED INCOME TAXES                         362          (50)(A)           312
DEFERRED LEASE RENTALS                        280           --               280
                                          -------     --------          --------
                                            5,444         (386)            5,058
                                          =======     ========          ========
SHAREHOLDERS' EQUITY                       32,096      (11,261)           20,835
LESS:  DUE FROM AFFILIATES                 (7,208)       7,208 (A)            --
                                          -------     --------          --------
    TOTAL SHAREHOLDERS' EQUITY (G)         24,888       (4,053)           20,835
                                          -------     --------          --------
                                          $30,332     $ (4,439)         $ 25,893
                                          =======     ========          ========




See accompanying notes to unaudited pro forma consolidated financial information.

KNOGO N.A.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED AUGUST 31, 1994
(IN THOUSANDS)



                                                                                   PRO FORMA          PRO FORMA
REVENUES:                                                         KNOGO N.A.      ADJUSTMENTS         KNOGO N.A.
Sales of security devices and related
  interest income                                                  $ 6,302        $ 4,000 (C)          $10,302
Sales to affiliates                                                  4,981         (4,981)(C)               --
Lease rentals and other                                              1,363             --                1,363
                                                                   -------        -------              -------

                                                                    12,646           (981)              11,665

COSTS AND EXPENSES:
Cost of security devices sold                                        2,954          2,600 (C)            5,554
Cost of sales to affiliates                                          3,401         (3,401)(C)               --
Depreciation and amortization of security
  devices and property, plant and equipment                            611            (49)(E)              562
Research and development                                               253            372 (F)              625
Selling, general and administrative expenses                         5,759           (434)(F)            5,325
Interest expense                                                        47             --                   47
                                                                   -------        -------              -------
                                                                    13,025           (912)              12,113
                                                                   =======        =======              =======

INCOME (LOSS) BEFORE INCOME TAXES                                     (379)           (69)                (448)
INCOME TAXES (BENEFIT)                                                   8            187 (B)             (179)
                                                                   -------        -------              -------

NET INCOME (LOSS)                                                  $  (387)       $   118              $  (269)
                                                                   =======        =======              =======


Earnings (Loss) Per Share                                               --             --              $  (.05)
                                                                                                       =======

Common shares utilized in
  Earnings Per Share calculation                                                                         5,677


See accompanying notes to unaudited pro forma consolidated financial information.

KNOGO N.A.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED FEBRUARY 28, 1994
(IN THOUSANDS)



                                                                                      PRO FORMA       PRO FORMA
REVENUES:                                                            KNOGO N.A.      ADJUSTMENTS      KNOGO N.A.
Sales of security devices and related
  interest income                                                     $15,385       $ 12,000 (C)       $27,385
Sales to affiliates                                                    11,375        (11,375)(C)            --
Lease rentals and other                                                 2,858             --             2,858
                                                                      -------       --------           -------

                                                                       29,618            625            30,243

COSTS AND EXPENSES:
Cost of security devices sold                                           8,405          7,800 (C)        16,205
Cost of sales to affiliates                                             7,172         (7,172)(C)            --
Depreciation and amortization of security
  devices and property, plant and equipment                             1,245            (94)(E)         1,151
Research and development                                                  557            693 (F)         1,250
Selling, general and administrative expenses                           11,118           (536)(F)        10,582
Interest expense                                                          359           (291)(F)            68
                                                                      -------       --------           -------
                                                                       28,856            400            29,256
                                                                      -------       --------           -------



INCOME BEFORE INCOME TAXES                                                762            225               987
INCOME TAXES                                                              639           (244)(B)           395
                                                                      -------       --------           -------

NET INCOME                                                            $   123       $    469           $   592
                                                                      =======       ========           =======

Earnings Per Share                                                         --             --           $   .10
                                                                                                       =======

Common shares utilized in
  Earnings Per Share calculation                                                                         5,677






See accompanying notes to unaudited pro forma consolidated financial information.

                                   KNOGO N.A.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The accompanying unaudited pro forma consolidated financial statements give effect to the following pro forma adjustments and assumptions:

(A) Adjustments pursuant to the Amended and Restated Merger Agreement which provides that, at the time of the Divestiture, Knogo N.A. will have a net worth of approximately $24 million (the "Target Net Worth"), based on the historical carrying value of Knogo's assets and liabilities at the Divestiture Date. Such adjustments amount in the aggregate to a reduction of Knogo's historical net worth in the amount of $877,000. The Target Net Worth at the Divestiture Date will be achieved by a combination of Knogo N.A.'s net loss through the Divestiture Date as well as the transfer of certain assets and the assumption of certain liabilities. The actual adjustments on the Divestiture Date will be different due to the current operations of Knogo N.A..

(B) Adjustment to record the income tax effect of the pro forma adjustments as well as the anticipated tax rate for Knogo N.A. on a stand-alone basis.

(C) Adjustments to reflect the Supply Agreement between Knogo, Sensormatic, as successor to Knogo, and Knogo N.A. as more fully described elsewhere in this Prospectus.

(D) Adjustment to record the write-down of the worldwide corporate headquarters of Knogo from Knogo's historical carrying value due to the manner in and extent to which it will be utilized on a prospective basis by Knogo N.A. The write-down of assets is specifically excluded for purposes of determining Target Net Worth in accordance with the Amended and Restated Merger Agreement.

(E) Adjustments to reduce depreciation expense for the write-down of the building (see Note D).

(F) Adjustments to reflect the expected costs to be incurred by Knogo N.A. as if it had operated as a stand alone entity. Management plans to increase its research and development efforts in the Knogo N.A. Territory and reduce certain selling, general and administrative expenses from historical operating levels.

(G) The following represents a reconciliation of Historical Total Shareholders' Equity to Target Net Worth and Pro Forma Total Shareholders'
Equity:

         Historical Total Shareholders' Equity                      $24,888
         Adjustments to achieve Target Net Worth pursuant to
         the Amended and Restated Merger Agreement (Note A)            (877)
                                                                    -------

         Target Net Worth                                            24,011

         Adjustments to record the write-down of the worldwide
         corporate headquarters (Note D)                             (3,176)
                                                                    -------

         Pro Forma Total Shareholders' Equity                       $20,835
                                                                    =======

                                   KNOGO N.A.

                         SELECTED FINANCIAL INFORMATION
                                 (In thousands)

         The table below sets forth selected consolidated historical financial data of Knogo N.A. for each of the five years in the period ended February 28, 1994 and the six month periods ended August 31, 1993 and 1994. These consolidated financial statements include certain assets and liabilities of Knogo, on a historical basis, relating to Knogo's operations in the United States, Canada and Puerto Rico. The selected consolidated historical financial data as of and for the years ended February 29, 1992 and February 28, 1993 and 1994 should be read in conjunction with the audited Consolidated Financial Statements of Knogo N.A. and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.
The consolidated historical financial data of Knogo N.A. as of and for the years ended February 28, 1990 and 1991 are derived from unaudited consolidated financial statements not included in this Prospectus. Historical financial information may not be indicative of Knogo N.A.'s future performance as an independent company. The selected consolidated historical financial data of Knogo N.A. for the six month periods ended August 31, 1993 and 1994, have been derived from the unaudited Consolidated Financial Statements of Knogo N.A. included elsewhere in this Prospectus. The results for the six month period ended August 31, 1994 are not necessarily indicative of the results to be expected for the full year. Historical per share data for earnings and dividends have not been presented as Knogo N.A. was not a publicly held company during the periods presented below.

                                                                                                      SIX MONTHS ENDED
                                                    YEAR ENDED THE LAST DAY OF FEBRUARY                  AUGUST 31
                                          -----------------------------------------------------    -----------------------


                                          1990        1991       1992       1993         1994         1993        1994
                                          ----        ----       ----       ----         ----         ----        ----
 SUMMARY OF OPERATIONS DATA:

 Sales of security devices and
   related interest income, lease
   rentals and other . . . . . . .      $21,881    $23,734   $24,242      $22,592      $18,243     $ 9,792      $ 7,665

 Sales to affiliates . . . . . . .        5,847      7,284     9,734       10,072       11,375       5,325        4,981
                                        -------    -------   -------      -------      -------     -------      -------
 Total Revenues  . . . . . . . . .       27,728     31,018    33,976       32,664       29,618      15,117       12,646

 Cost of security devices sold . .       12,899     13,376    17,391       17,293       15,577       7,868        6,355
 Depreciation and amortization
   expenses  . . . . . . . . . . .        2,090      2,089     1,949        1,623        1,245         794          611

 Selling, general and
   administrative expenses . . . .        9,362     12,455    13,602       11,688       11,118       5,577        5,759

 Income (loss) before income
   taxes   . . . . . . . . . . . .        3,123      2,395      (738)       1,148          762         368         (379)
 Net income (loss) . . . . . . . .        1,290      2,179    (1,057)         624          123         215         (387)

 SELECTED BALANCE SHEET DATA:
 (AT END OF PERIOD)

 Total assets  . . . . . . . . . .      $41,777    $44,381   $36,193      $33,546      $34,583                  $30,332

 Net investment in sales-type
   leases  . . . . . . . . . . . .        5,116      4,342     2,854        3,178        2,018                    1,963

 Security devices on lease, net  .        1,200      1,073       883          547          505                      715
 Obligations under
   capital leases  . . . . . . . .           --         --        --          797          688                      607

 Total Shareholders' equity  . . .       38,136     38,503    32,056       28,308       27,055                   24,888



See the notes to the consolidated financial statements included elsewhere herein.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Six months ended August 31, 1994 compared with six months ended August 31, 1993

     In the first half of fiscal 1995, Knogo N.A.'s revenues decreased 16% over those reported in the first half of fiscal 1994. During the 1994 fiscal year a plan was put in place to reduce the number of sales account representatives to more sharply focus the selling effort on target markets and reduce expense.
The short term effect of this plan was a decline in revenues from traditional sources, particularly in soft goods, which were not yet replaced by revenues from the redirected effort. In response to the increased selling effort and trade advertising, systems were placed in 29 supermarket locations on either a test or trial order basis during the first half of fiscal 1995. Conversion of these tests and trials into revenue producing orders if it occurs should begin in the second half of fiscal 1995. Sales to affiliates were lower due to technical problems related to the improved magnetic systems for hypermarkets which resulted in delayed orders.

     The cost of security devices sold to third parties was $3.0 million or 47% of sales of security devices and related interest income in the first half of fiscal 1995 compared to $4.2 million or 53% in the first half of 1994. The cost of goods sold percentage was favorably impacted by a higher level of used equipment sales at better than average margins as well as higher selling prices on selected products and lower inventory provisions during the current period. There were also lower CCVS revenues which carry lower margins than Knogo N.A.'s other product lines.

     Selling, general and administrative expenses increased slightly in the first half of fiscal 1995 over the same period in fiscal 1994. The increase was primarily a result of increased corporate allocations including higher sales promotion costs and allocated corporate charges (including a portion of the death benefit payable to the estate of Arthur J. Minasy, the former Chairman of the Board and Chief Executive Officer of Knogo who died on May 10,
1994). These increases were offset in part by further reductions in the sales staff and lower bad debt provisions.

     Knogo N.A.'s income tax provision for the first half of fiscal 1995 is the result of the normal Puerto Rico provision offset by a refund from a previous tax settlement on Knogo N.A.'s Puerto Rico manufacturing operations.
     As a result of the foregoing, Knogo N.A. had a net loss in the first half of fiscal 1995 of $387,000 compared to net income of $215,000 in the same period of fiscal 1994.

Fiscal 1994 Compared with Fiscal 1993

     Consolidated revenues for fiscal 1994 were $29.6 million as compared to $32.7 million in fiscal 1993 reflecting a net decrease of $3.1 million or 9%. Knogo N.A.'s sales of security devices and related interest income to customers in North America decreased 21% to $15.4 million for fiscal 1994, compared to $19.5 million in fiscal 1993. Sales to affiliates increased 13% to $11.4 million in fiscal 1994 as compared to $10.1 million in fiscal 1993. Lease rentals and other revenues decreased 6% to $2.9 million in fiscal 1994 from $3.1 million in the prior fiscal year.

     The decrease in total revenues from third parties was primarily attributable to a reduction in sales to the retail soft goods market (which has traditionally been a strong contributor to the revenue base) as well as some selling price reductions. In addition, during the 1994 fiscal year a plan was put in place to reduce the number of sales account representatives to more sharply focus the selling effort on target markets and reduce expense. The short term effect of this plan was a decline in revenues from traditional sources, particularly in soft goods, which were not yet replaced by revenues from the redirected effort.

     Revenues by product line to third party customers in fiscal 1994 were 32% Magnetics, 36% Swept RF, 19% Dual RF, 3% KnoGlo(TM), and 10% CCVS, compared to 31%, 39%, 19%, 3%, and 8%, respectively, in fiscal 1993. Revenues from sales to affiliates by product line in fiscal 1994 were 64% Magnetics, 31% Swept RF, 1% Dual RF, 3% KnoGlo(TM) and 1% CCVS compared to 49%, 32%, 11%, 7%, and 1%, respectively, in fiscal 1993.

     The cost of security devices sold decreased from $10 million in fiscal 1993 to $8.4 million in fiscal 1994. As a percentage of sales of security devices and related interest income, the cost of security devices sold increased to 55% in fiscal 1994 from 51% in fiscal 1993. The increased percentage was a result of higher installation costs due to the introduction of new products for the supermarket industry, as well as slightly lower selling prices.

     Cost of sales to affiliates decreased from 73% in fiscal 1993 to 63% in fiscal 1994 primarily as a result of the change in mix of products sold and cost reductions in the Magnetic product line.

     Depreciation and amortization decreased by $.4 million to $1.2 million in fiscal 1994 as compared to $1.6 million in fiscal 1993. The decrease is primarily a result of a lower depreciation on Knogo N.A.'s machinery and equipment.

     Selling, general and administrative expenses decreased from $11.7 million in fiscal 1993 to $11.1 million in fiscal 1994. This decrease was attributable principally to a reduction in North American sales and marketing expenses of $1.3 million, offset partially by an increase in bad debts and warranty costs of $.4 million and higher allocated corporate charges of $.3 million. However, as a percentage of revenue, selling, general and administrative expenses increased to 38% in fiscal 1994 from 36% in the previous year due to the lower revenue level.

     The increase in interest expense in fiscal 1994 over fiscal 1993 of $313,000 is primarily related to the settlement of various tax audits.

     Knogo N.A.'s tax provisions include $271,000 in fiscal 1994 and $286,000 in fiscal 1993 relating to settlements regarding prior years' tax audits.

     As a result of the foregoing, Knogo N.A. had a net profit in fiscal 1994 of $123,000 compared to $624,000 in fiscal 1993.

Fiscal 1993 Compared with Fiscal 1992

     Consolidated revenues for fiscal 1993 were $32.7 million, down 4% from $34.0 million in fiscal 1992. Knogo N.A.'s sales of security devices and related interest income from third party sales decreased 6% to $19.5 million for fiscal 1993, compared to $20.7 million in fiscal 1992. Sales to affiliates increased 4% to $10.1 million in fiscal 1993 as compared to $9.7 million in fiscal 1992. Lease rentals and other revenues decreased 14% to $3.1 million in fiscal 1993 from $3.6 million in the prior year.

     Revenues by product line to third party customers in fiscal 1993 were 31% Magnetics, 39% Swept RF, 19% Dual RF, 3% KnoGlo(TM), and 8% CCVS, compared to 29%, 40%, 19%, 1%, and 11%, respectively, in fiscal 1992. Revenues from sales to affiliates by product line in fiscal 1993 were 49% Magnetics, 32% Swept RF, 11% Dual RF, 7% KnoGlo(TM), and 1% CCVS compared to 36%, 44%, 15%, 2%, and 3%, respectively, in fiscal 1992.

     The cost of security devices sold decreased to $10.0 million in fiscal 1993 from $10.2 million in fiscal 1992. As a percentage of sales of security devices and related interest income, the cost of security devices sold increased to 51% in fiscal 1993 from 49% in fiscal 1992. The higher cost of sales percentage was primarily a result of a change in product mix and higher inventory obsolescence provisions.

     Cost of sales to affiliates decreased slightly from 74% in fiscal 1992 to 73% in fiscal 1993 primarily as a result of a change in the mix of products sold.

     Selling, general and administrative expenses decreased to $11.7 million in fiscal 1993 from $13.6 million in fiscal 1992. The decrease in selling, general and administrative expense was principally attributable to a decrease of $.5 million in North American sales and marketing expenses. There was a reduction in warranty costs of $.2 million and in bad debts expense of $1.2 million in fiscal 1993 from fiscal 1992. In fiscal 1992, Knogo N.A. was affected by the downturn in the retail economy and provided substantial bad debt provisions due to pending and actual bankruptcies.

     The reduction in interest expense in fiscal 1993 was due to interest on an IRS tax settlement included in fiscal 1992.

     In fiscal 1992, Knogo N.A. initiated a restructuring program which resulted in a $1.1 million charge against operations. The majority of this charge related to the write-down of earlier generation products.

     Knogo N.A.'s taxes of $524,000 in fiscal 1993 are primarily a result of an IRS tax settlement of $286,000 and certain local taxes on the profits of Knogo N.A.'s Puerto Rico operations. Despite consolidated pretax losses in fiscal 1992, Knogo N.A. provided for income taxes in fiscal 1992 of $319,000 based on the profits of its Puerto Rican manufacturing operation.

     As a result of the foregoing, Knogo N.A. had net income in fiscal 1993 of $624,000, compared to a net loss of $1,057,000 in fiscal 1992.

Liquidity and Capital Resources

     Knogo N.A.'s financial position is strong, with shareholders' equity of approximately $25 million as of August 31, 1994 with no bank debt. At the time of the contribution, and after the write-down of certain assets, Knogo N.A. will have a net worth of approximately $21 million.

     Knogo N.A. will own unencumbered real estate including a 68,000 square foot office, research, engineering and distribution facility in Hauppauge, New York, a 55,000 square foot manufacturing facility and guest house in Cidra, Puerto Rico and a 6,000 square foot office in suburban Chicago, Illinois.

     Management is currently negotiating with several lending institutions for a revolving credit facility for Knogo N.A. Following the Contribution, Knogo N.A.'s internal forecasts and assumptions relating to its future operations, including the Supply Agreement, anticipate there will be sufficient cash from operations to meet its cash flow needs for at least the next twelve months. However, there can be no assurance that funding, through borrowings, equity issuances or otherwise, if required by Knogo N.A. will be available or, if available, will be on terms favorable to Knogo N.A. In addition, if substantial additional indebtedness were incurred, Knogo N.A.'s ability to respond to changing financial, business and economic conditions, and accordingly its stockholders' investment in Knogo N.A., could be adversely affected.

Inflation

Knogo N.A. does not consider inflation to have a material impact on the results of operations.

                                   MANAGEMENT

DIRECTORS

     Set forth below is information concerning the Directors of Knogo N.A.:

          Name                                 Age          Position
          ----                                 ---          --------
         Thomas A. Nicolette  . . . . . . . .  44           Director, President and
                                                              Chief Executive Officer
         Robert T. Abbott . . . . . . . . . .  50           Director, Senior Vice President, Chief
                                                              Administrative Officer, Treasurer and
                                                              Assistant Secretary
         Frank M. Corso . . . . . . . . . . .  66           Director
         William A. Perlmuth  . . . . . . . .  64           Director
         Robert E. Vandermark . . . . . . . .  69           Director


         The principal occupations and positions for the past five years of each such person are as follows:

         Thomas A. Nicolette has been President, Chief Executive Officer and a Director of Knogo N.A. since its inception and has been a Director of Knogo since 1987. Mr. Nicolette was appointed Chief Executive Officer of Knogo on May 11, 1994, following the death of Arthur J. Minasy, who was then Chairman and Chief Executive Officer of Knogo. Mr. Nicolette had served as President and Chief Operating Officer of Knogo since November 1, 1990. Prior thereto he served as president of Knogo-North America Division from 1989 to 1990 and as a Vice President of Knogo from 1986. He is a member of the Board of Trustees of WLIW, the Long Island-based affiliate of the Public Broadcasting System. Following the Knogo N.A. Stock Distribution and the Merger, Mr. Nicolette will remain Chief Executive Officer and President.

         Robert T. Abbott has been Senior Vice President, Chief Administrative Officer, Treasurer and Assistant Secretary of Knogo N.A. since its inception and became a Director of Knogo N.A. in November 1994. He was appointed Senior Vice President-Finance Secretary and Treasurer of Knogo on May 20, 1994. Until then, Mr. Abbott served as Vice President-Finance, Secretary and Treasurer of Knogo from July 1991. Prior thereto he was Treasurer and Chief Financial Officer of C.H. Masland & Sons from October 1988 to September 1990.

         Frank M. Corso has been a Director of Knogo N.A. since its inception and has been a Director of Knogo since 1987. Mr. Corso has been a partner in the law firm Frank Mitchell Corso, P.C. for more than five years. Such firm and Mr. Corso performed legal services for Knogo in fiscal year 1994 and are expected to perform legal services for Knogo N.A. following the Knogo N.A. Stock Distribution. The aggregate amount of fees paid by Knogo to Frank Mitchell Corso, P.C. was less than 5% of the law firm's gross revenues for the last fiscal year. Knogo believes that the billing rates for the foregoing legal services were no less favorable to Knogo than could have been obtained from unaffiliated parties for comparable services. Mr. Corso is a past Director of the State of New York Municipal Bond Bank Agency. He is a past member of the Board of Trustees of WLIW, the Long Island-based affiliate of the Public Broadcasting System.

         William A. Perlmuth has been a Director of Knogo N.A. since its inception and has been a Director of Knogo since 1979. Mr. Perlmuth has been a partner in the law firm of Stroock & Stroock & Lavan in New York, New York for more than five years. Such firm and Mr. Perlmuth performed legal services for Knogo in fiscal year 1994 and are expected to perform legal services for Knogo N.A. following the Knogo N.A. Stock Distribution. The aggregate amount of fees paid by Knogo to Stroock & Stroock & Lavan was less than 5% of the law firm's gross revenues for the last fiscal year. Knogo believes that the billing rates for the foregoing legal services were no less favorable to Knogo than could have been obtained from unaffiliated parties for comparable services.

         Robert E. Vandermark has been a Director of Knogo N.A. since its inception and has been a Director of Knogo since 1986. He has been retired for more than five years from his former position as Vice President and Senior Commercial Lending Officer of Chemical Bank, Melville, New York.

         The terms of office of Messrs. Abbott and Corso will expire at Knogo N.A.'s annual meeting of stockholders to be held in 1995. The terms of office of Messrs. Nicolette and Vandermark will expire at the annual meeting of stockholders in 1996 and the term of office of Mr. Perlmuth will expire at Knogo N.A.'s annual meeting of stockholders to be held in 1997. See "Description of Capital Stock of Knogo N.A.--Charter and By-law Provisions."

DIRECTORS' COMPENSATION

         The 1994 Stock Incentive Plan of Knogo North America Inc. (the "1994 Plan") provides for the granting of a limited number of Incentive Awards to certain Non-Employee Directors who otherwise are not eligible to participate in the 1994 Plan, and thereby will assist Knogo N.A. in attracting and retaining qualified Directors. Pursuant to the 1994 Plan, each Non-Employee Director who is elected to the Board of Directors will be granted, on the date of his election and on each anniversary thereof while such person continues to serve as a member of the Board, a stock option entitling the holder to purchase shares of Knogo N.A. Common Stock at a purchase price equal to the fair market value of the Knogo N.A. Common Stock on the date of grant of the option. See "Executive Compensation Plans in Effect After Knogo N.A. Stock Distribution--1994 Stock Incentive Plan." Knogo N.A. will also consider arrangements providing for annual retainers and meeting fees. Directors who are also employees of Knogo N.A. will receive no additional compensation for their services as Directors.

DIRECTORS' RESIGNATIONS

         As of the Effective Time, Knogo N.A. Directors who are Directors of Knogo will resign as Directors of Knogo.

DIRECTORS' OPTIONS

         Directors who hold outstanding options to purchase Knogo Common Shares will be granted substitute options under the 1994 Stock Incentive Plan of Knogo North America Inc. to purchase a number of shares of Knogo N.A. Common Stock at an exercise price to be determined pursuant to the formula set forth in the Amended and Restated Merger Agreement, which is described in the Proxy Statement-Prospectus under the caption "The Merger -- Knogo Stock Options." Directors of Knogo N.A. who are not also employees of Knogo N.A. will, in addition, be granted new options prior to the Distribution for 10,000 shares at an exercise price of $2.00 per share under the terms of the 1994 Stock Incentive Plan. See "Executive Compensation Plans in Effect After the Knogo N.A. Stock Distribution--1994 Stock Incentive Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

         While no determinations have been made regarding the composition of committees of the Board, it is expected that there will be a Compensation Committee to approve the granting of options, 401(k) decisions, and other compensation matters, and an Audit Committee. Both committees shall consist of non-employee Directors.

EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the persons who will serve as executive officers of Knogo N.A..

Name                      Age          Position
- ----                      ---          --------
Thomas A. Nicolette       44           President and Chief Executive Officer
Robert T. Abbott          50           Senior Vice President, Chief Administrative Officer,
                                        Treasurer and Assistant Secretary
Peter J. Mundy            38           Vice President-Finance, Chief Financial Officer,
                                        Secretary and Assistant Treasurer
Peter Y. Zhou             54           Vice President-Technology

          There are no family relationships, by blood, marriage or adoption, between any of the above officers. All officers are elected until the next annual meeting of the shareholders or until their respective successors are chosen and qualified. There is no arrangement or understanding between any of the above officers and any other person pursuant to which he was selected as an officer.

          The principal occupations and positions for the past five years of each of the Executive Officers of Knogo N.A. are as follows:

          Mr. Nicolette has been President and Chief Executive Officer of Knogo since May 1994. He was President and Chief Operating Officer of Knogo from November 1990 and served as President of Knogo-North America Division since 1989.

          Mr. Abbott has been Senior Vice President-Finance, Secretary and Treasurer of Knogo since May 1994. Prior thereto, he served as Vice President-Finance, Secretary and Treasurer of Knogo from July 1991. Prior thereto he served as Treasurer and Chief Financial Officer of C.H. Masland & Sons from October 1988 to September 1990.

          Mr. Peter J. Mundy has been Vice President-Corporate Controller of Knogo from May 1994. Prior thereto he was Corporate Controller for more than five years. Mr. Mundy is a Certified Public Accountant.

          Dr. Zhou has been Senior Vice President-Technology of Knogo from 1992. He was also Vice President-Research of Knogo from September 1988.

          As of the Effective Time, the employment of each of Messrs. Nicolette, Abbott, Mundy and Zhou with Knogo will be terminated.

EXECUTIVE COMPENSATION

          Each of the executive officers of Knogo N.A. presently is employed as an executive officer of Knogo. Such employment will be terminated in connection with the Merger. The following table sets forth certain information concerning compensation paid by Knogo during its fiscal year ended February 28, 1994 to Knogo N.A.'s Chief Executive

Officer and the three other most highly compensated persons who are or will be executive officers of Knogo N.A., based on salary and bonus earned during such period.


                         SUMMARY COMPENSATION TABLE(1)

          Name and                          Annual                     All Other
 Principal Position in Knogo             Compensation               Compensation(2)
 ---------------------------             ------------               ------------

                                   Salary($)          Bonus($)         ($)

 Thomas A. Nicolette
 President and CEO(3)              $227,875           --               $3,028

 Robert T. Abbott
 Senior Vice President-
 Finance(3)                        $100,000           $19,000          $  500

 Peter J. Mundy
 Vice President-Corporate
 Controller                        $ 91,800           $ 9,900          $1,224

 Peter Y. Zhou
 Senior Vice President
 Technology                        $125,000           $10,600          $1,719


(1) There was no disclosable "Long Term Compensation" paid, payable or accrued to any of the persons named above during fiscal 1994.

(2) Amounts shown consist of Knogo's matching contributions under the 401(k) Plan.

(3) Upon consummation of the Merger, Mr. Nicolette and Mr. Abbott will receive $600,000 and $120,000, respectively, pursuant to their existing employment agreements with Knogo. Additionally, Mr. Nicolette's options to purchase 47,000 shares of Knogo stock, which are 80% vested, will, under the terms of Mr. Nicolette's existing employment agreement, become fully vested.


EXECUTIVE COMPENSATION PLANS IN EFFECT AFTER KNOGO N.A. STOCK DISTRIBUTION

          Knogo N.A., with the approval of Knogo as its sole stockholder, expects to adopt certain new compensation and employee benefit plans and officers' employment agreements for Knogo N.A., effective upon the Knogo N.A. Stock Distribution. The plans proposed to be adopted will replace those of Knogo currently applicable to employees of Knogo N.A.. Benefit plans of Knogo N.A. which will be in effect following the Knogo N.A. Stock Distribution are described below.

401(k) SAVINGS PLAN

          Knogo N.A. has adopted and Knogo, the sole stockholder of Knogo N.A., has approved the Knogo North America Inc. Retirement Savings 401(k) Plan (the "Knogo N.A. Savings Plan"), formerly known as the Knogo Corporation Retirement Savings 401(k) Plan (the "Knogo Savings Plan").

          The following summary of the provisions of the Knogo N.A. Savings Plan is subject to the full text of the Knogo N.A. Savings Plan. A copy of the Knogo N.A. Savings Plan may be obtained by written request to the Company.

          Eligible employees of Knogo N.A. (and those of its subsidiaries which adopt the Knogo N.A. Savings Plan) may become participants in the Knogo N.A. Savings Plan. An employee (other than a member of a collective bargaining unit) is eligible to participate in the Knogo N.A. Savings Plan as of the first day of January, April, July or October coincident with or next following the date he or she attains age 21 and completes one year of service. Prior service with Knogo (and any of its subsidiaries) will be credited for all purposes under the Knogo N.A. Savings Plan. An employee who is a member of a collective bargaining unit is eligible to participate if the collective bargaining agreement provides that he or she may become a participant and he or she satisfies the age and service requirements specified above. Approximately 155 employees will be eligible to participate in the Knogo N.A. Savings Plan as of the time of the Divestiture Date.

          To participate in the Knogo N.A. Savings Plan, an eligible employee must elect to defer between 1% and 10% of compensation by authorizing Knogo N.A. to deduct such amount from his or her paycheck and contribute it to the Knogo N.A. Savings Plan on his or her behalf (a "Deferral Election"). In general, any amounts so deferred will not be fully taxable to the participant until he or she receives a distribution from the Knogo N.A. Savings Plan (see the federal income tax consequences discussed below). However, to qualify for this favorable tax treatment, the amount which a participant may elect to defer is subject to an annual dollar limitation, as well as a non-discrimination test. For 1994, a participant cannot elect to defer more than $9,240. This amount will be adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

          An eligible employee may also elect to defer from 1% to 10% of his compensation on an after-tax basis by authorizing Knogo N.A. to deduct such amounts from his or her paycheck and contribute it to the Knogo N.A. Savings Plan on his behalf (an "After-Tax Contribution"). An eligible employee may not elect to defer more than 15% of his or her compensation as to both his Deferral Election and After-Tax Contributions. In general, any After-Tax Contribution will be fully taxable to the participant upon contribution to the Knogo N.A. Savings Plan, but any earnings thereon will not be taxable until he or she receives a distribution from the Knogo N.A. Savings Plan.

          In addition to the contribution made pursuant to each participant's Deferral Election and any After-Tax Contributions, Knogo N.A. will make a matching contribution (a "Matching Contribution") in an amount equal to a percentage of the participant's Deferral Election designated by the Compensation Committee of the Board of Directors (the "Committee"). Knogo N.A. may also contribute a discretionary matching contribution (a "Discretionary Matching Contribution") and discretionary contribution (a "Discretionary Non-Matching Contribution") for any plan year which will be conditioned upon the participant being an active employee as of December 31 of the year, except in cases of an approved leave of absence, death or normal, early or disability retirement.

          All of the contributions made under the Knogo N.A. Savings Plan will be held in trust (the "Trust") and allocated to one or more accounts maintained on behalf of each participant (the "Accounts"). The Trust will be divided into four investment vehicles, including the Knogo N.A. Common Stock Fund. When an eligible employee becomes a participant, the employee can elect (in multiples of 5%) to have all or part of his or her Elective Deferrals and After-Tax Contributions invested in one or more of the funds. The Matching

Contributions, Discretionary Matching Contributions and Discretionary Non-Matching Contributions will automatically be invested in the Knogo N.A. Common Stock Fund. Any dividends paid on shares of Knogo N.A. Common Stock in said Fund will be reinvested in additional shares of Knogo N.A. Common Stock.

          Generally, as of any January 1, April 1, July 1 or October 1, a participant may change the percentage of his or her Accounts (in multiples of 5%) invested in one or more other investment funds, except that a participant may only elect to transfer or liquidate such amounts as are invested in the Knogo N.A. Common Stock Fund subject to certain limitations described in the Plan.

          If a participant's Accounts are invested in the Knogo N.A. Common Stock Fund, the participant may direct the Trustee as to the voting at each respective annual or special meeting of stockholders of shares of Knogo N.A. Common Stock allocated to him or her.

          Knogo N.A.'s Matching Contributions, Discretionary Matching Contributions, Discretionary Non-Matching Contributions and earnings thereon will become nonforfeitable at a 20% rate for each year of service completed by the participant, so that the participant will be fully vested upon completing five years of service. However, such contributions will become fully vested regardless of years of service if the participant's employment terminates by reason of retirement, disability or death. A participant is always 100% vested in his other benefits under the Knogo N.A. Savings Plan.

          When a participant stops working for Knogo N.A. for any reason, the participant will be entitled to receive an amount equal to the vested value of his or her Accounts. A participant's benefit will be paid to him or her, or in the case of his or her death, to his or her beneficiary, in a lump sum payable in either cash or Knogo, N.A. Common Stock Fund, to the extent such amounts are invested in the Knogo N.A. Common Stock Fund. A participant may elect to receive a lump sum payment at the time his or her employment terminates or to defer the payment until any time between ages 65 and 70 1/2. If a participant's employment is terminated after age 65 or if a participant becomes disabled, the participant also has the option to receive his or her benefit in installments over a period of time not to exceed 10 years. In addition, if a participant attains age 59 1/2 while still an employee, the participant can elect to receive an immediate lump sum payment of the vested value of his Deferral Election Accounts and payments will be made in cash. If a participant's Accounts are invested in the Knogo N.A. Common Stock Fund, the participant can request that the vested value of his or her Accounts, to the extent so invested, be distributed to him or her in the form of shares of Knogo N.A. Common Stock. Also, all or part of certain amounts contributed to the Knogo N.A. Savings Plan may be withdrawn, in the case of financial hardship. Finally, a participant may borrow the invested amounts allocated to his or her Accounts, up to certain specified limits. Interest will be payable to the Knogo N.A. Savings Plan on any amounts borrowed.

          The Knogo N.A. Savings Plan will be administered by the Committee. The expenses of administering the Knogo N.A. Savings Plan will be paid from the Trust, unless Knogo N.A. elects to pay such expenses directly.

          The Board of Directors of Knogo N.A. will have the right to amend, terminate or suspend the Knogo N.A. Savings Plan at any time. However, no amendment may provide for the use of assets of the Knogo N.A. Savings Plan other than for the exclusive benefit of participants and their beneficiaries and no amendment may deprive any participant or beneficiary of any of his or her vested benefits.

          The Knogo N.A. Savings Plan will become effective as of the Divestiture Date. Knogo N.A. will submit the Knogo N.A. Savings Plan and Trust to the Internal Revenue Service for a determination that the Knogo N.A. Saving Plan qualifies under Section 401 of the Code and that the Trust is exempt from federal income taxation under Section 501 of the Code. The adoption of the Knogo N.A. Savings Plan and Trust is contingent on obtaining such a determination, and Knogo N.A. will amend the Knogo N.A. Savings Plan and Trust, if necessary, to obtain a favorable determination from the Internal Revenue Service.

          Knogo N.A. intends that the Knogo N.A. Savings Plan and Trust shall qualify under Sections 401(a) and 401(k) of the Code and the Trust shall be exempt from federal income tax under Section 501(a) of the Code. If the Internal Revenue Service determines that the Knogo N.A. Savings Plan and Trust are qualified and exempt, the federal income tax treatment will be as follows:

          A participant will not be taxed at the time of the deferral on the amount of compensation the participant has elected to defer pursuant to a Deferral Election, but such amount will be subject to Social Security (FICA) and unemployment taxes. To qualify for this favorable tax treatment, the amount, as well as the percentage, of compensation which a participant elects to defer cannot exceed certain limits imposed by Sections 402(g) and 401(k) of the Code. Also, a participant generally will not be taxed on any Matching Contributions, Discretionary Matching Contributions and Discretionary Non-Matching Contributions that Knogo N.A. makes to the Knogo Savings Plan on his or her behalf until distributed; provided, however, that certain limitations imposed by Section 401(m) of the Code are satisfied. Any contributions made to the Knogo N.A. Savings Plan pursuant to a participant's Deferral Election and any Matching Contributions, Discretionary Matching Contributions and Discretionary Non-Matching Contributions will be deductible immediately by Knogo N.A..

          Income realized by the Trust will not be taxable to the participants when such income is earned or allocated to the participants' Accounts, but only when distributed to the participants, nor will the Trust be subject to tax on such income.

          If a participant's interest in the Trust is distributed in either a single sum or installments over a period of less than 10 years, the distribution will qualify as an eligible rollover distribution (an "Eligible Rollover Distribution"). If the distribution is not rolled over (as described below) it will be taxable as ordinary income, except that if the participant was in the Knogo N.A. Savings Plan for the five years preceding the year of distribution, and the distribution is made in one taxable year upon termination of employment, death, or at or after the participant's attainment of age 59 1/2, it will qualify as a "lump sum distribution," and the participant may elect to compute his or her tax in accordance with the special five-year forward averaging provisions of the Code if he or she attained age 59 1/2 prior to the distribution (or ten-year forward averaging provisions of the Code, with respect to participant who attained age 50 prior to 1986, regardless of the participant's age at distribution). However, a participant can make only one averaging election after December 31, 1986. In addition, if the distribution qualified as a "lump sum distribution", the participant, or his or her beneficiary, will be taxed only on that portion of the distribution which exceeds any net unrealized appreciation in the value of any shares of Knogo N.A. Common Stock included in the distribution. The net unrealized appreciation is equal to the difference between the price of the Knogo N.A. Common Stock when the employee invests in the Knogo N.A. Common Stock Fund, and the fair market value of the respective Knogo N.A. Common Stock Fund when distributed to the participant. Taxation of such amount is generally deferred until the participant sells the shares of such Common Stock, at which time the untaxed appreciation will be taxed as long-term capital gain.

          The participant can defer taxation on an Eligible Rollover Distribution, if he or she directly rolls over the benefit to another qualified Plan or an individual retirement account or annuity ("IRA") within 60 days of distribution. However, the participant's surviving spouse may only have such amounts directly transferred to an IRA. If the participant does not elect a direct rollover, his or her benefits will be subject to mandatory withholding at a 20% rate. The 20% withholding will not apply to the extent that the Eligible Rollover Distribution is paid in Knogo N.A. Common Stock.

          If a participant receives a distribution which does not qualify as an Eligible Rollover Distribution or a "lump sum distribution", the participant will be taxed on the full value of the shares of such Common Stock, cash or other property distributed to the participant, including any net unrealized appreciation. The taxable amount will be treated as ordinary income, will not be eligible for the special five-year (or ten-year) averaging provisions and may not be transferred to an IRA.

          If a participant sells shares of Knogo N.A. Common Stock which are received from the Knogo N.A. Savings Plan, the participant will realize long-term capital gain on the net unrealized appreciation not previously subject to tax. Any appreciation in the value of such Common Stock occurring subsequent to the distribution will be taxed as long-term or short-term capital gain, depending upon whether the participant has held the shares which were sold for more than one year after the date such shares were distributed.

          Subject to certain exceptions (including death or disability), an additional 10% income tax will be imposed on taxable distributions received before a participant attains age 59 1/2, unless directly rolled over to a qualified plan or IRA within 60 days of distribution.

          The foregoing summary with respect to federal income taxation does not purport to be complete, and reference is made to the applicable provisions of the Code.



1994 STOCK INCENTIVE PLAN

          Knogo N.A. has adopted and Knogo, the sole stockholder of Knogo N.A., has approved the 1994 Plan. The purpose of the 1994 Plan is to encourage Knogo N.A.'s key employees and Directors to acquire a larger proprietary interest in Knogo N.A., and to provide incentives to put forth maximum efforts for the success of Knogo N.A.'s business, and thereby stimulate the efforts of such key employees and Directors on Knogo N.A.'s behalf.

          A copy of the 1994 Plan is annexed hereto as Annex I. The following summary of its principal provisions is subject to the full text of the 1994 Plan.

          The 1994 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), comprised of three or more Directors of Knogo N.A., each of whom is disinterested within the meaning of Rule 16b-3(c)(2) under the Exchange Act. All key employees as may be determined by the Committee from time to time, are eligible to participate in the 1994 Plan. In addition, under the 1994 Plan, certain Directors of Knogo N.A. who are not also employees of Knogo N.A. ("Non-Employee Directors") are eligible to receive limited stock options, as described below.

          Awards may be granted by the Committee to eligible employees in the form of stock options, restricted stock awards, phantom stock awards or stock appreciation rights ("Incentive Awards"). Stock options may be granted as "incentive stock options" (as defined under Section 422 of the Code) or as non-qualified stock options. Incentive stock options and non-qualified stock options are hereinafter referred to as "New Grant Options". In addition, employees and directors who hold outstanding options to purchase Knogo Common Stock will, pursuant to the Amended and Restated Merger Agreement, be granted substitute options under the 1994 Plan to purchase a number of shares of Knogo N.A. Common Stock at an exercise price to be determined pursuant to the formula set forth in the Amended and Restated Merger Agreement as described in the Proxy Statement-Prospectus under the caption "The Merger- Knogo Stock Options." Other terms of the substitute options, including when and the extent to which such options are exercisable or non exercisable, will be identical to the corresponding Knogo options.

          The aggregate number of shares of Knogo N.A. Common Stock that may be the subject of Incentive Awards under the 1994 Plan may not exceed 725,000; provided, that rights that are exercisable as an alternative to an option (as described below) will not be subject to the foregoing limitation.

          The exercise price under an incentive stock option or a non-qualified stock option is fixed by the Committee on the date of grant; however, the exercise price under an incentive stock option must be at least equal to the fair market value of the Knogo N.A. Common Stock on the date of grant of the option.

          Stock options and stock appreciation rights are exercisable for a duration determined by the Committee, but in no event after ten years from the date of grant. Options and stock appreciation rights shall be exercisable at such rate and times as may be fixed by the Committee on the date of grant. The holder of a stock option granted in connection with an alternative stock appreciation right (which is described below) is entitled to exercise such option only by surrendering the alternative stock appreciation right with respect to the same number of shares as to which such option is exercised, and to receive payment thereof. The aggregate fair market value (determined at the time the option is granted) of the Knogo N.A. Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock option plans of Knogo N.A. and its Subsidiaries) shall not exceed $100,000; to the extent that this limitation is exceeded, such excess options shall be treated as non-qualified stock options for purposes of the 1994 Plan and the Code. Non-qualified options are not subject to the $100,000 limitation and are not included in determining whether the $100,000 limitation has been exceeded.

          At the time a stock option is granted, the Committee may, in its sole discretion, designate whether the stock option is to be considered an incentive stock option or a non-qualified stock option. Stock options with no such designation shall be deemed incentive stock options to the extent that the $100,000 limit described above is met and such options satisfy the relevant conditions under the Code.

          Payment of the purchase price for shares acquired upon the exercise of options may be made by any one or more of the following methods: in cash, by check, by delivery to Knogo N.A. of shares of Knogo N.A. Common Stock already owned by the option holder, by a "cashless" exercise method with a designated broker, or by such other method as the Committee may permit from time to time.

          A stock appreciation right may be granted either independently, or in connection with a stock option at the time of grant. A stock appreciation right granted in connection with a stock option shall be exercisable (a) only to the extent that the related stock option is exercisable and (b) either in conjunction with, or as an alternative to, the exercise of the related option. A stock appreciation right is the right to receive an amount equal to the excess (or a portion of the excess, as determined by the Committee at the time of grant), of the fair market value of a share of Knogo N.A. Common Stock on the date of exercise over (i) the fair market value of a share of Knogo N.A. Common Stock on the date of grant, in the case of a stock appreciation right granted independently of any stock option, or (ii) the exercise price of the related stock option, in the case of a stock appreciation right granted in connection with a stock option (which excess is referred to as the "Spread"). However, with respect to stock appreciation rights exercised by officers and Directors who are subject to Section 16(b) of the Exchange Act during quarterly ten-day periods beginning on the third day after the release of Knogo N.A.'s quarterly statements of sales and earnings, the amount payable to all such holders who exercise their stock appreciation rights during any such period may be uniformly determined by reference to a single fair market value of a share of Knogo N.A. Common Stock on any day during such relevant quarterly period, as may be designated by the Committee, rather than the fair market value of such Knogo N.A. Common Stock on the actual date of exercise by each respective holder. The holder of a conjunctive stock appreciation right granted in connection with a stock option is deemed to have exercised the right at the same time, and to the same extent that, the related stock option is exercised. The holder of an alternative stock appreciation right granted in connection with a stock option is entitled to exercise such right only by surrendering the related stock option with respect to the same number of shares as to which such stock appreciation right is exercised, and to receive payment therefor. The number of shares with respect to which an alternative stock option is surrendered shall not be available for future grants of Incentive Awards. The Committee may limit the amount payable upon the exercise of any stock appreciation right.

          At the election of the holder, but subject to disapproval of such election by the Committee, distribution of the amount payable upon the exercise of a stock appreciation right may be made in shares of Knogo N.A. Common Stock, valued at their fair market value on the date of exercise of the stock appreciation right, or in cash, or in a combination of cash and shares.

          Stock options and stock appreciation rights become immediately exercisable in full upon the retirement of the holder after reaching the age of 65, upon the disability or death of the holder while in the employ of Knogo N.A. or a Subsidiary, upon a Change of Control, as defined in the 1994 Plan, while the holder is employed by Knogo N.A. or a Subsidiary or upon the occurrence of such special circumstances as in the opinion of the Committee merit special consideration. However, no options or rights may be exercised earlier than six months following the date of grant.

          Stock options and stock appreciation rights terminate at the end of the third business day following the holder's termination of employment. This period is extended to three months in the case of the holder's retirement or disability, and six months in the case of the holder's death, in which case the stock option and/or stock appreciation right is exercisable by the holder's estate.

          The Committee may grant restricted stock awards to eligible individuals. A restricted stock award is the issuance of shares of Knogo N.A. Common Stock or the grant of the right to purchase Knogo N.A. Common Stock at a price determined by the Committee. Such shares of Knogo N.A. Common Stock, when and if issued, shall be subject to transfer restrictions determined by the Committee in its sole discretion, and subject to substantial risk of forfeiture unless and until specific conditions established by the Committee at the time of grant are met. Such conditions may be based on continuing employment or achievement of pre-established performance objectives, or both, as determined by the Committee. Unless the holder of a restricted stock award ceases to be an employee of Knogo N.A. or a Subsidiary (for reasons other than those described below), the transfer restrictions imposed upon restricted stock awards will lapse in accordance with a schedule or other conditions as are determined by the Committee. All restrictions immediately cease upon the death or disability of the holder, upon a Change of Control, as defined in the 1994 Plan, while the holder is employed by Knogo N.A. or a Subsidiary or upon the occurrence of such special circumstances as in the opinion of the Committee merit special consideration.

          Payment of the purchase price for restricted shares shall be made in cash, by check, or by such other methods as the Committee may permit.

          Certificates for the shares of Common Stock granted or purchased pursuant to a restricted stock award shall be issued in the name of the holder thereof, but the certificates shall be retained by Knogo N.A. for the holder's account and shall not be delivered to the holder until such time as the restrictions imposed on the transfer of such shares shall have lapsed. The holder of a restricted stock award has the right to vote the shares of Knogo N.A. Common Stock registered in his or her name. Dividends and distributions (including stock dividends and distributions in the event of a split-up, conversion, exchange, reclassification or substitution) with respect to such shares may be retained by Knogo N.A. for the holder's account, to be distributed to the holder at the time, and to the extent that, the restrictions imposed on the transfer of such shares shall have lapsed.

          The Committee may grant phantom stock awards to eligible individuals. A phantom stock award entitles the holder to receive payment from Knogo N.A., upon the expiration of a vesting period, in an amount equal to (i) the fair market value of one share of Knogo N.A. Common Stock on the date of such expiration, multiplied by (ii) the number of units of phantom stock credited to the holder pursuant to such award and as to which the vesting period has expired. Payment of such amount may be made in the form of cash, or shares of Knogo N.A. Common Stock, or a combination of cash or shares, pursuant to such terms and conditions as are determined by the Committee. The vesting period generally expires in accordance with a schedule or other conditions as are determined by the Committee; however, the vesting period completely expires, and all amounts become payable immediately upon the death or disability of the holder, upon a Change of Control, as defined in the 1994 Plan, while the holder is employed by Knogo N.A. or a Subsidiary or upon the occurrence of such special circumstances as in the opinion of the Committee merit special consideration.

          The holder of a phantom stock award is credited with amounts equal to the dividends payable with respect to the same number of shares of Knogo N.A. Common Stock as the number of phantom stock units credited under the award; however, such dividend-equivalent amounts may be retained by Knogo N.A. for the holder's account, to be distributed to the holder at the time, and to the extent that, the vesting period with respect to such number of units shall have expired.

          The 1994 Plan also provides for the granting of a limited number of Incentive Awards to certain Non-Employee Directors who otherwise are not eligible to participate in the 1994 Plan, and thereby will assist Knogo N.A. in attracting and retaining qualified Directors. Pursuant to the 1994 Plan, each Non-Employee Director as of the Effective Time of the Merger will be granted a stock option to purchase 10,000 shares of Knogo N.A. Common Stock at a purchase price equal to $2.00 per share. Each such Non-Employee Director also will be granted a stock option on each anniversary of the date of his election to the Board while such person continues to serve as a member of the Board, and each Non-Employee Director who is elected to the Board of Directors after the Effective Time shall be granted a stock option on the date of his election and on each anniversary thereof while such person continues to serve as a member of the Board, entitling the holder to purchase 2,000 shares of Knogo N.A. Common Stock at a purchase price equal to the fair market value of the Knogo N.A. Common Stock on the date of grant of the option. Each of the foregoing options shall have a duration of ten years from the date of grant and shall become exercisable cumulatively as to 20% of the Shares on each of the first five anniversaries of the date of grant. Notwithstanding the preceding, all or any part of any remaining unexercised options granted may be exercised (but in no event during the six-month period commencing on the date of grant) in the event of the holder's cessation of service as a member of Board on or after his 65th birthday, the holder's permanent disability (within the meaning of Section 22(e)(3) of the Code), or the holder's death, during the period beginning on the date of such event and ending three months after the holder's cessation at or after age 65 or disability, or six months after the holder's death, as the case may be, but in no event after the expiration of the term of the option. All remaining unexercised options granted may be exercised (but in no event during the six-month period commencing on the date of grant) upon the occurrence of a Change of Control, as defined in the 1994 Plan, while the holder is serving as a member of the Board. Any option, to the extent unexercised, shall terminate immediately upon the holder's ceasing to serve as a Director of Knogo N.A. (for reasons other than deciding to no longer serve as a Director at or after age 65, permanent disability (within the meaning of Section 22(e)(3) of the Code) or death), except that the holder shall have until the end of the third business day following the cessation of such service to exercise any unexercised option that he or she could have exercised on the day on which such service terminated; provided that such exercise must be accomplished prior to the expiration of the term of such option. Notwithstanding the preceding, if the service of a non-employee Director is terminated because of fraud or intentional misrepresentation, or embezzlement, misappropriation or conversion of assets or opportunities of Knogo N.A. or any Subsidiary, then all such unexercised options of the Director shall terminate immediately upon such termination of the Director's service. Payment of the exercise price under options granted to Non-Employee Directors shall be made in cash or by check payable to the order of Knogo N.A.

          Each Incentive Award (other than grants of restricted stock) contains anti-dilution provisions which will automatically adjust the number of shares subject to Incentive Awards in the event of a stock dividend, split-up, conversion, exchange, reclassification or substitution. In the event of any other change in the corporate structure or outstanding shares of Knogo N.A. Common Stock, the Committee may make such equitable adjustments to the number of shares and the class of shares available under the 1994 Plan or to any outstanding Incentive Awards as it shall deem appropriate to prevent dilution or enlargement of rights. Notwithstanding the preceding, in the event of a termination of employment of a stock option holder other than a non-employee director in connection with a Change of Control (as defined in the 1994 Plan), if such Change of Control is not approved by a majority of the Continuing Directors (as defined in Knogo N.A.'s Amended and Restated Certificate of Incorporation), such holder shall be entitled to receive an amount of cash in lieu of shares of Knogo N.A. Common Stock upon the exercise of such options.

          Knogo N.A. shall obtain such consideration for granting Incentive Awards under the 1994 Plan as the Committee in its discretion may request.

          Each Incentive Award may be subject to provisions to assure that any exercise or disposition of Knogo N.A. Common Stock will not violate the securities laws.

          No Incentive Award may be granted under the 1994 Plan after November 1, 2004.

          The Board of Directors or the Committee may at any time withdraw or amend the 1994 Plan and may, with the consent of the affected holder of an outstanding Incentive Award, at any time withdraw or amend the terms and conditions of outstanding Incentive Awards. Any amendment which would increase the number of shares issuable pursuant to Incentive Awards or change the class of employees to whom Incentive Awards may be granted shall be subject to the approval of the stockholders of Knogo N.A. within one year of such amendment.

          The federal income tax consequences to an individual who receives incentive stock options generally will, under current law, be as follows:

          An individual will not realize any income upon the grant or exercise of an incentive stock option. If the individual disposes of the shares of Knogo N.A. Common Stock acquired upon the exercise of an incentive stock option at least two years after the date the option is granted and at least one year after the Knogo N.A. Common Stock is transferred to him or her, the individual will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, Knogo N.A. will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the individual disposes of the shares of Knogo N.A. Common Stock acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the Knogo N.A. Common Stock is transferred to him or her, any gain realized will be taxable at such time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from such disposition, and (b) as capital gain to the extent of any excess over the amount described in clause
(a), which excess shall be treated as short-term or long-term capital gain depending upon the holding period of the Knogo N.A. Common Stock. In such case, Knogo N.A. may claim an income tax deduction (as compensation) for the amount taxable to the individual as ordinary income.

          In general, the difference between the fair market value of the Knogo N.A. Common Stock at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment, for purposes of determining alternative minimum taxable income, and under certain circumstances may be subject, in the year in which the option is exercised, to the alternative minimum tax.

          If an individual uses shares of Knogo N.A. Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares of Knogo N.A. Common Stock equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual's basis in such newly issued shares will be the same as his or her basis in the old shares surrendered and
(c) no gain or loss will be recognized by the individual on the old shares surrendered. However, if any individual uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, such tender will constitute a disposition of such previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to such incentive stock option and such tender may be treated as a taxable exchange.

          The federal income tax consequences to an individual who receives non-qualified stock options generally will, under current law, be as follows:

          An individual will not realize any income at the time the option is granted. Generally, an individual will realize ordinary income, at the time the option is exercised in a total amount equal to the excess of the then fair market value of the Knogo N.A. Common Stock acquired over the exercise price. However, Section 83 of the Code provides that, if a Director, officer or principal stockholder (i.e., an owner of more than 10 percent of the outstanding shares of Knogo N.A. Common Stock) receives shares pursuant to the exercise of a non-qualified stock option, he or she is not required to recognize any income until the date on which such shares can be sold at a profit without liability under Section 16(b) of the Exchange Act. At such time, the Director, officer or principal stockholder will realize income equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of such option exceeds the price paid for such shares. Alternatively, a Director, officer or principal stockholder who would not otherwise be taxed at the time the shares are transferred may file a written election within 30 days with the Internal Revenue Service, to be taxed as of the date of transfer, on the difference between the then fair market value of the shares and the price paid for such shares.

          All income realized upon the exercise of a non-qualified stock option will be taxed as ordinary income. Knogo N.A. will be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a Director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the individual.

          Shares of Knogo N.A. Common Stock issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an individual and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an individual will commence upon the date he or she recognizes income with respect to the issuance of such shares, as described above. The individual's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for such shares. If, however, he or she uses shares of Knogo N.A. Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares of Knogo N.A. Common Stock equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the basis in such newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the old shares surrendered, and (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional number of shares received over and above the number of old shares surrendered.

          The federal income tax consequences to an individual who receives restricted stock awards generally will, under current law, be as follows:

          An individual will not realize any income when the right to acquire shares subject to restricted stock awards ("Restricted Shares") is granted, or when the certificates for the Restricted Shares themselves are registered in his or her name. The individual will realize ordinary income as and when the Restricted Shares are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Exchange Act), in an amount equal to the difference between the fair market value of the Restricted Shares as of such date and the price he or she paid for such shares. Alternatively, the individual can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the Restricted Shares are issued, to be taxed as of the date of issuance on the difference between the then fair market value of the Restricted Shares and the price he or she paid for such shares. Once the individual has realized ordinary income with respect to the Restricted Shares, any subsequent increase in the value of the Restricted Shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the Restricted Shares are held. The individual's holding period with respect to the Restricted Shares will begin on the date he or she realizes ordinary income with respect to the Restricted Shares and the basis in the shares will be equal to their then fair market value. Knogo N.A. will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the individual with respect to such shares. Any dividends or other distributions paid on the Restricted Shares generally will be taxable when distributed to the individual.

          An individual will be subject to tax, at ordinary income rates, on the amount of cash and the fair market value of any property received upon the exercise of any stock appreciation rights or upon the expiration of the vesting period under a phantom stock award. Knogo N.A. will be entitled to a tax deduction equal to the amount includible in the individual's income.

          In addition to the federal income tax consequences discussed above,
Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change of control of the employer, and such payment equals or exceeds three times his or her "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change of control occurs. If the taxpayer establishes, by clear and convincing evidence, that an amount received is reasonable compensation for past or future services, all or a portion of such amount may be deemed not to be an excess parachute payment. If any payments made under the 1994 Plan in connection with a change of control of Knogo N.A. constitute excess parachute payments with respect to any individual, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess parachute payment and Knogo N.A. will not be entitled to any tax deduction to which it otherwise would have been entitled with respect to such excess parachute payment.

          Section 280G provides that payments made pursuant to a contract entered into within one year of the change of control are presumed to be parachute payments unless the individual establishes, by clear and convincing evidence, that such contract was not entered into in contemplation of a change of control. In addition, the General Explanation of the Tax Reform Act of 1984 prepared by the Staff of the Joint Committee on Taxation indicates that the grant of an Incentive Award within one year of the change of control or the acceleration of an Incentive Award because of a change of control may be considered a parachute payment, in an amount equal to the value of the Incentive Award or the value of the accelerated portion of the Incentive Award, as the case may be. Pursuant to proposed regulations issued by the Treasury Department under Section 280G, the acceleration of a non-qualified stock option, stock appreciation rights, a restricted stock award or a phantom stock award because of a change of control is considered a parachute payment in an amount equal to the value of the accelerated portion of the option, rights or award. Even if the grant of an Incentive Award within one year of the change of control or the acceleration of an Incentive Award is not a parachute payment for purposes of Section 280G, the exercise of a stock option or stock appreciation right granted within one year of the change of control or the exercise of the accelerated portion of a stock option or stock appreciation right may result in a parachute payment, in an amount equal to the excess of the fair market value of the shares received upon exercise of the option over the exercise price (or the cash or fair market value of shares received upon the exercise of stock appreciation rights). Payments received for the cancellation of an Incentive Award because of a change of control may also result in parachute payments.

          Under Section 162(m) of the Code, publicly held companies may not deduct compensation for certain individuals to the extent that such compensation exceeds $1 million for an individual for the taxable year. The $1 million limitation applies to Knogo N.A.'s Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer. Compensation which is performance based (as defined in the Code and rules and regulations thereunder) however, is not counted as subject to the deductibility limitation of Section 162(m) of the Code. Income pursuant to stock options, rights, restricted stock awards and phantom stock awards under the 1994 Plan would be subject to the deductibility limitations of Section 162(m) of the Code.

          The foregoing summary with respect to federal income taxation does not purport to be complete and reference is made to the applicable provisions of the Code.

GRANTS TO CERTAIN PERSONS UNDER 1994 PLAN

          The following table shows the number of shares of Knogo Common Stock for which options will be granted under the 1994 Plan to each of the following persons or groups:


                               NEW PLAN BENEFITS

                                                     Number of Shares Subject          Number of Shares Subject
          Name and Position                          to Substitute Options(1)          to New Grant Options(2)
          -----------------                          ---------------------             --------------------

          Executive Officers:

            Thomas A. Nicolette                              47,000                         100,000
            President and CEO

            Robert T. Abbott                                 10,000                          40,000
            Senior Vice President-Finance

            Peter J. Mundy                                   13,500                          40,000
            Vice President-Corporate
            Controller

            Peter Y. Zhou                                     6,000                          40,000
            Senior Vice President
            Technology

          Executive Officer Group                            76,500                         220,000
          (4 persons)


          Non-Employee Directors(3):

            Frank M. Corso                                   10,000                          10,000

            William A. Perlmuth                              10,000                          10,000

            Robert E. Vandermark                             10,000                          10,000

          Non-Employee Director                              30,000                          30,000
          Group (3 persons)


          Non-Executive Employees:

          Non-Executive Employee
          Group (10 persons)                                 32,200


(1) Employees and Directors who hold outstanding options to purchase Knogo Common Stock will become entitled, as of the Effective Time, to receive substitute options to purchase a number of shares of Knogo N.A. Common Stock at an exercise price to be determined pursuant to the formula set forth in the Amended and Restated Merger Agreement. Such options held by employees were granted pursuant to the 1986 Stock Option Plan of Knogo Corporation, as amended. Such options to purchase Knogo

          Common Stock held by the three non-employee directors were granted pursuant to stock option agreements authorized in December 1988, as amended in August 1994 to extend the term of such options.

(2) The exercise price under such options, which will be granted prior to the Distribution, will be $2.00 per share, which is the price per share that the Board has determined to be the fair market value based, in part, on Smith Barney's minimum assumed valuation of Knogo N.A. Common Stock of $2.00 per share. Such options will be for a duration of ten years and will become exercisable cumulatively at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the effective date of the grant, which will be the Effective Time of the Merger.

(3) Each Non-Employee Director also shall be granted an Option on each anniversary of the date of his election to the Board while such person continues to serve as a member of the Board and each Non-Employee Director who is elected to the Board after the Effective Time shall be granted an Option on the date of his election and on each anniversary thereof while such person continues to serve as a member of the Board. Each Option granted pursuant to the preceding sentence shall entitle the Non-Employee Director to purchase 2,000 Shares at a purchase price per share equal to the fair market value of a share on the date of grant. Such options shall have a duration of ten years from the date of grant and shall become exercisable cumulatively at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of the grant.


EXECUTIVE EMPLOYMENT AGREEMENTS

          As of the Knogo N.A. Stock Distribution, Mr. Nicolette's employment with Knogo will terminate and a new employment agreement with Knogo N.A. will become effective. The employment agreement between Knogo N.A. and Mr. Nicolette is expected to be for a term of three years, subject to automatic extensions for successive twenty-four month periods until terminated by either party. In addition to establishing Mr. Nicolette's annual compensation of $150,000 per year, the use of an automobile and the receipt of life insurance in the amount of $1,000,000, the agreement will provide that Knogo N.A. will grant to Mr. Nicolette options to acquire approximately 100,000 shares of Knogo N.A. Common Stock on terms set forth in Mr. Nicolette's employment agreement. Knogo N.A. and Messrs. Abbott and Mundy and Dr. Zhou have agreed in principle to enter into employment agreements for a term of one year, subject to automatic extension for successive one-year periods until terminated by either party. The employment agreements of Messrs. Abbott and Mundy and Dr. Zhou will provide for annual salaries of $120,000, $103,800, and $120,000, respectively. Additionally, Messrs. Abbott and Mundy and Dr. Zhou will receive options to acquire 40,000 shares each of Knogo N.A. Common Stock on terms similar to those set forth in Mr. Nicolette's employment agreement. The employment agreements of Mr. Nicolette, Mr. Abbott, Mr. Mundy and Dr. Zhou each provide for a cost of living adjustment to the base annual salary of each executive calculated based on the percentage increase of the Consumer Price Index.

          The employment agreements of Mr. Nicolette, Mr. Abbott, Mr. Mundy and Dr. Zhou will provide that in the event of a change in control (as defined) of Knogo N.A., the term of their employment will be automatically extended for the period ending two years (in the case of Mr. Nicolette's agreement) and one year (in the case of the other agreements), following the date of such change in control. Following such change in control, each of such persons will have the right to terminate his employment for Good Reason (as defined) while continuing to receive the salary and bonus otherwise payable thereunder for the remainder of the employment term. Additionally, the employment agreements will provide that in the event of a change in control all options held by each of such persons, whether or not then vested, would fully vest. If the change in control was not approved by a majority of the Continuing Directors (as defined in Knogo N.A.'s Amended and Restated Certificate of Incorporation), each such officer would be entitled to receive cash in cancellation of such options in an amount equal to the difference between the exercise price of such options and the market price of the Knogo N.A. Common Stock at the time of cancellation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

          At the close of business on November 21, 1994, the Knogo had outstanding 5,633,073 Common Shares, par value $.01 per share, each of which entitles the holder to one vote. Voting is not cumulative.

          The following table provides information at November 21, 1994, with respect to (i) any person known to Knogo to be the beneficial owner of five percent or more of the Common Shares of Knogo, (ii) all Directors of Knogo,
(iii) each of the four most highly compensated executive officers and (iv) all Directors and executive officers as a group. For the purpose of computing the percentage of the Common Shares owned by each person or group listed in this table, any shares not outstanding which are subject to options exercisable within 60 days have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the Common Shares owned by any other person unless otherwise indicated, beneficial ownership disclosed consists of sole voting and sole investment power.

                                        NUMBER OF KNOGO                                  NUMBER OF SHARES
                                            SHARES                                         OF KNOGO N.A.     KNOGO N.A.
                                         BENEFICIALLY       KNOGO OPTION                  COMMON STOCK TO      OPTION
                                       OWNED, EXCLUDING     SHARES WHICH                  BE OWNED AFTER       SHARES
                                      OPTION SHARES, AS        MAY BE                     THE KNOGO N.A.      WHICH MAY
                                             OF               ACQUIRED                     DISTRIBUTION      BE ACQUIRED    PERCENT
 NAME AND ADDRESS OF                     NOVEMBER 21,        WITHIN 60      PERCENT OF        AND THE         WITHIN 60       OF
 BENEFICIAL OWNER                           1994                DAYS          CLASS           MERGER           DAYS(1)       CLASS
 ----------------------               -----------------    -------------    ---------    ---------------     -----------    -------
 Walter & Edwin Schloss                   758,500(2)              --         14.0%            758,500             --         13.4%
   Associates L.P.
   52 Vanderbilt Avenue
   New York, New York 10017

 Dimensional Fund Advisors                336,200(3)              --          6.2%            336,200             --          5.9%
   1299 Ocean Avenue
   Suite 650
   Santa Monica, California 90401

 Directors and Executive Officers

 William A. Perlmuth                    1,177,455(4)          10,000         20.7%          1,177,455         10,000         20.6%
   c/o Stroock & Stroock & Lavan
   7 Hanover Square
   New York, New York 10004

 Thomas A. Nicolette                      109,579(5)          47,000          2.7%            109,579         47,000          2.7%

 Frank M. Corso                             1,500             10,000           *                1,500         10,000           *

 Robert F. Vandermark                       1,120             10,000           *                1,120         10,000           *

 Robert T. Abbott                           2,343              6,000           *                2,343          6,000           *

 Peter J. Mundy                             4,595              9,000           *                4,595          9,000           *

 Peter Y. Zhou                              2,779              4,000           *                2,779          4,000           *

 All Directors and executive
 officers as a group (7 persons)        1,299,371             96,000         24.4%          1,299,371         96,000         24.2%


(1) Includes options issued in cancellation of Knogo options currently exercisable pursuant to the Amended and Restated Merger Agreement. Excludes shares subject to New Grant Options not presently exercisable.

(2) Includes 8,500 shares beneficially owned solely by Mr. Walter J. Schloss and 7,000 shares beneficially owned solely by Mr. Edwin W. Schloss.

(3) According to information provided by Dimensional Fund Advisors Inc. ("Dimensional"), Dimensional is a registered investment advisor and is deemed to have beneficial ownership of shares of Knogo, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

(4) Consists of (a) 906,655 shares held by Mr. William A. Perlmuth as Executor of the Estate of Mr. Arthur J. Minasy, the former Chairman and Chief Executive Officer of Knogo, (b) 266,800 shares held by Mr. Perlmuth as trustee under trusts for the benefit of Mr. Minasy's adult children, and (c) 4,000 shares beneficially owned by Mr. Perlmuth.

(5) Excludes 100,000 shares held by a trust for the benefit of Mr. Nicolette's wife as to which Mr. Nicolette disclaims beneficial ownership. Includes 90,000 shares held by Mr. Nicolette as co-trustee under trusts for the benefit of his minor children as to which shares Mr. Nicolette disclaims beneficial ownership.

                   DESCRIPTION OF CAPITAL STOCK OF KNOGO N.A.

AUTHORIZED CAPITAL STOCK

         Prior to the Knogo N.A. Stock Distribution, Knogo N.A. will amend its Certificate of Incorporation (as so amended, the "Restated Certificate"), among other things, to increase the currently authorized number of shares of Knogo N.A. Common Stock to 10,000,000 and to authorize the issuance of up to 3,000,000 shares of Preferred Stock. The Board of Directors of Knogo N.A. will be authorized, without further action by the stockholders, to provide for the issuance of Preferred Stock from time to time, in different series, and to fix before issuance the powers, designation, preferences and relative rights of each series, the qualifications, limitations or restrictions thereof, and the number of shares included in each series. There presently are no outstanding shares of Preferred Stock nor has the Board of Directors fixed the terms of any series of Preferred Stock to be issued in the future. See "Preferred Stock and Additional Common Stock."

         Based on the shares of Knogo Common Stock expected to be outstanding at the time of the Distribution, approximately 5,633,073 shares of Knogo N.A. Common Stock will be issued to shareholders of Knogo in the Knogo N.A. Stock Distribution. In addition, shares will be issued in settlement of certain Knogo employee stock options. All the shares of Knogo N.A. Common Stock to be distributed to Knogo shareholders in the Knogo N.A. Stock Distribution will be fully paid and non-assessable.

         The following summary of certain terms of Knogo N.A.'s capital stock describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate attached as Annex II hereto, the By-Laws of Knogo N.A. attached as Annex III hereto and by applicable provisions of law.

KNOGO N.A. COMMON STOCK

         The holders of Knogo N.A. Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Knogo N.A. Common Stock held of record by such holder as of the record date for such meeting.

         Under certain circumstances, the holders of at least 80% of the outstanding voting stock of Knogo N.A. must approve (a) any merger or consolidation with, any disposal of a substantial part of the assets of Knogo N.A. or any subsidiary to, or any issuance or sale by Knogo N.A. or a subsidiary of any stock of Knogo N.A. or a subsidiary to, a beneficial owner of 5% or more of the outstanding voting stock of Knogo N.A., unless such transaction is approved by the Board of Directors and a majority of the directors so approving are continuing directors (as defined in the Knogo N.A. Certificate), (b) any dissolution of Knogo N.A., any offer by Knogo N.A. to purchase its shares, or any reclassification, recapitalization or other transaction designed to decrease the number of holders of shares of Knogo N.A.'s voting stock, if any person or entity is then the beneficial owner of 5% or more of the outstanding voting stock of Knogo N.A., unless such action is approved by the Board of Directors and a majority of the directors so approving are continuing directors, (c) any change in the provisions of the Knogo N.A. Certificate or Knogo N.A.'s By-Laws regarding the number, classification, term of office, qualifications, election and removal of directors and the filling of vacancies and newly created directorships, or the provision to the effect that stockholders of Knogo N.A. may not take action by written consent, or any changes in the provisions of the Knogo N.A. Certificate regarding the limitation of liability of directors or the indemnification of officers and directors, unless such change is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors, or (d) any amendment to the foregoing supermajority voting requirements, unless such amendment is submitted to the stockholders with the unanimous recommendation of the entire Board of Directors.

         Certain of the foregoing provisions of the Knogo N.A. Certificate may make more difficult, and therefore discourage, attempts to acquire control of Knogo N.A. through acquisitions of shares of Knogo N.A. Common Stock or otherwise, in transactions not approved by Knogo N.A.'s Board of Directors. As a result of these provisions, transactions or proposed transactions which might have the short-term effect of increasing the market price of Knogo N.A. Common Stock may be discouraged, and management of Knogo N.A. may be able to resist changes which the stockholders might otherwise have the power to impose. The division of Knogo N.A.'s Board of Directors into three classes could discourage third parties from seeking to acquire control of the Board of Directors and could impede proxy contests or other attempts to change Knogo N.A.'s management.

NO PREEMPTIVE RIGHTS

         No holder of any stock of any class of Knogo N.A. authorized at the time of the Knogo N.A. Stock Distribution will then have any preemptive right to subscribe to any Knogo N.A. securities of any kind or class.

CERTAIN CHARTER AND BY-LAW PROVISIONS

Classified Board of Directors

         The Restated Certificate provides for Knogo N.A.'s Board of Directors to be divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of Knogo N.A.'s Board of Directors will be elected each year. See "Management--Directors."

         This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Knogo N.A.'s Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, and thus could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Knogo N.A.. Accordingly, this provision could increase the likelihood that incumbent Directors will retain their positions.

Number of Directors; Removal; Vacancies

         The Restated Certificate provides that the number of Directors shall be determined from time to time by a majority of Knogo N.A.'s Board of Directors, provided that in no event shall such number be less than three. The By-Laws provide that Knogo N.A.'s Board shall have the exclusive right to fill vacancies including vacancies created by expansion of the Board.

         The Restated Certificate further provides that Directors may be removed only for cause and then only at any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, and only by the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. This provision, in conjunction with the provision of the By-Laws authorizing the Board to fill vacant directorships, would prevent stockholders from removing incumbent Directors without cause and filling the resulting vacancies with their own nominees.

Stockholder Action by Unanimous Consent; Special Meetings

         The Restated Certificate provides that any action required or permitted to be taken by the stockholders of Knogo N.A. must be effected at a duly called annual or special meeting of stockholders of Knogo N.A. and may not be effected by any consent in writing of such stockholders. Special meetings of stockholders of Knogo N.A. may be called only by the Chairman of the Board or the Secretary of Knogo N.A. within 10 calendar days after receipt of the written request of a majority of the total number of Directors which Knogo N.A. would have if there were no vacancies. At an annual meeting or special meeting of stockholders of Knogo N.A., only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of Knogo N.A..

Advance Notice for Raising Business or Making Nominations at Meetings

         The By-Laws of Knogo N.A. establish an advance notice procedure for business being brought before an annual meeting of stockholders of Knogo N.A. by the stockholders and for nominations by the stockholders of candidates for election as Directors at an annual meeting or a special meeting called for the purpose of electing Directors. Subject to applicable law, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting as has been brought before the meeting by, or at the direction of, Knogo N.A.'s Board of Directors, or by a stockholder who has given to the Secretary of Knogo N.A. timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, Knogo N.A.'s Board of Directors or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which Directors are to be elected will be eligible for election as Directors of Knogo N.A..

         To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of Knogo N.A. not less than 60 nor more than 90 days prior to the meeting; however, if the date of the meeting is first publicly announced or disclosed less than 75 days prior to the date of the meeting, notice shall be given not more than 10 days after such date is first announced or disclosed. Similar advance notice requirements are applicable to nominations to be brought before a special meeting called for the purpose of electing Directors.

Amendment of Certain Charter and By-Laws Provisions

         The Restated Certificate provides that the Board may adopt, amend, or repeal any provision of the By-Laws of Knogo N.A.. Any By-Law made by the Board may be amended or repealed by the Board or by the stockholders in the manner provided in the By-Laws. Notwithstanding the foregoing, certain By-Laws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. The By-Laws may be amended or repealed at any time, either at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

Preferred Stock and Additional Common Stock

         Under the Restated Certificate, Knogo N.A.'s Board of Directors will have the authority to provide by Board resolution for the issuance of shares of one or more series of Preferred Stock. Knogo N.A.'s Board of Directors is authorized to fix by resolution the terms and conditions of each such series. The authorized shares of Knogo N.A.'s Preferred Stock, as well as authorized but unissued shares of Knogo N.A. Common Stock, will be available for the issuance without further action by Knogo N.A.'s stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of Knogo N.A.'s stock may then be listed.

         These provisions give Knogo N.A.'s Board of Directors the power to approve the issuance of a series of preferred stock of Knogo N.A. that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations.

         The form of the Restated Certificate is attached to this Prospectus as Annex II and is incorporated herein by reference. The foregoing description of certain provisions of the Restated Certificate does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Restated Certificate, including the definitions therein of certain terms.

Liability and Indemnification of Officers and Directors

         Pursuant to authority conferred by Delaware General Corporation Law
Section 102(6)(7), the Restated Certificate contains a provision providing that no Director of Knogo N.A. shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may be amended. This provision is intended to eliminate the risk that a Director might incur personal liability to Knogo N.A. or its stockholders for breach of the duty of care.

         Delaware General Corporation Law Section 145 contains provisions permitting, and in some situations requiring, Delaware corporations, such as Knogo N.A., to provide indemnification to their officers and Directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. The Restated Certificate contains provisions requiring indemnification by Knogo N.A. of, and advancement of expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

                               VALIDITY OF SHARES

         The validity of the Shares to be issued pursuant to the Knogo N.A. Stock Distribution and the Merger will be passed upon by Stroock & Stroock & Lavan, New York, New York, counsel for Knogo N.A. and Knogo. William A. Perlmuth, a partner of Stroock & Stroock & Lavan, is presently a Director of Knogo and Knogo N.A. and, following the Knogo N.A. Stock Distribution and the Merger, will continue to be a Director of Knogo N.A. Mr. Perlmuth holds (i) 906,655 shares held as Executor of the Estate of Arthur J. Minasy, (b) 266,800 shares held as trustee under trusts for the benefit of Mr. Minasy's adult children, and (c) 4,000 shares which he owns beneficially. Other members of such firm beneficially own additional shares of Common Stock of Knogo. Mr. Perlmuth is also the holder of an option to purchase 10,000 shares of Common Stock of Knogo. Under the policies of Stroock & Stroock & Lavan, Mr. Perlmuth will share any economic benefits of the option with other members of the firm. See "Security Ownership of Certain Beneficial Owners and Management."


                                    EXPERTS

         The consolidated financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement as of February 28, 1993 and 1994 and for each of the three fiscal years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Merger with Sensormatic), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Independent Auditors' Report                                                F-2


Consolidated Balance Sheets - February 28, 1993 and 1994
  and August 31, 1994 (unaudited)                                           F-3


Consolidated statements of operations and shareholders' equity -
  Years ended February 29, 1992 and February 28, 1993 and
  1994 and the six months ended August 31, 1993 (unaudited)
  and 1994 (unaudited)                                                      F-4


Consolidated statements of cash flows - Years ended February 29,
  1992 and February 28, 1993 and 1994 and the six months ended
  August 31, 1993 (unaudited) and 1994 (unaudited)                          F-6


Notes to consolidated financial statements                                  F-7

INDEPENDENT AUDITORS' REPORT

The accompanying consolidated financial statements of Knogo North America Inc. and subsidiaries have been prepared to give effect to the transactions described in Note 1 to the consolidated financial statements to be completed as of, or prior to, the effective date of the Registration Statement. On the effective date of the Registration Statement, we expect to be able to issue the following report assuming that from September 29, 1994 to the date of such transactions described in Note 1 to the consolidated financial statements no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein:

"Board of Directors
Knogo North America Inc.
Hauppauge, New York

We have audited the accompanying consolidated balance sheets of Knogo North America Inc. and subsidiaries as of February 28, 1993 and 1994 and the related consolidated statements of operations and shareholders' equity and cash flows for each of the three years in the period ended February 28, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Knogo North America Inc. and subsidiaries as of February 28, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company and Knogo Corporation have entered into a Merger Agreement with Sensormatic Electronics Corporation.

Jericho, New York
September 29, 1994"


/s/ Deloitte & Touche LLP
- -------------------------
Jericho, New York
November 21, 1994

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands)


                                                                          February 28,     August 31,
                                                                        ----------------   ----------
                                                                        1993        1994      1994
                                                                        ----        ----      ----
ASSETS                                                                                     (unaudited)
- ------
CASH                                                                  $ 1,168     $ 4,331    $ 1,185
ACCOUNTS RECEIVABLE, less allowance
  for doubtful accounts of $1,234, $1,491 and
  $1,438, respectively                                                  6,673       5,159      3,714
NET INVESTMENT IN SALES-TYPE LEASES                                     3,178       2,018      1,963
INVENTORIES                                                             7,764       8,553      8,660
SECURITY DEVICES ON LEASE, net                                            547         505        715
PROPERTY, PLANT AND EQUIPMENT, net                                     13,092      12,830     12,823
INTANGIBLES, including patent costs, less
  accumulated amortization of $381, $442 and
  $481, respectively                                                      409         331        298
OTHER ASSETS                                                              715         856        974
                                                                      -------     -------    -------

                                                                      $33,546     $34,583    $30,332
                                                                      =======     =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------

ACCOUNTS PAYABLE                                                      $ 1,339     $ 2,153    $ 1,072
ACCRUED LIABILITIES                                                     2,003       3,304      2,787
INCOME TAXES PAYABLE                                                      326         758        336
OBLIGATIONS UNDER CAPITAL LEASES                                          797         688        607
DEFERRED INCOME TAXES                                                     503         356        362
DEFERRED LEASE RENTALS                                                    270         269        280
                                                                      -------     -------    -------
                                                                        5,238       7,528      5,444
                                                                      -------     -------    -------
COMMITMENTS AND CONTINGENCIES
  (Notes  9, 10, 11 and 12)

SHAREHOLDERS' EQUITY                                                   32,991      32,580     32,096
LESS:  DUE FROM AFFILIATES                                             (4,683)     (5,525)    (7,208)
                                                                      -------     -------    -------
  Total Shareholders  Equity                                           28,308      27,055     24,888
                                                                      -------     -------    -------

                                                                      $33,546     $34,583    $30,332
                                                                      =======     =======    =======



See notes to consolidated financial statements

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SHAREHOLDERS' EQUITY
(In thousands)

                                                                                           SIX MONTHS ENDED
                                                                                           ----------------
                                                      YEAR ENDED THE LAST DAY OF FEBRUARY     AUGUST 31,
                                                      -----------------------------------     ----------
                                                          1992       1993        1994      1993       1994
                                                          ----       ----        ----      ----       ----
                                                                                              (unaudited)
REVENUES:
  Sales of security devices and related interest
    income                                              $20,667    $19,518     $15,385   $ 7,965    $ 6,302
  Sales to affiliates                                     9,734     10,072      11,375     5,325      4,981
  Lease rentals and other                                 3,575      3,074       2,858     1,827      1,363
                                                        -------    -------     -------   -------    -------
                                                         33,976     32,664      29,618    15,117     12,646

COSTS AND EXPENSES:
  Cost of security devices sold                          10,211      9,959       8,405     4,242      2,954
  Cost of sales to affiliates                             7,180      7,334       7,172     3,626      3,401
  Depreciation and amortization of security
   devices and property, plant and equipment              1,949      1,623       1,245       794        611
  Research and development                                  576        866         557       325        253
  Selling, general and administrative expenses           13,602     11,688      11,118     5,577      5,759
  Interest expense                                          146         46         359       185         47
  Business restructuring charges                          1,050          -           -         -          -
                                                        -------    -------     -------   -------    -------
                                                         34,714     31,516      28,856    14,749     13,025
                                                        -------    -------     -------   -------    -------

INCOME (LOSS) BEFORE INCOME TAXES                          (738)     1,148         762       368       (379)

INCOME TAXES                                                319        524         639       153          8
                                                        -------    -------     -------   -------    -------

NET INCOME (LOSS)                                        (1,057)       624         123       215       (387)

SHAREHOLDERS' EQUITY AT
  BEGINNING OF PERIOD                                    42,688     35,038      32,991    32,991     32,580

TRANSFERS TO AFFILIATES (Note 1)                         (6,593)    (2,671)       (534)   (4,224)       (97)
                                                        -------    -------     -------   --------   -------

SHAREHOLDERS' EQUITY
  AT END OF PERIOD                                      $35,038    $32,991     $32,580   $28,982    $32,096
                                                        =======    =======     =======   =======    =======



See notes to consolidated financial statements

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)


                                                                                           SIX MONTHS ENDED
                                                                                           ----------------
                                                      YEAR ENDED THE LAST DAY OF FEBRUARY     AUGUST 31,
                                                      -----------------------------------     ----------
                                                          1992       1993        1994      1993       1994
                                                          ----       ----        ----      ----       ----
                                                                                              (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)                                     $(1,057)   $   624      $  123    $  215    $  (387)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation and amortization of security
      devices and property, plant and equipment           1,949      1,623       1,245       794        611
    Amortization of intangibles                              75         91          97        43         39
    Deferred income taxes                                  (169)        97        (147)       72          6
    Provision for bad debts                               1,409        236         601       359         63
    Provision for restructuring charges                   1,050          -           -         -          -
    Changes in operating assets and liabilities:
      Decrease in accounts receivable                     2,944        872         848       595      1,382
      (Increase) decrease in net investment in
        sales-type leases                                 1,517       (388)      1,225     1,402         55
      (Increase) decrease in inventories                  1,592       (272)       (789)      836       (107)
      (Increase) decrease in other assets                 1,100        201        (141)      187       (118)
      Increase (decrease) in accounts payable
        and accrued liabilities                          (1,271)        (1)      2,115       352     (1,598)
      Increase (decrease) in income taxes payable          (420)       247         432       (24)      (422)
      Increase (decrease) in deferred lease rentals         (31)       (39)         (1)       55         11
      (Increase) decrease in due from affiliates          1,203     (1,701)       (842)      511     (1,683)
                                                        -------    -------     -------    ------    -------

            Net cash provided by (used in)
              operating activities                        9,891      1,590       4,766     5,397     (2,148)
                                                        -------    -------     -------    ------    -------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property, plant and equipment, net           (500)      (109)       (640)     (352)      (462)
  Increase in security devices on lease                    (384)       (73)       (261)     (241)      (352)
  Increase in intangibles                                   (93)       (56)        (19)      (23)        (6)
                                                        -------    -------     -------    ------    -------

            Net cash used in investing
              activities                                   (977)      (238)       (920)     (616)      (820)
                                                        -------    -------     -------    ------    -------


                                                                     (Continued)


See notes to consolidated financial statements

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)


                                                                                           SIX MONTHS ENDED
                                                                                           ----------------
                                                      YEAR ENDED THE LAST DAY OF FEBRUARY     AUGUST 31,
                                                      -----------------------------------     ----------
                                                          1992       1993        1994      1993       1994
                                                          ----       ----        ----      ----       ----
                                                                                              (unaudited)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Transfers to affiliates                                (6,593)    (2,671)       (534)   (4,224)       (97)
  Repayment of obligations under capital leases               -        (52)       (149)      (70)       (81)
                                                        -------    -------      ------   -------    -------

       Net cash used in financing activities             (6,593)    (2,723)       (683)   (4,294)      (178)
                                                        -------    -------      ------   -------    -------

INCREASE (DECREASE) IN CASH                               2,321     (1,371)      3,163       487     (3,146)

CASH, at beginning of period                                218      2,539       1,168     1,168      4,331
                                                        -------    -------      ------   -------    -------

CASH, at end of period                                  $ 2,539    $ 1,168      $4,331   $ 1,655    $ 1,185
                                                        =======    =======      ======   =======    =======

SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:

  Cash paid during the period for:
    Interest                                            $   146    $    46      $   72   $    35    $   118
                                                        =======    =======      ======   =======    =======
    Income taxes                                        $   817    $   180      $  354   $   105    $   459
                                                        =======    =======      ======   =======    =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:

  Capital lease obligation incurred for the purchase
    of office equipment and other assets                $     -    $   849      $   40   $     -    $     -
                                                        =======    =======      ======   =======    =======

                                                                     (Concluded)



See notes to consolidated financial statements

KNOGO NORTH AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED FEBRUARY 29, 1992 AND FEBRUARY 28, 1993 AND 1994 AND THE
SIX MONTHS ENDED AUGUST 31, 1993 AND 1994 (INFORMATION AS IT RELATES TO THE SIX MONTHS ENDED AUGUST 31, 1993 AND 1994 IS UNAUDITED)

1.       BASIS OF PRESENTATION

         Knogo North America Inc. and subsidiaries ("Knogo N.A." or the "Company") is a wholly owned subsidiary of Knogo Corporation ("Knogo"). The Company was incorporated in Delaware on August 12, 1994 and was established in contemplation of the transactions described below .

         On August 14, 1994, Knogo and Knogo N.A. entered into a Merger Agreement with Sensormatic Electronics Corporation ("Sensormatic"). The Merger Agreement contemplates that Knogo will be merged into Sensormatic (the "Merger"). A condition of the Merger requires Knogo to contribute to Knogo N.A., immediately prior to the Merger, certain assets and liabilities of Knogo relating to Knogo's operations in the United States, Canada and Puerto Rico (the "Divestiture Agreement"). Pursuant to the Divestiture Agreement, Knogo shareholders will receive one share of Knogo N.A. common stock for each share of Knogo stock held. Consummation of the Merger is subject to Knogo shareholder and regulatory approval. The distribution of the Knogo N.A. common stock to Knogo's shareholders has not yet been declared and will not be effected unless the Merger is approved and about to occur.

         The accompanying consolidated financial statements include certain assets and liabilities of Knogo, on an historical basis, relating to Knogo's operations in the United States, Canada and Puerto Rico ("Knogo N.A. Territory"). Pursuant to the Divestiture Agreement, the net worth of Knogo N.A. will be adjusted to a target net worth of approximately $24 million as explained more fully in Note 10b. In addition, as a result of the Merger and Divestiture Agreements, the worldwide corporate headquarters of Knogo which will serve as Knogo N.A.'s corporate headquarters will be written-down by approximately $3,000,000 from Knogo's historical carrying value due to the manner and extent that it will be utilized on a prospective basis.

         Transactions with affiliates represent transactions with Knogo and Knogo's international subsidiaries. Certain expenses reflected in the consolidated financial statements include corporate allocations from Knogo, which were based on specific personnel, space, estimates of time spent to provide services, or other appropriate bases. These allocations include financial reporting, personnel, insurance, legal, information management, and other miscellaneous services. Included in selling, general and administrative expenses were $1,883,000, $1,870,000, $2,163,000, $1,006,000 and $1,395,000, of allocated corporate expenses for the years ended February 29, 1992 and February 28, 1993 and 1994 and for the six months ended August 31, 1993 and 1994, respectively. In addition, research and development expenses totaling $576,000, $866,000, $557,000, $325,000 and $253,000, for the years ended February 29, 1992 and February 28, 1993 and 1994 and for the six months ended August 31, 1993 and 1994, respectively represent corporate allocations. Management believes the foregoing allocations were made on a reasonable basis and would approximate the costs which would have been incurred had the Company operated on a stand-alone basis and in a similar manner. Following the contribution, Knogo N.A.'s internal forecasts and assumptions relating to its future operations, including the Supply Agreement, anticipate there will be sufficient cash flow from operations to meet its cash flow needs for at least the next twelve months.

2.       SIGNIFICANT ACCOUNTING POLICIES

         a. Business - Knogo N.A. is engaged in only one segment and line of business, the manufacture, distribution, installation and servicing of systems designed to detect the unauthorized movement of articles and persons. The Company's customers are principally in the retail industry.

         b. Revenue recognition - The Company manufactures security devices which it offers for sale or lease. Revenue related to the sale of equipment is recorded at the time of shipment or upon acceptance by a third-party leasing company of a customer lease and the related equipment. In addition, in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases", lease contracts which meet the following criteria are accounted for as sales-type leases: collection is reasonably assured, there are no important uncertainties, and (1) the present value of the rental payments over the term of the lease is at least 90% of the fair value of the equipment or (2) the lease term is equal to 75% or more of the estimated economic life of the equipment or
                 (3) the lease contains a bargain purchase option. Under this method, revenue is recognized as a sale at the time of installation or acceptance by the lessee in an amount equal to the present value of the required rental payments under the fixed, noncancellable lease term. The difference between the total lease payments and the present value is amortized over the term of the lease so as to produce a constant periodic rate of return on the net investment in the lease.

                 The operating method of accounting for leases is followed for lease contracts not meeting the above criteria. Under this method of accounting, aggregate rental revenue is recognized over the term of the lease (usually 12-48 months), which commences with date of installation or acceptance by the lessee.

                 Service revenues are recognized as earned and maintenance revenues are recognized ratably over the service contract period. Warranty costs associated with products sold with warranty protection are estimated based on the Company's historical experience and recorded in the period the product is sold.

         c. Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Component parts and systems in inventory available for assembly and customer installation are considered as work-in-process.

         d. Security devices on lease - Security devices on lease are stated at cost and consist of completed systems which have been installed.

         e. Depreciation and amortization - Depreciation of security devices on lease and property, plant and equipment is provided for using the straight-line method over their related estimated useful lives. The security devices generally have estimated useful lives of six years, except the cost of security devices related to operating leases with purchase options are depreciated over the life of the lease.

         f. Intangibles - Costs and expenses incurred in obtaining patents are amortized over the remaining life of the patents, not exceeding 17 years, using the straight-line method.

         g. Deferred lease rentals - Deferred lease rentals consist of amounts of rentals related to operating leases billed or paid in advance.

         h. Income taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes.

                 The Company has computed its provision for income taxes assuming that it has operated on a stand-alone basis. Certain amounts have been allocated to the Company from Knogo relating to the estimated settlement costs of tax examinations.

         i. Foreign currency translation - The functional currency of the Company's foreign entity is the US dollar. Therefore, assets and liabilities of the foreign entity is translated using a combination of current and historical rates. Income and expense accounts are translated primarily using the average rate in effect during the year. Unrealized foreign exchange losses resulting from the translation of this entity are included in selling, general and administrative expenses and amounted to approximately $54,000, $170,000 and $164,000 for the years ended February 29, 1992 and February 28, 1993 and 1994, respectively, and $133,000 and $1,000 for the six months ended August 31, 1993 and 1994, respectively.

         j. Unaudited interim financial statements - In the opinion of management, the unaudited consolidated financial statements for the six months ended August 31, 1993 and 1994 are presented on a basis consistent with the audited consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof.

                 The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

3.       BUSINESS RESTRUCTURING CHARGES

         During fiscal 1992, the Company initiated a restructuring plan to respond to changing market conditions and improving product technology. This restructuring resulted in the write-down of earlier generation products, the consolidation of research and development facilities and the recording of severance amounts to former executives.

4.       NET INVESTMENT IN SALES-TYPE LEASES AND OPERATING LEASE DATA

         The Company is the lessor of security devices under agreements expiring in various years through 1999. The net investment in sales-type leases consist of:

                                                                           February 28,       August 31,
                                                                        -----------------     ----------
                                                                        1993         1994        1994
                                                                        ----         ----        ----
                                                                                (in thousands)
         Minimum lease payments receivable                             $4,101       $2,596      $2,472
         Allowance for uncollectible minimum lease payments              (193)        (128)       (123)
         Unearned income                                                 (733)        (462)       (416)
         Unguaranteed residual value                                        3           12          30
                                                                       ------       ------      ------
                                                                       $3,178       $2,018      $1,963
                                                                       ======       ======      ======

         The future minimum lease payments receivable under sales-type leases and noncancellable operating leases are as follows (in thousands):

                            February 28, 1994             August 31, 1994
                         ----------------------        ----------------------
                         Sales-Type   Operating        Sales-Type   Operating
                           Leases       Leases           Leases      Leases
                         ----------   ---------        ----------   ---------
                 [S]       [C]           [C]             [C]       [C]
                 1995      $  925        $408            $  399    $   305
                 1996         715         251               807        393
                 1997         595          96               707        303
                 1998         279          94               382        139
                 1999          82          22               177         62
                           ------        ----            ------     ------
                           $2,596        $871            $2,472     $1,202
                           ======        ====            ======     ======

5.       INVENTORIES

                                                               February 28,       August 31,
                                                            ------------------    ----------
         Inventories consist of the following:              1993          1994       1994
                                                            ----          ----       ----
                                                                 (in thousands)
         Raw materials                                     $2,748        $2,469     $2,500
         Work-in-process                                    3,163         3,471      3,514
         Finished goods                                     1,853         2,613      2,646
                                                           ------        ------     ------
                                                           $7,764        $8,553     $8,660
                                                           ======        ======     ======

         Reserves for excess and obsolete inventory totaled $2,461,000 $2,678,000 and $2,766,000 as of February 28, 1993 and 1994 and August
         31, 1994, respectively and have been included as a component of the above amounts.

6.       SECURITY DEVICES ON LEASE

         Security devices are stated at cost and are summarized as follows:


                                                                           February 28,     August 31,
                                                                        -----------------   ----------
                                                                        1993         1994      1994
                                                                        ----         ----      ----
                                                                                (in thousands)
         Security devices on lease                                     $1,220       $1,414     $1,336
         Less allowance for depreciation                                  673          909        621
                                                                       ------       ------     ------
                                                                       $  547       $  505     $  715
                                                                       ======       ======     ======

7.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost and are summarized as follows:

                                                                  February 28,             August 31,
                                            Estimated Useful   ------------------          ----------
                                             Lives (Years)     1993          1994            1994
                                            ----------------   ----          ----            ----
                                                                        (in thousands)
         Land                                                $ 3,099       $ 3,099         $ 3,099
         Buildings and improvements               25-40        8,934         8,982           8,949
         Machinery and equipment                   3-10        5,753         5,483           5,706
         Furniture, fixtures and
           office equipment                        3-10        2,927         2,569           2,799
                                                             -------       -------         -------
                                                              20,713        20,133          20,553
         Less allowance for depreciation                       7,621         7,303           7,730
                                                             -------       -------         -------
                                                             $13,092       $12,830         $12,823
                                                             =======       =======         =======

8.       ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                                           February 28,     August 31,
                                                                        -----------------   ----------
                                                                        1993         1994      1994
                                                                        ----         ----      ----
                                                                                (in thousands)
         Accrued salaries, employee benefits and payroll taxes         $  741       $  913     $  832
         Accrued warranty costs                                           575          650        715
         Customer deposits payable                                          -          400          -
         Other accrued liabilities                                        687        1,341      1,240
                                                                       ------       ------     ------
                                                                       $2,003       $3,304     $2,787
                                                                       ======       ======     ======

9.       OBLIGATIONS UNDER CAPITAL LEASES

         The Company leases computer equipment and related items under capital lease arrangements expiring in October, 1997 with interest charged at a rate of 9%. Minimum annual rentals for the period subsequent to 1994 and in the aggregate are as follows (in thousands):

                                                      February 28, 1994              August 31, 1994
                                                      -----------------              ---------------
         1995                                                $221                          $110
         1996                                                 221                           221
         1997                                                 221                           221
         1998                                                 146                           146
                                                             ----                          ----
                                                              809                           698
         Less amount representing interest                    121                            91
                                                             ----                          ----

         Present value of minimum rentals                    $688                          $607
                                                             ====                          ====

         The computer equipment and related items are included in property and equipment and other assets with a gross value of $889,000 at February 28, 1994 and August 31, 1994 and a net book value of $810,000 and $766,000 at February 28, 1994 and at August 31, 1994, respectively.


10.      SHAREHOLDERS' EQUITY

         a. Stock option plan - Knogo N.A. will adopt the 1994 Stock Incentive Plan of Knogo North America Inc. (the "1994 Plan"), which will be approved by Knogo, the sole shareholder of Knogo N.A., prior to the divestiture date. The 1994 Plan will provide for grants up to 725,000 options to purchase the Company's common stock. Awards may be granted by the stock option committee to eligible employees in the form of stock options, restricted stock awards, phantom stock awards or stock appreciation rights. Stock options may be granted as incentive stock options or non-qualified stock options. In addition, employees and directors who hold outstanding options to purchase Knogo common stock will be granted substitute options under the 1994 Plan to purchase a number of shares of Knogo N.A. common stock determined pursuant to the formula set forth in the Merger Agreement.

         b. Target equity - The Merger Agreement provides that, at the time of the divestiture, Knogo N.A. will have a net worth of approximately $24 million (the "Target Net Worth"), based on the historical carrying value of Knogo's assets and liabilities at the divestiture date. While no specific plan has been finalized, management believes that the Target Net Worth will be achieved at the divestiture date by a combination of the Company's net loss through the divestiture date as well as the transfer of certain assets and the assumption of certain liabilities to occur on the divestiture date.

11.      INCOME TAXES

         The components of the Company's income tax provisions are as follows:





                                                           Six Months Ended
                          Year Ended Last Day of February     August 31,
                          -------------------------------     ----------
                             1992       1993       1994      1993     1994
                             ----       ----       ----      ----     ----
                                           (in thousands)

         Domestic:
           Current          $  70       $286      $ 396      $  -      $-
           Deferred             -          -          -         -       -
                            -----       ----      -----      ----      --
                               70        286        396         -       -
                            -----       ----      -----      ----      --
         Puerto Rico:
           Current            418        141        390        81       2
           Deferred          (169)        97       (147)       72       6
                            -----       ----      -----      ----      --
                              249        238        243       153       8
                            -----       ----      -----      ----      --

                            $ 319       $524      $ 639      $153      $8
                            =====       ====      =====      ====      ==

         The reconciliation between total tax expense and the expected U.S. Federal income tax is as follows:

                                                                                    Six Months Ended
                                              Year Ended Last Day of February          August 31,
                                              -------------------------------          ----------
                                               1992       1993          1994        1993        1994
                                               ----       ----          ----        ----        ----
                                                                  (in thousands)
         Expected tax expense
           (benefit) at 34%                  $ (251)     $ 390        $   259       $ 125      $(129)
         Add/(deduct):
           U.S. losses producing
             no tax benefit                   1,474        712          1,433         532        674
           Benefits of nontaxable income
             of Puerto Rico subsidiary         (904)      (864)        (1,324)       (504)      (537)
           Prior years' estimated
             tax adjustment                       -        286            271           -          -
                                             ------      -----        -------       -----      -----

                                             $  319      $ 524        $   639       $ 153      $   8
                                             ======      =====        =======       =====      =====

         Significant components of deferred tax assets and liabilities are comprised of:

                                                   February 28, 1993            February 28, 1994
                                                     Deferred Tax                 Deferred Tax
                                                 (Assets) Liabilities         (Assets) Liabilities
                                                 --------------------         --------------------
                                                                   (in thousands)
         Assets:
         -------
         Accounts receivable                           $  (420)                     $  (507)
         Inventories                                      (815)                        (832)
         Accrued liabilities                              (278)                        (308)
         Security devices on lease                        (102)                        (108)
         Intercompany transactions                         (42)                         (54)
                                                       -------                      -------

              Gross deferred tax assets                 (1,657)                      (1,809)
              Less:  Valuation allowance                 1,435                        1,496
                                                       -------                      -------
                                                          (222)                        (313)
                                                       -------                      -------
         Liabilities:
         -----------
         Tollgate taxes                                    549                          416
         Property, plant and equipment                     176                          253
                                                       -------                      -------
              Gross deferred tax liabilities               725                          669
                                                       -------                      -------

              Net deferred tax liability               $   503                      $   356
                                                       =======                      =======

         The increase in the valuation allowance during the year ended February 28, 1994 was primarily due to the increase in deferred tax assets for which realization was not more likely than not.

         The Company's Puerto Rico manufacturing subsidiary is exempt from Federal income taxes under Section 936 of the Internal Revenue Code. Also, the Company was granted a partial income tax exemption under the provisions of the Puerto Rico Industrial Incentives Act of 1978 from the payment of Puerto Rico taxes on income derived from marketing certain products manufactured by the subsidiary. The grant provides for a 90% exemption from Puerto Rico taxes until January 1, 2008. The Company provides tollgate taxes on the earnings of the Puerto Rico subsidiary which it intends to remit, in the form of a dividend, to the parent company based upon the applicable rates. Such provisions amounted to $107,000, $106,000, $51,000, $73,000 and $1,000 for the
         years ended February 29, 1992 and February 28, 1993 and 1994 and the six months ended August 31, 1993 and 1994, respectively.

         The prior years income tax returns of Knogo are currently being examined by certain taxing authorities. The Company has recorded its allocated portion of the estimated settlement costs for these matters. Any further liability, if any, that may result upon the conclusion of these examinations will be borne by Sensormatic as a result of the Merger Agreement.

12.      COMMITMENTS AND CONTINGENCIES

         a. Operating Leases - Aggregate annual rent expense under leases for office, warehouse, manufacturing facilities, automobiles and other rental equipment amounted to approximately $304,000, $262,000 and $230,000 for the years ended February 29, 1992 and February 28, 1993 and 1994, respectively. At February 28, 1994, the minimum rental commitments under all noncancellable operating leases were $137,000 and $69,000 for Fiscal 1995 and 1996, respectively.

         b. Litigation - The Company is a party to litigation arising in the normal course of business. Management believes the final disposition of such matters will not have a material adverse effect on the consolidated financial statements.

         c. Supply Agreement - As contemplated by the Merger, Knogo N.A. will enter into a supply agreement in which Sensormatic will be obligated to purchase products from Knogo N.A. in the amount of $12,000,000 during the first 12 months and an additional $12,000,000 during the ensuing 18 months. Such products will be priced to yield Knogo N.A. a 35% gross margin.

         d. License Agreement - As contemplated by the Merger, Knogo N.A. will enter into a license agreement in which Knogo N.A. will have the exclusive right to manufacture and sell existing Knogo products within the Knogo N.A. Territory, and Sensormatic shall have such right elsewhere, except that Knogo N.A. and Sensormatic will each have the right to develop and market the SuperStrip technology in the Knogo N.A. territory. The license agreement also provides that Knogo N.A. will perform certain ongoing training and consulting services without additional consideration.

         e. Employment Agreements - The Company and several key executives have agreed in principle, as of the divestiture date, to enter into employment agreements for terms of one to three years for which the Company will have a minimum commitment of approximately $800,000. In addition, such employment agreements provide that the Company will grant options to purchase approximately 220,000 shares of Knogo N.A. common stock on terms set forth therein.

         f. 401(k) Plan - Knogo N.A. will adopt the Knogo North America Inc. Retirement Savings 401(k) Plan (the "Plan"), which will be approved by Knogo, the sole shareholder of Knogo N.A. prior to the divestiture date. The Plan permits eligible employees to make voluntary contributions to a trust, up to a maximum of 10% of compensation, subject to certain limitations, with the Company making a matching contribution equal to a designated percentage of the eligible employee's deferral election. The Company may also contribute a discretionary contribution, subject to certain conditions, as defined in the Plan.

                                   ANNEX I





                          1994 STOCK INCENTIVE PLAN

                                      OF

                           KNOGO NORTH AMERICA INC.

                 As Adopted and in Effect at November 2, 1994

                          1994 STOCK INCENTIVE PLAN
                                      OF
                           KNOGO NORTH AMERICA INC.

        1. Purpose. The purpose of this Stock Incentive Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by officers, management and key employees of the Corporation and its Subsidiaries upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations and by providing such officers, management and key employees with incentives to put forth maximum efforts for the success of the Corporation's business. It is anticipated that the acquisition of such proprietary interest in the Corporation and such incentives will stimulate the efforts of such officers, management and key employees on behalf of the Corporation and its Subsidiaries and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable personnel.

        2. Definitions. When used in this Plan, unless the context otherwise requires:

                 (a)  "Alternative Rights" shall have the meaning set forth in
         Section 7.

                 (b) "Board of Directors" or "Board" shall mean the Board of Directors of the Corporation, as constituted at any time.

                 (c) "Chairman of the Board" shall mean the person who at the time shall be Chairman of the Board of Directors.

                 (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (e) "Committee" shall mean the Committee hereinafter described in Section 3.

                 (f)  "Conjunctive Rights" shall have the meaning set forth in
         Section 7.

                 (g) "Corporation" shall mean Knogo North America Inc., a Delaware corporation.

                 (h)  "Eligible Persons" shall mean those persons described in
         Section 4 who are potential recipients of Incentive Awards.

                 (i) "Fair Market Value" on a specified date shall mean the closing price at which a Share is traded on the stock exchange, if any, on which Shares are primarily traded or, if the Shares are not then traded on a stock exchange, the closing price of a Share as reported on the NASDAQ National Market System or, if the Shares are not then traded on the NASDAQ National Market System, the average of the closing bid and asked prices at which a Share is traded on the over-the- counter market, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above are applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

                 (j) "Incentive Award" shall mean an Option, Phantom Stock Award, Restricted Stock Award or Rights granted pursuant to this Plan.

                 (k) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of August 14, 1994, among Sensormatic Electronics Corporation, Knogo Corporation and the Corporation.

                 (l) "Phantom Stock Award" shall mean an award granted in accordance with the provisions of Section 13 hereof, which shall entitle the holder thereof to receive from the Corporation cash or Shares, or a combination of cash or Shares, based upon the Fair Market Value of Shares at the time of the expiration of the vesting period under such award, subject to the terms and conditions of the Plan.

                 (m) "Phantom Stock Units" shall mean the units of Phantom Stock credited to the holder of a Phantom Stock Award, each of which unit shall be a fictitious share of common stock which is the equivalent of one Share.

                 (n) "Options" shall mean the Stock Options granted pursuant to this Plan.

                 (o) "Plan" shall mean this 1994 Stock Incentive Plan of Knogo North America Inc., as adopted by the Board of Directors on November 2, 1994, as such Plan from time to time may be amended.

                 (p) "President" shall mean the person who at the time shall be the President of the Corporation.

                 (q) "Restricted Shares" shall mean the Shares issued as a result of a Restricted Stock Award.

                 (r) "Restricted Stock Award" shall mean a grant of Shares or of the right to purchase Shares pursuant to Section 12 hereof. Such Shares, when and if issued, shall be subject to such transfer restrictions and risk of forfeiture as the Committee shall determine at the time the Award is granted, until such specific conditions are met. Such conditions may be based on continuing employment or achievement of pre-established performance objectives, or both.

                 (s) "Rights" shall mean stock appreciation rights granted pursuant to the Plan, which shall entitle the holder thereof to receive from the Corporation cash or Shares or a combination of cash and Shares based upon the excess of the Fair Market Value of Shares at the time of exercise over the purchase price of the Shares subject to the related Option, or the Fair Market Value of Shares on the date the Rights were granted, as the case may be, subject to the terms and conditions of the Plan.

                 (t) "Share" shall mean a share of common stock of the Corporation.

                 (u) "Spread" shall mean (i) with respect to Conjunctive Rights and Alternative Rights, the excess of the Fair Market Value of one Share on the date of exercise of such Rights over the purchase price per Share payable under the related Option and (ii) with respect to Rights not granted in connection with an Option, the excess of the Fair Market Value of one Share on the date of exercise of such Rights over the Fair Market Value of one Share on the date such Rights were granted.

                 (v) "Subsidiary" shall mean any corporation 50% or more of whose stock having general voting power is owned by the Corporation, or by another Subsidiary as herein defined, of the Corporation.

        3. Committee. The Plan shall be administered by a Committee, which shall consist of three or more directors of the Corporation, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3(c)(2) under the Securities Exchange Act of 1934, as from time to time amended (the "Exchange Act"). The Board of Directors may from time to time remove and appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may prescribe, amend and rescind rules and regulations for administration of the Plan and shall have full power and authority to construe and interpret the Plan. The Committee may correct any defect or any omission or reconcile any inconsistency in the Plan or in any Incentive Award made hereunder in the manner and to the extent it shall deem desirable.

        4. Participants. All key employees of the Corporation or a Subsidiary, as determined by the Committee, shall be eligible to receive Incentive Awards under the Plan. The parties to whom Incentive Awards are granted under this Plan, and the number of Shares subject to each such Incentive Award, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of this Plan. Persons to whom

Incentive Awards may be granted include key employees who are also directors of the Corporation or a Subsidiary. Each director of the Corporation who is not also an employee of the Corporation and/or its Subsidiaries (hereinafter referred to as a "Non-Employee Director") shall be eligible to receive Options in accordance with the provisions of Section 14 hereof.

        5. Shares. Subject to the provisions of Section 19 hereof, the Committee may grant Options, Phantom Stock Awards (other than any Phantom Stock Awards which are payable only in cash), Restricted Stock Awards and Rights with respect to an aggregate of up to 725,000 Shares, all of which Shares may be either Shares held in treasury or authorized but unissued Shares; provided, that Alternative Rights shall not be subject to the foregoing limitation. If the Shares that would be issued or transferred pursuant to any such Incentive Awards are not issued or transferred and cease to be issuable or transferable for any reason (including the extent to which payment pursuant to a Phantom Stock Award is made in cash), or if Restricted Shares which are subject to a Restricted Stock Award are forfeited and the recipient did not receive any rights of a beneficial owner other than voting rights or dividends which also are forfeited with respect to such Shares, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein and may again be made subject to Incentive Awards; provided, however, that Shares as to which an Option has been surrendered in connection with the exercise of a related Right shall not again be available for the grant of any further Incentive Awards; and provided, further, that the counting of Shares subject to Incentive Awards granted under the Plan against the number of Shares available for further Incentive Awards shall in all cases conform to the requirements of Rule 16b-3 under the Exchange Act.

        6. Grant of Options. The number of Options to be granted to any Eligible Person shall be determined by the Committee in its sole discretion. At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an incentive stock option within the meaning of Section 422 of the Code, (b) is not to be treated as an incentive stock option for purposes of this Plan and the Code or (c) is in part to be considered an incentive stock option and in part is not to be considered an incentive stock option.

        Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as (or deemed to be) incentive stock options granted to an employee (and any incentive stock options granted to such employee under any other incentive stock option plan maintained by the Corporation or any Subsidiary that meets the requirements of Section 422 of the Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Options which are not incentive stock options. Options with respect to which no designation is made by the Committee shall be deemed to be incentive stock options to the extent that the $100,000 limitation described in the preceding sentence is met. This paragraph shall be applied by taking options into account in the order in which they are granted.

        Nothing herein contained shall be construed to prohibit the issuance of Options at different times to the same person.

        The form of Option shall be determined from time to time by the Committee. A certificate of Option signed by the Chairman of the Board or the President or a Vice President of the Corporation, attested by the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary of the Corporation and bearing the seal of the Corporation affixed thereto, shall be issued to each person to whom an Option is granted. The certificate of Option for an Option shall be legended to indicate whether or not the Option is an incentive stock option.

        7. Grant of Rights. The Committee shall have the authority in its discretion to grant to any Eligible Person Rights which may be granted separately, or in connection with an Option at the time of grant of the Option. Rights granted in connection with an Option shall be granted with respect to the same number of Shares covered by the Option, subject to adjustment pursuant to the provisions of Section 19 hereof, and may be exercised, as determined by the Committee in its discretion at the time of the grant of the Rights, either in conjunction with, or as an alternative to, the exercise of the related Option.

        Conjunctive Rights ("Conjunctive Rights") granted in connection with an Option shall entitle the holder thereof to receive payment from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable and is exercised. Upon any exercise of an Option in respect of which Conjunctive Rights shall have been granted, the holder of the Rights shall be entitled to receive payment of an amount equal to the product obtained by multiplying (i) the Spread, or a portion of the Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the related Option shall have then been so exercised.

        Alternative Rights ("Alternative Rights") granted in connection with an Option shall entitle the holder thereof to receive payment from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable, by surrendering the Option with respect to the number of Shares as to which such Rights are then exercised. Upon any exercise of Alternative Rights, the holder thereof shall be entitled to receive payment of an amount equal to the product obtained by multiplying (i) the Spread, or a portion of the Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the Rights shall have then been so exercised.

        Rights granted without relationship to an Option shall be exercisable for a duration determined by the Committee, but in no event more than ten years from the date of grant. Such Rights shall entitle the holder, upon the exercise thereof, to receive payment from the Corporation of an amount equal to the product obtained by multiplying (i) the Spread, or a portion of the Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the Rights shall have then been so exercised.

        Notwithstanding anything contained herein, the Committee may, in its sole discretion, limit the amount payable upon the exercise of Rights. Any such limitation shall be determined as of the date of grant and noted on the certificate evidencing the grant of the Rights.

        At the holder's election, payment of the amount determined hereunder upon the exercise of Rights may be made solely in cash, or solely in Shares valued at their Fair Market Value on the date of exercise of Rights, or in a combination of cash and Shares. Notwithstanding any other provision of the Plan or of any Option or Rights, upon the exercise of Rights, the Committee shall have the power, in its sole discretion, to disapprove the holder's election as to the form (i.e., cash or Shares, or part in cash and part in Shares) in which payment of the Rights will be made and to substitute therefor payment as it determines. If the Committee does not disapprove an election made upon the exercise of Rights within 60 days after such exercise or election then the Committee shall be deemed to have approved such election. No fractional Shares shall be issued by the Corporation, and settlement therefor shall be made in cash.

        Notwithstanding any other provision of the Plan or of the Rights, for purposes of determining the amount of the Spread in the case of a holder of Rights who is a director or officer subject to Section 16(b) of the Exchange Act, the Committee, in its sole discretion, may designate a single Fair Market Value per Share with respect to all such holders who exercise Rights during any single ten-day period specified in Rule 16b-3(e)(3) under the Exchange Act; provided, however, that the Fair Market Value per Share designated by the Committee during any such period shall in no event be greater than the highest Fair Market Value per Share on any day during such period or less than the lowest Fair Market Value per Share on any day during such period.

        The form of Rights shall be as determined from time to time by the Committee. A certificate of Rights signed by the Chairman of the Board or the President or a Vice President, attested by the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary, of the Corporation and having the seal of the Corporation affixed thereto, shall be delivered to each person to whom Rights are granted.

        8. Purchase Price. The purchase price per Share for Restricted Shares to be purchased pursuant to Restricted Stock Awards, or for the Shares to be purchased pursuant to the exercise of an Option, shall be fixed by the Committee at the time of the grant of the Restricted Stock Award or Option; provided, however, that the purchase price per Share for the Shares to be purchased pursuant to the exercise of an incentive stock option shall be at least 100% of the Fair Market Value of a Share on the date such incentive stock option is granted. Payment of the purchase price pursuant to Restricted Stock Awards shall be made in cash or by check payable to the order of the Corporation, or by such other method as the Committee may permit.

        9. Duration of Options and Related Rights. The duration of any Option granted under this Plan shall be for a period of ten years from the date upon which the Option is granted. The duration of any Rights granted in connection with any Option shall be coterminous with the duration of the related Option.

        10. Ten Percent Stockholders. Notwithstanding any other provision of this Plan to the contrary, no Option which is intended to qualify as an incentive stock option may be granted under this Plan to any employee who, at the time the Option is granted, owns shares possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Corporation, unless the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and the duration of such Option is no more than five years.

        11. Exercise of Options and Rights. Except as otherwise provided herein, Options and Rights, after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee. Notwithstanding the foregoing, all or any part of any remaining unexercised Options or Rights granted to any person may be exercised in the following circumstances (but in no event during the six-month period commencing on the date of grant): (a) immediately upon (but prior to the expiration of the term of the Option or Rights) the holder's retirement from the Corporation and all Subsidiaries on or after his 65th birthday, (b) subject to the provisions of
Section 18 hereof, upon the disability (to the extent and in a manner as shall be determined by the Committee in its sole discretion) or death of the holder,
(c) upon a Change of Control while the holder is employed by, or serving as a director of, the Corporation or a Subsidiary, or (d) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

        For purposes of the Plan, a "Change of Control" of the Corporation shall have occurred if: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (2) during any one-year period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof; (3) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation outstanding immediately prior thereto continuing to beneficially own more than 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the voting securities of the Corporation then outstanding; or (4) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

        An Option shall be exercised by the delivery of a written notice duly signed by the holder thereof to such effect ("Exercise Notice"), together with the Option certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board or an officer of the Corporation appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by delivery to the Corporation of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option; by providing with the Exercise Notice an order to a designated broker to sell part or all of the Shares and to deliver sufficient proceeds to the Corporation, in cash or by check payable to the order of the Corporation, to pay the full purchase price of the Shares and all applicable withholding taxes; or by such other methods as the Committee may permit from time to time. Any Conjunctive Rights granted in connection with such Option shall be exercised by the inclusion in the Exercise Notice of a notice of exercise of Rights, together with the Rights certificate and a specification of the percentages of the Rights which the holder desires to receive in cash and in Shares.

        Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option and, if Conjunctive Rights have been exercised in connection therewith, the amount of cash and/or a certificate for the number of Shares determined in accordance with Section 7 hereof. If the Option and any Conjunctive Rights shall have been exercised with respect to less than all of the Shares subject to the Option and Rights, the Corporation shall also cause to be delivered to the person entitled thereto a new Option certificate and a new Rights certificate in replacement of the certificates surrendered at the time of the exercise of the Option and Rights, indicating the number of Shares with respect to which the Option and Rights remain available for exercise, or the original Option certificate and Rights certificate shall be endorsed to give effect to the partial exercise thereof.

        Alternative Rights or Rights not granted in connection with an Option shall be exercised by the delivery of a duly signed notice in writing to such effect, together with the Rights certificate, and a specification of the percentages of the Rights which the holder desires to receive in cash and in Shares. Holders of Alternative Rights shall also surrender the related Option certificate. Within a reasonable time thereafter, the Corporation shall cause to be delivered to the person entitled thereto, the amount of cash and/or a certificate for the number of Shares determined in accordance with Section 7 hereof. Upon the exercise of Alternative Rights, the number of Shares subject to exercise under the related Option or portion thereof shall be reduced by the number of Shares represented by the Option or portion thereof surrendered. Shares subject to Options or portions thereof surrendered upon the exercise of Alternative Rights shall not be available for subsequent Incentive Awards under the Plan. If the Rights shall have been exercised with respect to less than all of the Shares subject thereto (or to the related Option, if any), the Corporation shall also cause to be delivered to the person entitled thereto a Rights certificate (and an Option certificate, in the case of Alternative Rights) with respect to the difference between the number of Shares of the Rights certificate (and related Option certificate, if any) surrendered at the time of the exercise of the Rights and the number of Shares with respect to which the Rights were so exercised (and the related Option, if any, was so surrendered), or the original Rights certificate (and related Option certificate, if any) shall be endorsed to give effect to the partial exercise (and surrender) thereof.

        Notwithstanding any other provision of the Plan or of any Option or Rights, no Option or Rights granted pursuant to the Plan may be exercised at any time when the Option or Rights or the granting or exercise thereof violates any law or governmental order or regulation.

        12.  Terms and Conditions of Restricted Stock Awards.

                   (a) All Restricted Shares granted to or purchased by an Eligible Person pursuant to the Plan shall be subject to the following conditions:

                   (i) the Restricted Shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are satisfied, removed or expire;

                  (ii) each certificate representing Restricted Shares issued pursuant to a Restricted Stock Award under this Plan shall bear a legend making appropriate reference to the restrictions imposed; and

                 (iii) the Committee may impose such other conditions as it may deem advisable on any Restricted Shares granted to or purchased by an eligible person pursuant to a Restricted Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares.

                 (b) The restrictions imposed under subsection (a) hereof upon Restricted Stock Awards shall lapse in accordance with a schedule or such other conditions as shall be determined by the Committee, subject to the provisions of Section 18 hereof.

                 (c) Prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed upon Restricted Shares, a stock certificate or certificates representing such Restricted Shares shall be registered in the holder's name but shall be retained by the Corporation for the holder's account. The holder shall have the right to vote such Restricted Shares and shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, the right to receive dividends, distributions and adjustments with respect thereto; provided, however, that such dividends, distributions and adjustments may be retained by the Corporation for the holder's account and for delivery to the holder, together with the stock certificate or certificates representing such Restricted Shares, as and when said restrictions and conditions shall have been satisfied, expired or lapsed.

         13. Terms and Conditions of Phantom Stock Awards. The Committee shall have the authority in its discretion to grant to any Eligible Person Phantom Stock Awards which shall be subject to the following conditions:

                 (a) The Phantom Stock Units credited to the holder of a Phantom Stock Award shall be subject to a vesting period which shall mean a period commencing on the date the Award is granted and ending in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 18 hereof. The Committee may provide for the expiration of the vesting period in installments where deemed appropriate.

                 (b) A Phantom Stock Award shall entitle the holder, upon the expiration of the vesting period, to receive payment from the Corporation of an amount equal to the product obtained by multiplying
         (i) the Fair Market Value of one Share on the date of such expiration by (ii) the number of Phantom Stock Units in respect of which the vesting period shall have then expired. The payment of such amount may be made solely in cash, or solely in Shares valued at their Fair Market Value on the date of expiration of the vesting period, or in a combination of cash and Shares, subject to such terms and conditions as are determined by the Committee; provided, however, that no fractional Shares shall be issued by the Corporation, and settlement therefor shall be made in cash.

                 (c) The Committee may impose such other conditions as it may deem advisable on any Shares which may be issued pursuant to a Phantom Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares.

                 (d) Prior to the expiration of the vesting period under a Phantom Stock Award, amounts equal to the dividends payable with respect to the same number of shares as the number of Phantom Stock Units as to which the vesting period has not expired shall be credited to the holder's account under such Award; provided, however, that such dividend-equivalent amounts may be retained by the Corporation for the holder's account and for delivery to the holder only as and when said vesting period shall have expired.

         14. Grants of Options to Non-Employee Directors. Each Non-Employee Director who is a member of the Board as of the Effective Time (as defined in the Merger Agreement) shall be granted an Option at such Effective Time to purchase 10,000 Shares at a purchase price per share equal to $2.00. Each such Non-Employee Director also shall be granted an Option on each anniversary of the date of his election to the Board while such person continues to serve as a member of the Board and each Non-Employee Director who is elected to the Board after the Effective Time (as defined in the Merger Agreement) shall be granted an Option on the date of his election and on each anniversary thereof while such person continues to serve as a member of the Board. Each Option granted pursuant to the preceding sentence shall entitle the Non-Employee Director to purchase 2,000 Shares at a purchase price per share equal to the Fair Market Value of a Share on the date of grant. Each Option granted pursuant to this Section 14 shall have a duration of ten years from the date of grant and shall become exercisable cumulatively as to 20% of the Shares on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Notwithstanding the preceding, all or any part of any remaining unexercised Options granted pursuant to this Section 14 may be exercised (but in no event during the six-month period commencing on the date of grant) in the event of the holder's cessation of service as a member of the Board on or after his 65th birthday, the holder's permanent disability (within the meaning of Section 22(e)(3) of the Code), or the holder's death, during the period beginning on the date of such event and ending three months after the holder's cessation at or after age 65 or disability, or six months after the holder's death, as the case may be, but in no event after the expiration of the term of the Option. All or any part of any remaining unexercised Options granted pursuant to this Section 14 also may be exercised (but in no event during the six-month period commencing on the date of grant) upon the occurrence of a Change of Control while the holder is serving as a member of the Board. Any Option granted pursuant to this Section 14, to the extent unexercised, shall terminate immediately upon the holder's ceasing to serve as a member of the Board (for reasons other than deciding to no longer serve as such at or after age 65, permanent disability (within the meaning of Section 22(e)(3) of the Code) or death), except that the holder shall have until the end of the third business day following the cessation of such service to exercise any unexercised Option that he could have exercised on the day on which such service terminated; provided that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the preceding, if the service of any holder of an Option granted pursuant to this Section 14 shall be terminated because of the holder's (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any Subsidiary, then all such unexercised Options of the holder shall terminate immediately upon such termination of the holder's service.

         Upon the exercise of any Option granted pursuant to this Section 14, payment of the full purchase price shall be made in cash or by check payable to the order of the Corporation.

         Except as provided in Section 15, no Incentive Award may be granted to a Non-Employee Director other than in accordance with this Section 14. Notwithstanding any other provision of the Plan to the contrary, the provisions of this Section 14 shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder.

         15. Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for Options held by employees of the Corporation or any Subsidiary as a result of any "corporate transaction" as defined in the Treasury Regulations promulgated under Section 424 of the Code. Without limiting the generality of the foregoing, Options shall be granted under the Plan to Eligible Persons and Non-Employee Directors of the Corporation, in substitution for options held by such individuals to purchase shares of the common stock of Knogo Corporation, pursuant to Section 1.9(c) of the Merger Agreement.

         16. Consideration for Incentive Awards. The Corporation shall obtain such consideration for the grant of an Incentive Award as the Committee in its discretion may determine.

         17. Non-transferability of Incentive Awards. Options, Phantom Stock Awards and Rights shall not be transferable or assignable by the holder thereof except to the extent that the Estate or heirs of a deceased holder of Options, Phantom Stock Awards or Rights may be permitted to exercise them. Restricted Stock Awards shall not be transferable or assignable by the holder thereof, except that any Restricted Shares subject to restrictions at the time of the holder's death (and any dividends, distributions and adjustments with respect thereto) shall be transferred to the holder's Estate or heirs. Incentive Awards may be exercised or surrendered during the holder's lifetime only by the holder thereof.

         18. Termination of Employment. All or any part of any Option and/or Rights, to the extent unexercised, shall terminate immediately, upon the cessation or termination for any reason of the holder's employment by the Corporation or any Subsidiary, except that the holder shall have until the end of the third business day following the cessation of his employment with the Corporation or its Subsidiaries, and no longer, to exercise any unexercised Option and/or Rights that he could have exercised on the day on which such employment terminated; provided, that such exercise must be accomplished prior to the expiration of the term of such Option and Rights. Notwithstanding the foregoing, if the cessation of employment is due to retirement on or after attaining the age of sixty-five
(65) years, or to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the holder or the representative of the Estate or the heirs of a deceased holder shall have the privilege of exercising the Options and Rights which are unexercised at the time of such retirement, or of such disability or death; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option and Rights and (a) within three months of the holder's retirement or disability, or (b) within six months of the holder's death, as the case may be. If the employment of any holder with the Corporation or a Subsidiary shall be terminated because of the holder's violation of the duties of such employment with the Corporation or its Subsidiaries as he may from time to time have, the existence of which violation shall be determined by the Committee in its sole discretion and which determination by the Committee shall be conclusive, all unexercised Options and Rights of such holder shall terminate immediately upon the termination of the holder's employment with the Corporation or a Subsidiary, and a holder whose employment with the Corporation or a Subsidiary is so terminated shall have no right after such termination to exercise any unexercised Option or Rights he may have exercised prior to the termination of his employment with the Corporation or a Subsidiary.

         Except as hereinafter provided, if a holder of a Restricted Stock Award shall voluntarily or involuntarily leave the employ of the Corporation or any Subsidiary, all such Restricted Shares subject to restrictions at the time his employment terminates (and any dividends, distributions and adjustments retained by the Corporation with respect thereto) shall be forfeited and any consideration received therefor from the holder shall be returned to the holder. Notwithstanding the foregoing, all restrictions to which Restricted Stock Awards are subject shall lapse (a) upon the death or disability of the holder, (b) upon a Change of Control while the holder is employed by the Corporation or a Subsidiary, or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

         Except as hereinafter provided, if a holder of a Phantom Stock Award shall voluntarily or involuntarily leave the employ or service of the Corporation and its Subsidiaries prior to the complete expiration of the vesting period, all amounts theretofore remaining payable pursuant to such Award (including any dividend-equivalent amounts retained by the Corporation with respect thereto) shall be forfeited. Notwithstanding the foregoing, the vesting period under a Phantom Stock Award shall completely expire, and all amounts remaining payable thereunder shall be payable (a) upon the death or disability of the holder, (b) upon a Change of Control while the holder is employed by the Corporation or a Subsidiary, or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

         19. Adjustment Provision. If prior to the complete exercise of any Option, or prior to the satisfaction, expiration or lapse of all of the restrictions and conditions imposed pursuant to a Restricted Stock Award, there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for,

         (a) in the case of an Option, then the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder; and

         (b) in the case of a Restricted Share issued pursuant to a Restricted Stock Award, the holder of such Award shall receive, subject to the same restrictions and other conditions of such Award as determined pursuant to the provisions of Section 12, the same securities or cash or other property as are received by the holders of the Corporation's Shares pursuant to such stock dividend, split-up, conversion, exchange, reclassification or substitution.

Any fractional shares or securities issuable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Incentive Awards remain to be issued, or with respect to which Incentive Awards may be reissued, shall be adjusted in a similar manner.

         In addition to the adjustments provided for in the preceding paragraph, upon the occurrence of any of the events referred to in said paragraph prior to the complete exercise of any Rights, or prior to the complete expiration of the vesting period under a Phantom Stock Award, the Committee, in its sole discretion, shall determine the amount of cash and/or number of Shares or other property to which the holder of the Rights shall be entitled upon their exercise, or to which the holder of the Phantom Stock Award shall be entitled upon the expiration of the vesting period, so that there shall be no increase or dilution in the cash and/or value of the Shares or other property to which the holder of Rights or of a Phantom Stock Award shall be entitled by reason of such events.

         Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding Shares, the Committee may make such equitable adjustments to the number of Shares and the class of shares available hereunder or to any outstanding Incentive Awards as it shall deem appropriate to prevent dilution or enlargement of rights.

         Notwithstanding the foregoing, upon the occurrence of a termination of employment of an Option holder (other than a Non- Employee Director) in connection with a Change of Control, in lieu of Shares issuable upon exercise of outstanding Options granted to such Option holder hereunder, such Option holder shall receive an amount in cash equal to the product of (1) in the case of incentive stock options the excess of the Fair Market Value of the Shares on the date nearest the date of such termination and, in the case of all other Options, the higher of such Fair Market Value on such date or the highest per share price for Shares actually paid in connection with any Change of Control of the Corporation, over the per Share Option price of each Option held by such Option holder (whether or not then fully exercisable), and (2) the number of Shares covered by each such Option; provided, however, that such an Option holder shall not be entitled to such cash in lieu of Shares if the transaction resulting in the Change of Control was approved by a majority of the Continuing Directors (as such term is defined in the Certificate of Incorporation of the Corporation).


         20. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of any Incentive Award until (a) the admission of such Shares to listing on any stock exchange on which Shares of the Corporation of the same class are then listed, and (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any holder of an Incentive Award shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of any Incentive Award, or may issue stop transfer orders in respect thereof.

         21. Income Tax Withholding. If the Corporation or a Subsidiary shall be required to withhold any amounts by reason of any Federal, State or local tax rules or regulations in respect of the issuance of Shares pursuant to the grant or exercise of any Incentive Award, the Corporation or the Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the holder of such Incentive Award. In any event, the holder shall make available to the Corporation or Subsidiary, promptly when requested by the Corporation or such Subsidiary, sufficient funds to meet the requirements of such withholding; and the Corporation or Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Corporation or Subsidiary out of any funds or property due or to become due to the holder of such Incentive Award.

         22. Administration and Amendment of the Plan. Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any Incentive Awards not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Incentive Award, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Incentive Award. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under the Plan, or change the class of Eligible Persons shall be subject to the approval of the stockholders of the Corporation within one year of such amendment.

         Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Incentive Awards shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Incentive Awards effective or provide for their administration, and may take such other action with regard to the Plan and Incentive Awards as it shall deem desirable to effectuate their purpose.

         The Plan is intended to comply with Rule l6b-3 under the Exchange Act. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

         23. No Right of Employment. Nothing contained herein or in an Incentive Award shall be construed to confer on any employee any right to be continued in the employ of the Corporation or any Subsidiary or derogate from any right of the Corporation and any Subsidiary to retire, request the resignation of or discharge such employee (without or with pay), at any time, with or without cause.

         24. Final Issuance Date. No Incentive Award shall be granted under the Plan after November 1, 2004.

                                   ANNEX II





                              AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           KNOGO NORTH AMERICA INC.

                 As Adopted and in Effect at November 2, 1994

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           KNOGO NORTH AMERICA INC.

                           (A Delaware corporation)

         FIRST. The name of the corporation is KNOGO NORTH AMERICA INC. (the "Company").

         SECOND. The address of the Company's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the Company's registered agent at such address is Corporation Service Company.

         THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 13,000,000 shares, consisting of 10,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, By-Laws 3, 8, 10, 11, 12, 13, and 39 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Amended and Restated Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Fifth.

         SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

                 (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                 (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Company would have if there were no vacancies (the "Whole Board").

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

         SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 12 and will be fixed from time to time in the manner described in the By-Laws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated

Class I, Class II, and Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1995; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1996; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 1997, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

         Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

         Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause. Except as may be provided by applicable law, cause for removal will be deemed to exist only if the Director whose removal is proposed has been adjudged by a court of competent jurisdiction to be liable to the Company or its stockholders for misconduct as a result of (a) a breach of such Director's duty of loyalty to the Company, (b) any act or omission by such Director not in good faith or which involves a knowing violation of law, or (c) any transaction from which such Director derived an improper personal benefit, and such adjudication is no longer subject to direct appeal.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh.

         EIGHTH. Section 1. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and except as set forth in
Section 2 of this Article EIGHTH, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, shall be required:

                 I. For the adoption of any agreement for the merger or consolidation of the Company or any Subsidiary (as defined in Section 5 of this Article EIGHTH) with or into any other person (as defined in
         Section 5 of this Article EIGHTH).

                 II. To authorize any sale, lease, transfer or exchange of, or any mortgage or pledge of or the granting of any other security interest in, or any other disposition of, all or any substantial part of the assets of the Company or any Subsidiary to or with any other person (in a single transaction or in a series of related transactions).

                 III. To authorize the issuance or transfer by the Company or any Subsidiary of any securities of the Company or any Subsidiary (except securities issued pursuant to a stock option, purchase, bonus or other plan or arrangement, for natural persons who are directors, employees, consultants and/or agents of the Company or a Subsidiary, or securities issued upon exercise of any conversion rights, warrants, options or rights which shall have been outstanding at the time of adoption of this Article EIGHTH or which shall have been issued in a transaction not in contravention of the provisions of this Article EIGHTH) to any other person in exchange for cash, securities or other assets or a combination thereof, if, in the case of any of the foregoing transactions (as of the date of any action taken by the Board with respect to any such proposed transaction, or as of the record date for the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction), such other person is, or at any time within the preceding 12 months has been, the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of Voting Stock of the Company.

         Section 2. The provisions of Section 1 of this Article EIGHTH shall not apply to (1) any transaction described in such Section 1 if the Board shall by resolution have approved a memorandum of agreement with such person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors (as defined in Section 5 of this Article EIGHTH), (2) any transaction described in such
Section 1 if the other party to such transaction is a Major Subsidiary (as defined in Section 5 of this Article EIGHTH) or (3) any transaction described in such Section 1 (other than a merger or consolidation to which the Company would be a party) if the fair value of the securities, assets or other consideration proposed to be issued or transferred, in any way disposed of, or received, by the Company or any Subsidiary in connection with any such transaction or any series of such transactions which are related is less than $2,000,000.

         Section 3. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation and except as set forth in Section 4 of this Article EIGHTH, the affirmative vote of the holders of at least 80 % of the Voting Stock, voting together as a single class, shall be required:

                  I.  To authorize a liquidation or dissolution of the Company,

                 II. To authorize any offer by the Company to purchase shares of its outstanding Voting Stock (except pursuant to redemption provisions of any preferred stock of the Company),

                III. To authorize any reclassification of securities of the Company, any recapitalization or any other transaction in each case designed to decrease the number of holders of Voting Stock of the Company, if (as of the date of any action taken by the Board with respect to any such proposed transaction, or as of the record date for the determination of stockholders entitled to notice of and to vote on any such proposed transaction or immediately prior to the consummation of any such proposed transaction) any other person is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of Voting Stock of the Company.

         Section 4. The provisions of Section 3 of this Article EIGHTH shall not apply to any transaction described in such Section 3 if the Board shall by resolution have approved a memorandum setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those directors voting in favor of such resolution are Continuing Directors (as defined in Section 5 of this Article EIGHTH).

         Section 5.  For the purpose of this Article EIGHTH:

                 I. Any person shall be deemed to be the "beneficial owner" of any shares of stock of the Company (i) which it owns, directly or indirectly, whether of record or not, or which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other person which is its affiliate or associate (as defined in this Section 5) or with which it or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company. The outstanding shares of any class of stock of the Company shall be deemed to include shares deemed owned, through application of clauses (i) and (ii) above, but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                 II. An "affiliate" of a specified person is any person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person, whether through the ownership of voting securities or by contract or otherwise.

                 III. The term "associates" used to indicate a relationship with any specified person means (i) any person in which such specified person has a significant financial interest or as to which such specified person's relationship is such that such specified person substantially influences its management and policies or any person having a significant financial interest in such specified person or which substantially influences the management and policies of such specified person, and without limitation to the foregoing, (ii) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, (iii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iv) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person.

                 IV. A "person" is any individual, corporation or other entity.

                 V. The term "securities" shall include, without limitation, any stocks, bonds, debentures, notes and evidences of indebtedness, and any warrants, options and other rights to subscribe to or purchase any of the foregoing.

                 VI. A "Subsidiary" is any corporation of which at least a majority of the outstanding shares of equity stock is owned of record or beneficially by the Company and/or its Subsidiaries. A "Major Subsidiary" is any corporation of which at least 80 percent of the outstanding shares of equity stock is owned of record and beneficially by the Company and/or its Major Subsidiaries.

                 VII. The term "Continuing Director" shall mean a person who was a duly elected and acting director of the Company at the time of the adoption of this Article EIGHTH or became a duly elected and acting director of the Company prior to the time that, for the purposes of Section 2 or Section 4, as the case may be, of this Article EIGHTH, such other person became a beneficial owner, directly or indirectly, of 5 percent or more of the Voting Stock of the Company, or a person designated (whether before or after election as a director) to be a Continuing Director by a majority of the Continuing Directors.

         Section 6. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them, whether a proposed transaction is subject to the provisions of Section 1 or Section 3 of this Article EIGHTH, and in particular and without limitation, whether (1) any person beneficially owns 5 percent or more of the outstanding shares of Voting Stock of the Company, (2) any person is an "affiliate" or "associate" of any other person, (3) any person has an agreement, arrangement or understanding with any other person, (4) any proposed transaction involves a substantial part of the assets of the Company or any Subsidiary, (5) the fair value of securities, assets or other consideration referred to in Section 2 of this Article EIGHTH is less than $2,000,000, (6) any series of transactions are related, and (7) the memorandum referred to in Section 2 or Section 4 of this Article EIGHTH is substantially consistent with the transaction to which it relates. Any such determination shall be conclusive and binding for all purposes of this Article EIGHTH.

         Section 7. The affirmative vote of stockholders required by this Article EIGHTH shall be in lieu of any lesser vote or consent of the holders of the stock of the Company otherwise required by law or in any agreement to which the Company is a party, and shall be in addition to any voting requirements imposed by law or any other provisions of the Amended and Restated Certificate of Incorporation of the Company, including resolutions providing for the issuance of a class or series of stock adopted by the Board pursuant to authority vested in it by the provisions of the Amended and Restated Certificate of Incorporation, in favor of certain classes of stock.

         Section 8. No amendment to this Amended and Restated Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, shall amend, alter, change or repeal any of the provisions of this Article EIGHTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least 80 percent of the outstanding shares of stock of the Company entitled to vote in elections of directors; provided that this Section 8 shall not apply to any such amendment if such amendment is submitted to the stockholders for adoption with the unanimous recommendation of the entire Board.

         NINTH. To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Ninth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

         TENTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Tenth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and
(b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Tenth. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Tenth or the DGCL. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will require the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

         ELEVENTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

                                  ANNEX III





                           KNOGO NORTH AMERICA INC.


                                   BY-LAWS


                           (As of November 2, 1994)

                           KNOGO NORTH AMERICA INC.



                                   BY-LAWS


                              TABLE OF CONTENTS

                                                                                                  Page
STOCKHOLDERS' MEETINGS

      1.         Time and Place of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.         Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      3.         Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      4.         Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      5.         Inspectors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      6.         Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      7.         Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      8.         Order of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2


DIRECTORS

      9.         Function . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     10.         Number, Election, and Terms  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     11.         Vacancies and Newly Created Directorships  . . . . . . . . . . . . . . . . . . .  3
     12.         Removal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     13.         Nominations of Directors; Election . . . . . . . . . . . . . . . . . . . . . . .  3
     14.         Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     15.         Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     16.         Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     17.         Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     18.         Participation in Meetings by Telephone
                   Conference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     19.         Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     20.         Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     21.         Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

NOTICES

     22.         Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     23.         Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

OFFICERS

     24.         Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     25.         Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     26.         Succession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     27.         Authority and Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6


                                                                                                 Page
STOCK

     28.         Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     29.         Classes of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     30.         Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     31.         Lost, Stolen, or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . .  7
     32.         Record Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

INDEMNIFICATION

     33.         Damages and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     34.         Insurance, Contracts, and Funding  . . . . . . . . . . . . . . . . . . . . . . . 11

GENERAL

     35.         Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     36.         Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     37.         Reliance upon Books, Reports, and Records  . . . . . . . . . . . . . . . . . . . 11
     38.         Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     39.         Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     40.         Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11


                             STOCKHOLDERS' MEETINGS


         1. Time and Place of Meetings. All meetings of the stockholders for the election of Directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, the President, or the Secretary, and stated in the notice of meeting. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

         2. Annual Meeting. An annual meeting of the stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with By-Law 8.

         3. Special Meetings. Special meetings of the stockholders may be called only by (a) the Chairman or (b) the Secretary within 10 calendar days after receipt of the written request of a majority of the Whole Board. Any such request by a majority of the Whole Board must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation. At a special meeting of stockholders, only such business may be conducted or considered as (i) has been specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman or a majority of the Whole Board or (ii) otherwise is properly brought before the meeting by the presiding officer of the meeting (as described in By-Law 8) or by or at the direction of a majority of the Whole Board.

         4. Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

         5. Inspectors. The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

         6. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

         7. Voting. Except as otherwise provided by law, by the Certificate of Incorporation, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these By-Laws or unless the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the stockholders, except in the election of Directors or as otherwise provided in these By-Laws, the Certificate of Incorporation, a Preferred Stock Designation, or by law.

         8. Order of Business. (a) The Chairman, or such other officer of the Company designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) who may attend any such stockholders' meeting, by ascertaining whether any stockholder or his proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

         (b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a stockholder of the Company in accordance with paragraph (c) of this By-Law 8.

         (c) For business to be properly requested to be brought before an annual meeting by a stockholder, the stockholder must (i) be a stockholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these By-Laws, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company's books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding anything in these By-Laws to the contrary, no business will be conducted at an annual meeting except in accordance with the procedures set forth in this By-Law 8. The presiding officer of the annual meeting will, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the procedures prescribed in this By-Law 8 and, if he or she should so determine, he or she will so declare to the meeting and any such business not properly brought before the meeting will not be transacted. Notwithstanding the foregoing provisions of this By-Law 8, a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-Law 8. For purposes of this By-Law and By-Law 13, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended. Nothing in this By-Law 8 will be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.


                                   DIRECTORS


         9. Function. The business and affairs of the Company will be managed under the direction of its Board.

         10. Number, Election, and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the authorized number of Directors may be determined from time to time only by a vote of a majority of the Whole Board or by the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, but in no case will the number of Directors be other than as provided in the Certificate of Incorporation. The Directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the Certificate of Incorporation.

         11. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

         12. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in the Certificate of Incorporation and, if applicable, any amendment to these By-Laws.

         13. Nominations of Directors; Election. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the following procedures will be eligible for election as Directors of the Company.

         (b) Nominations of persons for election as Directors of the Company may be made at a meeting of stockholders (i) by or at the direction of the Board or (ii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this By-Law 13 who is entitled to vote for the election of Directors at the meeting and who complies with the procedures set forth in this By-Law 13. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

         (c) To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the meeting; provided, however, that in the event that public announcement of the date of the meeting is not made at least 75 calendar days prior to the date of the meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the meeting. To be in proper written form, such stockholder's notice must set forth or include (i) the name and address, as they appear on the Company's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of the meeting for election of Directors will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this By-Law 13, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this By-Law 13, a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-Law 13.

         14. Resignation. Any Director may resign at any time by giving written notice of his resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

         15. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

         16. Special Meetings. Special meetings of the Board may be called by the Chairman or the President on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication, and will be called by the Chairman or the President in like manner and on like notice on the written request of five or more Directors. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

         17. Quorum. At all meetings of the Board, a majority of the total number of Directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these By-Laws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

         18. Participation in Meetings by Telephone Conference. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

         19. Committees. (a) The Board, by resolution passed by a majority of the Whole Board, will designate an executive committee (the "Executive Committee"). The Executive Committee will have and may exercise the powers of the Board, except the power to declare dividends, to amend these By-Laws, to elect officers, or to rescind or modify any prior action of the Board and except as otherwise provided by law.

         (b) The Board, by resolution passed by a majority of the Whole Board, may designate one or more additional committees, each such committee to consist of one or more Directors and each to have such lawfully delegable powers and duties as the Board may confer.

         (c) The Executive Committee and each other committee of the Board will serve at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such action by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

         (d) Except as otherwise provided in these By-Laws or by law, any committee of the Board, to the extent provided in Paragraph (a) of this By-Law or, if applicable, in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

         20. Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its majority-owned subsidiaries.

         21. Rules. The Board may adopt rules and regulations for the conduct of their meetings and the management of the affairs of the Company.


                                    NOTICES


         22. Generally. Except as otherwise provided by law, these By-Laws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these By-Laws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as otherwise may be permitted by these By-Laws.

         23. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

                                    OFFICERS


         24. Generally. The officers of the Company will be elected by the Board and will consist of a Chairman (who, unless the Board specifies otherwise, will also be the Chief Executive Officer), a President, a Secretary, and a Treasurer. The Board of Directors may also choose any or all of the following: one or more Vice Chairmen, one or more Assistants to the Chairman, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chairman to appoint any person to any office other than Chairman, President, Secretary, or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer's powers or duties to any other officer or to any Director.

         25. Compensation. The compensation of all officers and agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

         26. Succession. The officers of the Company will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board.

         27. Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.


                                     STOCK


         28. Certificates. Certificates representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the Chairman and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

         29. Classes of Stock. The designations, preferences, and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock, or in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information.

         30. Transfers. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it will be the duty of the Company to issue, or to cause its transfer agent to issue, a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

         31. Lost, Stolen, or Destroyed Certificates. The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

         32. Record Dates. (a) In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting.
If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

         (b) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

         (c) The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.


                               INDEMNIFICATION


         33. Damages and Expenses. (a) Without limiting the generality or effect of Article Ninth of the Certificate of Incorporation, the Company will to the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to become a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), or anything done or not by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         (b) The right of indemnification provided in this By-Law 33 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to Proceedings commenced or continuing after the adoption of this By-Law 33, whether arising from acts or omissions occurring before or after such adoption.

         (c) In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions, and remedies will apply with respect to advancement of expenses and the right to indemnification under this By-Law 33:

                 (i) All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding will be advanced to the Indemnitee by the Company within 30 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the expenses incurred by the Indemnitee and, if and to the extent required by law at the time of such advance, will include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amounts advanced as to which it may ultimately be determined that the Indemnitee is not entitled. If such an undertaking is required by law at the time of an advance, no security will be required for such undertaking and such undertaking will be accepted without reference to the recipient's financial ability to make repayment.

                 (ii) To obtain indemnification under this By-Law 33, the Indemnitee will submit to the Secretary a written request, including such documentation supporting the claim as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification will be made not less than 60 calendar days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary will promptly upon receipt of such a request for indemnification advise the Board in writing that the Indemnitee has requested indemnification. The Indemnitee's entitlement to indemnification under this By-Law 33 will be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board, or, in the case of an Indemnitee that is not a present or former officer of the Company, by any committee of the Board or committee of officers or agents of the Company designated for such purpose by a majority of the Whole Board; (B) by a written opinion of Independent Counsel if (1) a Change of Control has occurred and the Indemnitee so requests or (2) in the case of an Indemnitee that is a present or former officer of the Company, a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in subparagraph (iii) below. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to clause (B) above, a majority of the Disinterested Directors will select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control has occurred, the Indemnitee will select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

                 (iii) Except as otherwise expressly provided in this By-Law 33, the Indemnitee will be presumed to be entitled to indemnification under this By-Law 33 upon submission of a request for indemnification together with the Supporting Documentation in accordance with subparagraph (c) (ii) above, and thereafter the Company will have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under subparagraph (c) (ii) to determine entitlement to indemnification has not been appointed or has not made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee will be deemed to be entitled to indemnification and the Indemnitee will be entitled to such indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in paragraph (a) of this By-Law 33, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

                 (iv) (A) In the event that a determination is made pursuant to subparagraph (c) (ii) that the Indemnitee is not entitled to indemnification under this By-Law 33, (1) the Indemnitee will be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (2) any such judicial proceeding or arbitration will be de novo and the Indemnitee will not be prejudiced by reason of such adverse determination; and (3) in any such judicial proceeding or arbitration the Company will have the burden of proving that the Indemnitee is not entitled to indemnification under this By-Law 33.

         (B) If a determination is made or deemed to have been made, pursuant to subparagraph (c)(ii) or (iii) of this By-Law 33 that the Indemnitee is entitled to indemnification, the Company will be obligated to pay the amounts constituting such indemnification within five business days after such determination has been made or deemed to have been made and will be conclusively bound by such determination unless (1) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (2) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to subparagraph (c)(i) of this By-Law 33 or payment of indemnification is not made within five business days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to subparagraph (c)(ii) or (iii) of this By-Law 33, the Indemnitee will be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of any event described in subclause (1) or (2) of this clause (B) (a "Disqualifying Event"); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

         (C) The Company will be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to the provisions of this subparagraph (c)(iv) that the procedures and presumptions of this By-Law 33 are not valid, binding, and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this By-Law 33.

         (D) In the event that the Indemnitee, pursuant to the provisions of this subparagraph (c)(iv), seeks a judicial adjudication of, or an award in arbitration to enforce, his rights under, or to recover damages for breach of, this By-Law 33, the Indemnitee will be entitled to recover from the Company, and will be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it is determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration will be prorated accordingly.

         (d)  For purposes of this paragraph (c):

         (A) "Change in Control" means the occurrence of any of the following events:

                 (1) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the Voting Stock immediately prior to such transaction;

                 (2) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

                 (3) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock;

                 (4) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                 (5) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (5) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors (or a committee of the Board) then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

Notwithstanding the foregoing provisions of clauses (3) or (4) of this paragraph (c)(v)(A), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of such clauses (3) or (4) solely because (x) the Company, (y) an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (z) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or
Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

         (B) "Disinterested Director" means a Director of the a Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

         (C) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (1) the Company or the Indemnitee in any matter material to either such party or (2) any other party to the Proceeding giving rise to a claim for indemnification under this By-Law 33. Notwithstanding the foregoing, the term "Independent Counsel" will not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would be precluded from representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this By-Law 33.

         (d) If any provision or provisions of this By-Law 33 are held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of this By-Law 33 (including without limitation all portions of any paragraph of this By-Law 33 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this By-Law 33 (including without limitation all portions of any paragraph of this By-Law 33 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

         34. Insurance, Contracts, and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in By-Law 33 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under By-Law 33 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in By-Law 33.


                                    GENERAL


         35. Fiscal Year. The fiscal year of the Company will end on December 31 or such date as may be fixed from time to time by the Board.

         36. Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

         37. Reliance upon Books, Reports, and Records. Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

         38. Time Periods. In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.

         39. Amendments. Except as otherwise provided by law or by the Certificate of Incorporation, these By-Laws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or
(ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

         40. Certain Defined Terms. Terms used herein with initial capital letters that are defined in the Certificate of Incorporation are used herein as so defined.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Article TENTH of the Registrant's Restated Certificate of Incorporation and Article IX of the Registrant's By-Laws provide for indemnification of officers and directors of the Registrant, to the fullest extent permitted by applicable law, for expenses, liabilities and losses actually and reasonably incurred by them in connection with actual or threatened claims, actions, suits or proceedings by reason of the fact that such persons are or were officers or directors of the Registrant. Such indemnification right includes the right to receive payment in advance of expenses incurred by the persons seeking indemnification in connection with claims, actions, suits or proceedings, to the fullest extent consistent with applicable law. The By-Laws provide that the right to indemnification is a contract right and authorize the Registrant to obtain insurance to effect indemnification. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as the Registrant, express powers to indemnify its directors and officers.

                 The Registrant carries directors' and officers' liability insurance covering losses up to $20,000,000 (subject to certain deductible amounts).


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  EXHIBITS.

    EXHIBIT
    NUMBER                   DESCRIPTION OF EXHIBIT
   --------                  ----------------------
  * 2(a)      --       Amended and Restated Agreement and Plan of Merger ("Merger Agreement") dated as of August 14, 1994, between
                       Sensormatic Electronics Corporation, Knogo Corporation ("Knogo") and Knogo North America Inc. ("Knogo North
                       America") (excluding schedules, but including:  Exhibit A - Form of Delaware Certificate of Merger; Exhibit B
                       - Form of New York Certificate of Merger; and Exhibit C - Form of Contribution and Divestiture Agreement (the
                       "Divestiture Agreement") between Knogo and Knogo North America) (the Merger Agreement and Exhibits A and B
                       thereto are set forth in Annex I to the Proxy Statement--Prospectus included in the Registration Statement;
                       the Divestiture Agreement is set forth in Annex II-A to the Proxy Statement--Prospectus included in the
                       Registration Statement).

  * 2(b)      --       Form of License Agreement between Knogo and Knogo North America (Exhibit B to Divestiture Agreement),
                       excluding schedules (set forth in Annex II-B to the Proxy Statement--Prospectus included in the Registration
                       Statement).

  * 2(c)      --       Form of Supply Agreement between Knogo and Knogo North America (Exhibit C to Divestiture Agreement),
                       excluding schedules (set forth in Annex II-C to the Proxy Statement--Prospectus included in the Registration
                       Statement).

                       (Schedules to Exhibits 2(a), 2(b) and 2(c) are not included.  Copies will be furnished supplementally to the
                       Securities and Exchange Commission upon request.)


    4(a)      --       Copy of Composite Restated Certificate of Incorporation of Sensormatic Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T (incorporated by reference to Exhibit 4(d) to Registration Statement on
                       Form S-3, File No. 33-61626).

    4(b)      --       Copy of By-Laws of Sensormatic Electronics Corporation (incorporated by reference to Exhibit 3(b) to Form 10-
                       K for the fiscal year ended May 31, 1990 (File Number 1-10739)).

    4(c)      --       Note Agreement, dated as of January 15, 1993, among the Registrant and the Purchasers named therein, relating to the Registrant's 8.21% Senior Notes Due January 30, 2003 (incorporated by reference to Exhibit 4.4 to
                       Registration Statement on Form S-4, File No. 33-62750).

    4(d)      --       The Registrant agrees to furnish copies of any instrument defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the
                       Registrant and its consolidated subsidiaries, which is not required to be filed as an exhibit, to the
                       Commission upon request.

  * 5         --       Opinion of Christy & Viener, including consent.

  * 8         --       Opinion of Stroock & Stroock & Lavan as to certain tax matters, including consent.

    23(a)     --       Consent of Christy & Viener (included in Exhibit 5)

    23(b)     --       Consent of Stroock & Stroock & Lavan (included in Exhibit 8)

  * 23(c)     --       Consent of Ernst & Young LLP

  * 23(d)     --       Consent of Deloitte & Touche LLP

  * 23(e)     --       Consent of Smith Barney Inc.

    24        --       Powers of Attorney of Ronald G. Assaf, Thomas V. Buffett, James E. Lineberger, Michael E. Pardue, Lawrence J.
                       Simmons, Jerome M. LeWine, Dr. Arthur G. Milnes and John T. Ray, Jr. (included on page II-5 of the
                       Registration Statement).

____________________

*  Filed herewith.



    (b)      FINANCIAL STATEMENT SCHEDULES.

    Not applicable.

    (c)     ITEM 4(b) INFORMATION.

    The opinion of Smith Barney Inc., dated August 14, 1994, is set forth in Annex III to the Proxy Statement--Prospectus included in the Registration Statement.

ITEM 22.  UNDERTAKINGS.

    (1)     The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)      (a)     The undersigned Registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3)(a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, Florida on the 25th day of November, 1994.

                                SENSORMATIC ELECTRONICS CORPORATION


                                By: /s/ RONALD G. ASSAF
                                   --------------------------------------------
                                   Ronald G. Assaf
                                   Chairman of the Board and President

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald G. Assaf, James E. Lineberger, Michael E. Pardue, Lawrence J. Simmons, Miguel A. Flores and Jerome M. LeWine, or any of them, his attorney-in-fact, for him in any and all capacities, with full power of substitution and resubstitution, to sign any amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and conforming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue thereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                           TITLE                                  DATE
       ---------                           -----                                  ----
/s/ RONALD G. ASSAF             Chairman of the Board of Directors,         November 25, 1994
- -------------------------         President and Chief Executive
(Ronald G. Assaf)                 Officer (principal executive officer)

/s/ THOMAS V. BUFFETT           Vice Chairman of the Board of Directors     November 25, 1994
- -------------------------
(Thomas V. Buffett)

/s/ JAMES E. LINEBERGER         Chairman of the Executive Committee         November 25, 1994
- -------------------------         and Director
(James E. Lineberger)

/s/ MICHAEL E. PARDUE           Executive Vice President and Chief          November 25, 1994
- -------------------------         Operating Officer (principal financial
(Michael E. Pardue)               officer) and Director

/s/ LAWRENCE J. SIMMONS         Vice President of Finance (principal        November 25, 1994
- -------------------------         accounting officer)
(Lawrence J. Simmons)

/s/ JEROME M. LEWINE            Director                                    November 25, 1994
- -------------------------
(Jerome M. LeWine)

/s/ DR. ARTHUR G. MILNES        Director                                    November 25, 1994
- -------------------------
(Dr. Arthur G. Milnes)

/s/ JOHN T. RAY, JR.            Director                                    November 25, 1994
- -------------------------
(John T. Ray, Jr.)


                                 Exhibit Index


      EXHIBIT
      NUMBER                                   DESCRIPTION OF EXHIBIT                                 PAGE NUMBER
      ------                                   ----------------------                                 -----------
    *  2(a)       Amended and Restated Agreement and Plan of Merger ("Merger Agreement") dated as of August 14, 1994, between Sensormatic Electronics Corporation, Knogo
                  Corporation ("Knogo") and Knogo North America Inc. ("Knogo North America")
                  (excluding schedules, but including:  Exhibit A - Form of Delaware Certificate of Merger; Exhibit B - Form of New York Certificate of Merger; and Exhibit C -
                  Form of Contribution and Divestiture Agreement (the "Divestiture Agreement")
                  between Knogo and Knogo North America) (the Merger Agreement and Exhibits A and
                  B thereto are set forth in Annex I to the Proxy Statement--Prospectus included in the Registration Statement; the Divestiture Agreement is set forth in Annex
                  II-A to the Proxy Statement--Prospectus included in the Registration Statement).

    *  2(b)       Form of License Agreement between Knogo and Knogo North America (Exhibit B to
                  Divestiture Agreement), excluding schedules (set forth in Annex II-B to the
                  Proxy Statement--Prospectus included in the Registration Statement).

    *  2(c)       Form of Supply Agreement between Knogo and Knogo North America (Exhibit C to
                  Divestiture Agreement), excluding schedules (set forth in Annex II-C to the
                  Proxy Statement--Prospectus included in the Registration Statement).

       4(a)       Copy of Composite Restated Certificate of Incorporation of Sensormatic
                  Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T
                  (incorporated by reference to Exhibit 4(d) to Registration Statement on Form S-
                  3, File No. 33-61626).

       4(b)       Copy of By-Laws of Sensormatic Electronics Corporation (incorporated by reference to Exhibit 3(b) to Form 10-K for the fiscal year ended May 31, 1990
                  (File Number 1-10739)).

       4(c)       Note Agreement, dated as of January 15, 1993, among the Registrant and the
                  Purchasers named therein, relating to the Registrant's 8.21% Senior Notes Due
                  January 30, 2003 (incorporated by reference to Exhibit 4.4 to Registration
                  Statement on Form S-4, File No. 33-62750).

       4(d)       The Registrant agrees to furnish copies of any instrument defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries, which is not required to be filed as an exhibit, to the Commission upon request.

    *  5          Opinion of Christy & Viener, including consent.

    *  8          Opinion of Stroock & Stroock & Lavan as to certain tax matters, including consent.

       23(a)      Consent of Christy & Viener (included in Exhibit 5)

       23(b)      Consent of Stroock & Stroock & Lavan (included in Exhibit 8)

    *  23(c)      Consent of Ernst & Young LLP

    *  23(d)      Consent of Deloitte & Touche LLP

    *  23(e)      Consent of Smith Barney Inc.

       24         Powers of Attorney of Ronald G. Assaf, Thomas V. Buffett, James E. Lineberger,
                  Michael E. Pardue, Lawrence J. Simmons, Jerome M. LeWine, Dr. Arthur G. Milnes
                  and John T. Ray, Jr. (included on page II-5 of the Registration Statement).

______________
*  Filed herewith.